                   OFFERING MEMORANDUM FOR EXCHANGE OFFER AND
                 SOLICITATION OF CONSENTS AND WAIVERS OF DEFAULT

                                MAXIM CRANE WORKS

                             Offer to Exchange Up To
 $155,000,000 Principal Amount of 10 3/8% Senior Notesdue 2008 of Anthony Crane
  Rental, L.P. and Anthony Crane Capital Corporation and $48,000,000 Principal Amount at Maturity of 13 3/8% Senior Discount Debentures due 2009 of Anthony
 Crane Rental Holdings, L.P. and Anthony Crane Holdings Capital Corporation and
     Solicitation of Consents to Indenture Amendments and Waivers of Default

--------------------------------------------------------------------------------
THE EXCHANGE OFFER AND THE SOLICITATION PERIOD FOR CONSENTS TO THE INDENTURE AMENDMENTS AND WAIVERS OF DEFAULT WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON APRIL 11, 2003, UNLESS EXTENDED. IT IS A CONDITION TO THE COMPLETION OF THE EXCHANGE OFFER THAT 100% OF THE AGGREGATE PRINCIPAL AMOUNT OF THE OLD NOTES AND OLD DEBENTURES (AS EACH ARE DEFINED BELOW) ARE VALIDLY TENDERED FOR EXCHANGE AND NOT WITHDRAWN.
--------------------------------------------------------------------------------

     Upon the terms and subject to the conditions set forth in this offering memorandum for exchange offer and solicitation of consents, referred to herein as the Offering Memorandum, and in the accompanying Letter of Transmittal and Consent, which is referred to herein as the Letter of Transmittal:

     1. Anthony Crane Rental, L.P., commonly known as Rental, and Anthony Crane Capital Corporation, commonly known as Crane Capital, hereby offer to exchange $1,000 face amount of new 9 3/8% senior secured notes due 2008, known as the "New Notes," of Rental and Crane Capital for each $1,000 face amount of Rental's and Crane Capital's 10 3/8% senior notes due 2008, known as the "Old Notes"; and

     2. Anthony Crane Rental Holdings, L.P., commonly known as Holdings, and Anthony Crane Holdings Capital Corporation, commonly known as Holdings Capital, hereby offer to issue $1,000 face amount of new 12 3/8% senior discount debentures due 2009, known as the "New Debentures," of Holdings and Holdings Capital in exchange for each $1,000 face amount of Holdings' and Holdings Capital's 13 3/8% senior discount debentures due 2009, known as the "Old Debentures."

     We refer to the New Notes and the New Debentures in this Offering Memorandum as the "New Securities." We refer to the Old Notes and the Old Debentures in this Offering Memorandum as the "Old Securities." The business of the issuers of the New Securities is conducted under the name Maxim Crane Works.

     The New Securities will differ from the Old Securities in significant respects. Interest on the New Securities accruing through and including the February 1, 2004 interest payment date will not be paid in cash, but will accrete as additional principal. Interest on the New Notes during that period, to the extent it accretes as additional principal, will accrete at a rate of 12 5/8% per annum. Interest on the New Debentures during that period will accrete as additional principal at a rate of 16 3/8% per annum. All interest accruing on the New Securities for periods after February 1, 2004 will be payable in cash on each interest payment date, beginning on August 1, 2004. Interest on the New Notes during that period will accrue at a rate of 9 3/8% per annum. Interest on the New Debentures during that period will accrue at a rate of 12 3/8% per annum. With regards to interest that is in arrears and due and payable in respect of the Old Notes on the date of completion of the Exchange Offer, we shall issue additional New Notes to Holders (as defined below) who participate in the Exchange Offer in lieu of a cash payment. If an Event of Default occurs under the New Note Indenture, the default rate of interest on the New Notes shall equal 12 5/8% per annum during the period of that Event of Default. If an Event of Default occurs under the New Debenture Indenture, the default rate of interest on the New Debentures shall equal 16 3/8% per annum during the period of that Event of Default.

     Subject to the satisfaction of certain conditions discussed below, the New Notes and the obligation to pay the Consent Fee (as defined below) will be secured on a fourth-priority basis by substantially all of the collateral securing our obligations under our Third Priority Note Purchase Agreement (as described below). We will also shorten the maturity date on the New Securities by six months to February 1, 2008 for the New Notes and February 1, 2009 for the New Debentures. Following completion of the Exchange Offer and Consent Solicitation (each as defined below), we will not be subject to the periodic reporting and other information requirements of the Securities Exchange Act of 1934.

     We are soliciting consents for amendments to the Old Indentures (as defined below), pursuant to which the Old Notes and Old Debentures were issued to eliminate or amend substantially all of the restrictive covenants and certain events of default contained therein. We are also soliciting waivers with respect to any existing default or events of default under the Old Notes and Old Debentures.

     Upon completion of the Consent Solicitation, we will pay a consent fee, known in this Offering Memorandum as the Consent Fee, in the aggregate amount of $1.4 million, payable pro rata (based on the principal amount of Old Notes held) to Holders of Old Notes who validly deliver their consent in the Consent Solicitation to the Indenture Amendments (as defined below) for the Old Note Indenture (as defined below). We will not pay any fee for any consents to the Indenture Amendments for the Old Debenture Indenture (as defined below).

     The terms of the Exchange Offer and Consent Solicitation have been developed during the course of extensive discussions and good faith negotiations over the preceding six weeks between us and an unofficial committee of Holders of Old Securities, referred to herein as the Unofficial Committee, composed of representatives of the Holders of approximately 59.1% of the outstanding principal amount of the Old Notes and 61.7% of the outstanding principal amount of the Old Debentures. In connection with such discussions and negotiations, the Unofficial Committee retained independent legal advisors and agreed to enter into tender and consent agreements, known in this Offering Memorandum as the Tender Agreements, subject to the conditions of which the members of this Unofficial Committee agreed to tender their Old Securities and deliver their Consents to the proposed amendments to the Old Indentures. The members of the Unofficial Committee believe that the New Securities provide significant improvements to the holders of the New Notes and the New Debentures and recognize the existing structural subordination of the Old Debentures to all of our existing debt given the fact that the Old Debentures were issued at the holding company level. Therefore, assuming the satisfaction of the conditions set forth in the Tender Agreements, the members of the Unofficial Committee strongly urge Holders to tender their Old Securities and deliver their Consents in the Exchange Offer and Consent Solicitation.

     We do not intend to complete the Exchange Offer or amend the Old Indentures governing the Old Securities unless Holders of 100% of the outstanding principal amount of each of the Old Notes and Old Debentures tender their Old Securities and commit to the relevant amendments.

     Holdings owns 99% of the outstanding equity interests of Rental. Crane Capital is a wholly owned subsidiary of Rental that Rental incorporated for the purpose of serving as co-issuer for the Old Notes in order to facilitate that offering. Holdings Capital is a wholly owned subsidiary of Holdings that Holdings incorporated for the purpose of serving as co-issuer for the Old Debentures in order to facilitate that offering.

                    The Depositary for the Exchange Offer is:
                         U.S. Bank National Association

                              --------------------

     For a discussion of risks that you should consider before participating in this Exchange Offer and Consent
             Solicitation, see "Risk Factors" beginning on page 18.

                              --------------------

                The date of this Offering Memorandum is March 14, 2003.

     NEITHER (1) THE NEW SECURITIES OFFERED IN EXCHANGE FOR THE OLD SECURITIES NOR (2) THE EXCHANGE OFFER AND CONSENT SOLICITATION HAS BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, COMMONLY KNOWN AS THE SEC, OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THESE TRANSACTIONS OR THE ACCURACY OR ADEQUACY OF THIS OFFERING MEMORANDUM. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THIS OFFERING MEMORANDUM CONSTITUTES NEITHER AN OFFER TO EXCHANGE NOR A SOLICITATION OF CONSENTS IN ANY JURISDICTION IN WHICH, OR FROM ANY PERSON TO OR FROM WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION UNDER APPLICABLE FEDERAL SECURITIES OR STATE SECURITIES LAWS. THE DELIVERY OF THIS OFFERING MEMORANDUM AND CONSENT SOLICITATION STATEMENT SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR ANY ATTACHMENTS HERETO OR IN THE AFFAIRS OF THE ISSUERS OF THE OLD SECURITIES SINCE THE DATE HEREOF.

     PRIOR TO TENDERING OR CONSENTING, HOLDERS OF OLD NOTES AND HOLDERS OF OLD DEBENTURES ARE ENCOURAGED TO READ AND CONSIDER CAREFULLY THIS ENTIRE OFFERING MEMORANDUM AND THE MATTERS DESCRIBED IN THIS OFFERING MEMORANDUM.

     IN MAKING A DECISION IN CONNECTION WITH THE EXCHANGE OFFER AND CONSENT SOLICITATION, HOLDERS OF OLD NOTES AND HOLDERS OF OLD DEBENTURES MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUERS OF THE OLD SECURITIES AND THE TERMS OF THE EXCHANGE OFFER, INCLUDING THE MERITS AND RISKS INVOLVED. THE HOLDERS OF OLD NOTES AND THE HOLDERS OF OLD DEBENTURES SHOULD NOT CONSTRUE THE CONTENTS OF THIS OFFERING MEMORANDUM AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE. EACH HOLDER SHOULD CONSULT WITH ITS OWN LEGAL, BUSINESS, FINANCIAL AND TAX ADVISORS WITH RESPECT TO ANY SUCH MATTERS CONCERNING THIS OFFERING MEMORANDUM, THE EXCHANGE OFFER, THE CONSENT SOLICITATION AND THE TRANSACTIONS CONTEMPLATED HEREBY.

     WE ARE RELYING ON SECTION 3(a)(9) OF THE SECURITIES ACT OF 1933, AS AMENDED, COMMONLY KNOWN AS THE SECURITIES ACT, TO EXEMPT THE EXCHANGE OFFER AND CONSENT SOLICITATION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. WE ALSO INTEND THE EXCHANGE OFFER AND CONSENT SOLICITATION TO QUALIFY FOR THE EXEMPTION FROM REGISTRATION PROVIDED BY SECTION (4)(2) OF THE SECURITIES ACT.

                              QUESTIONS AND ANSWERS

In this Offering Memorandum, the holders of the Old Securities are referred to individually as a "Holder" and collectively as the "Holders," the offer to exchange New Securities for Old Securities as the "Exchange Offer," and our solicitation for consent to the Indenture Amendments (as defined below) and the Waivers (as defined below) as the "Consent Solicitation." The Old Notes were issued pursuant to an indenture, known herein as the "Old Note Indenture," dated as of July 22, 1998, by and among Rental, Crane Capital, the guarantors of the Old Notes and State Street Bank and Trust Company, as trustee. Since the issuance of the Old Notes, State Street Bank and Trust Company has been succeeded as trustee by U.S. Bank National Association under the Old Note Indenture. The Old Debentures were issued pursuant to an indenture, known in this Offering Memorandum as the "Old Debenture Indenture," dated as of July 22, 1998, by and among Holdings, Holdings Capital and State Street Bank and Trust Company, as trustee. U.S. Bank National Association also has succeeded as trustee under the Old Debenture Indenture. The Old Note Indenture and the Old Debenture Indenture are known in this Offering Memorandum as the "Old Indentures." The New Notes will be issued pursuant to an indenture, known in this Offering Memorandum as the "New Note Indenture," by and among Rental, Crane Capital, the guarantors of the New Notes and U.S. Bank National Association, as trustee. The New Debentures will be issued pursuant to an indenture, known in this Offering Memorandum as the "New Debenture Indenture," by and among Holdings, Holdings Capital and U.S. Bank National Association, as trustee. The New Note Indenture and the New Debenture Indenture are known in this Offering Memorandum as the "New Indentures."

Q.   WHAT ARE YOU ASKING HOLDERS TO DO?

A.   We are requesting that Holders:

     . exchange each $1,000 face amount of their outstanding Old Notes for $1,000 face amount of New Notes, together with additional New Notes in an aggregate principal amount equal to $1.00 for each $1.00 of accrued but unpaid interest owing in respect of the principal amount exchanged by a Holder of Old Notes;

     . exchange each $1,000 face amount of their outstanding Old Debentures for $1,000 face amount of New Debentures;

     . consent to the amendments to the Old Indentures which are described below, known in this Offering Memorandum as the Indenture Amendments, governing the Old Notes and Old Debentures to eliminate or amend substantially all the restrictive covenants and certain events of default, among other matters; and

     . waive, referred to in this Offering Memorandum as the "Waivers," any existing default or event of default of the Old Notes and Old Debentures under the Old Indentures.

     Holders who tender their Old Notes and Old Debentures in the Exchange Offer will be deemed to have delivered consents to the Indenture Amendments and Waivers. Holders of the Old Notes that validly deliver their consent will receive the Consent Fee upon completion of the Consent Solicitation. We will not pay any fee for any consents to the Indenture Amendments for the Old Debenture Indenture.

Q.   HOW DO THE NEW NOTES DIFFER FROM THE OLD NOTES?

A. Below is a chart outlining how completion of the Exchange Offer and Consent Solicitation will affect various provisions of the Old Note Indenture and the differences between the Old Note Indenture and the New Note Indenture. The column on the left contains provisions from the Old Note Indenture as they currently exist. Below in the middle column are the provisions from the Old Note Indenture as they will be amended after completion of the Exchange Offer and Consent Solicitation. The right column contains provisions from the New Note Indenture. The New Note Indenture provisions which will not change after completion of the Exchange Offer and Consent Solicitation are absent from the chart as are certain non-substantive changes.

          Old Note Indenture                  Amended Old Note Indenture                  New Note Indenture
--------------------------------------   ------------------------------------   ---------------------------------------
Maturity Date.                           Maturity Date.                         Maturity Date.
August 1, 2008.                          Same as Old Note Indenture.            February 1, 2008.

Interest Rate.                           Interest Rate.                         Interest Rate.
10 3/8% per annum, payable               Same as Old Note Indenture.            12 5/8% for the following interest
semi-annually in cash on February 1                                             payments, which will be paid-in-kind:
and August 1.                                                                   February 1, 2003, August 1, 2003 and
                                                                                February 1, 2004. Thereafter, 9 3/8%
                                                                                per annum, payable semi-annually in
                                                                                cash on February 1 and August 1, with
                                                                                the exception that with regards to
                                                                                interest that is in arrears and due
                                                                                and payable in respect of the Old
                                                                                Notes on the date of completion of the
                                                                                Exchange Offer, we shall issue
                                                                                additional New Notes to Holders who
                                                                                participate in the Exchange Offer in
                                                                                lieu of a cash payment.

Default Interest Rate.                   Default Interest Rate.                 Default Interest Rate.
The same 10 3/8% interest rate is        None.                                  If an Event of Default occurs under
applicable in an Event of Default.                                              the New Note Indenture, the default
                                                                                rate of interest on the New Notes
                                                                                shall equal 12 5/8% per annum during
                                                                                the period of that Event of Default.

Security Interest.                       Security Interest.                     Security Interest.
None.                                    None.                                  The New Notes will be secured on a
                                                                                fourth-priority basis by substantially
                                                                                all of the collateral securing our
                                                                                obligations under our Third Priority
                                                                                Note Purchase Agreement.

                                                                                The holders of the New Notes will
                                                                                reserve all rights to challenge the
                                                                                priority and classification as debt of
                                                                                the Third Priority Note Purchase
                                                                                Agreement obligations, and the
                                                                                acceptance of any junior priority
                                                                                under the fourth-priority lien shall
                                                                                not be deemed a waiver of any such
                                                                                rights.

                                                                                The lenders under the Third Priority
                                                                                Note Purchase Agreement shall further
                                                                                agree to toll and suspend any
                                                                                applicable statute of limitations or
                                                                                repose or other limitation periods
                                                                                that would bar the holders of New
                                                                                Notes from exercising any such rights
                                                                                from March 12, 2003 through the
                                                                                earlier of: (1) July 22, 2004, or (2)
                                                                                the occurrence of an Event of

          Old Note Indenture                  Amended Old Note Indenture                  New Note Indenture
--------------------------------------   ------------------------------------   ---------------------------------------
                                                                                Default under the New Note Indenture.

Consent Fee.                             Consent Fee.                           Consent Fee.
Not applicable.                          None.                                  The Note Issuers will pay a Consent
                                                                                Fee in the aggregate amount of $1.4
                                                                                million, payable pro rata (based on
                                                                                the principal amount of Old Notes
                                                                                held) to Holders of Old Notes who
                                                                                validly deliver their consent in the
                                                                                Consent Solicitation to the Indenture
                                                                                Amendments for the Old Note Indenture.
                                                                                The Consent Fee will be payable in
                                                                                three equal installments: upon the
                                                                                issuance of the New Notes, on
                                                                                September 1, 2003 and on February 1,
                                                                                2004.

                                                                                Failure to pay the Consent Fee shall
                                                                                constitute an event of default under
                                                                                the New Note Indenture.

Consent Fee Security Interest.           Consent Fee Security Interest.         Consent Fee Security Interest.
Not Applicable.                          None.                                  The Consent Fee (as defined below)
                                                                                will be secured on a fourth-priority
                                                                                basis by substantially all of the
                                                                                collateral securing our obligations
                                                                                under our Third Priority Note Purchase
                                                                                Agreement

Ranking.                                 Ranking.                               Ranking.
The Old Notes are senior unsecured       Same as Old Note Indenture.            The New Notes will be general senior
obligations of the Note Issuers and                                             secured obligations of the Note
rank senior to all existing and future                                          Issuers and will rank
subordinated indebtedness of the Note                                           .    effectively senior in right of
Issuers.                                                                             payment to all existing and
                                                                                     future senior unsecured
                                                                                     indebtedness of the Note Issuers
                                                                                     to the extent of the value of the
                                                                                     collateral remaining after
                                                                                     payment in full of all prior
                                                                                     secured obligations;
                                                                                .    effectively junior to our senior
                                                                                     indebtedness secured by first-,
                                                                                     second- and third-priority liens;
                                                                                     and
                                                                                .    senior in right of payment to all
                                                                                     existing and future subordinated
                                                                                     indebtedness of the Note Issuers.

Section 3.09.  Offer to Purchase by      Section 3.09.  Offer to Purchase by    Section 3.09. Offer to Purchase by
Application of Net Proceeds Offer        Application of Net Proceeds Offer      Application of Net Proceeds Offer
Amount.                                  Amount.                                Amount.
This requires the Note Issuers  to       This covenant will be deleted.         This covenant will be the same as

          Old Note Indenture                  Amended Old Note Indenture                  New Note Indenture
--------------------------------------   ------------------------------------   ---------------------------------------
offer to purchase outstanding Old                                               the Old Note Indenture.
Notes in the event of certain asset
sales.

Section 4.03. Reports.                   Section 4.03. Reports.                 Section 4.03. Reports.
Rental is required to file a copy of     This covenant will be deleted.         Rental will furnish to the Holders of
all information and reports required                                            the New Notes all quarterly and annual
by the Exchange Act with the SEC for                                            financial information that would be
public availability.                                                            required to be contained in a filing
                                                                                with the SEC, but will not file this
                                                                                information with the SEC for public
                                                                                availability.

                                                                                Rental will also agree to provide
                                                                                promptly the foregoing information to
                                                                                any prospective purchaser of New Notes
                                                                                that is a "qualified institutional
                                                                                buyer" within the meaning of Rule 144A
                                                                                under the Securities Act.

Section 4.04. Compliance                 Section 4.04. Compliance               Section 4.04. Compliance
Certificate.                             Certificate.                           Certificate.
This provision requires that the Note    This covenant will be deleted.         This covenant will be the same as the
Issuers deliver certain compliance                                              Old Note Indenture.
certificates to the Trustee.

Section 4.05. Taxes.                     Section 4.05. Taxes.                   Section 4.05. Taxes.
This provision requires that the Note    This covenant will be deleted.         This covenant will be the same as the
Issuers  pay prior to delinquency all                                           Old Note Indenture.
material taxes except where such are
contested in good faith.

Section 4.06. Stay, Extension and        Section 4.06. Stay, Extension and      Section 4.06. Stay, Extension and Usury
Usury Laws.                              Usury Laws.                            Laws.
This provision requires that the Note    This covenant will be deleted.         This covenant will be the same as the
Issuers waive any protections they                                              Old Note Indenture.
may have under any stay, extension and
usury laws.

Section 4.07. Restricted Payments.       Section 4.07. Restricted Payments.     Section 4.07.  Restricted Payments.
The Note Issuers and Subsidiary          This covenant will be deleted.         This covenant will be the same as the
Guarantors may not make any Restricted                                          Old Note Indenture.
Payments except under certain
circumstances.

Section 4.08. Dividend and Other         Section 4.08. Dividend and Other       Section 4.08. Dividend and Other
Payment Restrictions Affecting           Payment Restrictions Affecting         Payment Restrictions Affecting
Restricted Subsidiaries.                 Restricted Subsidiaries.               Restricted Subsidiaries.
Rental and its restricted subsidiaries   This covenant will be deleted.         This covenant will be the same as the
may not be limited in their ability to                                          Old Note Indenture.
pay dividends and make other payments.

          Old Note Indenture                  Amended Old Note Indenture                  New Note Indenture
--------------------------------------   ------------------------------------   ---------------------------------------
Section 4.09. Incurrence of              Section 4.09. Incurrence of            Section 4.09.  Incurrence of
Indebtedness and Issuance of Preferred   Indebtedness and Issuance of           Indebtedness and Issuance of
Stock.                                   Preferred Stock.                       Preferred Stock.
Rental and its restricted subsidiaries   This covenant will be deleted.         This covenant will be the same as the
may not incur debt or issue preferred                                           Old Note Indenture.
stock except under certain
circumstances.

Definition of "Permitted                 Definition of "Permitted               Definition of "Permitted
Indebtedness."                           Indebtedness."                         Indebtedness."
The definition of "Permitted             This definition will be deleted.       The definition of "Permitted
Indebtedness" in the Incurrence of                                              Indebtedness" in the Incurrence of
Indebtedness and Issuance of Preferred                                          Indebtedness and Issuance of Preferred
Stock covenants sets forth certain                                              Stock covenants under the New Note
items of "Permitted Indebtedness."                                              Indenture will be modified to allow
                                                                                the incurrence, without regard to
                                                                                Rental's fixed charge coverage ratio,
                                                                                of debt under our Credit Facilities in
                                                                                an amount not to exceed the aggregate
                                                                                amount of any and all obligations now
                                                                                or hereafter arising under the Credit
                                                                                Facilities in accordance with their
                                                                                terms. This modification will ensure
                                                                                that amendments and modifications made
                                                                                to the Bank Credit Facilities do not
                                                                                trigger a default or an event of
                                                                                default under the New Note Indenture.

Section 4.10. Asset Sales.               Section 4.10. Asset Sales.             Section 4.10. Asset Sales.
Rental and its restricted subsidiaries   This covenant will be deleted.         This covenant will be the same as
may not complete an Asset Sale except                                           the Old Note Indenture.
under certain circumstances.

Section 4.11. Transactions with          Section 4.11. Transactions with        Section 4.11. Transactions with
Affiliates.                              Affiliates.                            Affiliates.
Rental and its restricted subsidiaries   This covenant will be deleted.         This covenant will be the same as
may not engage in transactions with                                             the Old Note Indenture.
affiliates except as prescribed in the
Old Note Indenture.

Section 4.12. Liens.                     Section 4.12. Liens.                   Section 4.12. Liens.
Rental and its restricted subsidiaries   This covenant will be deleted.         This covenant will be the same as the
may not create, incur or suffer to                                              Old Note Indenture.
exist any liens except as prescribed
in the Old Note Indenture.

Section 4.13. Conduct of Business.       Section 4.13. Conduct of Business.     Section 4.13. Conduct of Business.
Rental and its restricted subsidiaries   This covenant will be deleted.         This covenant will be the same as
may not engage in a business a                                                  the Old Note Indenture.
majority of whose revenues are not
derived from the same or reasonably
similar business in which the Note
Issuers and its restricted

          Old Note Indenture                  Amended Old Note Indenture                  New Note Indenture
--------------------------------------   ------------------------------------   ---------------------------------------
subsidiaries were engaged in as of the
date of the Old Note Indenture
governing the Old Notes.

Section 4.14. Corporate Existence.       Section 4.14. Corporate Existence.     Section 4.14. Corporate Existence.
Rental shall do or cause all things      This covenant will be deleted.         This covenant will be the same as
necessary to preserve and keep in full                                          the Old Note Indenture.
force and effect its corporate
existence and its rights and licenses.

Section 4.15. Repurchase at the          Section 4.15. Repurchase at the        Section 4.15. Repurchase at the
Option of Holders.                       Option of Holders.                     Option of Holders.
Upon the occurrence of a Change of       This covenant will be deleted.         This covenant will be the same as
Control, each Holder has the right to                                           the Old Note Indenture.
require the Note Issuers to repurchase
all or any part of such Holder's Old
Notes at an offer price in cash equal
to 101% of the aggregate principal
amount thereof plus accrued and unpaid
interest subject to the terms of the
offer prescribed in the Old Note
Indenture.

Section 4.16. Sale Leaseback             Section 4.16. Sale Leaseback           Section 4.16. Sale Leaseback
Transactions.                            Transactions.                          Transactions.
Neither Rental nor any of its            This covenant will be deleted.         This covenant will be the same as
restricted subsidiaries may enter into                                          the Old Note Indenture.
any sale and leaseback transaction
except under certain circumstances.

Section 4.17. Additional Subsidiary      Section 4.17. Additional Subsidiary    Section 4.17. Additional Subsidiary
Guarantees.                              Guarantees.                            Guarantees.
This provision requires that any new     This covenant will be deleted.         This covenant will be the same as
domestic subsidiary of Rental or any                                            the Old Note Indenture.
of Rental's restricted subsidiaries
become a Subsidiary Guarantor.

Section 5.01. Merger, Consolidation,     Section 5.01. Merger, Consolidation,   Section 5.01. Merger, Consolidation,
or Sale of Assets.                       or Sale of Assets.                     or Sale of Assets.
This provision limits Rental's ability   This covenant will be deleted.         This covenant will be the same as
to merge, consolidate or sell assets.                                           the Old Note Indenture.

Section 5.02. Successor Corporation      Section 5.02. Successor Corporation    Section 5.02. Successor Corporation
Substituted.                             Substituted.                           Substituted.
This provision requires that upon any    This covenant will be deleted.         This covenant will be the same as
consolidation, merger or sale of                                                the Old Note Indenture.
assets, Rental substitute the
successor corporation for Rental's
obligations under the Old Note
Indenture.

Financial Covenants.                     Financial Covenants.                   Section 4.17.  Financial Covenants.
None.                                    None.                                  The New Notes will contain financial

          Old Note Indenture                  Amended Old Note Indenture                  New Note Indenture
--------------------------------------   ------------------------------------   ---------------------------------------
                                                                                covenants consistent with those
                                                                                contained in the Senior Credit
                                                                                Facility, as amended by the Bank
                                                                                Credit Facilities Amendments; except
                                                                                that the covenant levels contained in
                                                                                such financial covenants (other than
                                                                                the covenant regarding maximum capital
                                                                                expenditures, which will be set 15
                                                                                percentage points less restrictive
                                                                                than such covenant contained in the
                                                                                Senior Credit Facility, as amended by
                                                                                the Bank Credit Facilities Amendments)
                                                                                shall be set at: (1) 70% of our
                                                                                projected financial performance for
                                                                                the second fiscal quarter of 2003; (2)
                                                                                72.5% of our projected financial
                                                                                performance for the third and fourth
                                                                                fiscal quarters of 2003; (3) 75% of
                                                                                our projected financial performance
                                                                                for the first and second fiscal
                                                                                quarters of 2004.

Article 6. Events of Default.            Article 6. Events of Default.          Article 6. Events of Default.
The Old Note Indenture contains Events   The Indenture Amendments to the New    The Events of Default will be the
of Default which are standard for an     Note Indenture would remove as an      same as that in the Old Note
issuance of notes which are the same     event of default any of the            Indenture.
type as the Old Notes.                   provisions summarized below:
                                         .    Rental's failure to comply        Failure to pay the Consent Fee shall
                                              with the "--Change of Control"    constitute an event of default under
                                              or "--Asset Sales" provisions     the New Note Indenture.
                                              in the Old Indentures;
                                         .    any default in the performance
                                              or observance of, any other
                                              covenants or agreements
                                              contained in the Old Note
                                              Indenture continuing for more
                                              than 30 days after Rental has
                                              received requisite notice of
                                              the default;
                                         .    Rental's or any Subsidiary
                                              Guarantors failure to pay
                                              certain indebtedness at its
                                              maturity and such failure
                                              continues for more than 10
                                              days;
                                         .    the rendering of one or more
                                              judgments is rendered against
                                              Rental in an aggregate amount
                                              in excess of $10 million and
                                              remains unpaid or undischarged
                                              for 60 days after such
                                              judgment has become final or
                                              unappealable; and
                                         .    certain events of bankruptcy
                                              affecting Rental.

     For a description of all the material terms of the New Notes, you should read the section "Description of New Notes" in this Offering Memorandum.

Q:   HOW DO THE NEW DEBENTURES DIFFER FROM THE OLD DEBENTURES?

A. Below is a chart outlining how completion of the Exchange Offer and Consent Solicitation will affect various provisions of the Old Debenture Indenture and the differences between the Old Debenture Indenture and the New Debenture Indenture. The column on the left contains provisions from the Old Debenture Indenture as they currently exist. Below in the middle column are the provisions from the Old Debenture Indenture as they will be amended after completion of the Exchange Offer and Consent Solicitation. The right column contains provisions from the New Debenture Indenture. Old Debenture Indenture provisions which will not change after completion of the Exchange Offer and Consent Solicitation are absent from the chart as are certain non-substantive changes.

       Old Debenture Indenture              Amended Old Debenture Indenture              New Debenture Indenture
--------------------------------------   ------------------------------------   ---------------------------------------
Maturity Date.                           Maturity Date.                         Maturity Date.
August 1, 2009.                          Same as Old Debenture Indenture.       February 1, 2009.

Interest Rate.                           Interest Rate.                         Interest Rate.
Each Old Debenture will accrete at a     Same as Old Debenture Indenture.       16 3/8% per annum for the following
rate of 13 3/8% per annum, compounded                                           interest payments, which will be
semi- annually to an aggregate                                                  paid-in-kind:  August 1, 2003 and
principal amount of $48.0 million on                                            February 1, 2004.  Additional
August 1, 2003. Thereafter, interest                                            principal, representing the amount
on each Old Debenture will accrue at                                            that would have accreted on the Old
the rate of 13 3/8% per annum and will                                          Debentures for the six month period
be payable semi-annually in arrears on                                          ended February 1, 2003 had the rate
February 1 and August 1, commencing on                                          on the Old Debentures been 16 3/8%
February 1, 2004.                                                               per annum, rather than 13 3/8% per
                                                                                annum, will be added to the New
                                                                                Debentures.  Thereafter, 12 3/8% per
                                                                                annum, payable semi-annually in cash
                                                                                on February 1 and August 1.

Default Interest Rate.                   Default Interest Rate.                 Default Interest Rate.
The same 13 3/8% interest rate is        None.                                  If an Event of Default occurs under
applicable in an Event of Default.                                              the New Debenture Indenture, the
                                                                                default rate of interest on the New
                                                                                Debentures shall equal 16 3/8% per
                                                                                annum during the period of that Event
                                                                                of Default.

Section 3.09. Offer to Purchase by       Section 3.09. Offer to Purchase by     Section 3.09. Offer to Purchase by
Application of Net Proceeds Offer        Application of Net Proceeds Offer      Application of Net Proceeds Offer
Amount.                                  Amount.                                Amount.
This requires Holdings to offer to       This covenant will be deleted.         This covenant will be the same as
purchase outstanding Old Debentures in                                          the Old Debenture Indenture.
the event of certain asset sales.

Section 4.03. Reports.                   Section 4.03. Reports.                 Section 4.03. Reports.
Holdings is required to file a copy of   This covenant will be deleted.         Holdings will furnish to the Holders
all information and reports required                                            of the New Debentures all quarterly
by the Exchange Act with the SEC for                                            and annual financial information that
public availability.                                                            would be required to be contained in a
                                                                                filing with the SEC,

       Old Debenture Indenture              Amended Old Debenture Indenture              New Debenture Indenture
--------------------------------------   ------------------------------------   ---------------------------------------
                                                                                but will not file this information
                                                                                with the SEC for public availability.

                                                                                Holdings will also agree to provide
                                                                                promptly the foregoing information to
                                                                                any prospective purchaser of New Notes
                                                                                that is a "qualified institutional
                                                                                buyer" within the meaning of Rule 144A
                                                                                under the Securities Act.

Section 4.04. Compliance                 Section 4.04. Compliance               Section 4.04. Compliance
Certificate.                             Certificate.                           Certificate.
This provision requires that Holdings    This covenant will be deleted.         This covenant will be the same as the
deliver certain compliance                                                      Old Debenture Indenture.
certificates to the Trustee.

Section 4.05. Taxes.                     Section 4.05. Taxes.                   Section 4.05. Taxes.
This provision requires that Holdings    This covenant will be deleted.         This covenant will be the same as the
pay, prior to delinquency, all                                                  Old Debenture Indenture.
material taxes except where such are
contested in good faith.

Section 4.06. Stay, Extension and        Section 4.06. Stay, Extension and      Section 4.06. Stay, Extension and
Usury Laws.                              Usury Laws.                            Usury Laws.
This provision requires that the         This covenant will be deleted.         This covenant will be the same as the
Debenture Issuers waive any                                                     Old Debenture Indenture.
protections they may have under any
stay, extension and usury laws.

Section 4.07. Restricted Payments.       Section 4.07. Restricted Payments.     Section 4.07. Restricted Payments.
The Debenture Issuers may not make any   This covenant will be deleted.         This covenant will be the same as the
Restricted Payments except under                                                Old Debenture Indenture.
certain circumstances.

Section 4.08. Dividend and Other         Section 4.08. Dividend and Other       Section 4.08. Dividend and Other
Payment Restrictions Affecting           Payment Restrictions Affecting         Payment Restrictions Affecting
Restricted Subsidiaries.                 Restricted Subsidiaries.               Restricted Subsidiaries.
Holdings and its restricted              This covenant will be deleted.         This covenant will be the same as the
subsidiaries may not be limited in                                              Old Debenture Indenture.
their ability to pay dividends and
make other payments.

Section 4.09. Incurrence of              Section 4.09. Incurrence of            Section 4.09. Incurrence of
Indebtedness and Issuance of Preferred   Indebtedness and Issuance of           Indebtedness and Issuance of
Stock.                                   Preferred Stock.                       Preferred Stock.
Holdings and its restricted              This covenant will be deleted.         This covenant will be the same as the
subsidiaries may not incur debt or                                              Old Debenture Indenture.
issue preferred stock except under
certain circumstances.

       Old Debenture Indenture              Amended Old Debenture Indenture             New Debenture Indenture
--------------------------------------   ------------------------------------   ---------------------------------------
Definition of "Permitted                 Definition of "Permitted               Definition of "Permitted
Indebtedness."                           Indebtedness."                         Indebtedness."
The definition of "Permitted             This definition will be deleted.       The definition of "Permitted
Indebtedness" in the Incurrence of                                              Indebtedness" in the Incurrence of
Indebtedness and Issuance of Preferred                                          Indebtedness and Issuance of Preferred
Stock covenants sets forth certain                                              Stock covenants under the New
items of "Permitted Indebtedness."                                              Debenture Indenture will be modified
                                                                                to allow the incurrence, without
                                                                                regard to Holdings' fixed charge
                                                                                coverage ratio, of debt under our
                                                                                Credit Facilities in an amount not to
                                                                                exceed the aggregate amount of any and
                                                                                all obligations now or hereafter
                                                                                arising under the Credit Facilities in
                                                                                accordance with their terms. This
                                                                                modification will ensure that the
                                                                                amendments and modifications made to
                                                                                the Bank Credit Facilities do not
                                                                                trigger a default or an event of
                                                                                default under the New Debenture
                                                                                Indenture.

Section 4.10. Asset Sales.               Section 4.10. Asset Sales.             Section 4.10. Asset Sales.
Holdings and its restricted              This covenant will be deleted.         This covenant will be the same as the
subsidiaries may not complete an Asset                                          Old Debenture Indenture.
Sale except under certain
circumstances.

Section 4.11. Transactions with          Section 4.11. Transactions with        Section 4.11.  Transactions with
Affiliates.                              Affiliates.                            Affiliates.
Holdings and its restricted              This covenant will be deleted.         This covenant will be the same as the
subsidiaries may not engage in                                                  Old Debenture Indenture.
transactions with affiliates except as
prescribed in the Old Debenture
Indenture.

Section 4.12. Liens.                     Section 4.12. Liens.                   Section 4.12. Liens.
Holdings and its restricted              This covenant will be deleted.         This covenant will be the same as the
subsidiaries may not create, incur or                                           Old Debenture Indenture.
suffer to exist any liens except as
prescribed in the Old Debenture
Indenture.

Section 4.13. Conduct of Business.       Section 4.13. Conduct of Business.     Section 4.13. Conduct of Business.
Holdings and its restricted              This covenant will be deleted.         This covenant will be the same as the
subsidiaries may not engage in a                                                Old Debenture Indenture.
business a majority of whose revenues
are not derived from the same or
reasonably similar business in which
the Debenture Issuers and its
restricted subsidiaries were engaged
in as of the date of the Old Debenture
Indenture governing the Old
Debentures.

       Old Debenture Indenture              Amended Old Debenture Indenture              New Debenture Indenture
--------------------------------------   ------------------------------------   ---------------------------------------
Section 4.14. Corporate Existence.       Section 4.14. Corporate Existence.     Section 4.14. Corporate Existence.
Holdings shall do or cause all things    This covenant will be deleted.         This covenant will be the same as the
necessary to preserve and keep in full                                          Old Debenture Indenture.
force and effect its corporate
existence and its rights and licenses.

Section 4.15. Repurchase at the          Section 4.15. Repurchase at the        Section 4.15. Repurchase at the
Option of Holders.                       Option of Holders.                     Option of Holders.
Upon the occurrence of a Change of       This covenant will be deleted.         This covenant will be the same as the
Control, each Holder has the right to                                           Old Debenture Indenture.
require the Debenture Issuers to
repurchase all or any part of such
Holder's Old Debentures at an offer
price in cash equal to 101% of the
aggregate principal amount thereof
plus accrued and unpaid interest
subject to the terms of the offer
prescribed in the Old Debenture
Indenture.

Section 4.16. Sale Leaseback             Section 4.16. Sale Leaseback           Section 4.16. Sale Leaseback
Transactions.                            Transactions.                          Transactions.
Neither Holdings nor any of its          This covenant will be deleted.         This covenant will be the same as the
restricted subsidiaries may enter into                                          Old Debenture Indenture.
any sale and leaseback transaction
except under certain circumstances.

Section 5.01. Merger, Consolidation,     Section 5.01. Merger, Consolidation,   Section 5.01. Merger, Consolidation,
or Sale of Assets.                       or Sale of Assets.                     or Sale of Assets.
This provision limits Holdings'          This covenant will be deleted.         This covenant will be the same as the
ability to merge, consolidate or sell                                           Old Debenture Indenture.
assets.

Section 5.02. Successor Corporation      Section 5.02. Successor Corporation    Section 5.02. Successor Corporation
Substituted.                             Substituted.                           Substituted.
This provision requires that upon any    This covenant will be deleted.         This covenant will be the same as the
consolidation, merger or sale of                                                Old Debenture Indenture.
assets, Holdings  substitute the
successor corporation for Holdings'
obligations under the Old Debenture
Indenture.

Article 6. Events of Default.            Article 6. Events of Default.          Article 6. Events of Default.
The Old Debenture Indenture contains     The Indenture Amendments to the New    The Events of Default will be the
Events of Default which are standard     Debenture Indenture would remove as    same as the Old Debenture Indenture.
for an issuance of Debentures which      an event of default any of the
are the same type as the Old             provisions summarized below:
Debentures.                              .    Holdings' failure to comply
                                              with the "--Change of Control"
                                              or "--Asset Sales" provisions
                                              in the Old Indentures;
                                         .    any default in the performance
                                              or

       Old Debenture Indenture              Amended Old Debenture Indenture              New Debenture Indenture
--------------------------------------   ------------------------------------   ---------------------------------------
                                              observance of, any other
                                              covenants or agreements
                                              contained in the Old Debenture
                                              Indenture continuing for more
                                              than 30 days after Holdings
                                              has received requisite notice
                                              of the default;
                                         .    Holdings' or any Subsidiary
                                              Guarantors failure to pay
                                              certain indebtedness at its
                                              maturity and such failure
                                              continues for more than 10
                                              days;
                                         .    the rendering of one or more
                                              judgments is rendered against
                                              Holdings in an aggregate
                                              amount in excess of $10
                                              million and remains unpaid or
                                              undischarged for 60 days after
                                              such judgment has become final
                                              or unappealable; and
                                         .    certain events of bankruptcy
                                              affecting Holdings.

     For a description of all the material terms of the New Debentures, you should read the section "Description of New Debentures" in this Offering Memorandum.

Q. WHY ARE YOU OFFERING TO EXCHANGE THE OLD SECURITIES FOR OUTSTANDING NEW SECURITIES IN THE EXCHANGE OFFER?

A. As part of our ongoing restructuring program, we are in discussions with the lenders under our senior credit facility, known in this Offering Memorandum as our Senior Credit Facility, and our second priority credit facility, known in this Offering Memorandum as our Second Priority Credit Facility, regarding the amendment of these two facilities. Our Senior Credit Facility and our Second Priority Credit Facility are referred to in this Offering Memorandum as our Bank Credit Facilities. The amendments to the Bank Credit Facilities will, among other things, allow us to sell our under-utilized excess equipment without impacting our availability under the revolving portion of the Senior Credit Facility, adjust the financial covenants to levels that more appropriately match our current financial performance and permit the Exchange Offer and Consent Solicitation. See "Amendments to the Bank Credit Facilities."

     The Bank Credit Facilities and the Third Priority Note Purchase Agreement (as described below), dated as of March 31, 2002, are collectively referred to in this Offering Memorandum as the Credit Facilities. Without the amendments to the Bank Credit Facilities, we anticipate that we will be in violation of the financial covenants currently contained in the Bank Credit Facilities at March 31, 2003. Subject to our satisfying certain conditions, our lenders under our Bank Credit Facilities have agreed to waive, through April 15, 2003, a cross-default under our Bank Credit Facilities caused by our failure to make interest payments as of March 5, 2003. Our lenders under our Bank Credit Facilities are not obligated to enter into the proposed amendments to the Bank Credit Facilities unless the Exchange Offer and Consent Solicitation are completed. Participation by the Holders in the Exchange Offer and the Consent Solicitation is, therefore, an integral part of our overall restructuring process.

Q. WHY ARE YOU SEEKING CONSENTS TO AMEND THE OLD SECURITIES AND A WAIVER WITH RESPECT TO EXISTING DEFAULTS AND EVENTS OF DEFAULT?

A. We are requesting that Holders agree to the Indenture Amendments to remove substantially all the covenants from the Old Indentures and to agree to the Waivers with respect to any existing default or events of default under the Old Indentures. This will permit us to conduct our business without having to seek consents from the remaining Holders of Old Securities before we take actions that we believe are in our best interests. The Indenture Amendments and Waivers will eliminate the restrictive covenants and waive existing defaults or events of default under the Old Securities, but they will not remove our future obligation to make regularly scheduled payments of principal and interest on any Old Securities that are not tendered in the Exchange Offer and that remain outstanding.

Q.   WILL I RECEIVE ANY PAYMENT FOR MY CONSENT?

A. Upon completion of the Consent Solicitation, we will pay a Consent Fee in the aggregate amount of $1.4 million, payable pro rata (based on the principal amount of Old Notes held) to Holders of Old Notes who validly deliver their consent in the Consent Solicitation to the Indenture Amendments for the Old Note Indenture. This Consent Fee will payable in three equal installments: upon the issuance of the New Notes, on September 1, 2003 and on February 1, 2004. If we fail to pay this Consent Fee, it will constitute an event of default under the terms of the New Note Indenture. We will not pay any fee for any consents to the Indenture Amendments for the Old Debenture Indenture.

Q. WHAT APPROVALS ARE REQUIRED FROM HOLDERS TO IMPLEMENT THE EXCHANGE OFFER AND CONSENT SOLICITATION?

A. Although the Old Indentures permit it, we do not intend to complete the Exchange Offer or amend the Old Indentures unless Holders of Old Securities tender 100% of the aggregate principal amount of each of the Old Notes and Old Debentures outstanding and do not withdraw these tenders. Subject to certain conditions, Holders of approximately 59.1% and 61.7% of the outstanding principal amount of the Old Notes and Old Debentures, respectively, have agreed to tender their Old Securities and to provide their consents. Under our Tender Agreements with those Holders, we may not waive the 100% threshold described above without the consent of the Holders who hold 75% of the principal amount of Old Notes that are subject to those agreements. Under the Old Indentures, we need a majority of the aggregate principal amount of the Old Notes and a majority of the aggregate principal amount of the Old Debentures to consent (and not validly revoke their consent) to the Indenture Amendments and Waivers with respect to each such series of Old Securities. Holders who validly tender (and do not validly withdraw) their Old Notes and Old Debentures in the Exchange Offer will be deemed to have delivered consents to the Indenture Amendments and Waivers. Similarly, Holders who validly consent (and do not validly revoke their consent) to the Indenture Amendments and Waivers will be deemed to have tendered their Old Securities in the Exchange Offer.

     In connection with our discussions with the our senior lenders, we have also engaged in extensive discussions and good faith negotiations over the preceding six weeks with the Unofficial Committee. Such discussions and negotiations culminated in the signing of the Tender Agreements, subject to the conditions of which the members of the Unofficial Committee have agreed to tender their Old Securities and deliver their Consents to the proposed amendments to the Old Indentures. We will continue to work with the Unofficial Committee, which has been advised by independent legal counsel throughout the course of negotiations, to agree upon the final forms of documentation needed to effectuate the Exchange Offer and Consent Solicitation, including the form of New Indentures to govern the New Notes and New Debentures and the documents necessary to secure our obligations under the New Notes and to pay the Consent Fee. The members of the Unofficial Committee believe that the New Securities provide significant improvements to the holders of the New Notes and the New Debentures and recognize the existing structural subordination of the Old Debentures to all of our existing debt given the fact that the Old Debentures were issued at the holding company level. Therefore, assuming the satisfaction of the conditions set forth in the Tender Agreements, the members of the Unofficial Committee strongly urge Holders to tender their Old Securities and deliver their Consents in the Exchange Offer and Consent Solicitation.

Q.   ARE THERE ANY OTHER CONDITIONS TO THE IMPLEMENTATION OF THE EXCHANGE OFFER?

A. Yes. In addition to the 100% threshold described above and other conditions described below, we must receive the consent of the required lenders under the Bank Credit Facilities to the Exchange Offer and Consent Solicitation. As part of our restructuring, we expect to amend our Bank Credit Facilities to, among other things, permit the closing of the Exchange Offer and Consent Solicitation. See "Amendments to the Bank Credit Facilities."

Q. WHAT IS LIKELY TO HAPPEN IF THE EXCHANGE OFFER AND CONSENT SOLICITATION ARE NOT COMPLETED?

A. If the conditions to the Exchange Offer and Consent Solicitation are not satisfied, we may commence a Chapter 11 bankruptcy case. In addition, without execution of the proposed amendments to the Bank Credit Facilities, we may default under one or more of our financial covenants at March 31, 2003, which could lead to an acceleration of our outstanding debt. The Holders' participation in the Exchange Offer and Consent Solicitation and the consummation of the other transactions described in this Offering Memorandum are intended to prevent this scenario. Although in the event of a Chapter 11 filing we would seek to pay vendors in the ordinary course, a bankruptcy case could adversely affect our business by threatening our trade vendor credit support and could cause us to lose customers because of concerns about our operations. No decision has been made by our board of managers to file a petition for relief under Chapter 11 of the Bankruptcy Code.

     In the event of a Chapter 11 filing, because of our substantial leverage, the need to obtain additional financing through a debtor-in-possession facility or otherwise, the substantial disruption to our business and the additional costs associated with a Chapter 11 filing, we do not expect that Holders of Old Notes or Old Debentures would receive any significant distributions or have the opportunity to retain their Old Notes or Old Debentures, as the case may be, or exchange such Old Notes or Old Debentures for new securities of any type.

Q. WHAT ARE YOUR LONG-TERM PROSPECTS IF YOU COMPLETE THE EXCHANGE OFFER AND CONSENT SOLICITATION?

A. Following the completion of the Exchange Offer and Consent Solicitation, we anticipate that we will generate sufficient cash flow to operate the business until the maturity of the Bank Credit Facilities in July 2004 although there can be no assurance that sufficient cash flow will be generated. We believe, however, that in order to refinance the Bank Credit Facilities in July 2004 when they become due, we will need to restructure our outstanding debt further, including, to the extent outstanding, the Old Notes, the Old Debentures, the New Notes and the New Debentures. The value, if any, to be received by the Holders of the Old Notes, the Old Debentures, the New Notes and the New Debentures at that time will depend on a number of factors, including without limitation the value of our company and our outstanding senior debt.

Q. WHAT DOCUMENTS SHOULD I SUBMIT IF I AM A HOLDER WHO WISHES TO PARTICIPATE IN THE EXCHANGE OFFER AND CONSENT SOLICITATION?

A.   You should either:

     . follow the procedures of the Automated Tender Offer Program if your Old Notes or Old Debentures are held through The Depository Trust Company;

     . submit the Letter of Transmittal for the outstanding Old Notes or Old Debentures that you wish to exchange and for which you wish to deliver a consent to the Indenture Amendments and Waivers together with the other documents described under "Procedures for Tendering and Consenting--How to Tender Old Notes or Old Debentures and Deliver Consents;" or

     . follow the guaranteed delivery procedures described under "Tendering and Consenting Procedures--Guaranteed Delivery Procedures."

Q.   WHO CAN I CALL WITH QUESTIONS ABOUT TENDERING OR CONSENTING?

A. If you have any questions about tendering your Old Notes or Old Debentures or would like copies of any of the documents we refer to in this Offering Memorandum, you should contact Ronald M. Marmo, Vice President Administration (412-330-1753) at Anthony Crane Rental, L.P. d/b/a Maxim Crane Works, 800 Waterfront Drive, Pittsburgh, Pennsylvania 15222.

                                      xviii

                             SECURITIES LAW MATTERS

     We are relying on the exemption set forth in Section 3(a)(9) of the Securities Act to issue the New Securities. Section 3(a)(9) exempts from the registration requirements of the Securities Act any security exchanged by an issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting the exchange. We have no contract, arrangement or understanding relating to, and will not, directly or indirectly pay any commission or other remuneration to, any broker, dealer, salesperson, agent or any other person for soliciting votes to accept or reject the Exchange Offer and Consent Solicitation. We have received assurances that no person will provide any information to the Holders relating to the Exchange Offer and Consent Solicitation other than to refer the Holders to the information contained in this Offering Memorandum. In addition, no broker, dealer, salesperson, agent or any other person is engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the Exchange Offer and Consent Solicitation.

     To the extent that Section 3(a)(9) does not exempt from registration the issuance of the New Securities, we are also relying upon Section 4(2) of the Securities Act and Regulation D promulgated thereunder. Section 4(2) exempts from the registration requirements of the Securities Act any transaction by an issuer not involving any public offering. Regulation D similarly exempts from the registration provisions under the Securities Act limited offerings of securities to "Accredited Investors," as such term is defined under Regulation D, and offerings to non-accredited investors if such non-accredited investor represents that it is otherwise qualified under Regulation D or under Section 4(2) to purchase securities in an offering not involving a public offering or that it is an investor represented by a qualified "purchaser representative" as such term is defined in Regulation D. Any Holder of Old Securities may retain, at his, her or its own expense, a qualified purchaser representative for the purposes of deciding whether or not to tender their Old Securities in the Exchange Offer and consent to the Consent Solicitation. The Letter of Transmittal includes a representation that the Holder covered by the Letter of Transmittal is an Accredited Investor or is a non-accredited investor who has consulted with a "purchaser representative." As a result, we believe that this Offering Memorandum does not constitute the solicitation of an offer to issue or sell New Securities to any Holder that is not an Accredited Investor or a non-accredited investor represented by a qualified purchaser representative and, therefore, that any offers of New Securities deemed to result from the tender of Old Securities qualify for the exemptions from registration under the Securities Act provided by Section 4(2) and Regulation D.

     Our officers, directors and employees may solicit tenders from Holders of Old Notes and will answer inquiries concerning the Exchange Offer and the Consent Solicitation, but they will not receive additional compensation for soliciting tenders or answering any such inquiries.

     No parties other than the issuers of the Old Securities have been authorized to give any information or to make any representations with respect to the matters relating to the Exchange Offer and Consent Solicitation, including the documents incorporated in this Offering Memorandum by reference. You should rely only on the information contained in this Offering Memorandum or in any supplement accompanying this Offering Memorandum. We have not authorized anyone to provide you with different information.

     We are not making an offer of the New Securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this Offering Memorandum or in any supplement accompanying this Offering Memorandum is accurate as of any date other than the date on the front of this Offering Memorandum.

     This Offering Memorandum summarizes various documents and other information. Those summaries are qualified in their entirety by reference to the documents and information to which they relate. In making an investment decision, you should rely on your own examination of us and the terms of the Exchange Offer and Consent Solicitation, including the merits and risks involved. You should not construe the contents of this Offering Memorandum as providing any legal, business, financial or tax advice. You should consult with your own advisors regarding these matters.

                              CAUTIONARY STATEMENTS

     Certain statements in this Offering Memorandum may constitute "forward-looking" statements within the meaning of Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended, commonly known as the Exchange Act, the Private Securities Litigation Reform Act of 1995, as the same may be amended from time to time, commonly known as the PSLRA, or in releases made by the Securities and Exchange Commission, or SEC. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words "estimate," "project," "intend," "expect," "believe," "may," "hope," "will," "would," "could," "should," "seeks," "plans," "scheduled to," "anticipates," or "intends," or the negative of these terms or other variations of these terms or comparable language, or by discussions of strategy or intentions, when used in connection with Rental or Holdings, including its management. See "Risk Factors." These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA, with the intention of obtaining the benefits of the "safe harbor" provisions of such acts. We caution investors that any forward-looking statements made by us are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements with respect to us include, but are not limited to, the risks and uncertainties affecting its business described in the section of this Offering Memorandum captioned "Risk Factors," as well as elsewhere in this Offering Memorandum. We undertake no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made. New factors emerge from time to time, and it is not possible for us to predict all of such factors or the impact of each such factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                              AVAILABLE INFORMATION

     The Old Indentures require that we file information and reports with the SEC. In accordance therewith, until October 25, 2002, we filed periodic reports and other information with the SEC. We have not filed any periodic reports or other information with the SEC since that date. On October 25, 2002, we filed a Form 15 with the SEC which provided notice of the suspension of our filing of reports under the Securities Exchange Act of 1934. The reports and other information filed with the SEC can be inspected and copied at the public reference facilities of the SEC at its principal office, located at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material also can be obtained by mail from the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC maintains an internet web site that contains reports and other information regarding us. The address of this site is: http://www.sec.gov.

                           INCORPORATION BY REFERENCE

     The following documents filed by Rental and Holdings with the SEC are incorporated by reference and shall be deemed to be set forth in this Offering
Memorandum:

     . Annual Report of Rental on Form 10-K for the fiscal year ended December 31, 2001; and

     . Annual Report of Holdings on Form 10-K for the fiscal year ended December 31, 2001.

     All documents and reports filed by Rental and Holdings with the SEC after the date of this Offering Memorandum shall be deemed incorporated herein by reference and shall be deemed to be a part hereof from the date of filing of such documents and reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superceded for purposes of this Offering Memorandum to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supercedes such statement. Any such statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this Offering Memorandum.

     We will provide without charge, upon written or oral request, to each person to whom a copy of this Offering Memorandum is delivered, a copy of any of the documents we incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein).

                                TABLE OF CONTENTS

Questions and Answers ...................................................................................iv
Securities Law Matters .................................................................................xix
Cautionary Statements ...................................................................................xx
Available Information ..................................................................................xxi
Incorporation by Reference .............................................................................xxi
Summary ..................................................................................................1
Risk Factors.............................................................................................18
Terms and Conditions of the Exchange Offer and Consent Solicitation .....................................25
Amendments To The Bank Credit Facilities ................................................................33
Description of New Notes ................................................................................35
Description of New Debentures ...........................................................................71
Procedures For Tendering And Consenting ................................................................100
Background .............................................................................................105
Selected Historical Consolidated Financial Data of Holdings ............................................107
Management's Discussion and Analysis of Financial Condition and Results of Operations ..................109
Business ...............................................................................................122
Our Board of Managers and Executive Officers ...........................................................127
Principal Shareholders .................................................................................130
Certain Relationships and Related Transactions .........................................................131
Certain United States Federal Income Tax Considerations ................................................133
Conclusion .............................................................................................135
Index to Financial Statements ..........................................................................F-1

                                     SUMMARY

     The following information is qualified in its entirety by the detailed information and financial information found elsewhere in this Offering Memorandum. Unless the context otherwise requires, references in this Offering Memorandum to "we," "us" and "Maxim" refer to Rental, Holdings, Crane Capital and Holdings Capital and their subsidiaries.

Our Business

     We do business as Maxim Crane Works and we are the largest provider of comprehensive crane and lifting equipment rentals and services in North America. We are the only national crane rental company in the highly fragmented U.S. crane rental industry. We have a network of 45 crane rental yards that provide services to over 8,000 customers in 41 states, Mexico and the Caribbean. We own approximately 4,000 pieces of lifting equipment, ranging from 1,000-ton mobile cranes to two-person aerial work platforms. We believe that our crane fleet represented approximately 15% of the total U.S. crane rental fleet in 2002. While our primary business is the rental of crane and lifting equipment, approximately 5% of our 2002 revenues were derived from sales of new and used equipment.

Negotiations with Senior Secured Lenders

     Concurrently with our sale of the Old Securities in 1998 we entered into our Bank Credit Facilities with a group of lenders. At that time, the Bank Credit Facilities consisted of up to a $275.0 million six-year non-amortizing revolving loan facility and a $50.0 million eight-year term loan. In connection with our acquisition of Carlisle Construction in July 1999, we amended our Senior Credit Facility to, among other things, increase the amount available under our six-year non-amortizing revolving loan facility by $150.0 million to $425.0 million and to add a $250.0 million six-year term loan.

     On June 17, 2002, we amended and restated our Senior Credit Facility and entered into an amendment to our Second Priority Credit Facility, each effective as of March 31, 2002. The more significant provisions of the amendments to our Senior Credit Facility included a reduction in the maximum committed amount available under the revolving loan facility from $425.0 million to $300.0 million, and an increase in the interest rate margins by 100 basis points on all loans outstanding under the Bank Credit Facilities. In connection with the sale of our marine division, the maximum committed amount available under our revolving loan facility was further reduced on December 31, 2002 from $300.0 million to $280.5 million and from $280.5 million to $270.5 million on January 31, 2003.

     We are in discussions with our senior lenders regarding amendments, known as the Bank Credit Facility Amendments, to our Bank Credit Facilities. Execution of any such potential amendments is contingent upon the completion of the Exchange Offer and Consent Solicitation. See "Amendments to the Bank Credit Facilities."

Negotiations with Holders of Old Securities

     In connection with our discussions with the our senior lenders described above, we have also engaged in extensive discussions and good faith negotiations over the preceding six weeks with the Unofficial Committee. Such discussions and negotiations culminated in the signing of the Tender Agreements, subject to the conditions of which the members of the Unofficial Committee have agreed to tender their Old Securities and deliver their Consents to the proposed amendments to the Old Indentures. We will continue to work with the Unofficial Committee, which has been advised by independent legal counsel throughout the course of negotiations, to agree upon the final forms of documentation needed to effectuate the Exchange Offer and Consent Solicitation, including the form of New Indentures to govern the New Notes and New Debentures and the documents necessary to secure our obligations under the New Notes and to pay the Consent Fee. Assuming the satisfaction of the conditions set forth in the Tender Agreements, the members of the Unofficial Committee strongly urge Holders to tender their Old Securities and deliver their Consents in the Exchange Offer and Consent Solicitation.

Recent Developments

     We have incurred significant amounts of debt requiring future interest and principal payments on the Old Notes, the Old Debentures and under the Bank Credit Facilities. This debt was incurred in connection with our 1998 recapitalization, the subsequent acquisitions of Carlisle Construction and other companies, and capital expenditures for the purchase of cranes and equipment. Beginning in early 2001, our revenue and earnings decreased due to an overall economic recession in the United States and an oversupply of cranes in the crane rental industry. While we were in compliance with our financial covenants under the Bank Credit Facilities at December 31, 2001, we did not expect to be in compliance with these financial covenants during fiscal year 2002. In response to these market conditions and events, we implemented a financial restructuring program, which included amending and restating our Senior Credit Facility and obtaining an amendment to our Second Priority Credit Facility that modified certain financial covenants, the receipt of $8.0 million from the issuance of a paid-in-kind third priority term loan from our majority equity holder, Bain/ACR, L.L.C., referred to in this Offering Memorandum as the Third Priority Note Purchase Agreement, and a plan to reduce direct and indirect costs combined with a reduction in the level of capital expenditures. The Bank Credit Facilities were amended and the proceeds of the loan from Bain/ACR, L.L.C. were received in June 2002.

     While we believe that our business is sound relative to other industry participants, market conditions continue to be challenging. We were in compliance with the revised financial covenants contained in the amended Bank Credit Facilities at December 31, 2002. Without further amendment to these financial covenants, however, and the relief in cash interest expense that would result from the Exchange Offer and Consent Solicitation, we do not believe we will be in compliance at March 31, 2003. If we are not in compliance with these financial covenants and are unable to remedy any violation through an amendment, waiver, or other means, our business, financial condition and results of operations would be materially adversely affected and we would be likely to seek protection under the bankruptcy laws. In this scenario, we would anticipate that, to the extent outstanding, neither the Old Debentures nor the Old Notes would receive any significant distributions in such reorganization. The purpose of the restructuring program described in this Offering Memorandum is to prevent this scenario.

     We have recently appointed a new senior management team, and have hired CIBC World Markets as financial advisor, to continue our restructuring efforts. The Exchange Offer and Consent Solicitation are components of a new phase of our restructuring program, which is designed to reduce our debt service obligations. As another component of the program, our Bank Credit Facilities would be simultaneously amended to, among other things, permanently reduce the facility amounts with the proceeds of certain asset sales and permanently reduce the revolving loan commitments according to a set schedule. For a description of the expected amendments to the Bank Credit Facilities, see the section titled "Amendments to Bank Credit Facilities" in this Offering Memorandum. Assuming these components are implemented, our new management team would seek to improve our financial condition by, among other things, reducing operating expenses, commencing an orderly sale of underutilized equipment and potentially closing some unprofitable facilities. Improvements in general economic conditions in the United States and in the crane rental industry, while outside our control, could improve our financial performance.

     We expect that this restructuring program will provide the necessary improvements in financial condition and operating cash flow to fund our debt service payments under the Bank Credit Facilities through July 2004, when all amounts under our Bank Credit Facilities will mature. There can be no assurance, however, that these improvements will occur. We believe that in order to refinance our Bank Credit Facilities in July 2004 when they become due, we will need to restructure our outstanding debt further, including, to the extent outstanding, the Old Notes, the Old Debentures, the New Notes and the New Debentures. The value, if any, to be received by the Holders of the Old Notes, the Old Debentures, the New Notes and the New Debentures at that time will depend on a number of factors, including without limitation the value of our company and our outstanding senior debt.

     During January and February of 2003, market conditions continued to be challenging. Accordingly, while we have not finalized our financial statements for February, our initial review indicates that revenue and operating profits continue to show weakness.

Pro Forma Indebtedness

     The following table is a summary of the effects of the Exchange Offer and Consent Solicitation, and the Bank Credit Facility Amendments on our outstanding indebtedness:

     .    as of December 31, 2002; and

     . as adjusted to give effect to the Exchange Offer and Consent Solicitation and Bank Credit Facility Amendments, as though they had become effective on December 31, 2002, including payments made for the Consent Fee and Bank Success Fee (as defined below).

                             Pro Forma Indebtedness
                             As of December 31, 2002
                             (dollars in thousands)
                                    Unaudited

-------------------------------------------------------------------------------------------------------------
                          Actual                                         Pro forma, as adjusted
-----------------------------------------------------   -----------------------------------------------------
                                                        Credit facilities /1/,/2/,/3/.............   $537,428
                                                        New notes/3/..............................    162,993
                                                        New debentures/3/.........................     45,048
Credit facilities /1/.....................   $534,128   Old notes/3/..............................         --
Old notes.................................    155,000   Old debentures /3/........................         --
Old debentures ...........................     44,521   Accrued interest on credit facilities.....      4,621
Accrued interest on credit facilities.....      4,621   Accrued interest on old notes.............         --
Accrued interest on old notes.............      6,701   Accrued consent fee.......................        933
Other debt................................      3,764   Other debt................................      3,764
                                             --------                                                --------
Total debt, including accrued but unpaid                Total debt, including accrued but unpaid
   interest...............................   $748,735      interest...............................   $754,787
                                             ========                                                ========

/1/ Includes amounts outstanding under our Senior Credit Facility, Second Priority Credit Facility, Third Priority Note Purchase Agreement and the Bank Success Fee.
/2/ Includes "success PIK fees" in the aggregate amount of $3,300, known in this Offering Memorandum as the Bank Success Fee, accreting as additional principal rather than being paid in cash.
/3/ Assumes that 100% of the Old Notes and Old Debentures are exchanged for New Notes and New Debentures, respectively, and all accrued but unpaid interest on such Old Notes and Old Debentures is capitalized. The actual amount of New Notes, New Debentures and total debt outstanding following completion of the Exchange Offer and Consent Solicitation and the Bank Credit Facility Amendments will be based on the actual results of the Exchange Offer and Consent Solicitation and the Bank Credit Facility Amendments.

                               The Exchange Offer
New Notes

Except as set forth in the chart provided under the section "Questions and Answers" above with respect to the New Notes, the terms of the New Notes will be the same in all material respects as the terms of the Old Notes. For a description of all of the material terms of the New Notes, you should read the section "Description of New Notes."

Issuers................................   Anthony Crane Rental, L.P. and
                                          Anthony Crane Capital Corporation.

New Securities to be Issued............   Up to $155 million principal amount
                                          of new 9 3/8% senior secured notes due
                                          2008.

Old Securities to be Exchanged.........   Up to $155 million principal amount
                                          of old 10 3/8% senior notes due 2008.

Issue Price............................   $1,000 for each $1,000 face amount of
                                          Old Notes tendered, plus $1.00 face
                                          amount for each $1.00 of accrued but
                                          unpaid interest on the Old Notes
                                          tendered.

Maturity Date..........................   February 1, 2008.

Interest Rate..........................   Interest on the New Notes will be
                                          payable semi-annually (except as
                                          discussed below) on February 1 and
                                          August 1 of each year, commencing
                                          August 1, 2003. Interest on the New
                                          Notes accruing through and including
                                          the February 1, 2004 interest payment
                                          date will not be paid in cash, but
                                          will accrete as additional principal
                                          at a rate of 12 5/8% per annum. All
                                          interest accruing on the New Notes
                                          for periods after February 1, 2004
                                          shall be payable in cash at a rate of
                                          9 3/8% per annum. In the event that an
                                          Event of Default occurs under the New
                                          Note Indenture, the default rate of
                                          interest shall equal 12 5/8% per annum
                                          during the period of the Event of
                                          Default.

Collateral.............................   Subject to certain conditions, the
                                          New Notes and our obligation to pay
                                          the Consent Fee will be secured on a
                                          fourth-priority basis by
                                          substantially all of the collateral
                                          securing our obligations under our
                                          Third Priority Note Purchase
                                          Agreement. See "Terms And Conditions
                                          Of The Exchange - Offer And Consent
                                          Solicitation - The Exchange Offer -
                                          Security Agreement" for a discussion
                                          of those conditions. The lenders
                                          under our Credit Facilities continue
                                          to benefit from first-, second- and
                                          third- priority liens on substantially
                                          all of our real and personal
                                          property. See "Description of New
                                          Notes -- Collateral."

                                          Notwithstanding the foregoing, the
                                          holders of the New Notes will reserve
                                          all rights to challenge the priority
                                          and classification as debt of the
                                          Third Priority Note Purchase
                                          Agreement obligations, and the
                                          acceptance of any junior priority
                                          under the fourth-priority lien shall
                                          not be deemed a waiver of any such
                                          rights. The lenders under the Third
                                          Priority Note Purchase Agreement
                                          shall further agree to toll and
                                          suspend any applicable statute of
                                          limitations or repose or other
                                          limitation periods that would bar the
                                          holders of New Notes from exercising
                                          any such rights from March 12, 2003
                                          through the earlier of: (1) July 22,
                                          2004, or (2) the occurrence of an
                                          Event of Default under the New Note
                                          Indenture.

Intercreditor Agreement................   Pursuant to an intercreditor
                                          agreement to be entered into upon the
                                          issuance of the New Notes, known in
                                          this Offering Memorandum as the
                                          Intercreditor Agreement, the lien
                                          securing the New Notes will be
                                          expressly fourth in priority to all
                                          first-, second- and third-priority
                                          liens securing our Credit Facilities,
                                          subject to the rights of holders of
                                          New Notes to challenge the
                                          third-priority liens described above.
                                          Pursuant to the Intercreditor
                                          Agreement, the fourth priority liens
                                          securing the New Notes may not be
                                          enforced at any time when any
                                          obligations secured by first-,
                                          second, or third-priority liens are
                                          outstanding. The holders of the
                                          first-, second- and third-priority
                                          liens will receive all proceeds from
                                          any realization on the collateral
                                          until all obligations secured by the
                                          first-, second- and third-priority
                                          liens are paid in full in cash and
                                          the commitments with respect thereto
                                          are terminated. See "Description of
                                          New Notes-- Security."

Optional Redemption....................   The New Notes will be redeemable at
                                          the option of Rental and Crane
                                          Capital, in whole or in part, at any
                                          time after August 1, 2003 in cash at
                                          the redemption prices set forth
                                          herein, plus accrued and unpaid
                                          interest thereon, if any, to the date
                                          of redemption. See "Description of
                                          New Notes--Optional Redemption." In
                                          addition, at any time prior to three
                                          years from the date of issuance of
                                          the New Notes, Rental and Crane
                                          Capital may on any one or more
                                          occasions redeem up to 35% of the
                                          aggregate principal amount of New
                                          Notes originally issued at a
                                          redemption price equal to 110.375% of
                                          the principal amount thereof, plus
                                          accrued and unpaid interest thereon,
                                          if any, to the redemption date, with
                                          the net cash proceeds of one or more
                                          Equity Offerings; provided that at
                                          least 65% of the aggregate principal
                                          amount of New Notes originally issued
                                          remain outstanding immediately after
                                          the occurrence of such redemption.
                                          See "Description of New
                                          Notes--Optional Redemption."

Change of Control......................   Upon the occurrence of a Change of
                                          Control, each holder of New Notes
                                          will have the right to require Rental
                                          and Crane Capital to repurchase all
                                          or any part of such holder's New
                                          Notes at an offer price in cash equal
                                          to 101% of the aggregate principal
                                          amount thereof, plus accrued and
                                          unpaid interest thereon, if any, to
                                          the date of purchase. See
                                          "Description of New Notes--Repurchase
                                          at the Option of Holders--Change of
                                          Control." There can be no assurance
                                          that, in the event of a Change of
                                          Control, Rental and Crane Capital
                                          would have sufficient funds to
                                          purchase all New Notes tendered. See
                                          "Risk Factors--Limitations on Ability
                                          to Make Change of Control Payment."

Subsidiary Guarantees..................   The New Notes will be jointly and
                                          severally guaranteed, known in this
                                          Offering Memorandum as the Subsidiary
                                          Guarantees, on a senior secured basis
                                          by all of Rental's and Crane
                                          Capital's existing and future
                                          domestic subsidiaries, known in this
                                          Offering Memorandum as the Subsidiary
                                          Guarantors.

Ranking................................   The New Notes will be general senior
                                          secured obligations of Rental and
                                          Crane Capital and will rank

                                               .    effectively senior in right
                                                    of payment to all existing
                                                    and future senior unsecured
                                                    indebtedness of Rental and
                                                    Crane Capital to the extent
                                                    of the value of the
                                                    collateral remaining after
                                                    payment in full of all
                                                    prior secured obligations;

                                               .    effectively junior in right
                                                    of payment to our senior
                                                    indebtedness secured by
                                                    first-, second- and
                                                    third-priority liens; and

                                               .    senior in right of payment
                                                    to all existing and future
                                                    subordinated indebtedness
                                                    of Rental and Crane
                                                    Capital.

                                          Rental's and Crane Capital's
                                          obligations under the New Notes will
                                          be jointly and severally guaranteed
                                          by the Subsidiary Guarantors. The
                                          Subsidiary Guarantees will be general
                                          secured obligations of the Subsidiary
                                          Guarantors and will rank

                                               .    effectively senior in right
                                                    of payment to all existing
                                                    and future senior unsecured
                                                    indebtedness of the
                                                    Subsidiary Guarantors to
                                                    the extent of the value of
                                                    the collateral remaining
                                                    after payment in full of
                                                    all prior secured
                                                    obligations;

                                               .    effectively junior in right
                                                    of payment to senior
                                                    indebtedness of the
                                                    Subsidiary Guarantors
                                                    secured by first-, second-
                                                    and third-priority liens;
                                                    and

                                               .    senior in right of payment
                                                    to all existing and future
                                                    subordinated indebtedness
                                                    of the Subsidiary
                                                    Guarantors.

                                          As of December 31, 2002, on a pro
                                          forma basis after giving effect to
                                          the Exchange Offer and the Bank
                                          Credit Facility Amendments, the New
                                          Notes would have been effectively
                                          subordinated to $534.1 million of
                                          Rental's and Crane Capital's and the
                                          Subsidiary Guarantors first-, second-
                                          and third-priority secured
                                          obligations, including capital lease
                                          obligations.

Certain Covenants......................   The New Notes will contain financial
                                          covenants consistent with those
                                          contained in the Senior Credit
                                          Facility, as amended by the Bank
                                          Credit Facilities Amendments;
                                          provided, however, that the covenant
                                          levels contained in such financial
                                          covenants (other than the covenant
                                          regarding maximum capital
                                          expenditures, which will be set 15
                                          percentage points less restrictive
                                          than such covenant contained in the
                                          Senior Credit Facility, as amended by
                                          the Bank Credit Facilities
                                          Amendments) shall be set at: (1) 70%
                                          of our projected financial
                                          performance for the second fiscal
                                          quarter of 2003; (2) 72.5% of our
                                          projected financial performance for
                                          the third and fourth fiscal quarters
                                          of 2003; (3) 75% of our projected
                                          financial performance for the first
                                          and second fiscal quarters of 2004.
                                          These financial covenants are
                                          expected to include:

                                               .    minimum interest coverage
                                                    ratio;

                                               .    maximum leverage ratio;

                                               .    maximum revolver leverage
                                                    ratio;

                                               .    operating cash flow ratio;
                                                    and

                                               .    maximum capital
                                                    expenditures.

                                          We are in discussions with the
                                          lenders under our Bank Credit
                                          Facilities and have not yet finalized
                                          the amounts for each of the above
                                          covenants. We will be required to
                                          comply with the financial covenants
                                          under the New Notes following the end
                                          of our second fiscal quarter for
                                          2003.

                                          The New Note Indenture will contain
                                          certain covenants that will limit,
                                          among other things, the ability of
                                          Rental and Crane Capital to:

                                               .    make distributions, except
                                                    to the extent required to
                                                    pay taxes, redeem
                                                    partnership interests or
                                                    make certain other
                                                    restricted payments or
                                                    investments;

                                               .    incur additional
                                                    indebtedness or issue
                                                    preferred equity interests;

                                               .    merge, consolidate or sell
                                                    all or substantially all of
                                                    their assets;

                                               .    create liens on assets; and

                                               .    enter into certain
                                                    transactions with
                                                    affiliates or related
                                                    persons.

                                                    See "Description of New
                                                    Notes--Certain Covenants."

                                          The definition of "Permitted
                                          Indebtedness" in the Incurrence of
                                          Indebtedness and Issuance of
                                          Preferred Stock covenants under the
                                          New Note Indenture will be modified
                                          to allow the incurrence, without
                                          regard to Rental's fixed charge
                                          coverage ratio, of debt under our
                                          Credit Facilities in an amount not to
                                          exceed the aggregate amount of any
                                          and all obligations now or hereafter
                                          arising under the Credit Facilities
                                          in accordance with their terms. This
                                          modification will ensure that the
                                          amendments and modifications made to
                                          the Bank Credit Facilities do not
                                          trigger a default or an event of
                                          default under the New Note Indenture.

Tender of Old Notes....................   Holders who desire to tender their
                                          Old Notes pursuant to the Exchange
                                          Offer are required to consent to the
                                          Indenture Amendments and the Waivers
                                          with respect to such Old Notes.
                                          Holders who validly tender their Old
                                          Notes (and do not validly withdraw
                                          their Old Notes) in the Exchange
                                          Offer will be deemed to have
                                          consented to the Indenture Amendments
                                          and the Waivers and will receive the
                                          Consent Fee upon completion of the
                                          Consent Solicitation. Holders who
                                          validly consent to the Indenture
                                          Amendments and the Waivers (and do
                                          not validly revoke their consent) are
                                          required to tender their Old Notes
                                          for exchange. Holders who validly
                                          consent to the Indenture Amendments
                                          and the Waivers will be deemed to
                                          have exchanged their Old Notes for
                                          New Notes in the Exchange Offer. See
                                          "Procedures for Tendering and
                                          Consenting--How to

                                          Tender Old Notes or Old Debentures
                                          and Consent in the Exchange Offer."

Conditions to Exchange Offer...........   Among other things, the completion of
                                          the Exchange Offer for the Old Notes
                                          is conditioned on:

                                               .    the Holders of 100% of the
                                                    aggregate principal amount
                                                    of the Old Notes validly
                                                    tendering (and not validly
                                                    withdrawing) their Old
                                                    Notes prior to expiration
                                                    of the Exchange Offer and
                                                    validly delivering (and not
                                                    validly revoking) their
                                                    consent to the Indenture
                                                    Amendments under the Old
                                                    Note Indenture and to the
                                                    Waivers in the Consent
                                                    Solicitation;

                                               .    the Holders of 100% of the
                                                    aggregate principal amount
                                                    of the Old Debentures
                                                    validly tendering (and not
                                                    validly withdrawing) their
                                                    Old Debentures prior to
                                                    expiration of the Exchange
                                                    Offer and validly
                                                    delivering (and not validly
                                                    revoking) their consent to
                                                    the Indenture Amendments
                                                    under the Old Debenture
                                                    Indenture and to the
                                                    Waivers in the Consent
                                                    Solicitation; and

                                               .    the required lenders who
                                                    are parties to the Bank
                                                    Credit Facilities agreeing
                                                    to the Bank Credit Facility
                                                    Amendments.

                                          Subject to certain conditions,
                                          Holders of Old Notes which, as of the
                                          date hereof, beneficially own in the
                                          aggregate approximately 59.1% of the
                                          outstanding principal amount of the
                                          Old Notes have agreed to exchange
                                          their Old Notes pursuant to the
                                          Exchange Offer and to deliver their
                                          consents to the Indenture Amendments
                                          and Waivers pursuant to the Consent
                                          Solicitation. See "Terms And
                                          Conditions Of The Exchange - Offer
                                          And Consent Solicitation -The
                                          Exchange Offer - The Tender
                                          Agreements."

                                          At Rental's and Crane Capital's
                                          option, we may waive any of these
                                          conditions, provided that:

                                               .    the Indenture Amendments
                                                    and Waivers will not be
                                                    effective unless Holders
                                                    who hold at least a
                                                    majority of the outstanding
                                                    Old Notes validly deliver
                                                    their consents, and

                                               .    we may not waive the 100%
                                                    thresholds without the
                                                    consent of the Holders who
                                                    hold 75% of the principal
                                                    amount of Old Notes that
                                                    are subject to the Tender
                                                    Agreements.

                                          See "Terms and Conditions of the
                                          Exchange Offer and Consent
                                          Solicitation--Conditions to the
                                          Exchange Offer."

Fees and Expenses......................   Rental will bear all expenses related
                                          to the Exchange Offer for the Old
                                          Notes and the Consent Solicitation
                                          related thereto.

Termination............................   Subject to provisions set forth in
                                          the Tender Agreements, Rental and
                                          Crane Capital reserve the right to
                                          terminate the Exchange Offer and
                                          Consent Solicitation as they relate
                                          to the Old Notes at any time and for
                                          any reason without accepting any of
                                          the Old Notes tendered for exchange.

No Reporting Requirements..............   Following completion of the Exchange
                                          Offer and Consent Solicitation,
                                          Rental and Crane Capital will not be
                                          subject to the periodic reporting and
                                          other information requirements of the
                                          Exchange Act and the New Note
                                          Indenture will not require them to
                                          make any filings with the SEC.

                                          Rental and Crane Capital have agreed
                                          that so long as any New Notes are
                                          outstanding, they will furnish to the
                                          Holders of New Notes:

                                               .    all quarterly and annual
                                                    financial information that
                                                    would be required to be
                                                    contained in a filing with
                                                    the SEC on Forms 10-Q and
                                                    10-K if Rental were
                                                    required to file such
                                                    Forms, including a
                                                    "Management's Discussion
                                                    and Analysis of Financial
                                                    Condition and Results of
                                                    Operations" that describes
                                                    the financial condition and
                                                    results of operations of
                                                    Rental and its consolidated
                                                    subsidiaries and, with
                                                    respect to the annual
                                                    information only, a report
                                                    thereon by Rental's
                                                    certified independent
                                                    accountants; and

                                               .    all information that would
                                                    be required to be filed
                                                    with the SEC on Form 8-K if
                                                    Rental were required to
                                                    file such reports.

                                          Rental will also agree to promptly
                                          provide the foregoing information to
                                          any prospective purchaser of New
                                          Notes that is a "qualified
                                          institutional buyer" within the
                                          meaning of Rule 144A under the
                                          Securities Act of 1933.

New Debentures

Except as set forth in the chart provided under the section "Questions and Answers" above with respect to the New Debentures, the terms of the New Debentures will be the same in all material respects as the terms of the Old Debentures. For a description of all of the material terms of the New Debentures, you should read the section "Description of the New Debentures."

Issuers................................   Anthony Crane Rental Holdings, L.P.
                                          and Anthony Crane Holdings Capital
                                          Corporation.

New Debentures to be Issued............   Up to $48 million face amount of new
                                          12 3/8% senior discount debentures due
                                          2009.

Old Debentures to be Exchanged.........   Up to $48 million face amount of old
                                          13 3/8% senior discount debentures due
                                          2009.

Issue Price............................   $1,000 face amount for each $1,000
                                          face amount of Old Debentures
                                          tendered.

Maturity Date..........................   February 1, 2009.

Interest Rate..........................   Interest on the New Debentures will
                                          be payable semi-annually (except as
                                          discussed below) on February 1 and
                                          August 1 of each year, commencing
                                          August 1, 2004. Interest on the New
                                          Debentures accruing through and
                                          including the February 1, 2004
                                          interest payment date will not be
                                          paid in cash, but will accrete as
                                          additional principal at a rate of
                                          16 3/8% per annum. Additional
                                          principal, representing the amount
                                          that would have accreted on the Old
                                          Debentures for the six month period
                                          ended February 1, 2003 had the rate
                                          on the Old Debentures been 16 3/8% per
                                          annum, rather than 13 3/8% per annum,
                                          will be added to the New Debentures.
                                          All interest accruing on the New
                                          Debentures for periods after February
                                          1, 2004 shall be payable in cash at a
                                          rate of 12 3/8% per annum. If an Event
                                          of Default occurs under the New
                                          Debenture Indenture, the default rate
                                          of interest on the New Debentures
                                          shall equal 16 3/8% per annum during
                                          the period of that Event of Default.

Collateral.............................   The New Debentures will not be
                                          secured.

Optional Redemption....................   The New Debentures will be
                                          redeemable, at the option of Holdings
                                          and Holdings Capital, in whole or in
                                          part, at any time on or after August
                                          1, 2003, in cash at the redemption
                                          prices set forth herein, plus accrued
                                          and unpaid interest thereon to the
                                          date of redemption. See "Description
                                          of New Debentures--Optional
                                          Redemption." In addition, at any time
                                          prior to three years from the date of
                                          issuance of the New Debentures,
                                          Holdings and Holdings Capital may on
                                          any one or more occasions redeem up
                                          to 35% of the aggregate principal
                                          amount at maturity of New Debentures
                                          originally issued at a redemption
                                          price equal to 113.375% of the
                                          Accreted Value thereof (as determined
                                          on the redemption date), with the net
                                          cash proceeds of one or more Equity
                                          Offerings; provided that at least 65%
                                          of the aggregate principal amount at
                                          maturity of New Debentures originally
                                          issued remains outstanding
                                          immediately after the occurrence of
                                          any such redemption. See "Description
                                          of New Debentures--Optional
                                          Redemption."

Change of Control......................   Upon the occurrence of a Change of
                                          Control, each holder of the New
                                          Debentures will have the right to
                                          require Holdings and Holdings Capital
                                          to repurchase all or any part of such
                                          holder's New Debentures at an offer
                                          price in cash equal to 101% of the
                                          Accreted Value thereof on the date of
                                          repurchase, if such date of
                                          repurchase is prior to August 1,
                                          2003, or 101% of the aggregate
                                          principal amount thereof, if such
                                          date of repurchase is on or after
                                          August 1, 2003, plus, in each case,
                                          accrued and unpaid interest thereon
                                          to the date of purchase. See
                                          "Description of New Debentures--
                                          Repurchase at the Option of

                                          Holders--Change of Control." There
                                          can be no assurance that, in the
                                          event of a Change of Control,
                                          Holdings and Holdings Capital would
                                          have sufficient funds to purchase all
                                          New Debentures tendered. See "Risk
                                          Factors--Limitations on Ability to
                                          Make Change of Control Payment."

Ranking................................   The New Debentures will be general
                                          senior unsecured obligations of
                                          Holdings and Holdings Capital that
                                          will rank pari passu in right of
                                          payment to all existing and future
                                          senior unsecured indebtedness of
                                          Holdings and Holdings Capital and
                                          will rank senior in right of payment
                                          to all existing and future
                                          subordinated indebtedness of Holdings
                                          and Holdings Capital. The New
                                          Debentures, however, will be
                                          effectively subordinated to all
                                          secured obligations of Holdings and
                                          Holdings Capital and all obligations
                                          of Holdings' and Holdings Capital's
                                          subsidiaries, including the New Notes
                                          and borrowings under our Credit
                                          Facilities. As of December 31, 2002,
                                          on a pro forma basis, after giving
                                          effect to the Exchange Offer and
                                          Consent Solicitation and the Bank
                                          Credit Facility Amendments, the New
                                          Debentures would have been
                                          effectively subordinated to $691.8
                                          million of obligations of Holdings,
                                          Holdings Capital and their
                                          subsidiaries, including capital lease
                                          obligations. The New Debenture
                                          Indenture will permit additional
                                          borrowings under the Credit
                                          Facilities in the future. See "Risk
                                          Factors--Holdings Company Structure;
                                          Effective Subordination."

Certain Covenants......................   The New Debentures Indenture will
                                          contain certain covenants that will
                                          limit, among other things, the
                                          ability of Holdings and Holdings
                                          Capital to:

                                               .    make distributions, except
                                                    to the extent required to
                                                    pay taxes, redeem
                                                    partnership interests or
                                                    make certain other
                                                    restricted payments or
                                                    investments;

                                               .    incur additional
                                                    indebtedness or issue
                                                    preferred equity interests;

                                               .    merge, consolidate or sell
                                                    all or substantially all of
                                                    their assets;

                                               .    create liens on assets; and

                                               .    enter into certain
                                                    transactions with
                                                    affiliates or related
                                                    persons.

                                          See "Description of New
                                          Debentures--Certain Covenants."

                                          The definition of "Permitted
                                          Indebtedness" in the Incurrence of
                                          Indebtedness and Issuance of
                                          Preferred Stock covenants under the
                                          New Debenture Indenture will be
                                          modified to allow the incurrence,
                                          without regard to Holdings' fixed
                                          charge coverage ratio, of debt under
                                          our Credit Facilities in an amount
                                          that is not to exceed the aggregate
                                          amount of any and all obligations now
                                          or hereafter arising under the Credit
                                          Facilities in accordance with their
                                          terms. This modification will ensure
                                          that the amendments and modifications
                                          made to the Bank Credit Facilities do
                                          not trigger a default or an event of
                                          default under the New Debenture
                                          Indenture.

Tender of Old Debentures...............   Holders who desire to tender their
                                          Old Debentures pursuant to the
                                          Exchange Offer are required to
                                          consent to the Indenture Amendments
                                          and the Waivers with respect to such
                                          Old Debentures. Holders who validly
                                          tender Old Debentures in the Exchange
                                          Offer will be deemed to have
                                          consented to the Indenture Amendments
                                          and Waivers. Holders who validly
                                          consent to the Indenture Amendments
                                          and the Waivers are required to
                                          tender their Old Debentures for
                                          exchange. Holders who validly consent
                                          to the Indenture Amendments and the
                                          Waivers will be deemed to have
                                          exchanged their Old Debentures for
                                          New Debentures in the Exchange Offer.
                                          See "Procedures for Tendering and
                                          Consenting--How to Tender Old Notes
                                          or Old Debentures and Consent in the
                                          Exchange Offer."

Conditions to Exchange Offer...........   Among other things, the completion of
                                          the Exchange Offer for the Old
                                          Debentures is conditioned on:

                                          .    the Holders of 100% of the
                                               aggregate principal amount
                                               of the Old Debentures
                                               validly tendering their Old
                                               Debentures (and not validly
                                               withdrawing their tender of
                                               Old Debentures) prior to
                                               expiration of the

                                                    Exchange Offer and validly
                                                    consenting (and not validly
                                                    revoking their consent) to
                                                    the Indenture Amendments
                                                    under the Old Debenture
                                                    Indenture and to the
                                                    Waivers in the Consent
                                                    Solicitation;

                                               .    the Holders of 100% of the
                                                    aggregate principal amount
                                                    of the Old Notes validly
                                                    tendering their Old Notes
                                                    (and not validly
                                                    withdrawing their tender of
                                                    Old Notes) prior to
                                                    expiration of the Exchange
                                                    Offer and validly
                                                    consenting (and not validly
                                                    revoking their consent) to
                                                    the Indenture Amendments
                                                    under the Old Note
                                                    Indenture and to the
                                                    Waivers in the Consent
                                                    Solicitation; and

                                               .    the required lenders who
                                                    are parties to the Bank
                                                    Credit Facilities agreeing
                                                    to the Bank Credit Facility
                                                    Amendments.

                                          Subject to certain conditions,
                                          Holders of Old Debentures which, as
                                          of the date hereof, beneficially own
                                          in the aggregate approximately 61.7%
                                          of the outstanding principal amount
                                          of the Old Debentures have agreed to
                                          exchange their Old Debentures
                                          pursuant to the Exchange Offer and to
                                          deliver their consents to the
                                          Indenture Amendments and Waivers
                                          pursuant to the Consent Solicitation.
                                          See "Terms And Conditions Of The
                                          Exchange - Offer And Consent
                                          Solicitation -The Exchange Offer -
                                          The Tender Agreements."

                                          At their option, Holdings and
                                          Holdings Capital may waive any of
                                          these conditions, provided that:

                                               .    the Indenture Amendments
                                                    and the Waivers will not be
                                                    effective unless Holders
                                                    who hold at least a
                                                    majority of the outstanding
                                                    Old Debentures validly
                                                    deliver their consents; and

                                               .    we may not waive the 100%
                                                    thresholds without the
                                                    consent of the Holders who
                                                    hold 75% of the principal
                                                    amount of Old Notes that
                                                    are subject to the Tender
                                                    Agreements.

                                          See "Terms and Conditions of the
                                          Exchange Offer and Consent
                                          Solicitation--Conditions to the
                                          Exchange Offer."

Fees and Expenses......................   Rental will bear all expenses related
                                          to the Exchange Offer of the Old
                                          Debentures and the Consent
                                          Solicitation related thereto.

Termination............................   Subject to provisions set forth in
                                          the Tender Agreements, Holdings and
                                          Holdings Capital reserve the right to
                                          terminate the Exchange Offer and
                                          Consent Solicitation with respect to
                                          the Old Debentures at any time and
                                          for any reason without accepting any
                                          of the tendered Old Debentures.

No Reporting Requirements..............   Following completion of the Exchange
                                          Offer and Consent Solicitation,
                                          Holdings and Holdings Capital will
                                          not be subject to the periodic
                                          reporting and other information
                                          requirements of the Exchange Act and
                                          the New Debenture Indenture will not
                                          require them to make any filings with
                                          the SEC.

                                          Holdings and Holdings Capital have
                                          agreed that so long as any New
                                          Debentures are outstanding, they will
                                          furnish to the Holders of New
                                          Debentures:

                                               .    all quarterly and annual
                                                    financial information that
                                                    would be required to be
                                                    contained in a filing with
                                                    the SEC on Forms 10-Q and
                                                    10-K if Holdings were
                                                    required to file such
                                                    Forms, including a
                                                    "Management's Discussion
                                                    and Analysis of Financial
                                                    Condition and Results of
                                                    Operations" that describes
                                                    the financial condition and
                                                    results of operations of
                                                    Holdings and its
                                                    consolidated subsidiaries
                                                    and, with respect to the
                                                    annual information only, a
                                                    report thereon by Holdings'
                                                    certified independent
                                                    accountants; and

                                               .    all information that would
                                                    be required to be filed
                                                    with the SEC on Form 8-K if
                                                    Holdings were required to
                                                    file such reports.

                                          The Consent Solicitation

Requisite Consents Required to Adopt      A majority of the aggregate principal
the Indenture Amendments...............   amount of the outstanding Old Notes
                                          are necessary to consent to the
                                          Indenture Amendments and Waivers
                                          under the Old Note Indenture. A
                                          majority of the aggregate principal
                                          amount of the Old Debentures are
                                          necessary to consent to the Indenture
                                          Amendments and Waivers under the Old
                                          Debenture Indenture. The completion
                                          of the Exchange Offer will result in
                                          receipt of consents sufficient for
                                          approval of the Indenture Amendments
                                          and Waivers to the Old Indentures.
                                          Holders who validly tender (and do
                                          not validly withdraw) their Old Notes
                                          or Old Debentures in the Exchange
                                          Offer will be deemed to have
                                          consented to the Indenture
                                          Amendments. Although the Old
                                          Indentures permit it, we do not
                                          intend to complete the Exchange Offer
                                          or amend the Old Indentures and
                                          complete the Consent Solicitation
                                          unless we receive consents from 100%
                                          of the aggregate principal amount of
                                          each of the Old Notes and Old
                                          Debentures outstanding.

Consent Fee............................   Upon completion of the Consent
                                          Solicitation, we will pay a Consent
                                          Fee in the aggregate amount of $1.4
                                          million, payable pro rata (based on
                                          the principal amount of Old Notes
                                          held) to Holders of Old Notes who
                                          validly deliver (and do not validly
                                          revoke) their consent in the Consent
                                          Solicitation to the Indenture
                                          Amendments for the Old Note
                                          Indenture. This Consent Fee will
                                          payable in three equal installments:
                                          upon the issuance of the New Notes,
                                          on September 1, 2003 and on February
                                          1, 2004. If we fail to pay this
                                          Consent Fee, it will constitute an
                                          event of default under the terms of
                                          the New Note Indenture. Our
                                          obligation to pay the Consent Fee
                                          will be secured on a fourth priority
                                          basis by substantially all of the
                                          collateral securing our obligations
                                          under our Third Priority Note
                                          Purchase Agreement. The failure to
                                          make any scheduled installment
                                          payment of the Consent Fee shall
                                          constitute an event of default under
                                          the New Note Indenture. We will not
                                          pay any fee for any consents to the
                                          Indenture Amendments for the Old
                                          Debenture Indenture.

Indenture Amendments...................   The Indenture Amendments would
                                          eliminate the following restrictive
                                          covenants contained in the Old
                                          Indentures and would make certain
                                          other changes in the Old Indentures
                                          of a technical or conforming nature,
                                          including the deletion of certain
                                          definitions and the elimination of
                                          certain cross-references:

                                               .    Offer to Purchase By
                                                    Application of Excess
                                                    Proceeds from Assets Sales;

                                               .    Reports;

                                               .    Compliance Certificate;

                                               .    Taxes;

                                               .    Stay, Extension and Usury
                                                    Laws; and

                                               .    Restricted Payments;

                                               .    Dividend and Other Payment
                                                    Restrictions Affecting
                                                    Subsidiaries;

                                               .    Incurrence of Indebtedness
                                                    and Issuance of Preferred
                                                    Stock;

                                               .    Asset Sales;

                                               .    Transactions with
                                                    Affiliates;

                                               .    Liens;

                                               .    Conduct of Business;

                                               .    Corporate Existence;

                                               .    Repurchase at the Option of
                                                    Holders;

                                               .    Sale Leaseback
                                                    Transactions;

                                               .    Additional Subsidiary
                                                    Guarantees;

                                               .    Merger, Consolidation or
                                                    Sale of Assets; and

                                               .    Successor Corporation
                                                    Substituted.

                                          The Indenture Amendments will also
                                          eliminate certain defaults and events
                                          of default under the Old Indentures.
                                          In addition, Holders who tender their
                                          Old Notes or Old Debentures and
                                          consent to the Indenture Amendments
                                          will be deemed to have consented to
                                          the Waivers and released and waived
                                          certain claims they may have arising
                                          from any prior non-compliance or
                                          defaults or events of default by us
                                          under the Old Indentures.

Supplemental Indentures................   We expect to cause the Supplemental
                                          Indentures that set forth the
                                          Indenture Amendments relating to the
                                          Old Notes and Old Debentures that
                                          have been approved to be executed
                                          promptly upon the completion of the
                                          Exchange Offer, provided the
                                          conditions to the Exchange Offer and
                                          the Consent Solicitation are
                                          satisfied. If the Exchange Offer is
                                          completed, Holders who do not
                                          exchange their Old Notes or Old
                                          Debentures in the Exchange Offer will
                                          be bound by those Indenture
                                          Amendments that have been approved in
                                          the Consent Solicitation regardless
                                          of whether such Holders consented
                                          thereto.

Waivers................................   Consent to the Waivers would release
                                          us from certain claims the Holders
                                          may have arising from any prior
                                          non-compliance or default or events
                                          of default by us under the Old
                                          Indentures.

                       Tendering and Consenting Procedures

Expiration Date........................   The Exchange Offer and the
                                          solicitation period for consents for
                                          the Indenture Amendments and Waivers
                                          will expire at 5:00 p.m., New York
                                          City time on April 11, 2003, unless
                                          extended by us in our sole
                                          discretion. See "Procedures for
                                          Tendering and Consenting--Expiration
                                          Date, Extensions; Amendments."

How to Tender Old Securities and          Holders electing to tender Old Notes
Consent to the Indenture Amendments       or Old Debentures in the Exchange
and Waivers............................   Offer and to consent to the Indenture
                                          Amendments and Waivers in the Consent
                                          Solicitation should either:

                                          (1)  complete and sign the applicable
                                          Letter of Transmittal; and

                                               .    have the signatures thereon
                                                    guaranteed if required by
                                                    Instruction 1 thereof; and

                                               .    mail or deliver such Letter
                                                    of Transmittal together
                                                    with the Old Notes or Old
                                                    Debentures to be exchanged,
                                                    or a properly completed and
                                                    duly executed notice of
                                                    guaranteed delivery and
                                                    consent and any other
                                                    required documents to the
                                                    depositary at one of the
                                                    addresses set forth on page
                                                    136 of this Offering
                                                    Memorandum; or

                                          (2) effect a tender of Old Notes or
                                          Old Debentures, as applicable,
                                          pursuant to the procedures for
                                          book-entry transfer as set forth under
                                          "Procedures for Tendering and
                                          Consenting--How to Tender Old Notes or
                                          Old Debentures and Deliver Consents;"
                                          or

                                          (3) request his/her broker, dealer,
                                          commercial bank, trust company or
                                          other nominee to effect the
                                          transaction for such Holder.

                                          Holders will not be obligated to pay
                                          any brokerage commissions or
                                          solicitation fees in connection with
                                          the Exchange Offer and Consent
                                          Solicitation.

                                          Holders who tender their Old Notes or
                                          Old Debentures are required to
                                          consent to the Indenture Amendments
                                          and Waivers, and Holders who submit a
                                          valid tender for exchange of Old
                                          Notes or Old Debentures in the
                                          Exchange Offer will be deemed to have
                                          consented to the Indenture Amendments
                                          and Waivers.

Withdrawal Rights......................   Holders of Old Notes and Old
                                          Debentures may withdraw tenders and
                                          thereby revoke consents and Waivers
                                          at any time until the expiration
                                          date. Holders tendering their Old
                                          Notes and Old Debentures for exchange
                                          may not revoke their consent without
                                          withdrawing their Old Notes and Old
                                          Debentures
                                          tendered for exchange.

                                          See "Procedures for Tendering and
                                          Consenting--Withdrawal of Tenders and
                                          Revocations of Consents."

Acceptance of Old Notes or Old            Subject to the satisfaction or waiver
Debentures and Delivery of New Notes...   of all conditions to the Exchange
                                          Offer, we will accept all Old Notes
                                          or Old Debentures validly tendered
                                          (and not validly withdrawn) on or
                                          prior to the expiration date as
                                          promptly as practicable thereafter.
                                          The New Notes and New Debentures will
                                          be delivered in exchange for the
                                          applicable Old Notes and Old
                                          Debentures, respectively, accepted in
                                          the Exchange Offer promptly after the
                                          expiration date. See "Terms of the
                                          Exchange Offer--Acceptance of Old
                                          Notes or Old Debentures, Delivery of
                                          New Notes." Subject to provisions set
                                          forth in the Tender Agreements, we
                                          reserve the right to terminate the
                                          Exchange Offer and Consent
                                          Solicitation at any time without
                                          accepting any of the tendered Old
                                          Notes or Old Debentures.

Risk Factors

     Retention of the Old Securities following completion of the Exchange Offer and Consent Solicitation is subject to a number of material risks, as is ownership of the New Securities. Many of these risks are set forth in detail under "Risk Factors" beginning on page 18. Prior to deciding whether to accept the Exchange Offer and consent to the proposed Indenture Amendments and Waivers, each Holder should carefully consider all of the information contained in this Offering Memorandum.

Income Tax Consequences

     The Exchange Offer should not be a taxable event for Holders who exchange their Old Securities for New Securities or for Holders who do not participate in the Exchange Offer. See "Certain United States Federal Income Tax
Considerations" for a more detailed discussion of the United States federal income tax treatment of the Exchange Offer.

Depositary

     U.S. Bank National Association has been appointed as depositary for the Exchange Offer and Consent Solicitation. If you have any questions about tendering your Old Notes or Old Debentures or consenting to the Indenture Amendments or Waivers or would like copies of any of the documents we refer to in this Offering Memorandum, you should contact Ronald M. Marmo, Vice President Administration (412-330-1753) at Anthony Crane Rental, L.P. d/b/a Maxim Crane Works, 800 Waterfront Drive, Pittsburgh, Pennsylvania 15222.

           Summary Historical Consolidated Financial Data Of Holdings

     The summary historical consolidated statements of operations data of Holdings set forth below for the years ended December 31, 2000 and 2001 and the related summary historical consolidated balance sheet data as of the respective ends of such periods were derived from the historical audited consolidated financial statements of Holdings. The summary consolidated statement of operations data of Holdings set forth below for the year ended December 31, 2002 and the related summary consolidated balance sheet data as of the respective end of such period were derived from unaudited financial data of Holdings. The audit of our December 31, 2002 financial statements has not yet been completed, as such, our results and related disclosures are subject to change. In our opinion, however, our December 31, 2002 financial data includes all adjustments, consisting only of normal, recurring adjustments, in addition to the adoption of new accounting standards, necessary for a fair presentation of the results of the period. The summary historical consolidated financial data of Holdings for the years ended December 31, 2000 and 2001 set forth below should be read in conjunction with, and is qualified by reference to, Holdings' audited consolidated financial statements and the accompanying notes thereto for the years ended December 31, 2000 and 2001, which are incorporated herein by reference.

                                                                Year Ended December 31,
                                                            -------------------------------
                                                              2000       2001       2002
                                                            --------   --------   ---------
Statement of Operations Data:                                   (dollars in thousands)
Revenues:
   Equipment rentals ....................................   $365,959   $394,439   $ 340,160
   Equipment sales ......................................     37,650     25,679      16,938
                                                            --------   --------   ---------
Total revenues ..........................................    403,609    420,118     357,098
                                                            --------   --------   ---------

Cost of Revenues:
   Cost of equipment rentals ............................    228,557    274,108     257,438
   Cost of equipment sales ..............................     33,407     25,200      15,842
                                                            --------   --------   ---------
Total cost of revenues ..................................    261,964    299,308     273,280
                                                            --------   --------   ---------
Gross profit ............................................    141,645    120,810      83,818
Selling, general and administrative expenses ............     81,528     92,089      83,821
Impairment and other charges ............................         --         --      14,011
Loss from sale of assets ................................         --         --       2,386
                                                            --------   --------   ---------
Income (loss) from operations ...........................     60,117     28,721     (16,400)
Interest expense /(1)/ ..................................     78,567     72,926      64,446
Other expense (income) net ..............................      1,038     (1,785)       (548)
                                                            --------   --------   ---------
Loss before taxes and cumulative effect of change
   in accounting principle ..............................    (19,488)   (42,420)    (80,298)
Provision (benefit) for state taxes .....................        200       (200)         --
                                                            --------   --------   ---------
Loss before cumulative effect of change in
   accounting principle .................................    (19,688)   (42,220)    (80,298)
Cumulative effect of change in accounting principle .....         --         --      23,404
                                                            --------   --------   ---------
Net loss ................................................   $(19,688)  $(42,220)  $(103,702)
                                                            ========   ========   =========

Other Data:
Net cash provided by operating activities ...............   $ 45,828   $ 48,013   $  37,726
Net cash (used in) provided by investing activities .....    (92,957)   (41,674)        132
Net cash provided by (used in) financing activities .....     51,284     35,109     (90,063)
Total capital expenditures ..............................     81,218     47,210      18,200

Balance Sheet Data:
Cash and cash equivalents ...............................   $ 13,135   $ 54,583   $   2,378
Total assets ............................................    791,848    788,658     608,128
Total debt, including capital lease obligations /(2)/ ...    769,008    810,866     736,343
Total liabilities /(3)/ .................................    827,831    867,777     789,024
Total partners' deficit /(4)/ ...........................    (35,983)   (79,119)   (180,896)

----------
/(1)/ Interest expense of Rental, including amortization of deferred financing costs, for each of the years ended December 31, 2000, 2001 and 2002 was $74,993, $66,936 and $58,949, respectively.

/(2)/ Total debt, including capital lease obligations, of Rental for each of the years ended December 31, 2000, 2001 and 2002 was $735,646, $771,678 and
     $691,822, respectively.

/(3)/ Total liabilities of Rental for each of the years ended December 31, 2000, 2001 and 2002 was $794,646, $828,766 and $744,680, respectively.

/(4)/ Total partners capital (deficit) of Rental for each of the years ended
     December 31, 2000, 2001 and 2002 was $(4,204), $(41,350) and $(137,630),
     respectively.

             Summary Supplemental Financial Information of Holdings

     The following table sets forth certain summary supplemental consolidated financial information of Holdings. Adjusted EBITDA as presented in the table below consists of consolidated net loss less the net (gain) loss on sales of used rental equipment, plus loss from sale of assets, provisions for income taxes, interest expense and depreciation, amortization, other (income) expense, impairment and other charges and cumulative effect of change in accounting principle. Adjusted EBITDA is not intended to represent cash flows for any period, nor has it been presented as an alternative to either (1) operating income (as determined by generally accepted accounting principles, or GAAP) as an indicator of operating performance or (2) cash flows from operating, investing and financial activities (as determined by GAAP), and is thus susceptible to varying calculations. Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies. We use this information to evaluate our operating performance and our ability to service our debt and to determine our compliance with the terms of the Senior Credit Facilities and the Old Indentures.

     The SEC has recently promulgated rules, effective March 28, 2003, that govern the presentation of non-GAAP financial measures in SEC filings and in other forms of public disclosure. The information relating to Adjusted EBITDA presented in the table below would not comply with these rules as they relate to SEC filings.

     We urge you to carefully apply your own analysis to the information in the table below. We also urge you to read the sections "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Selected Historical Consolidated Financial and Operating Data" and our consolidated financial statements and related notes contained elsewhere in this offering memorandum.

                                                              Year Ended December 31,
                                                                    (unaudited)
                                                              (dollars in thousands)
                                                          -------------------------------
                                                            2000       2001       2002
                                                          --------   --------   ---------
Net loss...............................................   $(19,688)  $(42,220)  $(103,702)
Net (gain) loss on sales of used rental equipment......       (478)     1,016         (86)
Loss from sale of assets...............................         --         --       2,386
Provision (benefit) for income taxes...................        200       (200)         --
Interest expense.......................................     78,567     72,926      64,446
Total depreciation and amortization/(1)/...............     61,115     69,581      73,007
Other (income) expense.................................      1,385       (879)       (342)
Impairment and other charges...........................         --         --      14,011
Cumulative effect in change in accounting principle....         --         --      23,404
                                                          --------   --------   ---------
Adjusted EBITDA........................................   $121,101   $100,224   $  73,124
                                                          ========   ========   =========

----------
/(1)/ Excludes amortization of deferred financing fees, which is recorded as a component of interest expense.

      Summary Unaudited Historical and Pro Forma Capitalization of Holdings

     The following table sets forth:

     .    Holdings' historical unaudited capitalization as of December 31, 2002;
          and

     . as adjusted to give effect to the Exchange Offer and Consent Solicitation and Bank Credit Facility Amendments, as though they had become effective on December 31, 2002, including payments made for the Consent Fee and Bank Success Fee.

     The adjustments giving effect to the Exchange Offer assume 100% of the Old Notes are exchanged for New Notes and 100% of the Old Debentures are exchanged for New Debentures. To the extent the Holders of our Old Notes who are parties to the Tender Agreements waive the 100% threshold pursuant to our Tender Agreements, our actual capitalization following the Exchange Offer will depend on the principal amount of Old Securities which the Holders determine to exchange for New Securities. The information presented below should be read in conjunction with the Consolidated Financial Statements and related notes appearing elsewhere herein.

                                                               As of December 31, 2002
                                                                     (unaudited)
                                                               -----------------------
                                                                            Pro Forma,
                                                               Historical   as adjusted
                                                               ----------   -----------
                                                                (dollars in thousands)
Cash and short-term investments.............................   $   2,378     $     811
                                                               =========     =========

Credit Facilities/(1)/:
    Existing credit facilities..............................     534,128            --
    Amended credit facilities...............................          --       537,428
    Accrued but unpaid interest on credit facilities........       4,621         4,621
                                                               ---------     ---------
    Total credit facilities.................................     538,749       542,049

Senior Notes:
   Old notes................................................     155,000            --
   Accrued but unpaid interest on old notes.................       6,701            --
   New notes................................................          --       162,993

Debentures:
   Old debentures...........................................      44,521            --
   Accrued but unpaid interest on old debentures............          --            --
   New debentures...........................................          --        45,048

Other Debt:
   Accrued consent fee payable..............................          --           933
   Capitalized leases.......................................       2,694         2,694
   Other debt...............................................       1,028         1,028
   Accrued but unpaid interest on other debt................          42            42
                                                               ---------     ---------
Total debt (including accrued interest).....................     748,735       754,787

Total partners' capital (deficit)...........................    (180,896)     (180,896)
                                                               ---------     ---------

Total capitalization........................................   $ 567,839     $ 573,891
                                                               =========     =========

----------
/(1)/ Includes amounts outstanding under our Senior Credit Facility, Second
     Priority Credit Facility, Third Priority Note Purchase Agreement and the Bank Success Fee.

                                  RISK FACTORS

     You should carefully consider the following risk factors, as well as other information set forth in this Offering Memorandum prior to deciding whether to participate in the Exchange Offer and consent to the Indenture Amendments and Waivers. The risks described below are not the only ones that may affect the New Notes and the New Debentures. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations or adversely affect the New Notes and the New Debentures.

Risks relating to holding Old Securities or New Securities

Following completion of the Exchange Offer and Consent Solicitation, we may not generate sufficient cash flow to satisfy our obligations under the New Securities, the Old Securities and the Credit Facilities or otherwise satisfy certain of the financial covenants under the amended Bank Credit Facilities.

     Following the completion of the Exchange Offer and Consent Solicitation, we expect to generate sufficient cash flow to operate the business and service our debt until July 2004, when all amounts under our Bank Credit Facilities will mature, although there can be no assurance that sufficient cash flow will be generated. We believe, however, that in order to refinance the Bank Credit Facilities in July 2004 when they become due, we will need to restructure our outstanding debt further, including, to the extent outstanding, the Old Notes, the Old Debentures, the New Notes and the New Debentures. The value, if any, to be received by the Holders of the Old Notes, the Old Debentures, the New Notes and the New Debentures at that time will depend on a number of factors, including without limitation the value of our company and our outstanding senior debt.

     Even if our cash flow is otherwise sufficient to operate our business and service our debt until July 2004, we might be unable to satisfy our obligations under the Bank Credit Facilities if an event of default, such as a failure to satisfy specified financial covenants, were to occur prior to such date. Although we are in discussions with our bank lenders to adjust these financial covenants as part of the amendments to the Bank Credit Facilities to reflect our current expectations about the business, we cannot be sure that we will be able to satisfy these revised covenants. If there is an uncured event of default under the Bank Credit Facilities, the bank lenders would have the right to accelerate our obligation to repay them. While the bank lenders have cooperated with us in the past in adjusting these financial covenants, we cannot be sure that they will be cooperative in the future.

Our substantial leverage will continue to make it difficult for us to satisfy our obligations under the Old Securities and the New Securities.

     The degree to which we are leveraged could have important consequences to Holders of the Old Securities and the New Securities, including, but not limited to:

     . making it more difficult for us to satisfy our obligations with respect to the New Securities and Old Securities;

     . increasing our vulnerability to general adverse economic and industry conditions;

     . limiting our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

     . requiring the dedication of a substantial portion of our cash flow from operations to the payment of principal of, and interest on, our indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures or other general corporate purposes; and

     . limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete.

     In addition, the Bank Credit Facilities and the New Indentures that will govern the New Securities will contain financial and other restrictive covenants limiting our ability to, among other things, borrow additional funds. Failure by us to comply with such covenants could result a in default or an event of default which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations. If we cannot generate sufficient cash to meet our obligations as they become due or refinance such obligations, we may have to sell assets or reduce capital expenditures.

Failure to complete the Exchange Offer and Consent Solicitation and to enter into the Bank Credit Facility Amendments could lead us to seek restructuring or ultimately become unable to continue as a going concern.

     In connection with the Exchange Offer, we intend to enter into amendments to the Bank Credit Facilities to, among other things, eliminate prior defaults and events of default, if any, under those credit facilities. We will also alter various covenants under the Bank Credit Facilities to reflect current and anticipated business levels in a manner in which, if the Exchange Offer and Consent Solicitation are completed, management believes will allow us to fund our operations through July 2004.

     Effectiveness of the provisions of the Bank Credit Facility Amendments is conditioned on the successful completion of the Exchange Offer and Consent Solicitation. If we do not complete the Exchange Offer, or if we fail to enter into the Bank Credit Facility Amendments, we will be unable to meet our outstanding debt obligations, including our obligation to pay the principal amount of the Old Securities at maturity. In such circumstances, we would need to restructure our debt through negotiations with our creditors or through a bankruptcy case.

Our obligations under the New Securities and Old Securities will be subordinated to the prior payment in full of all of our existing secured indebtedness.

     The Old Securities are, and the New Debentures will be, our general unsecured obligations and all such securities will be subordinated in right of payment to all of our existing and future secured indebtedness, including our obligations under the Credit Facilities. The New Notes will be our general secured obligations and will be subordinated in right of payment to all obligations secured by our first-, second- and third-priority liens. In addition, the Subsidiary Guarantees of the Old Notes will be subordinated in right of payment to all existing and future secured indebtedness of the related Subsidiary Guarantor and the Subsidiary Guarantees of the New Notes will be subordinated in right of payment to all obligations secured by our first-, second- and third-priority liens. Our Credit Facilities are secured by substantially all of our assets and our direct and indirect domestic subsidiaries; therefore, claims of Holders of the Old Securities and New Securities will be subordinated to the extent of the value of the assets securing the Credit Facilities.

The collateral securing the New Notes is subject to the rights of creditors with first-, second- and third-priority liens. The value of the collateral may not be sufficient to repay the obligations secured by the first-, second- and third-priority creditors and the holders of the New Notes.

     The New Notes and our obligation to pay the Consent Fee will be secured on a fourth-priority basis by substantially all of the collateral securing our obligations under our Third Priority Note Purchase Agreement. The first-, second- and third-priority liens on our assets will secure our obligations under the Credit Facilities.

     Although the holders of obligations secured by first-, second- and third-priority liens and the holders of obligations secured by the fourth-priority liens thereon, including the New Notes, will share in the proceeds of the collateral, the holders of obligations secured by the first-, second- and third-priority liens will be entitled to receive proceeds from any realization of the collateral to repay their obligations in full in cash before the holders of obligations of the New Notes which are secured by fourth-priority liens will be entitled to any proceeds from any liens on the collateral.

     We are not sure that the proceeds from the disposition of all of such collateral would be sufficient to satisfy the amounts outstanding under the New Notes and other obligations secured by the fourth-priority liens, if any, after payment in full of all obligations secured by the first-, second- and third-priority liens on the collateral. If such proceeds were not sufficient to repay amounts outstanding under the New Notes, then holders of the New Notes (to the extent not repaid from the proceeds of the disposition of the collateral) would only have an unsecured claim against our remaining assets, if any.

The Intercreditor Agreement will limit the rights of the holders of the New Notes with respect to the collateral securing the New Notes.

     The rights of the holders of the New Notes with respect to the collateral securing the New Notes will be substantially limited pursuant to the terms of the Intercreditor Agreement. Under that agreement, at any time that obligations that are secured by the first-, second- and third-priority liens are outstanding, any actions that may be taken in respect of the collateral, including the ability to cause the commencement of enforcement proceedings against the collateral and to control the conduct of such proceedings, and the approval of amendments to, and releases of, collateral will be at the direction of the holders of the obligations secured by the first-, second- and third-priority liens, and the trustee, on behalf of the holders of New Notes, will not have the ability to control or direct such actions, even if the rights of the holders of the New Notes are adversely affected.

In the event of a change of control, we may not have the funds necessary to make the required change of control payment.

     In the event of a Change of Control (as defined in the New Indentures), we will be required to make an offer in cash to repurchase the New Securities, if the Exchange Offer and Consent Solicitation are completed, or the Old Securities, if the Exchange Offer and Consent Solicitation are not completed, at an offer price in cash of up to 101% (subject to certain conditions) of the accreted value of the relevant securities then outstanding, plus, in each case, accrued and unpaid interest thereon to the date of purchase.

     A Change of Control under the New Note Indenture will result in an event of default under the Bank Credit Facilities and may result in a default under our other indebtedness that we may incur in the future. The Bank Credit Facilities prohibit the purchase of outstanding New Securities or Old Securities prior to repayment of the borrowings under such credit facilities and any exercise by the Holders of the New Securities or Old Securities of their right to require us to repurchase their securities will cause an event of default under the Bank Credit Facilities.

     There can be no assurance that we will have the financial resources necessary or be able to arrange financing to repay obligations under the Bank Credit Facilities and the New Indentures or to repurchase the New Securities or Old Securities upon a Change of Control. See "Description of New Notes--Repurchase at the Option of Holders--Change of Control" and "Description of New Debentures--Repurchase at the Option of Holders--Change of Control."

Holders of New Notes or New Debentures may be required to recognize greater amounts of "phantom" income than they would have recognized from continuing to hold the Old Notes or Old Debentures, as the case may be.

     Holders of New Notes will recognize original issue discount attributable to deferred cash payments in advance of their actual receipt. Holders of New Debentures will recognize an amount of original issue discount during the period that cash payments are deferred that is greater than the amount that they would have recognized under the Old Debentures during such period. See "Certain United States Federal Income Tax Considerations -- Consequences to United States Holders -- Consequences to Exchanging United States Holders -- Treatment of Original Issue Discount" for further information.

The Indenture Amendments may have adverse consequences for Holders who retain their Old Securities since the Old Securities will not be entitled to the benefit of substantially all of the restrictive covenants and certain event of default provisions presently contained in the Old Indentures after completion of the Exchange Offer and Consent Solicitation.

     The Indenture Amendments may have adverse consequences for Holders who elect not to tender their Old Securities since Holders of Old Securities outstanding after completion of the Exchange Offer will not be entitled to the benefit of substantially all of the restrictive covenants and certain event of default provisions presently contained in the Old Indentures. In addition, to the extent we have sufficient collateral to repay the obligations owed to the holders of our first-, second- and third-priority liens, the New Notes will have the benefit of a fourth-priority security lien. The Old Securities and New Debentures will not be secured. The elimination of these restrictive covenants and other provisions would permit us to, among other things, incur indebtedness, pay dividends or make other payments that would otherwise have been restricted, and incur liens or make investments which would otherwise not have been permitted. See "Terms and Conditions of the Exchange Offer and Consent Solicitation--The Consent Solicitation." It is possible that any such actions that we would be permitted to take as a result of the Indenture Amendments will adversely affect the interests of the non-tendering Holders. Following completion of the Exchange Offer and Consent Solicitation, defaults by us and events of default under the Old Indentures, if any, will have been waived to the full extent permitted under the Old Indentures and Holders of Old Securities may not assert any rights they otherwise would have against us under the Old Indentures as a result of such defaults or events of default.

     Absent the existence of similar covenants under other indebtedness, the modification of the restrictive covenants would permit us to take actions that could increase the credit risks faced by the Holders of the Old

Securities with respect to such securities or that could otherwise be adverse to the interests of the Holders of the Old Securities. This will apply to Old Securities even if the Holder of such Old Securities does not consent to the proposed Indenture Amendments.

     In addition, if the restrictive covenants are modified, as contemplated by the Consent Solicitation, we will not be required to make a change of control offer to purchase any outstanding Old Securities.

The holders of New Notes may not be able to enforce the guarantees of our subsidiaries under the New Notes.

     The Subsidiary Guarantees provide a basis for a direct claim against the Subsidiary Guarantors; however, it is possible that the Subsidiary Guarantees will not be enforceable. The obligation of each Subsidiary Guarantor may be subject to review under state or federal fraudulent transfer laws. Under such laws, if a court in a lawsuit by an unpaid creditor or representative of creditors of one of our subsidiaries, such as a trustee in bankruptcy or the Subsidiary Guarantor as debtor-in-possession, were to find that at the time such obligation was incurred, the Subsidiary Guarantor, among other things:

     .    did not receive fair consideration or reasonably equivalent value; and

     . (1) was insolvent, (2) was rendered insolvent, (3) was engaged in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital or (4) intended to incur or believed that it would incur debts beyond its ability to pay such debts as they matured, the court could void the Subsidiary Guarantor's obligation and direct the return of any payments made to the Subsidiary Guarantor or to a fund for the benefit of its creditors. Moreover, regardless of the factors identified in the clauses (1) through (4) above, the court could void such obligation and direct repayment if it found that the obligation was incurred with an intent to hinder, delay or defraud the creditors.

     The measure of insolvency will vary depending upon the law of the jurisdiction being applied. Generally, however, an entity would be considered insolvent if the sum of its debts is greater than all of its property, including collection rights, at a fair valuation or if the present fair salable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured.

     In addition, the Subsidiary Guarantors may be or become subject to contractual restrictions on their ability to make payments on the Subsidiary Guarantees. If a Subsidiary Guarantor is sold, merged or consolidated in a transaction in which it is not the surviving entity, it will be released from all obligations under its Subsidiary Guarantee so long as the proceeds from such transaction are applied as stipulated by the New Note Indenture.

     If the Subsidiary Guarantees are held not to be enforceable, the New Notes would effectively be subordinated to all liabilities of the Subsidiary Guarantors, including trade payables and accrued liabilities.

If the Exchange Offer is completed, there may be a smaller public trading market for the Old Securities and the market price for the Old Securities may decline.

     There currently is a limited trading market for the Old Securities, which from time to time trade in the over-the-counter market. To the extent the Exchange Offer is completed, the trading and the liquidity of the market for Old Securities are likely to be significantly more limited. A debt security with a smaller outstanding principal amount available for trading (i.e., a smaller "float") and fewer restrictive covenants may command a lower price than would a comparable debt security with a greater float, free transferability and more covenant protection. Thus, following completion of the Exchange Offer, the market price for the Old Securities may decline along with the float. The reduced float may also tend to make the trading price more volatile. Holders of untendered Old Securities may attempt to obtain quotations for the Old Securities from their brokers. Following the completion of the Exchange Offer, however, a liquid trading market for the Old Securities may not develop.

There are no active trading markets for the New Securities.

     The New Notes and New Debentures are new securities and therefore there is currently no active trading market for these securities. If the New Securities are traded after their initial issuance, they may trade at a discount, depending upon prevailing interest rates, the market for similar securities, general economic conditions and our financial condition. We do not currently intend to list the New Securities on any national securities exchange. Accordingly, we cannot assure you as to the development or liquidity of any trading market for the New Securities.

Risks to Holders of Old Debentures and New Debentures

Because Holdings is a holding company without any material assets other than ownership of the equity interests of Rental, the New Debentures will effectively be subordinated to all existing and future liabilities of Holdings' subsidiaries.

     Holdings is a holding company and does not have any material operations or assets other than ownership of the equity interests of Rental and its subsidiaries. Accordingly, the Old Debentures are, and the New Debentures will be, effectively subordinated to all existing and future liabilities of Holdings' subsidiaries, including indebtedness under the Credit Facilities, the Old Notes and the New Notes. As of December 31, 2002, after giving effect to the Exchange Offer and Consent Solicitation, the aggregate amount of liabilities of Holdings' subsidiaries to which Holders of the Old Debentures and New Debentures are effectively subordinated would have been approximately $691.8 million. Holdings and its subsidiaries may incur additional indebtedness in the future, subject to certain limitations contained in the instruments governing their indebtedness.

     Bain Capital, Inc., commonly known as Bain, indirectly owns approximately 71.2% of the outstanding common partnership interests of Holdings and the outstanding limited liability company interests of Holdings' general partner, ACR Management, L.L.C. Thus, Bain, through ACR Management, L.L.C., controls the affairs and policies of Holdings and Rental, including the ability of Rental and its subsidiaries to pay dividends and other distributions to Holdings. The Bank Credit Facilities, however, impose and the New Indentures will impose and agreements entered into in the future may impose, significant restrictions on the payment of such dividends or distributions.

     Any right of Holdings to participate in any distribution of assets of its subsidiaries upon the liquidation, reorganization or insolvency of any such subsidiary, and the consequent right of the Holders of the Old Debentures and New Debentures to participate in the distribution of those assets, will be subject to the prior claims of the respective subsidiary's creditors.

Holdings' ability to service its debt, including its obligations under the Old Debentures and New Debentures, is dependent upon the cash flows of its subsidiaries and the payment of funds by those subsidiaries to Holdings in the form of loans, distributions or otherwise.

     Holdings' cash flow, and consequently its ability to service its debt, including its obligations under the Old Debentures and New Debentures, is dependent upon the cash flows of its subsidiaries and the payment of funds by such subsidiaries to Holdings in the form of loans, distributions or otherwise. Holdings' subsidiaries have no obligations, contingent or otherwise, to pay any amounts due pursuant to the Old Debentures and New Debentures or to make any funds available therefor. In addition, the Bank Credit Facilities and the New Indentures will impose, and agreements entered into in the future may impose, significant restrictions on distributions and the making of loans by Rental to Holdings. Accordingly, repayments of the Old Debentures and New Debentures may depend upon the ability of Holdings to effect an equity offering or to refinance the Old Debentures and New Debentures. If we are unable to refinance our Bank Credit Facilities upon their maturity in July 2004, we will have insufficient cash to meet all of our outstanding debt obligations. In the interim, if we were to default under any of our Bank Credit Facilities, the lenders who are parties to any credit facility that is in default will have a range of remedies available to them, including the ability to take control of any cash that we deposit in our deposit accounts.

Risks of our Business

Our business is affected by the U.S. economy and the varying economic and business cycles of our customers and during periods of recession we may be adversely affected by reduced demand for equipment.

     Our business is affected by the U.S. economy and the varying economic and business cycles of our customers. During recessionary periods, we may be adversely affected by reduced demand for equipment rentals and services, from both our construction customers and our industrial customers. Downward cycles may result in the reduction of equipment rentals and pricing, and an over-supply of available cranes relative to the amount of construction and industrial projects being undertaken by potential customers. Both factors may materially and adversely impact our results of operations. Beginning in early 2001, revenues and earnings decreased due to an overall economic recession in the United States and an oversupply of cranes in the crane rental industry. During January and February of 2003, market conditions continued to be challenging. Accordingly, while we have not finalized our financial statements for February, our initial review indicates that revenue and operating profits continue to show weakness. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Inflation and Cyclicality."

Certain of our principal competitors may be better able to withstand market conditions.

     Certain of our principal competitors may be better able to withstand market conditions within the crane rental industry. We generally compete on the basis of, among other things:

     .    quality and breadth of service;

     .    expertise;

     .    reliability; and

     .    price.

     There can be no assurance that we will not encounter increased competition in the future, which could have a material adverse effect on our business, financial condition and results of operations. See "Business--Competition." In addition, certain of our competitors may attempt to use information relating to our substantial leverage and rumors concerning our financial condition to their advantage in discussing and bidding for crane rental projects undertaken by our customers. These discussions and rumors may adversely affect relations with our customers, suppliers and employees.

The audit of our financial statements for the year ended December 31, 2002 is not complete and we do not believe we would receive an unqualified audit report.

     Our financial statements for the year ended December 31, 2002 have not been audited. The audit of our financial statements has not yet been completed, as such, our results and related disclosures are subject to change. Our independent accountants, however, have informed us that, if they had to render an opinion currently, their audit report would indicate that our current financial condition would raise substantial doubt about our ability to continue as a going concern. Even if the Exchange Offer, Consent Solicitation and Indenture Amendments and the proposed amendments to the Bank Credit Facilities, as amended, are executed, there is no assurance that our independent accountants' current view regarding "going concern" would change.

Bain Capital, Inc. controls us and may have different interests than those of investors in the New Securities and Old Securities.

     Bain indirectly owns approximately 71.2% of the outstanding common partnership interests of Holdings and the outstanding limited liability company interests of Holdings' general partner, ACR Management, L.L.C. Thus, Bain controls the affairs and policies of Holdings and Rental, including the ability to amend the partnership agreements of Holdings or Rental. Circumstances may occur in which the interests of Bain could be in conflict with the interests of the Holders of the New Securities or Old Securities. In addition, Bain may have an interest in pursuing other transactions that, in its judgment, could enhance its equity investment, even though such transactions might involve risks to the Holders of the New Securities or Old Securities.

Our results of operations may be affected by our relations with our employees and their labor unions.

     As of December 31, 2002, we had approximately 850 full time employees. Approximately 35 were employed at our corporate headquarters in Pittsburgh, Pennsylvania and were involved in administrative functions. The remaining employees were located at our various operating yards and were engaged in management, sales and marketing, maintenance and administrative functions. In addition, as of December 31, 2002, we contracted with approximately 1,000 crane operators on an as-needed basis. The majority of these crane operators were unionized and, as of December 31, 2002, approximately 75% of our full time employees were unionized. We have never experienced a material work stoppage and we consider our overall relations with our work force to be good. There can be no assurance, however, that we will not, at some point, be subject to work stoppages by some of our employees, our crane operators or experience work stoppages due to actions by union employees and crane operators at other companies. If such events were to occur, there could be a material adverse effect on our business, financial condition and results of operations. See "Business -- Employees."

We are dependent on key personnel.

     We are dependent on the continued services of our senior management team. Our high degree of leverage makes it difficult for us to retain key employees. Although we believe we can replace key employees in an orderly fashion when the need arises, the loss of such key personnel could have a material adverse effect on our business, financial condition and results of operations.

Loss of key customers could adversely impact our business, financial condition and results of operations.

     As of December 31, 2002, approximately 13% of our rental revenues were generated by sales to our top ten customers. The revenue derived from our customers vary from year to year. If some of our larger existing customers ceased doing business with us, or if we were unable to generate new customers, we could experience an adverse impact on our business, financial condition and results of operations. We are not sure that a specific customer in any given year will continue to use our services in subsequent years.

Any failure to comply with the federal, state and local environmental and occupational health and safety laws and regulations to which we are subject could result in a material adverse effect on our business, financial condition and results of operations.

     Our operations are subject to federal, state and local environmental and occupational health and safety laws and regulations, including laws and regulations governing petroleum storage, waste water discharge, underground storage tanks, hazardous chemical reporting, and hazardous waste disposal. Based upon the findings of an environmental assessment conducted in the second quarter of 1998, we believe we are in material compliance with these requirements. The enactment of more stringent laws or regulations or stricter interpretation of existing laws and regulations could require additional expenditures by us, which could have a material adverse effect on our business, financial condition and results of operations.

     We are subject to liability for the investigation and remediation of environmental contamination, including contamination caused by other parties, at the properties we own or operate and at other properties where we or our predecessors have arranged for the disposal of hazardous substances. The amount of such liability could have a material adverse effect on our business, financial condition and results of operations. See "Business--Environmental, Health and Safety Matters."

                      TERMS AND CONDITIONS OF THE EXCHANGE
                         OFFER AND CONSENT SOLICITATION

The Exchange Offer

     Upon the terms and subject to the conditions set forth in this Offering Memorandum and the accompanying Letter of Transmittal:

     1. Anthony Crane Rental, L.P., commonly known as Rental, and Anthony Crane Capital Corporation, commonly known as Crane Capital, hereby offer to exchange $1,000 face amount of new 9 3/8% senior secured notes due 2008, known as the "New Notes," of Rental and Crane Capital for each $1,000 face amount of Rental's and Crane Capital's 10 3/8% senior notes due 2008, known as the "Old Notes"; and

     2. Anthony Crane Rental Holdings, L.P., commonly known as Holdings, and Anthony Crane Holdings Capital Corporation, commonly known as Holdings Capital, hereby offer to issue $1,000 face amount of new 12 3/8% senior discount debentures due 2009, known as the "New Debentures," of Holdings and Holdings Capital in exchange for each $1,000 face amount of Holdings' and Holdings Capital's 13 3/8% senior discount debentures due 2009, known as the "Old Debentures."

     We refer to the New Notes and the New Debentures in this Offering Memorandum as the "New Securities." We refer to the Old Notes and the Old Debentures in this Offering Memorandum as the "Old Securities."

     Interest on the New Securities accruing through and including the February 1, 2004 interest payment date will not be paid in cash, but will accrete as additional principal. Interest on the New Notes during that period, to the extent it accretes as additional principal, will accrete at a rate of 12 5/8% per annum. Interest on the New Debentures during that period will accrete as additional principal at a rate of 16 3/8% per annum. Additional principal, representing the amount that would have accreted on the Old Debentures for the six month period ended February 1, 2003 had the rate on the Old Debentures been 16 3/8% per annum, rather than 13 3/8% per annum, will be added to the New Debentures. All interest accruing on the New Securities for periods after February 1, 2004 will be payable in cash on each interest payment date, beginning on August 1, 2004. Interest on the New Notes during that period will accrue at a rate of 9 3/8% per annum. Interest on the New Debentures during that period will accrue at a rate of 12 3/8% per annum. With regards to interest that is in arrears and due and payable in respect of the Old Notes on the date of completion of the Exchange Offer, we shall issue additional New Notes to Holders (as defined below) who participate in the Exchange Offer in lieu of a cash payment. If an Event of Default occurs under the New Note Indenture, the default rate of interest on the New Notes shall equal 12 5/8% per annum during the period of that Event of Default. If an Event of Default occurs under the New Debenture Indenture, the default rate of interest on the New Debentures shall equal 16 3/8% per annum during the period of that Event of Default.

     We are undertaking the Exchange Offer and Consent Solicitation as part of an ongoing restructuring program. We believe that the reduction in our debt service burden afforded by the Exchange Offer and Consent Solicitation, together with the anticipated amendments to our Bank Credit Facilities, will provide the necessary improvements and operating cash flow to fund our debt service payments through July 2004, when all amounts outstanding under our Bank Credit Facilities will mature. However, we cannot assure you that our business plan will be successful or that the expected benefits of the Exchange Offer and Consent Solicitation will be realized.

     Old Notes and Old Debentures that are exchanged as part of the Exchange Offer will be cancelled.

     We are relying on the exemption set forth in Section 3(a)(9) of the Securities Act to issue the New Securities. Section 3(a)(9) exempts from the registration requirements of the Securities Act any security exchanged by an issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting the exchange. To the extent that Section 3(a)(9) does not exempt from registration the issuance of the New Securities, we are also relying upon Section 4(2) of the Securities Act and Regulation D promulgated thereunder. Section 4(2) exempts from the registration requirements of the Securities Act any transaction by an issuer not involving any public offering.

     BY TENDERING, EACH HOLDER AUTOMATICALLY CONSENTS TO THE INDENTURE AMENDMENTS AND THE WAIVERS. SEE "PROCEDURES FOR TENDERING OLD NOTES AND OLD DEBENTURES AND CONSENTING TO THE INDENTURE AMENDMENTS AND THE WAIVERS."

     Security Interest. Upon satisfaction of the following conditions, the New Notes and our obligation to pay the Consent Fee will be secured on a fourth-priority basis by substantially all of the collateral securing our obligations under our Third Priority Note Purchase Agreement:

     1. the requisite lenders under our Bank Credit Facilities must consent to the granting of the security interest;

     2. Fleet National Bank must agree to act as perfection agent for perfection purposes only with respect to titled property of the Note Issuers for the holders of the New Notes; and

     3. the lenders under our Bank Credit Facilities and the holders of the New Notes must execute and deliver an Intercreditor Agreement, which Intercreditor Agreement is required to have terms substantially identical to those executed in connection with the Third Priority Note Purchase Agreement. Because the documents governing the fourth-priority lien have not been finalized, their terms may vary in very limited respects from those described in this section.

The Consent Solicitation

     We are also soliciting consents for amendments to the indenture dated as of July 22, 1998, by and among Rental, Crane Capital, the guarantors of the Old Notes and State Street Bank and Trust Company (succeeded by U.S. Bank National Association), as Trustee, pursuant to which the Old Notes were issued (the "Old
Note Indenture"), and the indenture dated as of July 22, 1998, by and among Holdings, Holdings Capital and State Street Bank and Trust Company (succeeded by U.S. Bank National Association), as Trustee, pursuant to which the Old Debentures were issued (the "Old Debenture Indenture" and, collectively with the Old Note Indenture, the "Indentures"), pursuant to which the Old Debentures were issued, to eliminate or amend substantially all of the restrictive covenants (the "Indenture Amendments") contained in the Indentures and waivers with respect to any existing default or events of default under the Old Securities (the "Waivers") under the Old Indentures. The solicitation of consents to the Indenture Amendments and the Waivers are known herein as the Consent Solicitation.

     As a condition to the acceptance of the Exchange Offer and Consent Solicitation, Holders must consent to the Indenture Amendments between Rental, Crane Capital and U.S. Bank National Association, as successor Trustee with respect to the Old Note Indenture and Holdings, Holdings Capital and U.S. Bank National Association, as successor Trustee with respect to the Old Debenture Indenture. U.S. Bank National Association is referred to hereafter as the Trustee.

     The primary purpose of the Indenture Amendments is to eliminate substantially all of the restrictive covenants in the Old Indentures and to modify certain of the event of default provisions and certain other provisions in the Old Indentures. The primary purpose of the Waivers is to obtain the waivers of the Holders of Old Securities with respect to any existing default or events of default under the Old Indentures.

     The Indenture Amendments and Waivers will be embodied in amendments to the Old Indentures governing the Old Notes and Old Debentures, respectively, in the form of supplemental indentures, commonly known in this Offering Memorandum as the "Supplemental Indentures." The Supplemental Indenture with respect to the Old Notes will become effective upon execution by Rental, Crane Capital and the Trustee and upon the completion of the Exchange Offer. The Supplemental Indenture with respect to the Old Debentures will become effective upon execution by Holdings, Holdings Capital and the Trustee and upon the completion of the Exchange Offer. Thereafter, the Indenture Amendments will be binding on all non-tendering Holders of Old Notes and Old Debentures.

     Upon completion of the Consent Solicitation, we will pay a Consent Fee in the aggregate amount of $1.4 million, payable pro rata (based on the principal amount of Old Notes held) to Holders of Old Notes who validly deliver their consent in the Consent Solicitation to the Indenture Amendments for the Old Note Indenture. This Consent Fee will payable in three equal installments: upon the issuance of the New Notes, on September 1, 2003 and on February 1, 2004. If we fail to pay this Consent Fee, it will constitute an event of default under the terms of the New Note Indenture. We will not pay any fee for any consents to the Indenture Amendments for the Old Debenture Indenture.

     The summaries of provisions of the Old Indentures set forth below are qualified in their entirety by reference to the full and complete terms contained in such Old Indentures. Capitalized terms used in this section without definition shall have the meanings set forth in such Old Indentures.

     Deletion of Covenants. The Indenture Amendments would delete in their entireties the provisions summarized below from each of the Old Note Indenture and Old Debenture Indenture (or any existing supplements thereto), as applicable:

     . Offer to Purchase by Application of Net Proceeds Offer Amount. This requires us to offer to purchase outstanding Old Notes or Old Debentures in the event of certain asset sales.

     . Reports. This provision currently requires that we file annual and periodic reports with the SEC and furnish such information to Holders of the Old Securities.

     . Compliance Certificate. This provision requires that we deliver certain compliance certificates to the Trustee.

     . Taxes. This provision requires that we pay prior to delinquency all material taxes except where such are contested in good faith.

     . Stay, Extension and Usury Laws. This provision requires that we waive any protections we may have under any stay, extension and usury laws.

     . Restricted Payments. This provision currently restricts our ability and the ability of our Restricted Subsidiaries to make specified restricted payments.

     . Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. We may not be limited in our ability to pay dividends and make other payments.

     . Incurrence of Indebtedness and Issuance of Preferred Stock. This provision currently restricts our ability and the ability of our Restricted Subsidiaries to incur indebtedness and issue certain types of preferred stock.

     . Asset Sales. This provision currently restricts the use of our proceeds following the sale of certain assets, the shares of stock of any Restricted Subsidiary or the assets of any Restricted Subsidiary.

     . Transactions with Affiliates. This provision currently restricts our ability and the ability of our Restricted Subsidiaries to engage in transactions with our shareholders and affiliates.

     . Liens. This provision restricts our ability and the ability of our Restricted Subsidiaries to create or permit to exist certain Liens on our assets and properties.

     . Conduct of Business. This provision currently restricts our ability and the ability of our Restricted Subsidiaries to engage in certain types of businesses.

     . Corporate Existence. This provisions require that we do or cause all things necessary to preserve and keep in full force and effect our corporate existence and our rights and licenses.

     . Repurchase at the Option of Holders. This provision currently requires that we make an offer to purchase Old Notes or Old Debentures at a specified price following a change in control.

     . Sale Leaseback Transactions. This provision currently restricts our ability and the ability of our Restricted Subsidiaries to enter into sale and leaseback transactions.

     . Additional Subsidiary Guarantees. This provision requires that if we or any of our Restricted Subsidiaries acquire or create another domestic Subsidiary, that such person execute a Subsidiary Guarantee.

     . Merger, Consolidation or Sale of Assets. This provision currently restricts our ability and the ability of our Restricted Subsidiaries to engage in transactions constituting a merger or consolidation or sale of all or substantially all of such person's assets.

     . Successor Corporation Substituted. This provision requires that upon any consolidation, merger or sale of assets, we substitute the successor corporation for our obligations under the Old Indentures.

     Modification of Events of Default. The Indenture Amendments would remove as an event of default any of the provisions summarized below:

     . our failure to comply with the "--Change of Control" or "--Asset Sales" provisions in the Old Indentures;

     . any default in the performance or observance of, any other covenants or agreements contained in the Old Indentures continuing for more than 30 days after we have received requisite notice of the default;

     . our failure to pay certain indebtedness at its maturity and such failure continues for more than 10 days;

     . the rendering of one or more judgments is rendered against us in an aggregate amount in excess of $10 million and remains unpaid or undischarged for 60 days after such judgment has become final or unappealable; and

     .    certain events of bankruptcy affecting us.

     Deletion of Definitions. The Indenture Amendments would delete certain definitions from the Old Indentures when references to such definitions would be eliminated as a result of the foregoing.

     We are seeking consents to all Indenture Amendments as a single proposal, with respect to each Old Indenture. Accordingly, a consent purporting to consent to only some of the Supplemental Indentures will not be valid.

     Adoption of the proposed Indenture Amendments may have adverse consequences for Holders that elect not to tender Old Notes and Old Debentures in the Exchange Offer since Holders of Old Securities that remain outstanding after the closing of the Exchange Offer closing will not be entitled to the benefit of substantially all of the restrictive covenants and certain event of default provisions presently contained in the Old Indentures, and may be subject to certain adverse tax consequences. See "Certain United States Federal Income Tax Considerations--Consequences to Holders--Consequences to Non-Exchanging Holders." The elimination of these restrictive covenants and other provisions would permit us and our Restrictive Subsidiaries to, among other things, incur indebtedness, pay dividends or make other payments that would otherwise have been restricted and incur liens or make investments which would otherwise not have been permitted. It is possible that any such actions that we and our Restrictive Subsidiaries would be permitted to take as a result of the Indenture Amendments to the Old Indentures will adversely affect the interests of the non-tendering Holders.

     Consent to the Waivers by the Holders of Old Notes and Old Debentures may also have adverse consequences for Holders that elect not to tender Old Notes and Old Debentures in the Exchange Offer. Following completion of the Exchange Offer and Consent Solicitation, defaults and events of default by us under the Old Indentures, if any, will have been waived and Holders of Old Securities may not assert any rights they may have against us under the Old Indentures as a result of such defaults and events of default.

     To the extent Old Notes or Old Debentures are tendered and accepted in the Exchange Offer, the trading market, if any, for the untendered Old Notes or Old Debentures could be adversely affected.

     The completion, execution and delivery of the Letter of Transmittal or the Notice of Guaranteed Delivery and Consent by a Holder in connection with the tender of Old Notes or Old Debentures will be deemed to constitute the consent of such tendering Holder to the Indenture Amendments and Waivers with respect to the Old Securities so tendered. See "Procedure for Tendering and Consenting--How to Tender Notes and Deliver Consents."

     Upon the effective date of the Exchange Offer and Consent Solicitation and receipt of the required consents, we and the Trustee will execute the Supplemental Indentures.

Conditions to the Exchange Offer and Consent Solicitation

     Conditions to the Obligations of the Issuers.

     Notwithstanding any other provisions of the Exchange Offer and Consent Solicitation and in addition to and not in limitation of our right to extend, amend or terminate the Exchange Offer and Consent Solicitation at any time in our sole discretion, our obligation to accept for exchange Old Notes or Old Debentures validly tendered pursuant to the Exchange Offer and Consent Solicitation is conditioned upon, among other things:

     (a) receipt by Rental and Crane Capital of valid tenders of 100% of the aggregate principal amount of the Old Notes;

     (b) receipt by Holdings and Holdings Capital of valid tenders of 100% of the aggregate principal amount of the Old Debentures;

     (c) receipt by Rental and Crane Capital of consents from Holders of 100% of the aggregate principal amount of Old Notes outstanding to, and execution by Rental and Crane Capital and the Trustee of the Supplemental Indenture providing for, the Indenture Amendments and Waivers relating to the Old Notes;

     (d) receipt by Holdings and Holdings Capital of consents from Holders of 100% of the aggregate principal amount of Old Debentures outstanding to, and execution by Holdings and Holdings Capital and the Trustee of the Supplemental Indenture providing for, the Indenture Amendments and Waivers relating to the Old Debentures;

     (e) receipt by Holdings and Rental of amendments to the Bank Credit Facilities, executed by the required lenders thereunder; and

     (f) the general conditions to the Exchange Offer, which shall be deemed to have been satisfied unless any of the following conditions shall occur on or after the date of this Offering Memorandum and prior to the acceptance for exchange of any Old Notes tendered pursuant to the Exchange Offer:

          (1) there shall have occurred (A) any general suspension of, or limitation on prices for, trading in securities in the United States securities or financial markets, (B) a material impairment in the trading market for debt securities, (C) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (D) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, (E) a commencement of a war, armed hostilities or other national or international crisis involving the United States or (F) any significant adverse change in the United States securities or financial markets generally or in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;

          (2) there exists an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction that shall have been enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent or materially restrict or delay completion of the Exchange Offer or Consent Solicitation or that is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or our or those of any our subsidiaries;

          (3) there shall have been instituted or be pending any action or proceeding before or by any court or governmental, regulatory or administrative agency or instrumentality, or by any other person, which challenges the making of the Exchange Offer or Consent Solicitation or is reasonably likely to directly or indirectly prohibit, prevent, restrict or delay the completion of the Exchange Offer or the Consent Solicitation, the Indenture Amendments or Waivers or otherwise adversely affect in any material manner the Exchange Offer, Consent Solicitation, the Indenture Amendments or Waivers;

          (4) there exists, in Holdings' and Rental's sole judgment, any other actual or threatened legal impediment to the exchange of Old Securities, the issuance of New Securities, or any other circumstances that would materially adversely affect the transactions contemplated by the Exchange Offer and Consent Solicitation or the contemplated benefits of the Exchange Offer or Consent Solicitation to us;

          (5) there shall have occurred or be likely to occur an event or events which, in Holdings' and Rental's sole judgment, would or might prohibit, restrict or delay the completion of the Exchange Offer or Consent Solicitation or materially impair the contemplated benefits of the Exchange Offer or Consent Solicitation to us or otherwise result in the completion of the Exchange Offer or Consent Solicitation not being in our best interests; or

          (6) the Trustee under the Old Indentures shall have objected in any respect to, or taken any action that would be reasonably likely to materially and adversely affect the completion of the Exchange Offer or the Consent Solicitation or our ability to effect the Indenture Amendments or Consent Solicitation, or shall have taken any action that challenges the validity or effectiveness of the procedures used by us in soliciting the consents or in the making of the Exchange Offer or the acceptance of Old Notes or Old Debentures or the consents to the Indenture Amendments or Waivers or the issuance of the Old Securities in exchange for the New Securities.

     Other than the 100% thresholds, the waiver of which is described below, the foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, including any action or inaction by us, and may be waived by us, in whole or in part, at any time and from time to time. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

     Conditions to the Obligations of the Holders of Old Securities Under the Tender Agreements.

     Pursuant to the Tender Agreements:

     . Holders of Old Notes which, as of the date hereof, beneficially own in the aggregate approximately 59.1% of the outstanding principal amount of the Old Notes; and

     . Holders of Old Debentures which, as of the date hereof, beneficially own in the aggregate approximately 61.7% of the outstanding principal amount of the Old Debentures,

     have agreed to exchange their Old Securities pursuant to the Exchange Offer and to deliver their consents to the pursuant to the Consent Solicitation, subject to certain conditions. We have agreed not to waive any of the conditions described in clauses (a) through (c) above without the consent of the Holders who hold 75% of the principal amount of Old Notes that are subject to the Tender Agreements.

     The obligations of the Holders of Old Securities who have entered into the Tender Agreements to tender their Old Securities and consent to the Indenture Amendments are subject to significant conditions. These conditions include the following:

          (1) The Holders of 100% of the outstanding principal amount of the Old Notes and Old Debentures must have tendered, or agreed to tender, their Old Notes and Old Debentures in the Exchange Offer.

          (2) The Holders of at least a majority in the outstanding principal amount of each of the Old Notes and Old Debentures shall have delivered, or agreed to deliver, their consent to the Indenture Amendments and the Waiver in the Consent Solicitation.

          (3) This Offering Memorandum, together with the other documents needed to effectuate the Exchange Offer and Consent Solicitation, including the form of the New Indentures to govern the New Notes and New Debentures and the security documents providing for the security interest for the New Notes (including the Intercreditor Agreement), shall be reasonably satisfactory to the Holders of Old Securities who have entered into the Tender Agreements.

          (4) None of the Issuers may have materially breached the Tender Agreements or failed to satisfy any of the terms or conditions in the term sheet contemplated by the Tender Agreements in any material respect, and, to the extent curable, such breach or failure shall not have been cured within 10 days of receiving notice thereof.

          (5) The Exchange Offer and Consent Solicitation must be consummated by May 13, 2003.

          (6) The Issuers must not have filed any proceeding under any provision of the bankruptcy code or under any other state, federal or foreign bankruptcy law.

          (7) No person shall have commenced any proceeding under any provision of the bankruptcy code or under any other state, federal or foreign bankruptcy law against any of the Issuers.

          (8) The Issuers shall not have withdrawn or revoked the Exchange Offer, or announced their intention not to pursue the Exchange Offer.

          (9) The Bank Credit Facilities Amendments shall have been entered into by the parties thereto on terms materially consistent with those set forth in the term sheet attached to the Tender Agreements.

     The Holders of the Old Securities who have entered into Tender Agreements may refuse to tender and consent, and may withdraw their tenders and revoke their consents, if any of these conditions is not satisfied.

Termination

     Subject to provisions set forth in the Tender Agreements, we reserve the right to terminate the Exchange Offer and Consent Solicitation, in our sole discretion, at any time and for any reason without accepting any of the tendered Old Notes or Old Debentures. This right of termination is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to such decision at any time.

Expiration Date

     The Exchange Offer and Consent Solicitation will expire at 5:00 p.m., New York City time, on April 11, 2003 unless extended (such time and date as the same may be extended, the "Expiration Date"). In order to receive the New Securities in exchange for their Old Securities pursuant to the Exchange Offer, Holders must tender their Old Notes and Old Debentures (or provide for the tender of the Old Notes and Old Debentures under the terms of the Notice of Guaranteed Delivery and Consent) prior to the Expiration Date.

Withdrawal Rights

     Tenders of Old Notes and Old Debentures may be withdrawn at any time prior to the Expiration Date. A valid withdrawal of Old Notes or Old Debentures prior to the Expiration Date shall automatically constitute a revocation of consents and Waivers with respect to such Old Notes and Old Debentures and thereby render such consents and Waivers invalid, null and void.

     Any Holder of Old Securities who has tendered Old Securities, or who succeeds to the record ownership of Old Securities Notes in respect of which such tenders have previously been given, may withdraw such Old Securities by delivery of a written notice of withdrawal. To be effective, a written or facsimile transmission notice of withdrawal of a tender, consent and Waiver must
(1) be timely received by the Depositary at one of its addresses specified in this Offering Memorandum before the Expiration Date, (2) specify the name of the registered Holder of Old Securities to be withdrawn, (3) contain the description of the Old Securities to be withdrawn, the certificate numbers shown on the particular certificates evidencing such Old Securities and the aggregate principal amount of such Old Securities, and (4) be signed by such registered Holder of such Old Securities in the same manner as the original signature on the applicable Letter of Transmittal (including any required signature guarantees), or be accompanied by documents of transfer sufficient to have the Trustee under the Old Indentures register the transfer of such Old Securities into the name of the person withdrawing such Old Securities or revoking such consent. The signature(s) on the notice of withdrawal of any tendered Old Securities must be guaranteed by an Eligible Institution unless such Old Securities have been tendered (1) by a registered Holder who has not completed the boxes on the Letter of Transmittal entitled "Special Issuance Instructions" or "Special Delivery Instructions" or (2) for the account of an Eligible Institution. If the Old Securities to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal is effective immediately upon receipt by the Depositary of written or facsimile transmission notice of withdrawal even if physical release is not yet effected.

     Any Old Securities which have been tendered for exchange but which are not exchanged will be returned to the Holder thereof without cost to such Holder promptly following the Expiration

Date. Properly withdrawn Old Securities may be returned to the Holder thereof without cost to such Holder promptly following the Expiration Date. Properly withdrawn Old Securities may be reentered at any time prior to the Expiration Date by following one of the procedures described in this Offering Memorandum.

Untendered Old Notes or Old Debentures

     To the extent that the parties to our Tender Agreements allow us to waive the condition that 100% of the Holders of Old Securities must tender their Old Notes or Old Debentures for us to complete the Exchange Offer, if a Holder does not tender its Old Notes or Old Debentures and the Exchange Offer is completed, we may leave such unexchanged Old Securities outstanding. With respect to such Old Securities not tendered, we also reserve the right (but are under no obligation), subject to the terms of our Bank Credit Facilities, to purchase such Old Securities (whether pursuant to open market purchases, negotiated transactions or otherwise and whether for consideration similar to or different from that offered in the Exchange Offer), to defease such Old Securities pursuant to the terms of the Old Indentures or as otherwise agreed with the Holder of such Old Securities or to redeem such Old Securities in accordance with their terms. In the event Old Securities that are not tendered in the Exchange Offer are left outstanding, Holders of such Old Securities may not be entitled to the benefit of substantially all of the restrictive covenants and certain event of default provisions presently contained in the Old Indentures because of the effects of the Indenture Amendments. See "Risk Factors--If the Exchange Offer is Completed, Both the Tendering and Non-Tendering Holders Could Be Adversely Affected--Risks Particular to Non-Tendering Holders."

                    AMENDMENTS TO THE BANK CREDIT FACILITIES

     Concurrently with our sale of the Old Securities we entered into our Bank Credit Facilities with a group of lenders. At that time, the Bank Credit Facilities consisted of up to a $275.0 million six-year non-amortizing revolving loan facility under our Senior Credit Facility and a $50.0 million eight-year term loan under our Second Priority Credit Facility. In connection with our acquisition of Carlisle Construction in July 1999, we amended our Senior Credit Facility to, among other things, increase the amount available under our six-year non-amortizing revolving loan facility by $150.0 million to $425.0 million and to add a $250.0 million six-year term loan.

     On June 17, 2002, we amended and restated our Senior Credit Facility and entered into an amendment to our Second Priority Credit Facility, each effective as of March 31, 2002. The more significant provisions of these amendments included a reduction in the maximum committed amount available under the revolving loan facility of the Senior Credit Facility from $425.0 million to $300.0 million, and an increase in the interest rate margins by 100 basis points on all loans outstanding under the Bank Credit Facilities. In connection with the sale of our marine division, the maximum committed amount available under our revolving loan facility was further reduced on December 31, 2002 from $300.0 million to $280.5 million and from $280.5 million to $270.5 million on January 31, 2003.

     The Bank Credit Facilities, as amended, allow for a modification of the existing financial covenants through March 31, 2003, after which time the financial covenants reverted to those in effect immediately prior to such amendment. The Bank Credit Facilities, as amended, also imposed a new covenant restricting the level of capital expenditures in 2002, and a more restrictive set of negative covenants, including tighter limitations on the incursion of indebtedness, contingent obligations and liens, making investments or restricted payments and the completion of acquisitions and asset sales.

     In addition, the Bank Credit Facilities, as amended, require that we, within specified time frames, reduce the borrowings by remitting funds received from asset sales, insurance proceeds, the issuance of debt or equity securities and any cash or cash equivalents in excess of a specified level. Such funds may then be reborrowed pursuant to the existing provisions of the revolving loan facility. The Bank Credit Facilities, as amended, also allow for certain remedies, including the acceleration of maturities of outstanding amounts upon the occurrence of a material adverse change.

     We are in discussions with the required lenders to further amend our Bank Credit Facilities. The effectiveness of any such potential amendment is contingent upon the successful completion of the Exchange Offer and Consent Solicitation.

     The Bank Credit Facility Amendments are expected to provide for, among other things:

     . the maturity dates for certain of the facilities to be shortened by approximately 24 months;

     . the reduction of the outstanding facility amounts with the proceeds of certain asset sales; and

     . the revolving loan commitments to be permanently reduced to $251.0 million on August 1, 2003, to $240.0 million on November 1, 2003, $235.0 million on February 1, 2004, and to $228.0 million on May 1, 2004.

     Subject to certain limitations, we expect that the adjusted borrowing base amount will be increased based upon a percentage of the orderly liquidation value of certain assets sold. We expect to pay additional payment-in-kind interest to the lenders under the Bank Credit Facilities of 50 basis points per annum, which we expect shall accrete to the amounts outstanding and which we expect to be payable in cash upon final maturity. We expect to pay an "amendment fee" in the amount of $1.1 million at the closing of the Bank Credit Facility Amendments and "success PIK fees" in the aggregate amount of $3.3 million payable in full in cash on the earliest to occur of:

     .    July 23, 2004;

     . the date on which all amounts outstanding under the Bank Credit Facility, other than the Bank Success Fee, have been paid; and

     . the occurrence of a "Material Liquidation Event," as defined in the Senior Credit Facility.

     We expect to issue, on a pro rata basis, to the senior lenders under the Bank Credit Facilities warrants of Holdings equal to 15% of the common equity interests of Holdings on a fully diluted basis. We anticipate that the minimum revolver availability covenant will be deleted from the Senior Credit Facility and that the adjusted borrowing base amount will be reduced by certain amounts for all times during each month. The existing financial covenants shall continue, subject to certain modifications. In addition, we expect to have the obligation to retain a chief restructuring officer if we breach any of the financial covenants under our Senior Credit Facility or any payment or insolvency event of default shall occur under our Senior Credit Facility. Finally, we are discussing with our senior lenders the terms of the fourth-priority security interest to be granted to the holders of our New Notes. provided that the terms of such fourth-priority security interest will be substantially identical to the terms of the existing intercreditor agreement executed in connection with the Third Priority Note Purchase Agreement.

     Following the completion of the Exchange Offer and Consent Solicitation, we anticipate that we will generate sufficient cash flow to operate the business until the maturity of the Bank Credit Facilities in July 2004, although there can be no absolute assurance that sufficient cash flow will be generated. At that point, it is expected that outstanding borrowings under the Bank Credit Facilities will be lower than current borrowings under these facilities. We believe, however, that in order to refinance our Bank Credit Facilities in July 2004 when they become due, we will need to restructure our outstanding debt further.

                            DESCRIPTION OF NEW NOTES

General

     The new 9 3/8% senior secured notes due 2008 (the "New Notes") will be issued by Anthony Crane Rental, L.P. ("Rental") and Anthony Crane Capital Corporation ("Rental Capital" and, collectively with Rental, the "Note Issuers"), pursuant to an indenture (the "New Note Indenture") among Rental, Rental Capital, the Subsidiary Guarantors and U.S. Bank National Association, as trustee (the "Trustee"). The New Note Indenture is governed under the laws of the state of New York. The terms of the New Notes include those stated in the New Note Indenture and those made part of the New Note Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act.") The New Notes are subject to all such terms, and holders of New Notes are referred to the New Note Indenture and the Trust Indenture Act for a statement thereof. The Fourth-Lien Security Documents referred to below under the heading "- Security" define the terms of the security interests that, subject to the satisfaction of certain conditions discussed below under the heading "- Security," will secure the New Notes.

     The following is a summary of the material provisions of the New Note Indenture, the Intercreditor Agreement and the Fourth-Lien Security Documents and does not purport to be complete and is qualified in its entirety by reference to the New Note Indenture, the Intercreditor Agreement and the Fourth-Lien Security Documents, including the definitions therein of certain terms used below. To the extent fully negotiated, copies of the form of New Note Indenture, the Intercreditor Agreement and the Fourth-Lien Security Documents are available as set forth below under "--Additional Information." The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions."

     The New Notes will be general senior secured obligations of Rental and Crane Capital and will rank:

     . effectively senior in right of payment to all existing and future senior unsecured indebtedness of Rental and Crane Capital to the extent of the value of the collateral remaining after payment in full in cash of all prior secured claims;

     . senior in right of payment to all existing and future subordinated indebtedness of Rental and Crane Capital; and

     . effectively junior in right of payment to the senior indebtedness of Rental and Crane Capital secured by first-, second- and third-priority liens.

     Rental's and Crane Capital's obligations under the New Notes will be jointly and severally guaranteed by the Subsidiary Guarantors. The Subsidiary Guarantees will be general secured obligations of the Subsidiary Guarantors and will rank:

     . effectively senior in right of payment to all existing and future senior unsecured indebtedness of the Subsidiary Guarantors to the extent of the value of the collateral remaining after payment in full in cash of all prior secured claims;

     . senior in right of payment to all existing and future subordinated indebtedness of the Subsidiary Guarantors; and

     . effectively junior in right of payment to senior indebtedness of the Subsidiary Guarantors secured by first-, second- and third-priority liens.

     Pursuant to the Fourth-Lien Security Documents and the Intercreditor Agreement, the security interests securing the New Notes will be fourth in priority to any and all security interests at any time granted to secure the Senior Obligations, which term includes Hedging Obligations. As of December 31, 2002, on a pro forma basis after giving effect to the Exchange Offer and Consent Solicitation and the Bank Credit Facility Amendments, the New Notes would have been effectively subordinated to $691.8 million of secured obligations (including capital lease obligations) of Rental and the Subsidiary Guarantors. The New Note Indenture permits additional borrowings under the Credit Facilities in the future. See "Risk Factors--Asset Encumbrances."

     Rental Capital is a Wholly Owned Subsidiary of Rental that was incorporated in Delaware for the purpose of serving as a co-issuer of the Old Notes in order to facilitate the offering of the Old Notes. The Note Issuers believe that certain prospective purchasers of the New Notes may be restricted in their ability to purchase debt securities of partnerships, such as Rental, unless such debt securities are jointly issued by a corporation. Rental Capital will not have any operations or assets and will not have any revenues. It is expected that the New Notes will be repaid by Rental and the Subsidiary Guarantors and Rental and the Subsidiary Guarantors will have no contribution or similar rights against Rental Capital with respect thereto. As a result, prospective purchasers of the New Notes should not expect Rental Capital to participate in servicing the interest and principal Obligations on the New Notes.

Subsidiary Guarantees

     The Note Issuers' payment obligations under the New Notes will be jointly and severally guaranteed (the "Subsidiary Guarantees") by the Subsidiary Guarantors. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable law. See, however, "Risk Factors--Fraudulent Transfer."

     Subject to the provisions of the following paragraph, the New Note Indenture provides that no Subsidiary Guarantor may consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another corporation, Person or entity whether or not affiliated with such Subsidiary Guarantor (other than a Subsidiary Guarantor) unless (1) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all the obligations of such Subsidiary Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the New Notes and the New Note Indenture; (2) immediately after giving pro forma effect to such transaction, no Default or Event of Default exists; and (3) Rental would be permitted by virtue of its Consolidated Fixed Charge Coverage Ratio, immediately after giving pro forma effect to such transaction, to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock."

     The New Note Indenture provides that in the event of a sale or other disposition of all or substantially all of the assets of any Subsidiary Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Subsidiary Guarantor, then such Subsidiary Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Subsidiary Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Subsidiary Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the New
Note Indenture. See "Repurchase at the Option of Holders--Asset Sales."

Principal, Maturity and Interest

     The New Notes will be limited in aggregate principal amount to $255.0 million, of which up to $155.0 million will be issued in the Exchange Offer, and mature on February 1, 2008. Interest on the New Notes will be payable semi-annually in arrears on February 1 and August 1, commencing on August 1, 2003, to holders of record on the immediately preceding January 15 and July 15. Interest on the New Notes accruing through and including the February 1, 2004 interest payment date will not be paid in cash but, to the extent it accretes as principal, will accrete as additional principal at a rate of 12 5/8% per annum. All interest accruing on the New Notes after February 1, 2004 shall be payable in cash and shall accrue at a rate of 9 3/8% per annum. With regards to interest on Old Notes that is in arrears and due and payable on the date of the completion of the Exchange Offer, we shall issue additional New Notes in lieu of a cash payment. If an Event of Default occurs under the New Note Indenture, the default rate of interest on the New Notes shall equal 12 5/8% per annum during the period of that default.

     Additional New Notes may be issued from time to time after the Exchange Offer, subject to the provisions of the New Note Indenture described below under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock." The New Notes offered hereby and any additional New Notes subsequently issued under the New Note Indenture, would be treated as a single class for all purposes under the New Note Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Interest on the New Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest on the New Notes accruing through and including the February 1, 2004 interest payment date will not be paid in cash, but will accrete as additional principal. All interest accruing on the New Notes for periods after February 1, 2004 shall be payable in cash.

     Principal, premium, if any, and interest on the New Notes will be payable at the office or agency of the Note Issuers maintained for such purpose within the City and State of New York or, at the option of the Note Issuers, payment of interest may be made by check mailed to the Holders of the New Notes at their respective addresses set forth in the register of holders of New Notes; provided that all payments of principal, premium and interest with respect to New Notes, the holders of which have given wire transfer instructions to the Note Issuers, will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. Until otherwise designated by the
Note Issuers, the Note Issuers' office or agency in New York will be the office of the Trustee maintained for such purpose. The New Notes will be issued in denominations of $1,000 and integral multiples thereof.

Security

     The terms of the fourth-priority lien on the New Notes and the Consent Fee, including the Intercreditor Agreement, will be substantially identical to the terms of the existing intercreditor agreement executed in connection with the Third Priority Note Purchase Agreement and are expected to include the terms set forth below. Because the documents governing the fourth-priority lien have not been finalized, their terms may vary in very limited respects from those described in this section.

Fourth-Lien Security Documents

     Subject to the conditions discussed below, the payment of the Obligations on the New Notes when due, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise and whether by the Note Issuers pursuant to the New Notes or by any Subsidiary Guarantor pursuant to the Subsidiary Guarantees, the payment of all other obligations under the New Notes (including the Consent Fee) and the performance of all other obligations of the
Note Issuers the Subsidiary Guarantors under the New Notes, the Subsidiary Guarantees and the New Note Indenture will be secured as provided in the Fourth-Lien Security Documents which the Note Issuers and the Subsidiary Guarantors will enter into simultaneously with the execution of the New Note Indenture and will be secured by all Fourth-Lien Security Documents hereafter delivered as required or permitted by the New Note Indenture. The lien securing the New Notes will be subject to:

     1. the consent of the requisite lenders under our Credit Facilities to the granting of the security interest;

     2. the agreement of Fleet National Bank to act as perfection agent (the "Perfection Agent") with respect to certain titled property of the Note Issuers consisting of motor vehicles for the Holders of the New Notes; and

     3. the agreement by the bank lenders and the Trustee to the terms of the Intercreditor Agreement, which Intercreditor Agreement is required to have terms substantially identical to the terms of the intercreditor agreement executed in connection with the Third Priority Note Purchase Agreement.

     The Note Issuers' obligations under the New Notes will be secured by all estate, right, title and interest in substantially all of the Note Issuers' property, whether owned on the date of execution of the Indenture or acquired thereafter.

     The Intercreditor Agreement will govern the relationship between the holders of the New Notes and the lenders under the Credit Facilities.

Collateral Agent

     The Trustee will initially act as Collateral Agent for the Holders of the New Notes with respect to titled property of the Note Issuers. The Collateral Agent will be authorized and empowered to appoint one or more co-Collateral Agents as it deems necessary or appropriate. Neither the Trustee nor the Collateral Agent nor any of their respective officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value or protection of any Collateral, for the legality, enforceability, effectiveness or sufficiency of the Fourth-Lien Security Documents, for the creation, perfection, priority, sufficiency or protection of any New Note Lien, or for any defect or deficiency as to any such matters, or for any failure to demand, collect, foreclose or realize upon or otherwise enforce any of the New Note Liens or Fourth-Lien Security Documents or any delay in doing so.

     The Collateral Agent will be subject to such directions as may be given it by the Trustee from time to time as required or permitted by the New Note Indenture. Except as directed by the Trustee as required or permitted by the New
Note Indenture, the Collateral Agent will not be obligated:

          (1) to act upon directions purported to be delivered to it by any other Person;

          (2)  to foreclose upon or otherwise enforce any New Note Lien; or

          (3) to take any other action whatsoever with regard to any or all of the New Note Liens, Fourth-Lien Security Documents or Collateral.

     The Collateral Agent will be accountable only for amounts that it actually receives as a result of the enforcement of the New Note Liens or Fourth-Lien Security Documents.

     In acting as Collateral Agent or Co-Collateral Agent, the Collateral Agent and each Co-Collateral Agent may rely upon and enforce each and all of the rights, powers, immunities, indemnities and benefits of the Trustee under the New Note Indenture. At all times when the Trustee is not itself the Collateral Agent, Rental will deliver to the Trustee copies of all Fourth-Lien Security Documents delivered to the Collateral Agent and copies of all documents delivered to the Collateral Agent pursuant to the Fourth-Lien Security Documents.

Authorization of Actions to Be Taken

     Each Holder of New Notes, by its acceptance thereof, will be deemed to consent and agree to the terms of each Fourth-Lien Security Document and the Intercreditor Agreement, as originally in effect and as amended, supplemented or replaced from time to time in accordance with its terms or the terms of the New
Note Indenture, authorize and direct the Trustee and the Collateral Agent to enter into the Fourth-Lien Security Documents and the Intercreditor Agreement, authorize and empower the Trustee to direct the Collateral Agent to enter into, and the Collateral Agent to execute and deliver, each Fourth-Lien Security Document and the Intercreditor Agreement, and authorize and empower the Trustee and the Collateral Agent to bind the Holders of New Notes and other holders of Obligations under the New Notes as set forth in the Fourth-Lien Security Documents and the Intercreditor Agreement and to perform its obligations and exercise its rights and powers thereunder.

     The Collateral Agent and the Trustee are authorized and empowered to receive for the benefit of the Holders of New Notes any funds collected or distributed under the Fourth-Lien Security Documents and Intercreditor Agreement and to make further distributions of such funds to the Holders of New Notes according to the provisions of the New Note Indenture and Intercreditor Agreement.

     Subject to the provisions of the New Note Indenture setting forth the duties and rights of the Trustee and the provisions of the Fourth-Lien Security Documents and Intercreditor Agreement, the Trustee may, in its sole discretion and without the consent of the Holders of New Notes, direct, on behalf of the Holders of New Notes, the Collateral Agent to take all actions it deems necessary or appropriate in order to:

          (1) foreclose upon or otherwise enforce any or all of the New Note Liens;

          (2) enforce any of the terms of the Fourth-Lien Security Documents or Intercreditor Agreement; or

          (3) collect and receive payment of any and all Obligations under the New Notes,

     in each case, subject to the terms of the Intercreditor Agreement.

     Subject to the terms of the Intercreditor Agreement, the Trustee is authorized and empowered to institute and maintain, or direct the Collateral Agent to institute and maintain, such suits and proceedings as it may deem expedient to protect or enforce the New Note Liens, Intercreditor Agreement or the Fourth-Lien Security Documents or to prevent any impairment of Collateral by any acts that may be unlawful or in violation of the Fourth-Lien Security Documents, Intercreditor Agreement or the New Note Indenture, and such suits and proceedings as the Trustee or the Collateral Agent may deem expedient to preserve or protect its interests and the interests of the Holders of New Notes in the Collateral, including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of Holders of New Notes, the Trustee or the Collateral Agent.

Release of New Note Liens

The New Note Liens will be released:

          (1) in whole, upon payment in full of the principal of, accrued and unpaid interest and premium, if any, on the New Notes and payment in full of all other Obligations under the New Notes that are due and payable at or prior to the time such principal, accrued and unpaid interest and premium, if any, are paid;

          (2) in whole, upon satisfaction and discharge of the New Note Indenture pursuant to the terms thereof;

          (3) in whole, upon a legal defeasance or covenant defeasance pursuant to the terms of the New Note Indenture;

          (4) in part, as to any property constituting Collateral that (a) is sold or otherwise disposed of by Rental or one of its Subsidiaries in a transaction permitted by the New Note Indenture or the Intercreditor Agreement, at the time of such sale or disposition, to the extent of the interest sold or disposed of, or (b) is owned or at any time acquired by a Subsidiary that has been released from its Subsidiary Guarantee, concurrently with the release of such Subsidiary Guarantee; or

          (5) pursuant to the terms of the Intercreditor Agreement or any Fourth-Lien Documents in accordance with the terms thereof to allow for the release of the Collateral.

Filing, Recording and Opinions

     Rental will furnish to the Trustee and the Collateral Agent an Opinion of Counsel prior to the execution of the New Note Indenture either:

          (1) stating that, in the opinion of such counsel, all action has been taken with respect to the recording, registering and filing of the New Note Indenture to make effective the Liens intended to be created by the Fourth-Lien Security Documents, and reciting the details of such action; or

          (2) stating that, in the opinion of such counsel, no such action is necessary to make such Liens effective.

     The Note Issuers will otherwise comply with the provisions of TIA (S)
314(b).

     To the extent applicable, the Note Issuers will cause TIA (S) 313(b), relating to reports, and TIA (S) 314(d), relating to the release of property or securities from New Note Liens or relating to the substitution therefor of any property or securities to be subjected to the Lien of the Fourth-Lien Security Documents, to be complied with. Any certificate or opinion required by TIA (S) 314(d) may be made by an Officer of the Note Issuers except in cases where TIA
(S) 314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert reasonably satisfactory to the Trustee and the Collateral Agent.

     To the extent applicable, the Note Issuers will furnish to the Trustee and the Collateral Agent, prior to each proposed release of Collateral pursuant to the Fourth-Lien Security Documents:

          (1)  all documents required by TIA (S) 314(d); and

          (2) an Opinion of Counsel to the effect that such accompanying documents constitute all documents required by TIA (S) 314(d).

Ranking of New Note Liens

     The Trustee will enter into the Intercreditor Agreement with the Note Issuers and the Collateral Agent and certain other parties. The terms of the fourth-priority lien on the New Notes and the Consent Fee, including the Intercreditor Agreement, will be substantially identical to the existing Intercreditor Agreement executed in connection with the Third Priority Note Purchase Agreement, the terms of which are described below.

Priorities

     Lien Priorities. The Senior Lien will be a first and prior Lien in all of the Collateral and all proceeds thereof to secure all of the Senior Obligations. The Fourth Lien, to the extent encumbering the Collateral, and regardless of how such Lien may have been acquired, will be junior in priority and subject at all times and in all respects to the Senior Lien. The priorities specified in the Intercreditor Agreement with respect to the Collateral are expressly intended to be effective regardless of the avoidability or non-perfection of the Liens held by any of the Senior Secured Parties in such Collateral and in the event any of the Liens held by any of the Senior Secured Parties in any Collateral is judicially determined to be unperfected or is avoided for any reason, then the priorities provided for in the Intercreditor Agreement will, as between the Senior Secured Parties and the Holders of the New Notes, remain in full force and effect as to such Collateral notwithstanding any such judicial determination.

     Prohibition on Contesting Liens. The Holders of the New Notes will be limited in the actions they may take to contest Liens held by the Collateral Agent or any Senior Secured Party including, but not limited to, agreeing that they will not contest or support any other Person in contesting, in any legal proceeding, including, without limitation, any insolvency, liquidation, bankruptcy or similar proceeding (an "Insolvency Proceeding"), or any other context, the legality, perfection, priority, validity, scope, extent, the nonavoidability or enforceability of the Lien (or any portion thereof) held by the Collateral Agent or any Senior Secured Party or the rights or remedies of the Collateral Agent or any Senior Secured Party under the Credit Facilities or any documents executed in connection therewith.

Enforcement

     Collateral. Unless and until the Senior Obligations have been paid in full, in cash, and the Commitments have been terminated, the Holders of New Notes will be limited in the enforcement actions they may take with respect to their Lien including, but not limited to, agreeing that they will not (a) ask, demand or sue for any right or remedy in respect of any liens on the Collateral, (b) take or receive from Holdings, Rental or any Subsidiary of Holdings, directly or indirectly, in cash or other property, by set-off or in any other manner, whether pursuant to any enforcement, collection, execution, levy or foreclosure proceeding or otherwise, any liens on the Collateral or any proceeds thereof, or
(c) commence, or join with any creditor or party other than the Senior Secured Parties or the Collateral Agent in commencing, any enforcement, collection, execution, levy or foreclosure proceeding with respect to any Lien on any of the Collateral or any proceeds thereof. Until the Senior Obligations have been paid in full, in cash, and the Commitments have been terminated, the sole right of the Holders of the New Notes with respect to the Collateral is to hold a Lien therein to the extent granted in the Fourth-Lien Documents and to receive a share of the proceeds thereof, if any, after payment in full, in cash, of all Senior Obligations and termination of the Commitments. Notwithstanding the foregoing, the holders of the New Notes will reserve all rights to challenge the priority and classification as debt the obligations under the Third Priority Note Purchase Agreement, and the acceptance of any junior priority under the fourth-priority lien shall not be deemed a waiver of any such rights. The lenders under the Third Priority Note shall further agree to toll and suspend any applicable statute of limitations or repose or other limitation periods that would bar the holders of New Notes from exercising any such rights from the date hereof through the earlier of: (i) July 22, 2004, or (ii) the occurrence of an Event of Default under the New Note Indenture.

     No Exercise of Remedies. Notwithstanding the provisions of the Fourth-Lien Documents and subject to certain limitations set forth in the Intercreditor Agreement, the Holders of the New Notes will agree that they shall not exercise any remedy they may have under the Fourth-Lien Documents, applicable law or otherwise relating to or in connection with the Obligations under the New Notes except if an acceleration has occurred under the Credit Facilities, the Holders of the New Notes may take certain actions specified therein.

Proceeds

     No Setoff or Counterclaim. Unless and until the Senior Obligations have been paid in full, in cash, and the Commitments have been terminated, the Holders of the New Notes will agree that (a) they will not exercise any right of setoff or counterclaim with respect to any liens on the Collateral or any proceeds thereof and (b) all proceeds of any liens on Collateral shall be paid to the Collateral Agent for application to the Senior Obligations.

     Turnover. The Holders of New Notes will agree that any proceeds of any liens on the Collateral received by the Holders of the New Notes and any cash or other property received by the Holders of the New Notes in contravention of the Intercreditor Agreement shall be held for the benefit of, and immediately paid over to, the Collateral Agent for the benefit of the Senior Secured Parties.

Lien Releases

     Release or Subordination of Lien. If at any time the Collateral Agent or any of the Senior Secured Parties shall release or subordinate the Senior Lien on all or any part of the Collateral in connection with, or in anticipation of
(i) any sale, lease, transfer or other disposition of such Collateral, (ii) any sale or other acquisition of all or substantially all of the assets or equity of Holdings, the Note Issuers or any Subsidiary of Holdings or the Note Issuers or any merger or consolidation of Holdings, the Note Issuers or any Subsidiary of Holdings or the Note Issuers, (iii) any refinancing, in full or in part, of the Senior Obligations, or (iv) any new financing or other financial accommodations being provided to Holdings, the Note Issuers or any Subsidiary of Holdings or the Note Issuers, regardless whether any of the foregoing transactions may occur in or out of a bankruptcy, receivership, rehabilitation and insolvency events (or pursuant to any plan of reorganization or liquidation in any such Insolvency Proceeding or otherwise) then, in any such case, without further written consent or authorization from the Holders of the New Notes, the Collateral Agent or the Senior Secured Parties may thereupon promptly release or cause to be released the New Note Lien (or subordinate the New Note Lien, if the Collateral Agent or the Senior Secured Parties subordinate their Lien) with respect to the Collateral subject to any such transaction to the same extent that the Senior Lien is being released or subordinated and may execute and deliver on behalf of the Holders of New Notes such termination statements, mortgage releases and other release documentation to effectuate such release or subordination of the New Note Lien with respect to such Collateral, and may waive any violation of the Fourth-Lien Documents which may otherwise result from any such transaction giving rise to such requested release.

     Insolvency or Liquidation Proceeding. If Holdings, the Note Issuers or any Subsidiary of Holdings or the Note Issuers shall become subject to an Insolvency Proceeding and shall seek to use cash collateral under Section 363 of the Bankruptcy Code, or to obtain financing under Section 364 of the Bankruptcy Code, the Holders of the New Notes, in their capacity as secured creditors, agree that (i) they will consent to any such use of cash collateral and/or any such debtor-in-possession financing on the terms and conditions of any stipulation or court order (whether interim or final) approving such usage or financing that is consented to or agreed to by the Collateral Agent, and (ii) adequate notice of such usage or financing shall have been given to the Holders of the New Notes if the Trustee shall have been given notice of such usage or financing at least one business day prior to the entry of a court order approving such usage or financing. The Holders of the New Notes, in their capacity as secured creditors, will agree that they will not (i) assert in any such Insolvency Proceeding any rights they may have to "adequate protection" of their interests in the Collateral or any objection to any usage of cash collateral by or financing of Holdings, the Note Issuers or any Subsidiary of Holdings or the Note Issuers in such Insolvency Proceeding and (ii) seek to have the automatic stay lifted with respect to their Lien.

     Power of Attorney. Under the Intercreditor Agreement, the Note Issuers will irrevocably appoint the Collateral Agent as their attorney-in-fact, with full authority to take any action and to execute any instrument or documents that Collateral Agent may deem reasonably necessary or advisable to accomplish the purposes of the Intercreditor Agreement including, but not limited to, in connection with the release and subordination of the New Note Lien.

     Insurance. Unless and until the Senior Obligations have been paid in full, in cash, and the Commitments have been terminated, the Collateral Agent will have the sole and exclusive right to adjust any settlement for any insurance policy covering the Collateral in the event of any loss thereunder and all proceeds of any such policy shall be paid to the Collateral Agent.

     Non-Disturbance. In the event the Senior Secured Parties grant non-disturbance rights to any Person in connection with real property constituting part of the Collateral, the Holders of the New Notes will agree to be bound thereby.

Perfection Agent

     Appointment. The Holders of the New Notes will appoint Fleet National Bank as the Perfection Agent solely for the purpose of perfecting the Lien of the Holders of the New Notes in certain items of titled collateral (subject to Fleet National Bank's consent to such appointment). The Perfection Agent will be authorized to take such action on behalf of the Holders of the New Notes as delegated by the terms of the Intercreditor Agreement, and the Perfection Agent's sole responsibility shall be to take actions specifically described in the Intercreditor Agreement.

     No Responsibility. The Perfection Agent shall not be responsible to the Holders of the New Notes for the validity and enforceability, among other matters, of the Lien in certain titled collateral consisting of motor vehicles having titles showing Fleet National Bank as lienholder, and shall have no liability arising from the failure of such Lien to be perfected or any act or omission committed by the Perfection Agent with respect to such titled collateral.

     Indemnification. The Holders of the New Notes will agree to indemnify and hold harmless the Perfection Agent from and against any and all liabilities asserted against it in its capacity as Perfection Agent.

     Covenant Not to Sue. The Holders of the New Notes will agree that they will not institute any claim, suit or other action against the Perfection Agent as a result of its role as Perfection Agent under the Intercreditor Agreement.

Optional Redemption

     The New Notes will not be redeemable at the Note Issuers' option prior to August 1, 2003. Thereafter, the New Notes will be subject to redemption at any time at the option of the Note Issuers, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on August 1 of the years indicated below:

                                                                  PERCENTAGE OF
                                                                    PRINCIPAL
YEAR                                                                  AMOUNT
----                                                              -------------

2003...........................................................      105.188%
2004...........................................................      103.458%
2005...........................................................      101.729%
2006 and thereafter............................................      100.000%

     Notwithstanding the foregoing, at any time prior to the date three years following the issuance of the New Notes, the Note Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of New Notes originally issued under the New Note Indenture at a redemption price of 110.375% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date, with the net cash proceeds of any Equity Offerings; provided that at least 65% of the aggregate principal amount of New Notes originally issued remain outstanding immediately after the occurrence of such redemption (excluding New Notes held by Rental and its Subsidiaries); and provided further that such redemption shall occur within 120 days of the date of the closing of any such Equity Offering.

Selection and Notice

     If less than all of the New Notes are to be redeemed at any time, selection of New Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the New Notes are listed, or, if the New Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no New Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of New Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any New
Note is to be redeemed in part only, the notice of redemption that relates to such New Note shall state the portion of the principal amount thereof to be redeemed. A New Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original New Note. New Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on New Notes or portions of them called for redemption.

Mandatory Redemption

     The Note Issuers are not required to make mandatory redemption or sinking fund payments with respect to the New Notes.

Repurchase at the Option of Holders

Change of Control

     Upon the occurrence of a Change of Control, each holder of New Notes will have the right to require the Note Issuers to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's New Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash (the "Change of Control Payment") equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of purchase. Within ten days following any Change of Control, the Note Issuers will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase New Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the New Note Indenture and described in such notice. The Note Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the New Notes as a result of a Change of Control.

     On the Change of Control Payment Date, the Note Issuers will, to the extent lawful, (1) accept for payment all New Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all New Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the New Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of New Notes or portions thereof being purchased by the Note Issuers. The Paying Agent will promptly mail to each holder of New Notes so tendered the Change of Control Payment for such New Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a New Note equal in principal amount to any unpurchased portion of the New Notes surrendered, if any; provided that each such new New Note will be in a principal amount of $1,000 or an integral multiple thereof. The Note Issuers will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The Bank Credit Facilities prohibit the Note Issuers from repurchasing any New Notes prior to repaying any obligations outstanding thereunder and also provide that certain change of control events with respect to the Note Issuers would constitute an event of default thereunder. Any future credit agreements or other agreements relating to Indebtedness to which the Note Issuers become a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Note Issuers are prohibited from purchasing New Notes, the Note Issuers could seek the consent of the lenders under the Bank Credit Facilities to the purchase of New Notes or could attempt to refinance the borrowings that contain such prohibition. If the Note Issuers do not obtain such a consent or repay such borrowings, the Note Issuers will remain prohibited from purchasing New Notes. In such case, the Note Issuers' failure to purchase tendered New Notes would constitute an Event of Default under the New Note Indenture which would, in turn, constitute an event of default under the Bank Credit Facilities. In addition, the exercise by holders of the New Notes of their right to require the Note Issuers to repurchase the New Notes could cause an event of default under the Bank Credit Facilities, even if the Change of Control itself does not, due to the financial effect of such repurchases on the
Note Issuers. Finally, the Note Issuers' ability to pay cash to the holders of New Notes upon a repurchase may be limited by the Note Issuers' then existing financial resources.

     The Change of Control provisions described above are applicable whether or not any other provisions of the New Note Indenture are applicable. Except as described above with respect to a Change of Control, the New Note Indenture does not contain provisions that permit the holders of the New Notes to require that the Note Issuers repurchase or redeem the New Notes in the event of a takeover, recapitalization or similar transaction.

     The Note Issuers are not required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the New Note Indenture applicable to a Change of Control Offer made by the
Note Issuers and purchases all New Notes validly tendered and not withdrawn under such Change of Control Offer.

     "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Holdings and its Subsidiaries (determined on a consolidated basis) or Rental and its Subsidiaries (determined on a consolidated basis) to any Person or group of related Persons, as defined in Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the New Note Indenture) other than a Principal or a Related Party of a Principal; (ii) the approval by the holders of Capital Stock of one or more of the Note Issuers or the General Partner of any plan or proposal for the liquidation or dissolution of the Note Issuers or the General Partner (whether or not otherwise in compliance with the provisions of the New
Note Indenture); (iii) any Person or Group (other than one of the Principals or their respective Related Parties) shall become the owner, directly or indirectly, beneficially or of record, of more than 50% of either the aggregate Voting Stock or Capital Stock of Holdings, the General Partner, one of the Note Issuers or any successor to all or substantially all of their respective assets;
(iv) the occurrence of any transaction, the result of which is that the General Partner is no longer the sole general partner of Rental; (v) the first day on which Rental fails to own 100% of the issued and outstanding Equity Interests of Rental Capital; and (vi) (A) for so long as Rental is a partnership (or other pass- through entity for federal income tax purposes) with a limited liability company serving as the General Partner, the first day on which a majority of the members of the Management Committee of the General Partner are not Continuing Members and (B) at all such other times, the first day on which a majority of the members of Rental's Management Committee are not Continuing Members. Notwithstanding the foregoing, any reorganization of Rental and Rental Capital pursuant to the last sentence of the covenant described below under the caption "Merger, Consolidation or Sale of Assets" shall not constitute a Change of Control under the New Note Indenture.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of Holdings and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "all or substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of New Notes to require the Note Issuers to repurchase such New Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Rental and its Subsidiaries taken as a whole to another Person or group may be uncertain.

     "Continuing Members" means, as of any date of determination, any member of the Management Committee of Rental who (1) was a member of such Management Committee on July 22, 1998 or (2) was nominated for election or elected to such Management Committee by any of the Principals or with the approval of a majority of the Continuing Members who were members of such Board at the time of such nomination or election.

     "Principals" means Bain Capital, Inc. and any Affiliate of Bain Capital,
Inc.

     "Related Party" with respect to any Principal means (A) any controlling stockholder, 80% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal or (B) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (A).

Certain Covenants

Asset Sales

     The New Note Indenture provides that Rental will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) Rental or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Management Committee), (ii) at least 75% of the consideration received by Rental or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be cash or Cash Equivalents; provided that the amount of (a) any liabilities (as shown on Rental's or such Restricted Subsidiary's most recent balance sheet) of Rental or any such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the New Notes) that are assumed by the transferee of any such assets, (b) any notes or other obligations received by Rental or any such Restricted Subsidiary from such transferee that are immediately converted by Rental or such Restricted Subsidiary into cash (to the extent of the cash received), and (c) any Designated Noncash Consideration received by Rental or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed 10% of Total Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be cash for the purposes of this provision, and (iii) upon the consummation of an Asset Sale, Rental shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof to reinvest in Productive Assets or to repay Indebtedness under the Senior Credit Facilities. Pending the final application of any such Net Cash Proceeds, Rental or such Restricted Subsidiary may invest such Net Cash Proceeds in Cash Equivalents.

     On the 366th day after an Asset Sale or such earlier date, if any, as the Management Committee or such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clause (iii) of the preceding paragraph (each, a "Net Proceeds Offer Trigger Date"), the aggregate amount of Net Cash Proceeds that have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clause (iii) of the preceding paragraph (each a "Net Proceeds Offer Amount") shall be applied by Rental or such Restricted Subsidiary to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all holders on a pro rata basis that amount of New Notes equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the New Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non- cash consideration (including any Designated Noncash Consideration) received by Rental or any Restricted Subsidiary of Rental, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

     Notwithstanding the foregoing, if a Net Proceeds Offer Amount is less than $10.0 million, the application of the Net Cash Proceeds constituting such Net Proceeds Offer Amount to a Net Proceeds Offer may be deferred until such time as such Net Proceeds Offer Amount plus the aggregate amount of all Net Proceeds Offer Amounts arising subsequent to the Net Proceeds Offer Trigger Date relating to such initial Net Proceeds Offer Amount from all Asset Sales by Rental and its Restricted Subsidiaries aggregates at least $10.0 million, at which time Rental or such Restricted Subsidiary shall apply all Net Cash Proceeds constituting all Net Proceeds Offer Amounts that have been so deferred to make a Net Proceeds Offer (the first date the aggregate of all such deferred Net Proceeds Offer Amounts is equal to $10.0 million or more shall be deemed to be a "Net Proceeds Offer Trigger Date").

     Notwithstanding the two immediately preceding paragraphs, Rental and its Restricted Subsidiaries are permitted to consummate an Asset Sale without complying with such paragraphs to the extent (i) at least 75% of the consideration for such Asset Sale constitutes Productive Assets, cash, Cash Equivalents and/or Marketable Securities and (ii) such Asset Sale is for fair market value (as determined in good faith by the Management Committee of the General Partner); provided that any consideration not constituting Productive Assets received by Rental or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be completed under this paragraph shall be subject to the provisions of the two preceding paragraphs.

     Each Net Proceeds Offer will be mailed to the record holders as shown on the register of holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the New Note Indenture. Upon receiving notice of the Net Proceeds Offer, holders may elect to tender their New Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent holders properly tender New Notes in an amount exceeding the Net Proceeds Offer Amount, New Notes of tendering holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law. To the extent that the aggregate amount of Notes tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, Rental may use any remaining Net Proceeds Offer Amount for general corporate purposes. Upon consummation of any such Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset at zero.

     The Note Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of New Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the New Note Indenture, the Note Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Asset Sale provisions of the New Note Indenture by virtue thereof.

Restricted Payments

     The New Note Indenture provides that Rental will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of Rental's or any of its Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Rental or any of its Subsidiaries) or to the direct or indirect holders of Rental's or any of its Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Qualified Capital Stock of Rental); (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Rental) any Equity Interests of Rental or any direct or indirect parent of Rental; (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the New Notes (other than intercompany Indebtedness), except a payment of interest or principal at stated maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses
(i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

          (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

          (b) Rental would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable Four-Quarter Period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

          (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Rental and its Restricted Subsidiaries after July 22, 1998 (excluding Restricted Payments permitted by clauses
     (3), (4) (but only to the extent such Restricted Payment is made with the cash proceeds received by Rental from any "key man" life insurance policies), (5), (7), (8) and (9) of the next succeeding paragraph), is less than the sum, without duplication, of (i) 50% of the Consolidated Net Income of Rental for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after July 22, 1998 to the end of Rental's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net proceeds (including the fair market value of property other than cash (determined in good faith by the Management Committee as evidenced by a certificate filed with the Trustee, except that in the event the value of any non-cash consideration shall be $15.0 million or more, the value shall be determined based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing)) received by Rental since July 22, 1998, as a contribution to its common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock) of Rental (excluding any net proceeds from an Equity Offering or capital contribution to the extent used to redeem New Notes in accordance with the optional redemption provisions of the New Notes) or from the issue or sale of Disqualified Stock or debt securities of Rental that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of Rental), plus
     (iii) to the extent that any Restricted Investment that was made after July 22, 1998 is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any), plus (iv) any dividends (the fair market value of property other than cash shall be determined in good faith by the Management Committee as evidenced by a certificate filed with the trustee, except that in the event the value of any non-cash consideration shall be $15.0 million or more, the value shall be determined based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing) received by Rental or a Restricted Subsidiary after July 22, 1998, from any Unrestricted Subsidiary of Rental, to the extent that such dividends were not otherwise included in Consolidated Net Income of Rental for such period, plus (v) to the extent that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after July 22, 1998, if as a result of such redesignation, (x) the Fixed Charge Coverage Ratio of Rental on a pro forma basis is lower than such ratio immediately prior thereto, then the lesser of (A) the fair market value of Rental's Investment in such Subsidiary as of the date of such redesignation or (B) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary or
     (y) the Fixed Charge Coverage Ratio of Rental on a pro forma basis is equal to or higher than such ratio immediately prior thereto, the fair market value of Rental's Investment in such Subsidiary as of the date of such redesignation.

     Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit (1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of such dividend or notice of such redemption if the dividend or payment of the redemption price, as the case may be, would have been permitted on the date of declaration or notice; (2) if no Event of Default shall have occurred and be continuing or shall occur as a consequence thereof, the acquisition of any Capital Stock of Rental (the "Retired Capital Stock"), either
(i) solely in exchange for Qualified Capital Stock of Rental (the "Refunding Capital Stock"), or (ii) through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of Rental) of Qualified Capital Stock of Rental, and, in the case of subclause (i) of this clause (2), if immediately prior to the retirement of the Retired Capital Stock the declaration and payment of dividends thereon was permitted under clause (3) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement; provided that at the time of the declaration of any such dividends on the Refunding Capital Stock, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; (3) if no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after July 22, 1998 (including, without limitation, the declaration and payment of dividends on Refunding Capital Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph); provided that, at the time of such issuance, Rental, after giving effect to such issuance on a pro forma basis, would have had a Consolidated Fixed Charge Coverage Ratio of at least 2.0 to 1.0 for the most recent Four-Quarter Period; (4) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Holdings or Rental or any Subsidiary of Rental held by any former member of the Holdings' or Rental's (or any of their Subsidiaries') management committee or any former officer, employee or director of Holdings or Rental pursuant to any equity subscription agreement, stock option agreement, employment agreement or other similar agreements and any dividends or distributions to Holdings to fund such purchase, redemption or other acquisition or retirement; provided that (A) the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed (x) $1.5 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years) plus (y) the aggregate cash proceeds received by Holdings or Rental during such calendar year from any reissuance of Equity Interests by Holdings or Rental to members of management of Rental and its Restricted Subsidiaries and
(B) no Default or Event of Default shall have occurred and be continuing immediately after such transaction; provided, further that the aggregate cash proceeds referred to in (y) above shall be excluded from clause (c)(ii) of the preceding paragraph; (5) the making of distributions, loans or advances to Holdings in an amount not to exceed $1.5 million per annum in order to permit Holdings to pay the ordinary operating expenses of Holdings (including, without limitation, directors' fees, indemnification obligations, professional fees and expenses); (6) if no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, other Restricted Payments in an aggregate amount not to exceed $7.5 million since July 22, 1998; (7) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof; (8) distributions to Holdings and the Former Owners to fund the Transactions and (9) so long as Rental is treated as a partnership or disregarded as an entity separate from its owners for federal income tax purposes, distributions to the partners of Rental in an amount with respect to any period after June 30, 1998 not to exceed the Tax Amount of Rental for such period.

     The Management Committee may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by Rental and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Rental or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Incurrence of Indebtedness and Issuance of Preferred Stock

     The New Note Indenture provides that Rental will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness and that Rental will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Note Issuers may incur Indebtedness or issue shares of Disqualified Stock and Rental's Restricted Subsidiaries that are Subsidiary Guarantors may incur Indebtedness or issue shares of preferred stock if (i) no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of any such Indebtedness or the issuance of any such Disqualified Stock, and (ii) the Consolidated Fixed Charge Coverage Ratio for Rental's most recently ended Four-Quarter Period would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, at the beginning of such Four-Quarter Period.

     The provisions of the first paragraph of this covenant do not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Indebtedness"):

          (1) the New Notes issued in the Exchange Offer, the Old Notes outstanding after completion of the Exchange Offer and the Subsidiary Guarantees thereof;

          (2) the incurrence by Rental and its Restricted Subsidiaries of Indebtedness incurred pursuant to one or more Credit Facilities in an aggregate principal amount at any time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Rental and its Subsidiaries thereunder) not to exceed the aggregate amount of any and all obligations now or hereafter arising under the Credit Facilities in accordance with their terms, less (a) the aggregate amount of Indebtedness of Securitization Entities at the time outstanding less (b) the amount of all optional or mandatory principal payments actually made by Rental or any of its Restricted Subsidiaries since July 22, 1998 in respect of term loans under Credit Facilities (excluding any such payments to the extent refinanced at the time of payment under a Credit Facility) and
               (c) further reduced by (X) any repayments of revolving credit borrowings under Credit Facilities that are applied in accordance with the covenant described above under the caption "--Asset Sales" and (Y) any Attributable Debt incurred in pursuant to the covenant described below under the caption "--Sale Leaseback Transaction";

          (3) the incurrence by Rental and its Restricted Subsidiaries of Indebtedness under Currency Agreements;

          (4) the incurrence by Rental and its Restricted Subsidiaries of Existing Indebtedness;

          (5) Interest Swap Obligations of Rental and its Restricted Subsidiaries covering Indebtedness of Rental and its Restricted Subsidiaries; provided that any Indebtedness to which any such Interest Swap Obligations correspond is otherwise permitted to be incurred under the New Note Indenture; and provided, further, that such Interest Swap Obligations are entered into, in the judgment of Rental, to protect Rental and its Restricted Subsidiaries from fluctuation in interest rates on its outstanding Indebtedness;

          (6) the incurrence by Rental or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Rental and any of its Restricted Subsidiaries; provided, however, that (i) if Rental is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the New Notes and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Rental or a Subsidiary thereof and (B) any sale or other transfer of any such Indebtedness to a Person that is not either Rental or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Rental or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

          (7) the incurrence of Acquired Indebtedness of Restricted Subsidiaries of Rental to the extent Rental could have incurred such Indebtedness in accordance with the first paragraph of this covenant on the date such Indebtedness became Acquired Indebtedness;

          (8) Guarantees by Rental and the Subsidiary Guarantors of each other's Indebtedness; provided that such Indebtedness is permitted to be incurred under the New Note Indenture;

          (9) Indebtedness (including Capitalized Lease Obligations) incurred by Rental or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount outstanding not to exceed 5% of Total Assets at the time of any incurrence thereof (including any Refinancing Indebtedness with respect thereto) (which amount may, but need not, be incurred in whole or in part under the Credit Facilities);

          (10) the incurrence of Indebtedness (including letters of credit) in respect of workers' compensation claims, self-insurance obligations, performance, surety, bid or similar bonds and completion guarantees provided by Rental or a Restricted Subsidiary in the ordinary course of business and consistent with past practices;

          (11) Indebtedness arising from agreements of Rental or a Restricted Subsidiary of Rental providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary of Rental, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by Rental and its Restricted Subsidiaries in connection with such disposition;

          (12) obligations in respect of performance and surety bonds and completion guarantees provided by Rental or any Restricted Subsidiary of Rental in the ordinary course of business;

          (13) any refinancing, modification, replacement, renewal, restatement, refunding, defeasance, deferral, extension, substitution, supplement, reissuance or resale of existing or future Indebtedness (other than intercompany Indebtedness), including any additional Indebtedness incurred to pay interest or premiums required by the instruments governing such existing or future Indebtedness as in effect at the time of issuance thereof ("Required Premiums") and fees in connection therewith ("Refinancing Indebtedness"); provided that (1) any such event shall not directly or indirectly result in an increase in the aggregate principal amount of Permitted Indebtedness (except to the extent such increase is a result of a simultaneous incurrence of additional Indebtedness (A) to pay Required Premiums and related fees or (B) otherwise permitted to be incurred under the New Note Indenture) of Rental and its Restricted Subsidiaries,
               (2) such Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the New Notes, such Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the New Notes on terms at least as favorable to the holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

          (14) the incurrence by Rental or any of its Restricted Subsidiaries of additional Indebtedness and/or the issuance of Disqualified Stock in an aggregate principal amount or aggregate liquidation value, as applicable (or accreted value, as applicable), at any time outstanding, including all Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (xiv), not to exceed $20 million; and

          (15) the incurrence by a Securitization Entity of Indebtedness in a Qualified Securitization Transaction that is Non-Recourse Debt (except for Standard Securitization Undertakings) with respect to Rental and its other Restricted Subsidiaries.

     The New Note Indenture also provides that the Note Issuers will not incur any Indebtedness (including Permitted Indebtedness) that is contractually subordinated in right of payment to any other Indebtedness of the Note Issuers unless such Indebtedness is also contractually subordinated in right of payment to the New Notes on substantially identical terms; provided, however, that no Indebtedness of the Note Issuers shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Note Issuers solely by virtue of being unsecured.

     For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (i) through (xv) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Note Issuers shall, in their sole discretion, classify such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Consolidated Fixed Charges of Rental as accrued.

Liens

     The New Note Indenture provides that Rental will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Liens of any kind against or upon any of its property or assets, or any proceeds therefrom, except for Permitted Liens.

Sale Leaseback Transaction

     The New Note Indenture provides that Rental will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Rental or any of its Restricted Subsidiaries may enter into a sale and leaseback transaction if (i) Rental or such Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to either (A) the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock" or (B) clause (ii) of the covenant described above under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "--Liens," (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Management Committee and set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction and (iii) the transfer of assets in such sale and leaseback transaction is permitted by, and Rental applies the proceeds of such transaction in compliance with, the covenant described above under the caption "--Asset Sales."

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

     The New Note Indenture provides that Rental will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on or in respect of its Capital Stock, (b) make loans or advances or to pay any Indebtedness or other obligation owed to Rental or any other Restricted Subsidiary of Rental or
(c) transfer any of its property or assets to Rental or any other Restricted Subsidiary of Rental, except for such encumbrances or restrictions existing under or by reason of: (1) applicable law; (2) the New Note Indenture; (3) non-assignment provisions of any contract or any lease entered into in the ordinary course of business; (4) any instrument governing Acquired

Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired; (5) agreements existing on July 22, 1998 (including, without limitation, the Bank Credit Facilities); (6) restrictions on the transfer of assets subject to any Lien permitted under the New Note Indenture imposed by the holder of such Lien; (7) restrictions imposed by any agreement to sell assets or Capital Stock permitted under the New Note Indenture to any Person pending the closing of such sale; (8) any agreement or instrument governing Capital Stock of any Person that is in effect on the date such Person is acquired by Rental or a Restricted Subsidiary of Rental; (9) any Purchase Money Note, or other Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided that such restrictions apply only to such Securitization Entity; (10) other Indebtedness permitted to be incurred subsequent to July 22, 1998 pursuant to the provisions of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that any such restrictions are ordinary and customary with respect to the type of Indebtedness or preferred stock being incurred or issued (under the relevant circumstances); (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and (12) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (11) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Management Committee, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Merger, Consolidation, or Sale of Assets

     The New Note Indenture provides that Rental may not consolidate or merge with or into (whether or not Rental is the surviving corporation), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) Rental is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than Rental) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than Rental) or the entity or Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of Rental under the New Notes and the New Note Indenture pursuant to supplemental indentures in forms reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) except in the case of a merger of Rental with or into a Wholly Owned Restricted Subsidiary of Rental and except in the case of a merger entered into solely for the purpose of incorporating Rental or reincorporating Rental in another jurisdiction, Rental or the entity or Person formed by or surviving any such consolidation or merger (if other than Rental), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable Four-Quarter Period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock." The New Note Indenture will also provide that Rental may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. The provisions of this covenant will not be applicable to a merger, sale, assignment, transfer, conveyance or other disposition of assets between or among Rental and any of its Restricted Subsidiaries. Notwithstanding the foregoing, Rental is permitted to reorganize as a corporation in accordance with the procedures established in the New Note Indenture (and Rental Capital may thereafter liquidate); provided that Rental shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that such reorganization (and, if applicable, liquidation of Rental Capital) is not adverse to holders of the New Notes from a U.S. federal tax standpoint (it being recognized that such reorganization shall not be deemed adverse to the holders of the New Notes solely because (i) of the accrual of deferred tax liabilities resulting from such reorganization or (ii) the successor or surviving corporation (a) is subject to income tax as a corporate entity or (b) is considered to be an "includible corporation" of an affiliated group of corporations within the meaning of the Code or any similar state or local law) and certain other conditions are satisfied.

Financial Covenants

     The New Note Indenture will contain financial covenants consistent with those contained in the Senior Credit Facility, as amended by the Bank Credit Facilities Amendments; provided, however, that the covenant levels contained in such financial covenants (other than the covenant regarding maximum capital expenditures, which will be set 15 percentage points less restrictive than such covenant contained in the Senior Credit Facility, as amended by the Bank Credit Facilities Amendments) shall be set at: (1) 70% of our projected financial performance for the second fiscal quarter of 2003; (2) 72.5% of our projected financial performance for the third and fourth fiscal quarters of 2003; and (3) 75% of our projected financial performance for the first and second fiscal quarters of 2004. Those financial covenants are expected to include: (1) minimum interest coverage ratio; (2) maximum leverage ratio; (3) maximum revolver leverage ratio; (4) operating cash flow ratio; and (5) maximum capital expenditures.

     We are in discussions with the lenders under our Senior Credit Facility and have not yet finalized the amounts for each of the above covenants. We will be required to comply with the financial covenants under the New Notes following the end of our second fiscal quarter of 2003.

Transactions With Affiliates

     Rental will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to occur any transaction or series or related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (an "Affiliate Transaction"), other than
(x) Affiliate Transactions permitted under paragraph (b) below and (y) Affiliate Transactions on terms that are not materially less favorable than those that would have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of Rental or any of its Restricted Subsidiaries; provided, however, that for a transaction or series of related transactions with an aggregate value of $5.0 million or more, at Rental's option, either (i) a majority of the disinterested members of the Management Committee shall determine in good faith that such Affiliate Transaction is on terms that are not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of Rental or (ii) the Management Committee or any such Restricted Subsidiary party to such Affiliate Transaction shall have received an opinion from a nationally recognized investment banking firm that such Affiliate Transaction is on terms not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of Rental; and provided, further, that for an Affiliate Transaction with an aggregate value of $10.0 million or more the Management Committee or any such Restricted Subsidiary party to such Affiliate Transaction shall have received an opinion from a nationally recognized investment banking firm that such Affiliate Transaction is on terms not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of Rental.

     The foregoing restrictions shall not apply to (i) reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employee or consultants of Rental or any Subsidiary as determined in good faith by the Management Committee or senior management; (ii) transactions exclusively between or among Rental and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the New Note Indenture; (iii) any agreement as in effect as of July 22, 1998, or any amendment or replacement thereto or any transaction contemplated thereby (including pursuant to any amendment or replacement thereto) so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on July 22, 1998; (iv) Restricted Payments permitted by the New Note Indenture; (v) the payment of customary annual management, consulting and advisory fees and related expenses to the Principals and their Affiliates made pursuant to any financial advisory, financing, underwriting or placement agreement or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which are approved by the Management Committee or such Restricted Subsidiary in good faith; (vi) payments or loans to employees or consultants that are approved by the Management Committee in good faith; (vii) the existence of, or the performance by Rental or any of its Restricted Subsidiaries of its obligations under the terms of, any securityholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of July 22, 1998, and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by Rental or any of its Restricted Subsidiaries of obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after July 22, 1998 shall only be permitted by this clause (vii) to the extent that the terms of any such amendment or new agreement are not disadvantageous to the Holders of New Notes in any material respect; (viii) transactions permitted by, and complying with, the provisions of the covenant described under "--Merger, Consolidation, or Sale of Assets"; (ix) transactions effected as part of a Qualified Securitization Transaction; (x) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the New Note Indenture which are fair to Rental or its Restricted Subsidiaries, in the reasonable determination of the Management Committee or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; and (xi) any Affiliate Transaction with (A) a Principal or Related Party not in excess of $1.0 million or (B) any other Person not in excess of $100,000.

Additional Subsidiary Guarantees

     The New Note Indenture provides that if Rental or any of its Restricted Subsidiaries shall acquire or create another domestic Subsidiary after July 22, 1998, then such newly acquired or created Subsidiary shall execute a Subsidiary Guarantee and deliver an Opinion of Counsel, in accordance with the terms of the New Note Indenture; provided, that all Subsidiaries that have properly been designated as Unrestricted Subsidiaries in accordance with the New Note Indenture shall not be subject to the requirements of this covenant for so long as they continue to constitute Unrestricted Subsidiaries.

Conduct of Business

     The New Note Indenture provides that Rental will not, and will not permit any of its Restricted Subsidiaries to, engage in any businesses a majority of whose revenues are not derived from the same or reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which Rental and its Restricted Subsidiaries are engaged on July 22, 1998.

Reports

     The New Note Indenture provides that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any New Notes are outstanding, Rental will furnish to the Holders of New Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Rental were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of Rental and its consolidated Subsidiaries and, with respect to the annual information only, a report thereon by Rental's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if Rental were required to file such reports, in each case within the time periods specified in the Commission's rules and regulations. Rental will also agree to provide promptly the information set forth in (i) and (ii) above to any prospective purchaser of New Notes that is a "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act.

Events of Default and Remedies

     The following events are defined in the New Note Indenture as "Events of Default": (i) the failure to pay interest on any New Notes when the same becomes due and payable if the default continues for a period of 30 days; (ii) the failure to pay the principal on any New Notes when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase New Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer); (iii) failure by Rental or any of its Restricted Subsidiaries to comply with the provisions of the covenants described above under the captions "--Change of Control," or "--Asset Sales;" (iv) a default in the observance or performance of any other covenant or agreement contained in the New Note Indenture if the default continues for a period of 30 days after Rental receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the New Notes; (v) the failure to pay at final stated maturity (giving effect to any extensions thereof) the principal amount of any Indebtedness of Rental or any Restricted Subsidiary (other than a Securitization Entity), which failure continues for at least 10 days, or the acceleration of the maturity of any such Indebtedness, which acceleration remains uncured and unrescinded for at least 10 days, if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $10.0 million or more at any time; (vi) one or more judgments in an aggregate amount in excess of $10.0 million shall have been rendered against the
Note Issuers or any of their Significant Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable; (vii) certain events of bankruptcy affecting the Note Issuers or any of their Significant Subsidiaries; and (viii) the failure to pay any portion of the Consent Fee when such payment of the Consent Fee is due and payable.

     Upon the happening of any Event of Default specified in the New Note Indenture, the Trustee or the Holders of at least 25% in principal amount of outstanding New Notes may declare the principal of and accrued interest on all the New Notes to be due and payable by notice in writing to the Note Issuers and the Trustee specifying the respective Event of Default and that such notice is a "notice of acceleration" (the "Acceleration Notice"), and the same shall become immediately due and payable. If an Event of Default with respect to bankruptcy proceedings of the Note Issuers occurs and is continuing, then such amount shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of New Notes.

     The New Note Indenture provides that, at any time after a declaration of acceleration with respect to the New Notes as described in the preceding paragraph, the Holders of a majority in principal amount of New Notes may rescind and cancel such declaration and its consequences (1) if the rescission would not conflict with any judgment or decree, (2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration, (3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (4) if the Note Issuers have paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances and (5) in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the Trustee shall have received an Officers' Certificate and an Opinion of Counsel that such Event of Default has been cured or waived. The holders of a majority in principal amount of Notes may waive any existing Default or Event of Default under the New Note Indenture, and its consequences, except a default in the payment of the principal of or interest on any New Notes.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Note Issuers with the intention of avoiding payment of the premium that the Note Issuers would have had to pay if the Note Issuers then had elected to redeem the New Notes pursuant to the optional redemption provisions of the New Note Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the New Notes. If an Event of Default occurs prior to August 1, 2003 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Note Issuers with the intention of avoiding the prohibition on redemption of the New Notes prior to August 1, 2003, then the premium specified in the New Note Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the New Notes.

No Personal Liability of Partners, Directors, Officers, Employees and Equity Holders

     No partner, director, officer, employee, incorporator or equity holder of the Note Issuers or any of such persons' Affiliates, as such, shall have any liability for any obligations of the Note Issuers under the New Notes or the New
Note Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of New Notes by accepting an New Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the New Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

     The Note Issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to the outstanding New Notes ("Legal Defeasance") except for (1) the rights of Holders of outstanding New Notes to receive payments in respect of the principal of, premium, if any, and interest on such New Notes when such payments are due from the trust referred to below,
(2) the Note Issuers' obligations with respect to such New Notes concerning issuing temporary New Notes, registration of New Notes, mutilated, destroyed, lost or stolen New Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (3) the rights, powers, trusts, duties and immunities of the applicable trustee, and the Note Issuers' obligations in connection therewith and (4) the Legal Defeasance provisions of the New Note Indenture. In addition, the Note Issuers may, at their option and at any time, elect to have the obligations of the Note Issuers released with respect to certain covenants that are described in the New Note Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the New Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default and Remedies" will no longer constitute an Event of Default with respect to the New Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (1) the Note Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the New Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on all outstanding New Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Note Issuers must specify whether the New Notes are being defeased to maturity or to a particular redemption date; (2) in the case of Legal Defeasance, the Note Issuers shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Note Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (B) since July 22, 1998, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders of the outstanding New Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (3) in the case of Covenant Defeasance, the Note Issuers shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the outstanding New Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (including the New Note Indenture and the Credit Facilities) to which Rental or any of its Subsidiaries is a party or by which Rental or any of its Subsidiaries is bound; (6) the Note Issuers must have delivered to the Trustee an Opinion of Counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (7) the Note Issuers must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Note Issuers with the intent of preferring the holders of New Notes over the other creditors of the Note Issuers with the intent of defeating, hindering, delaying or defrauding creditors of the Note Issuers or others; and
(8) the Note Issuers must deliver to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Transfer and Exchange

     A holder may transfer or exchange New Notes in accordance with the New Note Indenture. The applicable Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the
Note Issuers may require a holder to pay any taxes and fees required by law or permitted by the New Note Indenture. The Note Issuers are not required to transfer or exchange any New Note selected for redemption. Also, the Note Issuers are not required to transfer or exchange any New Note for a period of 15 days before a selection of New Notes to be redeemed.

     The registered holder of a New Note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

     Except as provided in the next two succeeding paragraphs, the New Note Indenture and the New Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the New Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, New Notes), and any existing default or compliance with any provision of the New Note Indenture or the New Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding New Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, New Notes).

     Without the consent of each holder affected, an amendment or waiver may not (with respect to any New Notes held by a non-consenting holder): (1) reduce the principal amount of New Notes whose holders must consent to an amendment, supplement or waiver, (2) reduce the principal of or change the fixed maturity of any New Note or alter the provisions with respect to the redemption of the New Notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders"), (3) reduce the rate of or change the time for payment of interest on any New Note, (4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the New Notes (except a rescission of acceleration of the New Notes by the holders of at least a majority in aggregate principal amount of the New Notes and a waiver of the payment default that resulted from such acceleration), (5) make any New Note payable in money other than that stated in the New Notes, (6) make any change in the provisions of the New Note Indenture relating to waivers of past Defaults or the rights of holders of New Notes to receive payments of principal of or premium, if any, or interest on the New Notes, (7) waive a redemption payment with respect to any New Note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders") or (8) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any holder of New Notes, the Note Issuers and the Trustee may amend or supplement the New Note Indenture or the New Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated New Notes in addition to or in place of certificated New Notes, to provide for the assumption of Rental's obligations to holders of New Notes in the case of a merger or consolidation or sale of all or substantially all of the Note Issuers' assets, to make any change that would provide any additional rights or benefits to the holders of New Notes or that does not adversely affect the legal rights under the New Note Indenture of any such holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the New Note Indenture under the Trust Indenture Act.

Concerning the Trustee

     The New Note Indenture contains certain limitations on the rights of the Trustee, should the Trustee become a creditor of the Note Issuers, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The holders of a majority in principal amount of the then outstanding New Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The New Note Indenture will provide that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the New Note Indenture at the request of any holder of New Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

     Anyone who receives this Offering Memorandum may obtain copies of the New
Note Indenture, without charge, by contacting Ronald M. Marmo, Vice President Administration (412-330-1753) at Anthony Crane Rental, L.P. d/b/a Maxim Crane Works, 800 Waterfront Drive, Pittsburgh, Pennsylvania 15222.

Book-Entry; Delivery and Form

     The New Notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the "Global Note"). The Global Note will be deposited upon issuance with the Trustee, as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

     Except as set forth below, the Global Note may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Note may not be exchanged for New Notes in certificated form except in the limited circumstances described below.

     The New Notes may be presented for registration of transfer and exchange at the offices of the Exchange Agent.

     DTC has advised the Note Issuers that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of the Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and the Indirect Participants.

     DTC has also advised the Note Issuers that pursuant to procedures established by it, (1) upon deposit of the Global Note, DTC will credit the accounts of Participants designated by the exchanging holders with portions of the principal amount of the Global Note and (2) ownership of such interests in the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Note).

     The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in the Global Note to such persons may be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants and certain banks, the ability of a person having beneficial interests in the Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

     EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL NOTE WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE NEW NOTE INDENTURE FOR ANY PURPOSE.

     Payments in respect of the principal of (and premium, if any) and interest on the Global Note registered in the name of DTC or its nominee will be payable to DTC or its nominee in its capacity as the registered holder under the New
Note Indenture. Under the terms of the New Note Indenture, the Note Issuers and the Trustee will treat the persons in whose names the New Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of the Note Issuers or the Trustee nor any agent of the Note Issuers or the Trustee has or will have any responsibility or liability for (1) any aspect or accuracy of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Note, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Note or (2) any other matter relating to the actions and practices of DTC or any of the Participants or the Indirect Participants.

     DTC has advised the Note Issuers that its current practice, upon receipt of any payment in respect of securities such as the New Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will not be the responsibility of DTC, the Trustee or the Note Issuers. Neither the Note Issuers nor the Trustee will be liable for any delay by DTC or any of the Participants in identifying the beneficial owners of the New Notes, and the Note Issuers and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Global Note for all purposes.

     Interests in the Global Note will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and the Participants. Transfers between Participants in DTC will be effected in accordance with DTC's procedures and will be settled in same-day funds.

     DTC has advised the Note Issuers that it will take any action permitted to be taken by a holder of New Notes only at the direction of one or more Participants to whose account with DTC interests in the Global Note are credited and only in respect of such portion of the aggregate principal amount of the New Notes as to which such Participant or Participants has or have given such direction. However, if any of the events described under "--Exchange of Book Entry Notes for Certificated Notes" occurs, DTC reserves the right to exchange the Global Note for Notes in certificated form and to distributed such Notes to its Participants.

     The information in this section concerning DTC and its book-entry system has been obtained from sources that Rental believes to be reliable, but Rental takes no responsibility for the accuracy thereof.

     Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Note among accountholders in DTC, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of the Note Issuers or the Trustee nor any agent of the Note Issuers or the Trustee will have any responsibility for the performance by DTC or its respective participants, indirect participants or accountholders of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

     The Global Note is exchangeable for definitive New Notes in registered certificated form if (1) DTC (x) notifies the Note Issuers that it is unwilling or unable to continue as depository for the Global Note and the Note Issuers thereupon fail to appoint a successor depository or (y) has ceased to be a clearing agency registered under the Exchange Act, (2) the Note Issuers, at their option, notify the Trustee in writing that they elect to cause the issuance of the New Notes in certificated form or (3) there shall have occurred and be continuing a Default or an Event of Default with respect to the New Notes. In all cases, certificated New Notes delivered in exchange for the Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

Certain Definitions

     Set forth below are certain defined terms used in the New Note Indenture. Reference is made to the New Note Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of Rental or that is assumed by Rental or any of its Restricted Subsidiaries in connection with the acquisition of assets from such Person, in each case excluding any Indebtedness incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of Rental or such acquisition.

     "Affiliate" means a Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, Rental. The term "control" means the possession directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, no Person (other than Rental or any Subsidiary of Rental) in whom a Securitization Entity makes an Investment in connection with a Qualified Securitization Transaction shall be deemed to be an Affiliate of Rental or any of its Subsidiaries solely by reason of such Investment.

     "all or substantially all" shall have the meaning given such phrase in the Revised Model Business Corporation Act.

     "Asset Acquisition" means (a) an Investment by Rental or any Restricted Subsidiary of Rental in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary of Rental, or shall be merged with or into Rental or any Restricted Subsidiary of Rental, or (b) the acquisition by Rental or any Restricted

Subsidiary of Rental of all or substantially all of the assets of any other Person or any division or line of business of any other Person.

     "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease, assignment or other transfer for value (other than operating leases entered into in the ordinary course of business (other than Sale and Leaseback Transactions)) by Rental or any of its Restricted Subsidiaries to any Person other than Rental or a Restricted Subsidiary of Rental of (a) any Capital Stock of any Restricted Subsidiary of Rental or (b) any other property or assets of Rental or any Restricted Subsidiary of Rental other than in the ordinary course of business; provided, however, that Asset Sales shall not include (1) a transaction or series of related transactions for which Rental or its Restricted Subsidiaries receive aggregate consideration of less than $1.0 million, (2) the sale, lease, conveyance, disposition or other transfer of all substantially all of the assets of Rental as permitted under the provisions described above under the caption "--Certain Covenants -- Merger, Consolidation and Sale of Assets" or any disposition that constitutes a Change of Control, (3) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof, (4) the factoring of accounts receivable arising in the ordinary course of business pursuant to arrangements customary in the industry, (5) the licensing of intellectual property, (6) disposals or replacements of used or obsolete cranes and equipment in the ordinary course of business, (7) the sale, lease conveyance, disposition or other transfer by Rental or any Restricted Subsidiary of assets or property to one or more Restricted Subsidiaries in connection with Investments permitted by the covenant described under the caption "--Restricted Payments" and (8) sales of accounts receivable, equipment and related assets (including contract rights) of the type specified in the definition of "Qualified Securitization Transaction" to a Securitization Entity for the fair market value thereof, including cash in an amount at least equal to 75% of the fair market value thereof. For the purposes of clause (8), Purchase Money Notes shall be deemed to be cash.

     "Attributable Debt" means, in respect of a sale and leaseback transaction, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means (1) in the case of a corporation, corporate stock,
(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means: (1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's; (3) commercial paper maturity no more than one year from the date of creation thereof and at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's; (4) certificates of deposit or bankers' acceptances (or, with respect to foreign banks, similar instruments) maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia, having at the date of acquisition thereof combined capital and surplus of not less than $500.0 million; (5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and (6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Collateral" means property in which the Note Issuers or any Subsidiary Guarantors now or hereafter has rights or the power to transfer a security interest and that is subject to the New Note Lien.

     "Collateral Agent" means the Trustee.

     "Commitments" has the meaning set forth in the Senior Credit Facility.

     "Consent Fee" means the amounts of any consent fee payable to holders of Old Notes in respect of their consent to the amendments to the indenture governing such notes in connection with the Note Issuers' consent solicitation, payable (1) upon the issuance of the New Notes, (2) on September 1, 2003 and (3) on February 1, 2004.

     "Consolidated EBITDA" means, with respect to any Person for any period, the sum (without duplication) of such Person's (i) Consolidated Net Income (less any gains on Used Crane Sales) and (ii) to the extent Consolidated Net Income has been reduced thereby, (A) all income taxes and foreign withholding taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period and any provision for taxes paid or accrued based on income or profits or the Tax Amount of such Person and its Subsidiaries for such period, to the extent that such provision for taxes or Tax Amount was included in computing such Consolidated Net Income, (B) Consolidated Interest Expense, (C) Consolidated Noncash Charges, (D) all one-time cash compensation payments made in connection with the Transactions and (E) any payments related to addressing Rental's or any of its Restricted Subsidiaries "Year 2000" information systems issues or to re- engineering efforts that must be expensed in accordance with EITF 97-13.

     "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the most recent four full fiscal quarters for which internal financial statements are available (the "Four-Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four-Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, Consolidated EBITDA and Consolidated Fixed Charges shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) the incurrence of any Indebtedness or the issuance of any preferred stock of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) and any repayment of other Indebtedness or redemption of other preferred stock occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence, repayment, issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four-Quarter Period and (ii) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any Pro Forma Cost Savings) associated with such Asset Acquisition) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four-Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly Guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating Consolidated Fixed Charges for purposes of determining the denominator (but not the numerator) of this Consolidated Fixed Charge Coverage Ratio, (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four-Quarter Period; and (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating rate, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

     "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) Consolidated Interest Expense (excluding amortization or write off of debt issuance costs incurred on or prior to July 22, 1998) plus (ii) the product of (a) all cash dividend payments or other distributions (and non-cash dividend payments in the case of a Person that is a Subsidiary) on any series of preferred equity of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person (or, in the case of a Person that is a partnership or a limited liability company, the combined federal, state and local income tax rate that was or would have been utilized to calculate the Tax Amount of such Person), expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP, provided that with respect to any series of preferred stock that was not paid cash dividends during such period but that is eligible to be paid cash dividends during any period prior to the maturity date of the New Notes, cash dividends shall be deemed to have been paid with respect to such series of preferred stock during such period for purposes of clause (ii) of this definition.

     "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication, (i) the aggregate of all cash and non-cash interest expense with respect to all outstanding Indebtedness (including amortization or write-off of debt issuance costs) of such Person and its Restricted Subsidiaries, including the net costs associated with Interest Swap Obligations, for such period determined on a consolidated basis in conformity with GAAP, (ii) the consolidated interest expense incurred by such Person and its Restricted Subsidiaries that was capitalized during such period, and (iii) the interest component of Capitalized Lease Obligations and imputed interest with respect to Attributable Debt paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Net Income" means, with respect to any Person for any period,
(i) the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP, provided that there shall be excluded therefrom (a) gains (or losses) from Asset Sales (without regard to the $1.0 million limitation set forth in the definition thereof) or abandonments or reserves relating thereto and the related tax effects according to GAAP, (b) gains (or losses) due solely to fluctuations in currency values and the related tax effects according to GAAP, (c) items classified as extraordinary, unusual or nonrecurring gains (or losses) (including, without limitation, severance, relocation, other restructuring costs and multiemployer pension plan insured liability payments), and the related tax effects according to GAAP and any related Tax Amounts with respect thereto, (d) the net income (or loss) of any Person acquired in a pooling of interests transaction accrued prior to the date it becomes a Restricted Subsidiary of Rental or is merged or consolidated with Rental or any Restricted Subsidiary of Rental, (e) the net income of any Restricted Subsidiary of Rental to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of Rental of that income is restricted by contract, operation, operation of law or otherwise, (f) the net income of any Person, other than a Restricted Subsidiary of Rental, except to the extent of cash dividends or distributions paid to Rental or a Restricted Subsidiary of Rental by such Person, (g) only for purposes of clause (c)(i) of the first paragraph of the covenant described under the caption "--Restricted Payments", any amounts included pursuant to clause (c)(iii) of the first paragraph of such covenant,
(h) the net income (or loss) from the operations of any business that has been divested by distribution, sale, spin-off or abandonment, and (i) one time non-cash compensation charges, including any arising from existing stock options resulting from any merger or recapitalization transaction, less (ii) any cash distribution paid or accrued related to payment of the Tax Amount for such period.

     "Consolidated Noncash Charges" means, with respect to any Person for any period, the aggregate depreciation, amortization and any other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period, determined on a consolidated basis in accordance with GAAP excluding any such non-cash charge constituting an extraordinary item or loss or any such non-cash charge which requires an accrual of or a reserve for cash charges for any future period.

     "Credit Facilities" means one or more debt facilities (including, without limitation, the Senior Credit Facility, the Second Priority Credit Facility and the Third Priority Note Purchase Agreement), or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) and/or letters of credit.

     "Currency Agreements" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect Rental or any Restricted Subsidiary of Rental against fluctuations in currency values.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Designated Noncash Consideration" means any non-cash consideration (other than non-cash consideration that would constitute a Restricted Investment) received by Rental or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers' Certificate executed by the principal executive officer and the principal financial officer of Rental or such Restricted Subsidiary. Such Officers' Certificate shall state the basis of such valuation, which shall be a report of a nationally recognized investment banking firm with respect to the receipt in one or a series of related transactions of Designated Noncash Consideration with a fair market value in excess of $10.0 million.

     "Designated Preferred Stock" means preferred stock that is so designated as Designated Preferred Stock, pursuant to an Officers' Certificate executed by the principal executive officer and the principal financial officer of Rental, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (iv) of the first paragraph of the covenant described under the caption "--Restricted Payments."

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the New Notes mature; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Rental to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that Rental may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "--Certain Covenants -- Restricted Payments."

     "Dividends" means, for so long as Rental or any applicable Subsidiary is a partnership (or other pass-through entity for federal income tax purposes), dividends or distributions.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Equity Offering" means any offering of Qualified Capital Stock of Holdings or Rental; provided that, in the event of any Equity Offering by Holdings, Holdings contributes to the capital of Rental the portion of the net cash proceeds of such Equity Offering necessary to pay the aggregate redemption price (plus accrued interest to the redemption date) of the New Notes to be redeemed pursuant to the second paragraph of the provision described above under the caption "Optional Redemption."

     "Existing Indebtedness" means Indebtedness of Rental and its Restricted Subsidiaries (other than Indebtedness under the Credit Facilities) in existence on July 22, 1998, until such amounts are permanently repaid.

     "Former Owners" means Anthony Crane Rental, Inc., Anthony Crane Rental of Texas, Inc., Anthony Iron and Metal Company, Anthony Crane Rental of Georgia, Inc., ACR Acquisition, Inc. and Ray G. Anthony.

     "Fourth-Lien Documents" means the Fourth-Lien Security Documents, the New Notes and the New Note Indenture.

     "Fourth-Lien Security Documents" means one or more security agreements, pledge agreements, collateral assignments, mortgages, deed of trust or other grants or transfers for security executed and delivered by the Note Issuers or any other Obligor creating a Lien upon property owned or to be acquired by the
Note Issuers or such other Obligor in favor of the Collateral Agent for the benefit of the holders of Obligations under the New Notes and also for the benefit of the present and future holders of all other Obligations under the New Notes.

     "Fourth Lien" means the Lien of the holders of New Notes securing the Fourth-Lien Obligations.

     "Fourth-Lien Obligations" means the obligations owing to the holders of the New Notes under the Fourth-Lien Documents.

     "Four-Quarter Period" has the meaning specified in the definition of Consolidated Fixed Charge Coverage Ratio.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on December 31, 1997.

     "General Partner" means ACR Management, L.L.C., a Delaware limited liability company and the general partner of Rental.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements (including Interest Swap Obligations) and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

     "Holdings" means Anthony Crane Rental Holdings, L.P., a Delaware limited partnership and its successors.

     "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness. For purposes of calculating the amount of Indebtedness of a Securitization Entity outstanding as of any date, the face or notional amount of any interest in receivables or equipment that is outstanding as of such date shall be deemed to be Indebtedness but any such interests held by Affiliates of such Securitization Entity shall be excluded for purposes of such calculation.

     "Intercreditor Agreement" means that certain intercreditor agreement to be entered into by and among the Trustee and certain other parties thereto in connection with the security interest to be granted to the Holders of the New Notes, which Intercreditor Agreement shall be on terms substantially identical to those set forth in the Intercreditor agreement executed in connection with the Third Priority Note Purchase Agreement.

     "Interest Swap Obligations" means the obligations of any Person, pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Persons calculated by applying a fixed or a floating rate of interest on the same notional amount.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Rental or any Subsidiary of Rental sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Rental such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Rental, Rental shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Restricted Payments".

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Management Committee" means (i) for so long as Rental is a partnership (or other pass through entity for federal income tax purposes), the management committee (or the equivalent thereof for any other pass through entity for federal income tax purposes) of the General Partner and (ii) otherwise, the Board of Directors of Rental.

     "Marketable Securities" means publicly traded debt or equity securities that are listed for trading on a national securities exchange and that were issued by a corporation whose debt securities are rated at least "AAA-" from S&P or "Aaa3" from Moody's.

     "Moody's" means Moody's Investors Service, Inc.

     "Net Proceeds" means the aggregate cash proceeds received by Rental or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes or Tax Distributions paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "New Note Lien" means, to the extent securing Obligations under the New Notes, a Lien granted by a Fourth-Lien Security Documents as security for Obligations under the New Notes.

     "Non-Recourse Debt" means Indebtedness (i) as to which neither Rental nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of Rental or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Rental or any of its Restricted Subsidiaries.

     "Obligations" means any principal, interest (including interest that, but for the filing of a petition in bankruptcy with respect to the Note Issuers, would accrue on such obligations), penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Obligor" means a Person obligated as an issuer or guarantor of the New Notes.

     "Perfection Agent" means Fleet National Bank (subject to its consent to such appointment).

     "Permitted Business" means any business that derives a majority of its revenues from the sale, rental or lease of cranes or other lifting equipment or activities that are reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which Rental and its Restricted Subsidiaries are engaged on July 22, 1998.

     "Permitted Investments" means (i) Investments by Rental or any Restricted Subsidiary of Rental in any Restricted Subsidiary of Rental (whether existing on July 22, 1998 or created thereafter) or in any other Person (including by means of any transfer of cash or other property) if as a result of such Investment such Person shall become a Restricted Subsidiary of Rental and Investments in Rental by any Restricted Subsidiary of Rental, (ii) cash and Cash Equivalents,
(iii) Investments existing on July 22, 1998, (iv) loans and advances to employees and officers of Rental and its Restricted Subsidiaries in the ordinary course of business, (v) accounts receivable created or acquired in the ordinary course of business, (vi) Interest Swap Obligations entered into in the ordinary course of Rental's businesses and otherwise in compliance with the New Note Indenture, (vii) Investments in Unrestricted Subsidiaries an amount at any one time outstanding not to exceed $10.0 million, (viii) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers, (ix) guarantees by Rental of Indebtedness otherwise permitted to be incurred by Restricted Subsidiaries of Rental under the New Note Indenture,
(x) Investments the payment for which consists exclusively of Qualified Capital Stock of Rental, (xi) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause
(xi) that are at
that time outstanding, not to exceed 5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), (xii) Investments received by Rental or its Restricted Subsidiaries as consideration for asset sales, including Asset Sales; provided that in the case of an Asset Sale, such Asset Sale is effected in compliance with the covenant described under the caption "--Redemption or Repurchase at Option of Holders--Asset Sales," and (xiii) any Investment by Rental or a Subsidiary of Rental in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction; provided that any Investment in a Securitization Entity is in the form of a Purchase Money Note or an equity interest.

     "Permitted Liens" means the following types of Liens:

          (1) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which Rental or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

          (2) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

          (3) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (4)  judgment Liens not giving rise to an Event of Default;

          (5) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of Rental or any of its Restricted Subsidiaries;

          (6) any interest or title of a lessor under any Capitalized Lease Obligation;

          (7) purchase money Liens to finance property or assets of Rental or any Restricted Subsidiary of Rental acquired in the ordinary course of business; provided, however, that (A) the related purchase money Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of Rental or any Restricted Subsidiary of Rental other than the property and assets so acquired and (B) the Lien securing such Indebtedness shall be created with 90 days of such acquisition;

               Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

          (8) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

          (9) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of Rental or any of its Restricted Subsidiaries, including rights of offset and set-off;

          (10) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the New Note Indenture;

          (11) Liens securing Acquired Indebtedness incurred in reliance on the second paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock";

          (12) Liens incurred in the ordinary course of business of Rental or any Restricted Subsidiary with respect to obligations that do not in the aggregate exceed $10.0 million at any one time outstanding;

          (13) leases or subleases granted to others that do not materially interfere with the ordinary course of business of Rental and its Restricted Subsidiaries;

          (14) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

          (15) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customer duties in connection with the importation of goods;

          (16) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries;

          (17) Liens existing on July 22, 1998, together with any Liens securing Indebtedness incurred in reliance on clause (xiii) of the definition of Permitted Indebtedness in order to refinance the Indebtedness secured by Liens existing on July 22, 1998; provided that the Liens securing the refinancing Indebtedness shall not extend to property other than that pledged under the Liens securing the Indebtedness being refinanced;

          (18) Liens securing Indebtedness and other Obligations under the Credit Facilities;

          (19) Liens securing Attributable Debt incurred in connection with any sale and leaseback transaction permitted to be completed pursuant to the covenant described above under the caption "Sale Leaseback Transaction";

          (20) Liens securing Indebtedness permitted to be incurred pursuant to
               (A) the Credit Facilities (whether such Indebtedness is incurred pursuant to the Consolidated Fixed Charge Coverage Ratio set forth in the first paragraph of the covenant described above under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock" or clause (ii) of the covenant described above under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock"), (B) clause (ix) of the covenant described above under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock" and (C) clause (xiv) of the covenant described above under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock";

          (21) Liens on assets transferred to a Securitization Entity or on assets of a Securitization Entity, in either case incurred in connection with a Qualified Securitization Transaction; and

          (22) Liens securing obligations under the New Notes and the obligation to pay the Consent Fee.

     "Productive Assets" means assets (including Capital Stock) that are used or usable by Rental and its Restricted Subsidiaries in Permitted Businesses; provided that for any Capital Stock to qualify as Productive Assets, it must, after giving pro forma effect to the transaction in which it was acquired, be Capital Stock of a Restricted Subsidiary.

     "Pro Forma Cost Savings" means, with respect to any period, the reduction in costs that occurred during the Four-Quarter Period or after the end of the Four-Quarter Period and on or prior to the Transaction Date that were (i) directly attributable to an Asset Acquisition and calculated on a basis that is consistent with Article 11 of Regulation S-X under the Securities Act as in effect on July 22, 1998 or (ii) implemented by the business that was the subject of any such Asset Acquisition within six months of the date of the Asset Acquisition and that are supportable and quantifiable by the underlying accounting records of such business, as if, in the case of each of clause (i) and (ii), all such reductions in costs had been effected as of the beginning of such period.

     "Purchase Money Note" means a promissory note of a Securitization Entity evidencing a line of credit, which may be irrevocable, from Rental or any Restricted Subsidiary of Rental in connection with a Qualified Securitization Transaction, which note shall be repaid from cash available to the Securitization Entity, other than (i) amounts required to be established as reserves pursuant to agreements, (ii) amounts paid to investors in respect of interest, principal and other amounts owing to such investors and (iii) amounts paid in connection with the purchase of newly generated receivables or newly acquired equipment.

     "Qualified Capital Stock" means any Capital Stock that is not Disqualified Stock.

     "Qualified Securitization Transaction" means any transaction or series of transactions pursuant to which Rental or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Entity (in the case of a transfer by Rental or any of its Restricted Subsidiaries) and (b) any other Person (in case of a transfer by a Securitization Entity), or may grant a security interest in, any accounts receivable or equipment (whether now existing or arising or acquired in the future) of Rental or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable and equipment, all contracts and contract rights and all Guarantees or other obligations in respect to such accounts receivable and equipment, proceeds of such accounts receivable and equipment and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and equipment, all of the foregoing for the purpose of providing working capital financing on terms that are more favorable to Rental and its Restricted Subsidiary than would otherwise be available at that time.

     "Rental Capital" means Anthony Crane Capital Corporation.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "S&P" means Standard & Poor's.

     "Sale and Leaseback Transaction" means any sale and leaseback transaction by Rental or any of its Restricted Subsidiaries with respect to assets with an aggregate fair market value (as determined in good faith by the Management Committee) in excess of $1.0 million.

     "Securitization Entity" means a Wholly Owned Subsidiary of Rental (or another Person in which Rental or any Subsidiary of Rental makes an Investment and to which Rental or any Subsidiary of Rental transfers accounts receivable or equipment and related assets) that engages in no activities other than in connection with the financing of accounts receivable or equipment and that is designated by the Board of Directors of Rental (as provided below) as a Securitization Entity (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is guaranteed by Rental or any Restricted Subsidiary of Rental (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings, (ii) is recourse to or obligates Rental or any Restricted Subsidiary of Rental in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of Rental or any Restricted Subsidiary of Rental, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither Rental nor any Restricted Subsidiary of Rental has any material contract, agreement, arrangement or understanding other than on terms no less favorable to Rental or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Rental, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity, and (c) to which neither Rental nor any Restricted Subsidiary of Rental has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of Rental shall be evidenced to each of the Trustees by filing with the Trustees a certified copy of the resolution of the Board of Directors of Rental giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

     "Second Priority Credit Facility" means the Credit Agreement, dated as of July 22, 1998, as amended, by and among Rental, Goldman Sachs Credit Partners L.P., and the Agent, Collateral Agent and the financial institutions party thereto, providing for revolving credit borrowings and term loan borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended (including any amendment and restatement thereof), modified, renewed, refunded, replaced, refinanced or restructured from time to time and whether with the same or any other agent, lender or group of lenders, including to increase the amount of available borrowings thereunder.

     "Senior Credit Facility" means the Second Amended and Restated Credit Agreement, dated as of March 31, 2003, by and among Rental, Goldman Sachs Credit Partners L.P., and the Agent, Collateral Agent and the financial institutions party thereto, providing for revolving credit borrowings and term loan borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended (including any amendment and restatement thereof), modified, renewed, refunded, replaced, refinanced or restructured from time to time and whether with the same or any other agent, lender or group of lenders, including to increase the amount of available borrowings thereunder.

     "Senior Documents" means the Credit Facilities and the Hedging Obligations under the Credit Facilities and all documents relating thereto, as such documents may be amended, restated, supplemented and otherwise modified from time to time.

     "Senior Lien" means the Lien for the benefit of the Senior Secured Parties and the Lien of any of the Senior Secured Parties.

     "Senior Obligations" means the obligations under the Credit Facilities, including, but not limited to, all obligations owing to the lenders under the Credit Facilities which constitute Hedging Obligations.

     "Senior Secured Parties" means those parties to whom obligations are owed under the Credit Facilities.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on July 22, 1998.

     "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by Rental or any Subsidiary of Rental that are reasonably customary in an accounts receivable or equipment transactions.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof), but shall not include any Non-Recourse Subsidiary.

     "Subsidiary Guarantors" means (i) all Restricted Subsidiaries (other than Rental Crane) and (ii) any other subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the New Note Indenture, and their respective successors and assigns.

     "Tax Amount" means the amount of distributions, whether paid or accrued, necessary to permit Rental's partners to pay federal and state income tax liabilities arising from income of Rental and its Restricted Subsidiaries and taxable to such partners, including the tax distributions contemplated by the Holdings' and Rental's respective partnership agreements attributable to such partners solely as a result of Rental (and any intermediate entity through which any such partner owns its interest in Rental) being a partnership or similar pass-through entity for federal income tax purposes.

     "Tax Distributions" means a distribution in respect of taxes to the partners of Rental pursuant to clause (9) of the second paragraph of the covenant described above under the caption "Certain Covenants -- Restricted Payments."

     "Third Priority Note Purchase Agreement" means that certain Note Purchase Agreement dated as of June 4, 2002 by and between Rental and Bain/ACR, L.L.C.

     "Total Assets" means the total consolidated assets of Rental and its Restricted Subsidiaries, as set forth on Rental's most recent consolidated balance sheet.

     "Transactions" means those certain transactions contemplated by that certain Recapitalization Agreement dated June 1, 1998, and completed in connection with the issuance of the Old Notes and Old Debentures and the refinancing of certain indebtedness of Rental and Holdings in 1998.

     "Uniform Commercial Code" means the Uniform Commercial Code in effect in the State of New York, as such may be amended from time to time.

     "Unrestricted Subsidiary" means (i) any Subsidiary (other than Rental Capital) that is designated by the Management Committee as an Unrestricted Subsidiary pursuant to a Resolution, but only to the extent that such
Subsidiary: (a) has no Indebtedness other than Non- Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with Rental or any Restricted Subsidiary of Rental unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Rental or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Rental; (c) is a Person with respect to which neither Rental nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Rental or any of its Restricted Subsidiaries; and (e) has at least one director on its board of directors that is not a director or executive officer of Rental or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of Rental or any of its Restricted Subsidiaries. Any such designation by the Management Committee shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "Certain Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the New Note Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Rental as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock", Rental shall be in default of such covenant). The Management Committee may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of Rental of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock", calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, (ii) such Subsidiary shall execute a Subsidiary Guarantee and deliver an Opinion of Counsel, in accordance with the terms of the New Note Indenture and (iii) no Default or Event of Default would be in existence following such designation.

     "Used Crane Sales" means sales of used cranes, used parts and other used equipment by Rental or any of its Restricted Subsidiaries pursuant to Rental's fleet management program in the ordinary course of business consistent with past practices on July 22, 1998.

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Management Committee or Board of Directors, as applicable, of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

     "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

                          DESCRIPTION OF NEW DEBENTURES

General

     The new 12 3/8% senior discount debentures due 2009 (the "New Debentures"), will be issued by Anthony Crane Rental Holdings, L.P., ("Holdings") and Anthony Crane Holdings Capital Corporation ("Crane Capital," and together with Holdings, the "Debenture Issuers"), pursuant to an indenture (the "New Debenture Indenture"), among Holdings, Crane Capital and U.S. Bank National Association, as trustee (the "Trustee"). The New Debenture Indenture is governed under the laws of the state of New York. The New Debentures will be issued in reliance on the exemption set forth in Section 3(a)(9) of the Securities Act, and accordingly are not subject to the registration requirements of the Securities Act. See "Notice to Investors." The terms of the New Debentures include those stated in the New Debenture Indenture and those made part of the New Debenture Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The New Debentures are subject to all such terms, and holders of New Debentures are referred to the New Debenture Indenture and the Trust Indenture Act for a statement thereof. The following is a summary of the material provisions of the New Debenture Indenture and does not purport to be complete and is qualified in its entirety by reference to the New Debenture Indenture, including the definitions therein of certain terms used below. Copies of the proposed form of the New Debenture Indenture are available as set forth below under "--Additional Information." The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions."

     The New Debentures will be general senior unsecured obligations of Holdings, will rank pari passu in right of payment to all existing and future senior unsecured Indebtedness of the Debenture Issuers and will rank senior in right of payment to all existing and future subordinated indebtedness of the Debenture Issuers. The New Debentures, however, will be effectively subordinated to all secured obligations of the Debenture Issuers and all obligations of Holdings' subsidiaries, including the New Notes and borrowings under the Credit Facilities. The New Debenture Indenture will permit additional borrowings under the Credit Facilities in the future. See "Risk Factors--Holdings Company Structure; Effective Subordination."

     Crane Capital is a Wholly Owned Subsidiary of Holdings that was incorporated in Delaware for the purpose of serving as a co-issuer of the New Debentures in order to facilitate the offering of the New Debentures. The Debenture Issuers believe that certain prospective purchasers of the New Debentures may be restricted in their ability to purchase debt securities of partnerships, such as Holdings, unless such debt securities are jointly issued by a corporation. Crane Capital will not have any operations or assets and will not have any revenues. It is expected that the New Debentures will be repaid by Holdings and Holdings will have no contribution or similar rights against Crane Capital with respect thereto. As a result, prospective purchasers of the New Debentures should not expect Crane Capital to participate in servicing the interest and principal Obligations on the New Debentures.

Principal, Maturity and Interest

     The New Debentures will be limited in aggregate principal amount at maturity to $48.0 million and will mature on February 1, 2009. The New Debentures will accrete at a rate of 16 3/8% per annum, compounded semi-annually to an aggregate principal amount of $48.0 million. Thereafter, except as discussed below, interest on the New Debentures will accrue at the rate of 12 3/8% per annum and will be payable semi-annually in arrears on February 1 and August 1, commencing on February 1, 2004, to holders of record on the immediately preceding January 15 and July 15. No cash-interest will accrue or be payable on the New Debentures prior to August 1, 2004. Interest on the New Debentures accruing through and including the February 1, 2004 interest payment date will not be paid in cash, but will accrete as additional principal at a rate of 16 3/8% per annum. Additional principal, representing the amount that would have accreted on the Old Debentures for the six month period ended February 1, 2003 had the rate on the Old Debentures been 16 3/8% per annum, rather than 13 3/8% per annum, will be added to the New Debentures. All interest accruing on the New Debentures for periods after February 1, 2004 shall be payable in cash at a rate of 12 3/8% per annum. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. If an Event of Default occurs under the New Debenture Indenture, the default rate of interest on the New Debentures shall equal 16 3/8% per annum during the period of that Event of Default.

     Principal, premium, if any, and interest on the New Debentures will be payable at the office or agency of the Debenture Issuers maintained for such purpose within the City and State of New York or, at the option of the Debenture Issuers, payment of interest may be made by check mailed to the holders of the New Debentures at their respective addresses set forth in the register of holders of New Debentures; provided that all payments of principal, premium and interest with respect to New Debentures, the holders of which have given wire transfer instructions to the Debenture Issuers, will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. Until otherwise designated by the Debenture Issuers, the Debenture Issuers' office or agency in New York will be the office of the Trustee maintained for such purpose. The New Debentures will be issued in denominations of $1,000 and integral multiples thereof.

Security Interest

     The New Debentures will be our unsecured obligations.

Optional Redemption

     The New Debentures will not be redeemable at the Debenture Issuers' option prior to August 1, 2003. Thereafter, the New Debentures will be subject to redemption at any time at the option of the Debenture Issuers, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on August 1 of the years indicated below:

                                                                   Percentage of
                                                                     Principal
Year                                                                   Amount
----                                                               -------------
2003............................................................      106.688%
2004............................................................      104.458%
2005............................................................      102.229%
2006 and thereafter.............................................      100.000%

     Notwithstanding the foregoing, at any time prior to three years following the date of issuance of the New Debentures, Holdings may on any one or more occasions redeem up to 35% of the aggregate principal amount at maturity of New Debentures originally issued under the New Debenture Indenture at a redemption price of 113.375% of the Accreted Value thereof (as determined on the redemption date), to the redemption date, with the net cash proceeds of any Equity Offerings; provided that at least 65% of the aggregate principal amount at maturity of New Debentures originally issued remain outstanding immediately after the occurrence of such redemption (excluding New Debentures held by Holdings and its Subsidiaries); and provided further that such redemption shall occur within 120 days of the date of the closing of any such Equity Offering.

Selection and Notice

     If less than all of the New Debentures are to be redeemed at any time, selection of New Debentures for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the New Debentures are listed, or, if the New Debentures are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no New Debentures of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of New Debentures to be redeemed at its registered address. Notices of redemption may not be conditional. If any New Debenture is to be redeemed in part only, the notice of redemption that relates to such New Debenture shall state the portion of the principal amount at maturity thereof to be redeemed. A New Debenture in principal amount at maturity equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the New Debenture. New Debentures called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on New Debentures or portions of them called for redemption.

Mandatory Redemption

     The Debenture Issuers are not required to make mandatory redemption or sinking fund payments with respect to the New Debentures.

Repurchase at the Option of Holders

Change of Control

     Upon the occurrence of a Change of Control, each holder of New Debentures will have the right to require the Debenture Issuers to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's New Debentures pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash (the "Change of Control Payment") equal to 101% of the Accreted Value thereof on the date of repurchase (if such date of repurchase is prior to August 1, 2003) or 101% of the aggregate principal amount thereof (if such date of repurchase is on or after August 1, 2003) plus, in each case, accrued and unpaid interest thereon, if any, to the date of purchase. Within 10 days following any Change of Control, the Debenture Issuers will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase New Debentures on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the New Debenture Indenture and described in such notice. The Debenture Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the New Debentures as a result of a Change of Control.

     On the Change of Control Payment Date, the Debenture Issuers will, to the extent lawful, (1) accept for payment all New Debentures or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all New Debentures or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the New Debentures so accepted together with an Officers' Certificate stating the aggregate principal amount at maturity of New Debentures or portions thereof being purchased by the Debenture Issuers. The Paying Agent will promptly mail to each holder of New Debentures so tendered the Change of Control Payment for such New Debentures, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new New Debenture equal in principal amount at maturity to any unpurchased portion of the New Debentures surrendered, if any; provided that each such new New Debenture will be in a principal amount of $1,000 or an integral multiple thereof. The Debenture Issuers will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The Bank Credit Facilities and the New Debenture Indenture restricts the Debenture Issuers' ability to repurchase any New Debentures prior to repaying any obligations outstanding thereunder and also provides that certain change of control events with respect to the Debenture Issuers would constitute an event of default thereunder. Any future credit agreements or other agreements relating to Indebtedness to which the Debenture Issuers or Rental become a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Debenture Issuers are prohibited from purchasing New Debentures, the Debenture Issuers could seek the consent of the lenders under the Bank Credit Facilities to the purchase of New Debentures or could attempt to refinance the borrowings that contain such prohibition. If the Debenture Issuers do not obtain such a consent or repay such borrowings, the Debenture Issuers will remain prohibited from purchasing New Debentures. In such case, the Debenture Issuers' failure to purchase tendered New Debentures would constitute an Event of Default under the New Debenture Indenture which would, in turn, constitute an event of default under the Credit Facilities and the New Debenture Indenture. In addition, the exercise by holders of the New Debentures of their right to require the Debenture Issuers to repurchase the New Debentures could cause an event of default under the Bank Credit Facilities or the New Debenture Indenture, even if the Change of Control itself does not, due to the financial effect of such repurchases on the Debenture Issuers. Finally, the Debenture Issuers' ability to pay cash to the holders of New Debentures upon a repurchase may be limited by Rental's then existing financial resources.

     The Change of Control provisions described above will be applicable whether or not any other provisions of the New Debenture Indenture governing the New Debentures are applicable. Except as described above with respect to a Change of Control, the New Debenture Indenture does not contain provisions that permit the holders of the New Debentures to require that the Debenture Issuers repurchase or redeem the New Debentures in the event of a takeover, recapitalization or similar transaction.

     The Debenture Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the New Debenture Indenture applicable to a Change of Control Offer made by the

Debenture Issuers and purchases all New Debentures validly tendered and not withdrawn under such Change of Control Offer.

     "Change of Control" means the occurrence of one or more of the following events: (1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Holdings and its Subsidiaries (determined on a consolidated basis) to any Person or group of related Persons, as defined in Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the New Debenture Indenture) other than a Principal or a Related Party of a Principal; (2) the approval by the holders of Capital Stock of one or more of the Debenture Issuers or the General Partner of any plan or proposal for the liquidation or dissolution of Holdings or the General Partner (whether or not otherwise in compliance with the provisions of the New Debenture Indenture); (3) any Person or Group (other than one of the Principals or their respective Related Parties) shall become the owner, directly or indirectly, beneficially or of record, of more than 50% of either the aggregate Voting Stock or Capital Stock of one of the Debenture Issuers, the General Partner or any successor to all or substantially all of their respective assets; (4) the occurrence of any transaction, the result of which is that the General Partner is no longer the sole general partner of Holdings; (5) the first day on which Holdings fails to own 100% of the issued and outstanding Equity Interests of Crane Capital; and (6) (A) for so long as Holdings is a partnership (or other pass-through entity for federal income tax purposes) with a limited liability company serving as the General Partner, the first day on which a majority of the members of the Management Committee of the General Partner are not Continuing Members and (B) at all such other times, the first day on which a majority of the members of Holdings Management Committee are not Continuing Members. Notwithstanding the foregoing, any reorganization of Holdings and Crane Capital pursuant to the last sentence of the covenant described below under the caption "Merger, Consolidation or Sale of Assets" shall not constitute a Change of Control under the New Debenture Indenture.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of Holdings and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "all or substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of New Debentures to require the Debenture Issuers to repurchase such New Debentures as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Holdings and its Subsidiaries taken as a whole to another Person or group may be uncertain.

     "Continuing Members" means, as of any date of determination, any member of the Management Committee of Holdings who (1) was a member of such Management Committee on July 22, 1998 or (2) was nominated for election or elected to such Management Committee by any of the Principals or with the approval of a majority of the Continuing Members who were members of such Board at the time of such nomination or election.

     "Principals" means Bain Capital, Inc. and any Affiliate of Bain Capital,
Inc.

     "Related Party" with respect to any Principal means (A) any controlling stockholder, 80% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal or (B) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (A).

Asset Sales

     The New Debenture Indenture provides that Holdings will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless
(i) Holdings or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Management Committee), (ii) at least 75% of the consideration received by Holdings or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be cash or Cash Equivalents; provided that the amount of (a) any liabilities (as shown on Holdings or such Restricted Subsidiary's most recent balance sheet) of Holdings or any such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the New Debentures) that are assumed by the transferee of any such assets, (b) any New Debentures or other obligations received by Holdings or any such Restricted Subsidiary from such transferee that are immediately converted by Holdings or such Restricted Subsidiary into cash (to the extent of the cash received), and (c) any Designated Noncash Consideration received by Holdings or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash

Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed 10% of Total Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be cash for the purposes of this provision, and (iii) upon the consummation of an Asset Sale, Holdings shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof to reinvest in Productive Assets or to repay Indebtedness under the Credit Facilities. Pending the final application of any such Net Cash Proceeds, Holdings or such Restricted Subsidiary may invest such Net Cash Proceeds in Cash Equivalents.

     On the 366th day after an Asset Sale or such earlier date, if any, as the Management Committee or such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clause (iii) of the preceding paragraph (each, a "Net Proceeds Offer Trigger Date"), the aggregate amount of Net Cash Proceeds that have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clause (iii) of the preceding paragraph (each a "Net Proceeds Offer Amount") shall be applied by Holdings or such Restricted Subsidiary to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, (x) from all holders of New Notes on a pro rata basis that amount of New Notes equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the New Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase, or (y) from all holders on a pro rata basis that amount of New Debentures equal to the Net Proceeds Offer Amount at a price equal to 100% of the Accreted Value thereof on the date of repurchase (if such date of repurchase is prior to August 1, 2003) or 100% of the principal amount of the New Debentures to be purchased (if such date of repurchase is on or after August 1, 2003), plus, in each case, accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration (including any Designated Noncash Consideration) received by Holdings or any Restricted Subsidiary of Holdings, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

     Notwithstanding the foregoing, if a Net Proceeds Offer Amount is less than $10.0 million, the application of the Net Cash Proceeds constituting such Net Proceeds Offer Amount to a Net Proceeds Offer may be deferred until such time as such Net Proceeds Offer Amount plus the aggregate amount of all Net Proceeds Offer Amounts arising subsequent to the Net Proceeds Offer Trigger Date relating to such initial Net Proceeds Offer Amount from all Asset Sales by Holdings and its Restricted Subsidiaries aggregates at least $10.0 million, at which time Holdings or such Restricted Subsidiary shall apply all Net Cash Proceeds constituting all Net Proceeds Offer Amounts that have been so deferred to make a Net Proceeds Offer (the first date the aggregate of all such deferred Net Proceeds Offer Amounts is equal to $10.0 million or more shall be deemed to be a "Net Proceeds Offer Trigger Date").

     Notwithstanding the two immediately preceding paragraphs, Holdings and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent (i) at least 75% of the consideration for such Asset Sale constitutes Productive Assets, cash, Cash Equivalents and/or Marketable Securities and (ii) such Asset Sale is for fair market value (as determined in good faith by the Management Committee of the General Partner); provided that any consideration not constituting Productive Assets received by Holdings or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be completed under this paragraph shall be subject to the provisions of the two preceding paragraphs.

     Each Net Proceeds Offer will be mailed to the record holders as shown on the register of holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the New Debenture Indenture. Upon receiving notice of the Net Proceeds Offer, holders may elect to tender their New Debentures in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent holders properly tender New Debentures in an amount exceeding the Net Proceeds Offer Amount, New Debentures of tendering holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law. To the extent that the aggregate amount of New Debentures tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, Holdings may use any remaining Net Proceeds Offer Amount for general corporate purposes. Upon consummation of any such Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset at zero.

     Rental will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of New Debentures pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the New Debenture Indenture, the Debenture Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Asset Sale provisions of the New Debenture Indenture by virtue thereof.

Certain Covenants

Restricted Payments

     The New Debenture Indenture provides that Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of Holdings' or any of its Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Holdings or any of its Subsidiaries) or to the direct or indirect holders of Holdings' or any of its Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Qualified Capital Stock of Holdings or the Company); (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Holdings) any Equity Interests of Holdings or any direct or indirect parent of Holdings; (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the New Debentures (other than intercompany Indebtedness), except a payment of interest or principal at stated maturity; or
(iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

          (1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

          (2) Holdings would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable Four-Quarter Period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

          (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Holdings and its Restricted Subsidiaries after July 22, 1998 (excluding Restricted Payments permitted by clauses (3), (4)(but only to the extent such Restricted Payment is made with the cash proceeds received by Holdings or one of its Restricted Subsidiaries from any "key man" life insurance policies), (5), (7), (8) and (9) of the next succeeding paragraph), is less than the sum, without duplication, of (i) 50% of the Consolidated Net Income of Holdings for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after July 22, 1998 to the end of Holdings' most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net proceeds (including the fair market value of property other than cash (determined in good faith by the Management Committee as evidenced by a certificate filed with the Trustee, except that in the event the value of any non-cash consideration shall be $15.0 million or more, the value shall be determined based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing)) received by Holdings since July 22, 1998 as a contribution to its common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock) of Holdings (excluding any net proceeds from an Equity Offering or capital contribution to the extent used to redeem New Debentures in accordance with the optional redemption provisions of the New Debentures) or from the issue or sale of Disqualified Stock or debt securities of Holdings that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of Holdings)

               ,plus (iii) to the extent that any Restricted Investment that was made after July 22, 1998 is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any), plus (iv) any dividends (the fair market value of property other than cash shall be determined in good faith by the Management Committee as evidenced by a certificate filed with the trustee, except that in the event the value of any non-cash consideration shall be $15.0 million or more, the value shall be determined based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing) received by Holdings or a Restricted Subsidiary after July 22, 1998 from any Unrestricted Subsidiary of Holdings, to the extent that such dividends were not otherwise included in Consolidated Net Income of Holdings for such period, plus (v) to the extent that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after July 22, 1998, if as a result of such redesignation, (x) the Fixed Charge Coverage Ratio of Holdings on a pro forma basis is lower than such ratio immediately prior thereto, then the lesser of (A) the fair market value of Holdings' Investment in such Subsidiary as of the date of such redesignation or (B) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary or (y) the Fixed Charge Coverage Ratio of Holdings on a pro forma basis is equal to or higher than such ratio immediately prior thereto, the fair market value of Holdings Investment in such Subsidiary as of the date of such redesignation.

     Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph will not prohibit (1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of such dividend or notice of such redemption if the dividend or payment of the redemption price, as the case may be, would have been permitted on the date of declaration or notice; (2) if no Event of Default shall have occurred and be continuing or shall occur as a consequence thereof, the acquisition of any Capital Stock of Holdings (the "Retired Capital Stock"), either (i) solely in exchange for Qualified Capital Stock of Holdings (the "Refunding Capital Stock"), or (ii) through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of Holdings) of Qualified Capital Stock of Holdings, and, in the case of subclause
(i) of this clause (2), if immediately prior to the retirement of the Retired Capital Stock the declaration and payment of dividends thereon was permitted under clause (3) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement; provided that at the time of the declaration of any such dividends on the Refunding Capital Stock, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; (3) if no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after July 22, 1998 (including, without limitation, the declaration and payment of dividends on Refunding Capital Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph); provided that, at the time of such issuance, Holdings, after giving effect to such issuance on a pro forma basis, would have had a Consolidated Fixed Charge Coverage Ratio of at least
1.75 to 1.0 for the most recent Four-Quarter Period; (4) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Holdings or any Subsidiary of Holdings held by any former member of the Holdings' (or any of its Subsidiaries') management committee or any former officer, employee or director of Holdings or any of its Subsidiaries pursuant to any equity subscription agreement, stock option agreement, employment agreement or other similar agreements; provided that (A) the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed (x) $1.5 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years) plus (y) the aggregate cash proceeds received by Holdings or the Company during such calendar year from any reissuance of Equity Interests by Holdings or the Company to members of management of the Company and its Restricted Subsidiaries and (B) no Default or Event of Default shall have occurred and be continuing immediately after such transaction; provided, further that the aggregate cash proceeds referred to in (y) above shall be excluded from clause (c)(ii) of the preceding paragraph; (5) if no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, other Restricted Payments in an aggregate amount not to exceed $12.0 million since July 22, 1998; (6) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof; (7) distributions to the Former Owners to fund the consummation of the Transactions and (8) so long as Holdings is treated as a partnership or disregarded as an entity separate from its owners for federal income tax purposes, distributions to the partners of Holdings in an amount with respect to any period after June 30, 1998 not to exceed the Tax Amount of Holdings for such period.

     The Management Committee may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by Holdings and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Holdings or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Incurrence of Indebtedness and Issuance of Preferred Stock

     The New Debenture Indenture provides that Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness and that Holdings will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Debenture Issuers may incur Indebtedness or issue shares of Disqualified Stock and Holdings' Restricted Subsidiaries may incur Indebtedness or issue shares of preferred stock if (i) no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of any such Indebtedness or the issuance of any such Disqualified Stock, and (ii) the Consolidated Fixed Charge Coverage Ratio for Holdings' most recently ended Four-Quarter Period would have been at least 1.75 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, at the beginning of such Four-Quarter Period.

     The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Indebtedness"):

          (1) the incurrence by Holdings of Indebtedness represented by the New Debentures issued in the Exchange Offer and any Old Debentures outstanding following completion of the Exchange Offer, the incurrence by the Company of Indebtedness represented by the New Notes and any Old Notes outstanding following completion of the Exchange Offer, and the incurrence by the Subsidiary Guarantors of the Subsidiary Guarantees of the New Notes and Old Notes;

          (2) the incurrence by Holdings and its Restricted Subsidiaries of Indebtedness incurred pursuant to one or more Credit Facilities in an aggregate principal amount at any time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Holdings and its Subsidiaries thereunder) not to exceed the aggregate amount of any and all obligations now or hereafter arising under the Credit Facilities in accordance with their terms, less (A) the aggregate amount of Indebtedness of Securitization Entities at the time outstanding less (B) the amount of all optional or mandatory principal payments actually made by the Company or any of its Restricted Subsidiaries since July 22, 1998 in respect of term loans under Credit Facilities (excluding any such payments to the extent refinanced at the time of payment under a Credit Facility) and (C) further reduced by (X) any repayments of revolving credit borrowings under Credit Facilities that are applied in accordance with the covenant described above under the caption "--Asset Sales" and (Y) any Attributable Debt incurred in pursuant to the covenant described below under the caption "--Sale Leaseback Transaction";

          (3) the incurrence by Holdings and its Restricted Subsidiaries of Indebtedness under Currency Agreements;

          (4) the incurrence by Holdings and its Restricted Subsidiaries of Existing Indebtedness;

          (5) Interest Swap Obligations of Holdings and its Restricted Subsidiaries covering Indebtedness of Holdings and its Restricted Subsidiaries; provided that any Indebtedness to which any such Interest Swap Obligations correspond is otherwise permitted to be incurred under the New Debenture Indenture; and provided, further, that such Interest Swap Obligations are entered into, in the judgment of Holdings, to protect Holdings and its Restricted Subsidiaries from fluctuation in interest rates on its outstanding Indebtedness;

          (6) the incurrence by Holdings or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Holdings and any of its Restricted Subsidiaries; provided, however, that (i) if Holdings is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the New Debentures and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Holdings or a Subsidiary thereof and (B) any sale or other transfer of any such Indebtedness to a Person that is not either Holdings or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Holdings or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

          (7) the incurrence of Acquired Indebtedness of Restricted Subsidiaries of Holdings to the extent Holdings could have incurred such Indebtedness in accordance with the first paragraph of this covenant on the date such Indebtedness became Acquired Indebtedness;

          (8) Guarantees by Holdings and its Restricted Subsidiaries of each other's Indebtedness; provided that such Indebtedness is permitted to be incurred under the New Debenture Indenture;

          (9) Indebtedness (including Capitalized Lease Obligations) incurred by Holdings or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount outstanding not to exceed 5% of Total Assets at the time of any incurrence thereof (including any Refinancing Indebtedness with respect thereto) (which amount may, but need not, be incurred in whole or in part under the Credit Facilities);

          (10) the incurrence of Indebtedness (including letters of credit) in respect of workers' compensation claims, self-insurance obligations, performance, surety, bid or similar bonds and completion guarantees provided by Holdings or a Restricted Subsidiary in the ordinary course of business and consistent with past practices;

          (11) Indebtedness arising from agreements of Holdings or a Restricted Subsidiary of Holdings providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary of Holdings, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by Holdings and its Restricted Subsidiaries in connection with such disposition;

          (12) obligations in respect of performance and surety bonds and completion guarantees provided by Holdings or any Restricted Subsidiary of Holdings in the ordinary course of business;

          (13) any refinancing, modification, replacement, renewal, restatement, refunding, defeasance, deferral, extension, substitution, supplement, reissuance or resale of existing or future Indebtedness (other than intercompany Indebtedness), including any additional Indebtedness incurred to pay interest or premiums required by the instruments governing such existing or future Indebtedness as in effect at the time of issuance thereof ("Required Premiums") and fees in connection therewith ("Refinancing Indebtedness"); provided that (1) any such event shall not directly or indirectly result in an increase in the aggregate principal amount of Permitted Indebtedness (except to the extent such increase is a result of a simultaneous incurrence of additional Indebtedness (A) to pay Required Premiums and related fees or (B) otherwise permitted to be incurred under the New Debenture Indenture) of Holdings and its Restricted Subsidiaries, (2) such Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded,
               (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the New Debentures, such Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the New Debentures on terms at least as favorable to the holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

          (14) the incurrence by Holdings or any of its Restricted Subsidiaries of additional Indebtedness and/or the issuance of Disqualified Stock in an aggregate principal amount or aggregate liquidation value, as applicable (or accreted value, as applicable), at any time outstanding, including all Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (14), not to exceed $20 million;

          (15) the incurrence by a Securitization Entity of Indebtedness in a Qualified Securitization Transaction that is Non-Recourse Debt (except for Standard Securitization Undertakings) with respect to Holdings and its other Restricted Subsidiaries;

          (16) the New Debenture Indenture also provides that the Debenture Issuers will not incur any Indebtedness (including Permitted Indebtedness) that is contractually subordinated in right of payment to any of the other Indebtedness of the Debenture Issuers unless such Indebtedness is also contractually subordinated in right of payment to the New Debentures on substantially identical terms; provided, however, that no Indebtedness of the Debenture Issuers shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Debenture Issuers solely by virtue of being unsecured; and

          (17) for purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (i) through (xv) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Debenture Issuers shall, in their sole discretion, classify such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Consolidated Fixed Charges of the Company as accrued.

Liens

     The New Debenture Indenture provides that Holdings will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Liens of any kind against or upon any of its property or assets, or any proceeds therefrom, except for Permitted Liens.

Sale Leaseback Transaction

     The New Debenture Indenture provides that Holdings will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Holdings or any of its Restricted Subsidiaries may enter into a sale and leaseback transaction if (i) Holdings or such Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to either (A) the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock" or (B) clause (ii) of the covenant described above under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "--Liens," (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Management Committee and set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction and (iii) the transfer of assets in such sale and leaseback transaction is permitted by, and Holdings applies the proceeds of such transaction in compliance with, the covenant described above under the caption "--Asset Sales."

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

     The New Debenture Indenture provides that Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on or in respect of its Capital Stock, (b) make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of Holdings or (c) transfer any of its property or assets to Holdings or any other Restricted Subsidiary of Holdings, except for such encumbrances or restrictions existing under or by reason of: (1) applicable law; (2) the New Debenture Indenture or the New Note Indenture; (3) non-assignment provisions of any contract or any lease entered into in the ordinary course of business; (4) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired; (5) agreements existing on July 22, 1998 (including, without limitation, the Credit Facilities); (6) restrictions on the transfer of assets subject to any Lien permitted under the New Debenture Indenture imposed by the holder of such Lien;
(7) restrictions imposed by any agreement to sell assets or Capital Stock permitted under the New Debenture Indenture to any Person pending the closing of such sale; (8) any agreement or instrument governing Capital Stock of any Person that is in effect on the date such Person is acquired by Holdings or a Restricted Subsidiary of Holdings; (9) any Purchase Money Note, or other Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided that such restrictions apply only to such Securitization Entity; (10) other Indebtedness permitted to be incurred subsequent to the July 22, 1998 pursuant to the provisions of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that any such restrictions are ordinary and customary with respect to the type of Indebtedness or preferred stock being incurred or issued (under the relevant circumstances);
(11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and (12) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses
(1) through (11) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Management Committee, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Merger, Consolidation, or Sale of Assets

     The New Debenture Indenture provides that Holdings may not consolidate or merge with or into (whether or not Holdings is the surviving corporation), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) Holdings is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than Holdings) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger

(if other than Holdings) or the entity or Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of Holdings under the New Debentures and the New Debenture Indenture pursuant to supplemental indentures in forms reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) except in the case of a merger of Holdings with or into a Wholly Owned Restricted Subsidiary of Holdings and except in the case of a merger entered into solely for the purpose of incorporating Holdings or reincorporating Holdings in another jurisdiction, Holdings or the entity or Person formed by or surviving any such consolidation or merger (if other than Holdings), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable Four-Quarter Period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock." The New Debenture Indenture will also provide that Holdings may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. The provisions of this covenant will not be applicable to a merger, sale, assignment, transfer, conveyance or other disposition of assets between or among Holdings and any of its Restricted Subsidiaries. Notwithstanding the foregoing, Holdings is permitted to reorganize as a corporation in accordance with the procedures established in the New Debenture Indenture (and Crane Capital may thereafter liquidate); provided that Holdings shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that such reorganization (and, if applicable, liquidation of Crane Capital) is not adverse to holders of the New Debentures from a U.S. federal tax standpoint (it being recognized that such reorganization shall not be deemed adverse to the holders of the New Debentures solely because (i) of the accrual of deferred tax liabilities resulting from such reorganization or (ii) the successor or surviving corporation (a) is subject to income tax as a corporate entity or (b) is considered to be an "includible corporation" of an affiliated group of corporations within the meaning of the Code or any similar state or local law) and certain other conditions are satisfied.

Transactions With Affiliates

     Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to occur any transaction or series or related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under paragraph (b) below and (y) Affiliate Transactions on terms that are not materially less favorable than those that would have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or any of its Restricted Subsidiaries; provided, however, that for a transaction or series of related transactions with an aggregate value of $5.0 million or more, at Holdings option, either (i) a majority of the disinterested members of the Management Committee shall determine in good faith that such Affiliate Transaction is on terms that are not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of Holdings or (ii) the Management Committee or any such Restricted Subsidiary party to such Affiliate Transaction shall have received an opinion from a nationally recognized investment banking firm that such Affiliate Transaction is on terms not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of Holdings; and provided, further, that for an Affiliate Transaction with an aggregate value of $10.0 million or more the Management Committee or any such Restricted Subsidiary party to such Affiliate Transaction shall have received an opinion from a nationally recognized investment banking firm that such Affiliate Transaction is on terms not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of Holdings.

     The foregoing restrictions shall not apply to (i) reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employee or consultants of Holdings or any Subsidiary as determined in good faith by the Management Committee or senior management; (ii) transactions exclusively between or among Holdings and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the New Debenture Indenture; (iii) any agreement as in effect as of July 22, 1998 or any amendment or replacement thereto or any transaction contemplated thereby (including pursuant to any amendment or replacement thereto) so long as any such amendment or replacement agreement is not more disadvantageous to the holders in any material respect than the original agreement as in effect on July 22, 1998; (iv) Restricted Payments permitted by the New Debenture Indenture; (v) the payment of customary annual management, consulting and advisory fees and related expenses to the Principals and their Affiliates made pursuant to any financial advisory, financing, underwriting or placement agreement or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which are approved by the Management Committee or such Restricted Subsidiary in good faith; (vi) payments or loans to employees or consultants that are approved by the Management Committee in good faith; (vii) the existence of, or the performance by Holdings or any of its Restricted Subsidiaries of its obligations under the terms of, any securityholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of July 22, 1998 and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by Holdings or any of its Restricted Subsidiaries of obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after July 22, 1998 shall only be permitted by this clause (vii) to the extent that the terms of any such amendment or new agreement are not disadvantageous to the holders of New Debentures in any material respect; (viii) transactions permitted by, and complying with, the provisions of the covenant described under "--Merger, Consolidation, or Sale of Assets"; (ix) transactions effected as part of a Qualified Securitization Transaction; (x) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the New Debenture Indenture which are fair to Holdings or its Restricted Subsidiaries, in the reasonable determination of the Management Committee or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; and (xi) any Affiliate Transaction with (A) a Principal or Related Party not in excess of $1.0 million or (B) any other Person not in excess of $100,000.

Conduct of Business

     The New Debenture Indenture provides that Holdings will not, and will not permit any of its Restricted Subsidiaries to, engage in any businesses a majority of whose revenues are not derived from the same or reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which Holdings and its Restricted Subsidiaries are engaged as of July 22, 1998.

Reports

     The New Debenture Indenture provides that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any New Debentures are outstanding, Holdings will furnish to the Holders of New Debentures (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Holdings were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of Holdings and its consolidated Subsidiaries and, with respect to the annual information only, a report thereon by Holdings' certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if Holdings were required to file such reports, in each case within the time periods specified in the Commission's rules and regulations.

Events of Default and Remedies

     The following events are defined in the New Debenture Indenture as "Events of Default": (i) the failure to pay interest on any New Debentures when the same becomes due and payable if the default continues for a period of 30 days; (ii) the failure to pay the principal on any New Debentures when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase New Debentures tendered pursuant to a Change of Control Offer or a Net Proceeds Offer); (iii) failure by Holdings or any of its Restricted Subsidiaries to comply with the provisions of the covenants described above under the captions "--Change of Control," or "--Asset Sales;" (iv) a default in the observance or performance of any other covenant or agreement contained in the New Debenture Indenture if the default continues for a period of 30 days after the Debenture Issuers receive written notice specifying the default (and demanding that such default be remedied) from the Trustee or the holders of at least 25% of the outstanding principal amount of the New Debentures; (v) the failure to pay at final stated maturity (giving effect to any extensions thereof) the principal amount of any Indebtedness of Holdings or any Restricted Subsidiary (other than a Securitization Entity), which failure continues for at least 10 days, or the acceleration of the maturity of any such Indebtedness, which acceleration remains uncured and unrescinded for at least 10 days, if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $10.0 million or more at any time; (vi) one or more judgments in an aggregate amount in excess of $10.0 million shall have been rendered against the Debenture Issuers or any of their Significant Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable; and (vii) certain events of bankruptcy affecting the Debenture Issuers or any of their Significant Subsidiaries.

     Upon the happening of any Event of Default specified in the New Debenture Indenture, the Trustee or the holders of at least 25% in principal amount of outstanding New Debentures may declare the principal of and accrued interest on all the New Debentures to be due and payable by notice in writing to the Debenture Issuers and the Trustee specifying the respective Event of Default and that such notice is a "notice of acceleration" (the "Acceleration Notice"), and the same shall become immediately due and payable. If an Event of Default with respect to bankruptcy proceedings of the Debenture Issuers occurs and is continuing, then such amount shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of New Debentures.

     The New Debenture Indenture provides that, at any time after a declaration of acceleration with respect to the New Debentures as described in the preceding paragraph, the holders of a majority in principal amount of New Debentures may rescind and cancel such declaration and its consequences (1) if the rescission would not conflict with any judgment or decree, (2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration, (3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (4) if the Debenture Issuers have paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances and (5) in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the Trustee shall have received an Officers' Certificate and an Opinion of Counsel that such Event of Default has been cured or waived. The holders of a majority in principal amount of New Debentures may waive any existing Default or Event of Default under the New Debenture Indenture, and its consequences, except a default in the payment of the principal of or interest on any New Debentures.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Debenture Issuers with the intention of avoiding payment of the premium that the Debenture Issuers would have had to pay if the Debenture Issuers then had elected to redeem the New Debentures pursuant to the optional redemption provisions of the New Debenture Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the New Debentures. If an Event of Default occurs prior to August 1, 2003 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Debenture Issuers with the intention of avoiding the prohibition on redemption of the New Debentures prior to August 1, 2003, then the premium specified in the New Debenture Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the New Debentures.

No Personal Liability of Partners, Directors, Officers, Employees and Equity Holders

     No partner, director, officer, employee, incorporator or equity holder of the Debenture Issuers or any of such persons' Affiliates, as such, shall have any liability for any obligations of the Debenture Issuers under the New Debentures or the New Debenture Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of New Debentures by accepting a New Debenture waives and releases all such liability. The waiver and release are part of the consideration for issuance of the New Debentures. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

     Holdings may, at their option and at any time, elect to have all of its obligations discharged with respect to the outstanding New Debentures ("Legal Defeasance") except for (1) the rights of holders of outstanding New Debentures to receive payments in respect of the principal of, premium, if any, and interest on such New Debentures when such payments are due from the trust referred to below, (2) Holdings' obligations with respect to such New

Debentures concerning issuing temporary Debentures, registration of New Debentures, mutilated, destroyed, lost or stolen New Debentures and the maintenance of an office or agency for payment and money for security payments held in trust, (3) the rights, powers, trusts, duties and immunities of the applicable trustee, and the Debenture Issuers' obligations in connection therewith and (4) the Legal Defeasance provisions of the New Debenture Indenture. In addition, the Debenture Issuers may, at their option and at any time, elect to have the obligations of the Debenture Issuers released with respect to certain covenants that are described in the New Debenture Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the New Debentures. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default and Remedies" will no longer constitute an Event of Default with respect to the New Debentures.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (1) the Debenture Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the New Debentures, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, interest, if any, on all outstanding New Debentures on the stated maturity or on the applicable redemption date, as the case may be, and the Debenture Issuers must specify whether the New Debentures are being defeased to maturity or to a particular redemption date; (2) in the case of Legal Defeasance, the Debenture Issuers shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Debenture Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (B) since July 22, 1998, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders of the outstanding New Debentures will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (3) in the case of Covenant Defeasance, the Debenture Issuers shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the outstanding New Debentures will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (including the New Debenture Indenture and the Credit Facilities) to which Holdings or any of its Subsidiaries is a party or by which Holdings or any of its Subsidiaries is bound; (6) Holdings must have delivered to the Trustee an Opinion of Counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (7) the Debenture Issuers must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Debenture Issuers with the intent of preferring the holders of New Debentures over the other creditors of the Debenture Issuers with the intent of defeating, hindering, delaying or defrauding creditors of the Debenture Issuers or others; and (8) the Debenture Issuers must deliver to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Transfer and Exchange

     A holder may transfer or exchange New Debentures in accordance with the New Debenture Indenture. The applicable Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and Holdings may require a holder to pay any taxes and fees required by law or permitted by the New Debenture Indenture. The Debenture Issuers are not required to transfer or exchange any New Debenture selected for redemption. The Debenture Issuers are also not required to transfer or exchange any New Debenture for a period of 15 days before a selection of New Debentures to be redeemed.

     The registered holder of a New Debenture will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

     Except as provided in the next two succeeding paragraphs, the New Debenture Indenture and the New Debentures may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the New Debentures then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, New Debentures), and any existing default or compliance with any provision of the New Debenture Indenture or the New Debentures may be waived with the consent of the holders of a majority in principal amount of the then outstanding New Debentures (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, New Debentures).

     Without the consent of each holder affected, an amendment or waiver may not (with respect to any New Debentures held by a non-consenting holder): (1) reduce the principal amount of New Debentures whose holders must consent to an amendment, supplement or waiver, (2) reduce the principal of or change the fixed maturity of any New Debenture or alter the provisions with respect to the redemption of the New Debentures (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of holders"), (3) reduce the rate of or change the time for payment of interest on any New Debenture, (4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the New Debentures (except a rescission of acceleration of the New Debentures by the holders of at least a majority in aggregate principal amount of the New Debentures and a waiver of the payment default that resulted from such acceleration), (5) make any New Debenture payable in money other than that stated in the New Debentures, (6) make any change in the provisions of the New Debenture Indenture relating to waivers of past Defaults or the rights of holders of New Debentures to receive payments of principal of or premium, if any, or interest on the New Debentures,
(7) waive a redemption payment with respect to any Debenture (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders") or (8) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any holder of New Debentures, Holdings and the Trustee may amend or supplement the New Debenture Indenture or the New Debentures to cure any ambiguity, defect or inconsistency, to provide for uncertificated New Debentures in addition to or in place of certificated New Debentures, to provide for the assumption of Holdings' obligations to holders of New Debentures in the case of a merger or consolidation or sale of all or substantially all of Holdings' assets, to make any change that would provide any additional rights or benefits to the holders of New Debentures or that does not adversely affect the legal rights under the New Debenture Indenture of any such holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the New Debenture Indenture under the Trust Indenture Act.

Concerning the Trustee

     The New Debenture Indenture contains certain limitations on the rights of the Trustee, should the Trustee become a creditor of the Debenture Issuers, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The holders of a majority in principal amount of the then outstanding New Debentures will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The New Debenture Indenture will provide that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the New Debenture Indenture at the request of any holder of New Debentures, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

     Anyone who receives this Offering Memorandum may obtain copies of the New Debenture Indenture, without charge, by contacting Ronald M. Marmo, Vice President Administration (412-330-1753) at Anthony Crane Rental, L.P. d/b/a Maxim Crane Works, 800 Waterfront Drive, Pittsburgh, Pennsylvania 15222.

Book-Entry, Delivery and Form

     The New Debentures initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the "Global Debenture"). The Global Debenture will be deposited upon issuance with the Trustee, as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

     Except as set forth below, the Global Debenture may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Debenture may not be exchanged for New Debentures in certificated form except in the limited circumstances described below.

     The New Debentures may be presented for registration of transfer and exchange at the offices of the Exchange Agent.

     DTC has advised the Debenture Issuers that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of the Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and the Indirect Participants.

     DTC has also advised the Debenture Issuers that pursuant to procedures established by it, (1) upon deposit of the Global Debenture, DTC will credit the accounts of Participants designated by the exchanging holders with portions of the principal amount of the Global Debenture and (2) ownership of such interests in the Global Debenture will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Debenture).

     The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in the Global Debenture to such persons may be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants and certain banks, the ability of a person having beneficial interests in the Global Debenture to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

     EXCEPT AS DESCRIBED BELOW, OWNERS OF INTEREST IN THE GLOBAL DEBENTURE WILL NOT HAVE NEW DEBENTURES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NEW DEBENTURES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE NEW DEBENTURE INDENTURE FOR ANY PURPOSE.

     Payments in respect of the principal of (and premium, if any) and interest on the Global Debenture registered in the name of DTC or its nominee will be payable to DTC or its nominee in its capacity as the registered holder under the New Debenture Indenture. Under the terms of the New Debenture Indenture, the Debenture Issuers and the Trustee will treat the persons in whose names the New Debentures, including the Global Debenture, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of the Debenture Issuers or the Trustee nor any agent of the Debenture Issuers or the Trustee has or will have any responsibility or liability for (1) any aspect or accuracy of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Debenture, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Debenture or (2) any other matter relating to the actions and practices of DTC or any of the Participants or the Indirect Participants.

     DTC has advised the Debenture Issuers that its current practice, upon receipt of any payment in respect of securities such as the New Debentures (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of New Debentures will be governed by standing instructions and customary practices and will not be the responsibility of DTC, the Trustee or the Debenture Issuers. Neither the Debenture Issuers nor the Trustee will be liable for any delay by DTC or any of the Participants in identifying the beneficial owners of the New Debentures, and the Debenture Issuers and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Global Debenture for all purposes.

     Interests in the Global Debenture will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and the Participants. Transfers between Participants in DTC will be effected in accordance with DTC's procedures and will be settled in same-day funds.

     DTC has advised the Debenture Issuers that it will take any action permitted to be taken by a holder of New Debentures only at the direction of one or more Participants to whose account with DTC interests in the Global Debenture are credited and only in respect of such portion of the aggregate principal amount of the New Debentures as to which such Participant or Participants has or have given such direction. However, if any of the events described under "--Exchange of Book Entry New Debentures for Certificated Debentures" occurs, DTC reserves the right to exchange the Global Debenture for New Debentures in certificated form and to distributed such New Debentures to its Participants.

     The information in this section concerning DTC and its book-entry system has been obtained from sources that Holdings believes to be reliable, but Holdings takes no responsibility for the accuracy thereof.

     Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Debenture among accountholders in DTC, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of the Debenture Issuers or the Trustee nor any agent of the Debenture Issuers or the Trustee will have any responsibility for the performance by DTC or its respective participants, indirect participants or accountholders of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry New Debentures for Certificated Debentures

     The Global Debenture is exchangeable for definitive New Debentures in registered certificated form if (1) DTC (x) notifies the Debenture Issuers that it is unwilling or unable to continue as depository for the Global Debenture and the Debenture Issuers thereupon fail to appoint a successor depository or (y) has ceased to be a clearing agency registered under the Exchange Act, (2) the Debenture Issuers, at their option, notify the Trustee in writing that they elect to cause the issuance of the New Debentures in certificated form or (3) there shall have occurred and be continuing a Default or an Event of Default with respect to the New Debentures. In all cases, certificated New Debentures delivered in exchange for the Global Debenture or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

Certain Definitions

     Set forth below are certain defined terms used in the New Debenture Indenture. Reference is made to the New Debenture Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Accreted Value" means for each $1,000 of New Debentures, as of any date of determination prior to August 1, 2003, the sum of (i) the initial offering price of each New Debenture and (ii) that portion of the excess of the principal amount of each New Debenture over such initial offering price which shall have been accreted thereon through such date, such amount to be so accreted on a daily basis and compounded semi-annually on each February 1 and August 1 at the rate of 13 3/8% per annum from the date of issuance of the New Debentures through the date of determination, provided that such amount shall instead be 16 3/8% per annum for the period from February 1, 2003 through July 31, 2003.

     "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of Holdings or that is assumed by Holdings or any of its Restricted Subsidiaries in connection with the acquisition of assets from such Person, in each case excluding any Indebtedness incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of Holdings or such acquisition.

     "Affiliate" means a Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, Holdings. The term "control" means the possession directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, no Person (other than Holdings or any Subsidiary of Holdings) in whom a Securitization Entity makes an Investment in connection with a Qualified Securitization Transaction shall be deemed to be an Affiliate of Holdings or any of its Subsidiaries solely by reason of such Investment.

     "all or substantially all" shall have the meaning given such phrase in the Revised Model Business Corporation Act.

     "Asset Acquisition" means (a) an Investment by Holdings or any Restricted Subsidiary of Holdings in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary of Holdings, or shall be merged with or into Holdings or any Restricted Subsidiary of Holdings, or (b) the acquisition by Holdings or any Restricted Subsidiary of Holdings of all or substantially all of the assets of any other Person or any division or line of business of any other Person.

     "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease, assignment or other transfer for value (other than operating leases entered into in the ordinary course of business (other than Sale and Leaseback Transactions)) by Holdings or any of its Restricted Subsidiaries to any Person other than Holdings or a Restricted Subsidiary of Holdings of (a) any Capital Stock of any Restricted Subsidiary of Holdings or (b) any other property or assets of Holdings or any Restricted Subsidiary of Holdings other than in the ordinary course of business; provided, however, that Asset Sales shall not include (i) a transaction or series of related transactions for which Holdings or its Restricted Subsidiaries receive aggregate consideration of less than $1.0 million, (ii) the sale, lease, conveyance, disposition or other transfer of all substantially all of the assets of Holdings as permitted under the provisions described above under the caption "--Certain Covenants -- Merger, Consolidation and Sale of Assets" or any disposition that constitutes a Change of Control,
(iii) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof, (iv) the factoring of accounts receivable arising in the ordinary course of business pursuant to arrangements customary in the industry, (v) the licensing of intellectual property, (vi) disposals or replacements of used or obsolete cranes and equipment in the ordinary course of business, (vii) the sale, lease conveyance, disposition or other transfer by Holdings or any Restricted Subsidiary of assets or property to one or more Restricted Subsidiaries in connection with Investments permitted by the covenant described under the caption "--Restricted Payments" and (viii) sales of accounts receivable, equipment and related assets (including contract rights) of the type specified in the definition of "Qualified Securitization Transaction" to a Securitization Entity for the fair market value thereof, including cash in an amount at least equal to 75% of the fair market value thereof. For the purposes of clause (viii), Purchase Money Notes shall be deemed to be cash.

     "Attributable Debt" means, in respect of a sale and leaseback transaction, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means: (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's;
(iii) commercial paper maturity no more than one year from the date of creation thereof and at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances (or, with respect to foreign banks, similar instruments) maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia, having at the date of acquisition thereof combined capital and surplus of not less than $500.0 million; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company" means Anthony Crane Rental, L.P., a Pennsylvania limited partnership and its successors.

     "Consolidated EBITDA" means, with respect to any Person for any period, the sum (without duplication) of such Person's (i) Consolidated Net Income (less any gains on Used Crane Sales) and (ii) to the extent Consolidated Net Income has been reduced thereby, (A) all income taxes and foreign withholding taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period and any provision for taxes paid or accrued based on income or profits or the Tax Amount of such Person and its Subsidiaries for such period, to the extent that such provision for taxes or Tax Amount was included in computing such Consolidated Net Income, (B) Consolidated Interest Expense, (C) Consolidated Noncash Charges, (D) all one-time cash compensation payments made in connection with the Transactions, and (E) any payments related to addressing Holdings' or any of its Restricted Subsidiaries "Year 2000" information systems issues or to re-engineering efforts that must be expensed in accordance with EITF 97-13.

     "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the most recent four full fiscal quarters for which internal financial statements are available (the "Four-Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four-Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, Consolidated EBITDA and Consolidated Fixed Charges shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) the incurrence of any Indebtedness or the issuance of any preferred stock of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) and any repayment of other Indebtedness or redemption of other preferred stock occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence, repayment, issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four-Quarter Period and (ii) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any Pro Forma Cost Savings) associated with such Asset Acquisition) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four-Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly Guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating Consolidated Fixed Charges for purposes of determining the denominator (but not the numerator) of this Consolidated Fixed Charge Coverage Ratio, (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four-Quarter Period; and (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating rate, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

     "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) Consolidated Interest Expense (excluding amortization or write off of debt issuance costs incurred on or prior to July 22, 1998) plus (ii) the product of (a) all cash dividend payments or other distributions (and non-cash dividend payments in the case of a Person that is a Subsidiary) on any series of preferred equity of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person (or, in the case of a Person that is a partnership or a limited liability company, the combined federal, state and local income tax rate that was or would have been utilized to calculate the Tax Amount of such Person), expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP, provided that with respect to any series of preferred stock that was not paid cash dividends during such period but that is eligible to be paid cash dividends during any period prior to the maturity date of the New Debentures, cash dividends shall be deemed to have been paid with respect to such series of preferred stock during such period for purposes of clause (ii) of this definition.

     "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication, (i) the aggregate of all cash and non-cash interest expense with respect to all outstanding Indebtedness (including amortization or write-off of debt issuance costs) of such Person and its Restricted Subsidiaries, including the net costs associated with Interest Swap Obligations, for such period determined on a consolidated basis in conformity with GAAP, (ii) the consolidated interest expense incurred by such Person and its Restricted Subsidiaries that was capitalized during such period, and (iii) the interest component of Capitalized Lease Obligations and imputed interest with respect to Attributable Debt paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Net Income" means, with respect to any Person for any period,
(i) the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP, provided that there shall be excluded therefrom (a) gains (or losses) from Asset Sales (without regard to the $1.0 million limitation set forth in the definition thereof) or abandonments or reserves relating thereto and the related tax effects according to GAAP, (b) gains (or losses) due solely to fluctuations in currency values and the related tax effects according to GAAP, (c) items classified as extraordinary, unusual or nonrecurring gains (or losses) (including, without limitation, severance, relocation, other restructuring costs and multiemployer pension plan insured liability payments), and the related tax effects according to GAAP and any related Tax Amounts with respect thereto, (d) the net income (or loss) of any Person acquired in a pooling of interests transaction accrued prior to the date it becomes a Restricted Subsidiary of Holdings or is merged or consolidated with Holdings or any Restricted Subsidiary of Holdings, (e) the net income of any Restricted Subsidiary of Holdings to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of Holdings of that income is restricted by operation of its charter (or the equivalent thereof), operation of law or any judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (f) the net income of any Person, other than a Restricted Subsidiary of Holdings, except to the extent of cash dividends or distributions paid to Holdings or a Restricted Subsidiary of Holdings by such Person, (g) only for purposes of clause (c)(i) of the first paragraph of the covenant described under the caption "--Restricted Payments", any amounts included pursuant to clause (c)(iii) of the first paragraph of such covenant, (h) the net income (or loss) from the operations of any business that has been divested by distribution, sale, spin-off or abandonment, and (i) one time non-cash compensation charges, including any arising from existing stock options resulting from any merger or recapitalization transaction, less (ii) any cash distribution paid or accrued related to payment of the Tax Amount for such period.

     "Consolidated Noncash Charges" means, with respect to any Person for any period, the aggregate depreciation, amortization and any other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period, determined on a consolidate basis in accordance with GAAP excluding any such non-cash charge constituting an extraordinary item or loss or any such non-cash charge which requires an accrual of or a reserve for cash charges for any future period.

     "Credit Facilities" means one or more debt facilities (including, without limitation, the Senior Credit Facility, the Second Priority Credit Facility and the Third Priority Note Purchase Agreement) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) and/or letters of credit.

     "Currency Agreements" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect Holdings or any Restricted Subsidiary of Holdings against fluctuations in currency values.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Designated Noncash Consideration" means any non-cash consideration (other than non-cash consideration that would constitute a Restricted Investment) received by Holdings or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers' Certificate executed by the principal executive officer and the principal financial officer of Holdings or such Restricted Subsidiary. Such Officers' Certificate shall state the basis of such valuation, which shall be a report of a nationally recognized investment banking firm with respect to the receipt in one or a series of related transactions of Designated Noncash Consideration with a fair market value in excess of $10.0 million.

     "Designated Preferred Stock" means preferred stock that is so designated as Designated Preferred Stock, pursuant to an Officers' Certificate executed by the principal executive officer and the principal financial officer of Holdings, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (iv) of the first paragraph of the covenant described under the caption "--Restricted Payments."

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the New Debentures mature; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Holdings to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that Holdings may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "--Certain Covenants-Restricted Payments."

     "Dividends" means, for so long as Holdings or any applicable Subsidiary is a partnership (or other pass-through entity for federal income tax purposes), dividends or distributions.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Equity Offering" means any offering of Qualified Capital Stock of Holdings.

     "Existing Indebtedness" means Indebtedness of Holdings and its Restricted Subsidiaries (other than Indebtedness under the Credit Facilities) in existence on July 22, 1998, until such amounts are permanently repaid.

     "Former Owners" means Anthony Crane Rental, Inc., Anthony Crane Rental of Texas, Inc., Anthony Iron and Metal Company, Anthony Crane Rental of Georgia, Inc., ACR Acquisition, Inc. and Ray G. Anthony.

     "Four-Quarter Period" has the meaning specified in the definition of Consolidated Fixed Charge Coverage Ratio.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on December 31, 1997.

     "General Partner" means ACR Management, L.L.C., a Delaware limited liability company and the general partner of Rental.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements (including Interest Swap Obligations) and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

     "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness. For purposes of calculating the amount of Indebtedness of a Securitization Entity outstanding as of any date, the face or notional amount of any interest in receivables or equipment that is outstanding as of such date shall be deemed to be Indebtedness but any such interests held by Affiliates of such Securitization Entity shall be excluded for purposes of such calculation.

     "Interest Swap Obligations" means the obligations of any Person, pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Persons calculated by applying a fixed or a floating rate of interest on the same notional amount.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Holdings or any Subsidiary of Holdings sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Holdings such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Holdings, Holdings shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Restricted Payments".

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Management Committee" means (i) for so long as Holdings is a partnership (or other pass through entity for federal income tax purposes), the management committee (or the equivalent thereof for any other pass through entity for federal income tax purposes) of the General Partner and (ii) otherwise, the Board of Directors of Holdings.

     "Marketable Securities" means publicly traded debt or equity securities that are listed for trading on a national securities exchange and that were issued by a corporation whose debt securities are rated at least "AAA-" from S&P or "Aaa3" from Moody's.

     "Moody's" means Moody's Investors Service, Inc.

     "New Note Indenture" means that certain Indenture by and between Rental and Rental Capital and U.S. Bank National Association, as trustee, pursuant to which the New Notes were issued.

     "New Notes" means the 9 3/8% Senior Secured Notes due 2008 of Rental.

     "Net Proceeds" means the aggregate cash proceeds received by Holdings or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes or Tax Distributions paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "Non-Recourse Debt" means Indebtedness (i) as to which neither Holdings nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of Holdings or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Holdings or any of its Restricted Subsidiaries.

     "Obligations" means any principal, interest (including interest that, but for the filing of a petition in bankruptcy with respect to the Debenture Issuers, would accrue on such obligations), penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Business" means any business that derives a majority of its revenues from the sale, rental or lease of cranes or other lifting equipment or activities that are reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which Holdings and its Restricted Subsidiaries are engaged on July 22, 1998.

     "Permitted Investments" means (i) Investments by Holdings or any Restricted Subsidiary of Holdings in any Restricted Subsidiary of Holdings (whether existing on July 22, 1998 or created thereafter) or in any other Person (including by means of any transfer of cash or other property) if as a result of such Investment such Person shall become a Restricted Subsidiary of Holdings and Investments in Holdings by any Restricted Subsidiary of Holdings, (ii) cash and Cash Equivalents, (iii) Investments existing on July 22, 1998, (iv) loans and advances to employees and officers of Holdings and its Restricted Subsidiaries in the ordinary course of business, (v) accounts receivable created or acquired in the ordinary course of business, (vi) Interest Swap Obligations entered into in the ordinary course of Holdings businesses and otherwise in compliance with the New Debenture Indenture, (vii) Investments in Unrestricted Subsidiaries an amount at any one time outstanding not to exceed $10.0 million, (viii) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers, (ix) guarantees by Holdings of Indebtedness otherwise permitted to be incurred by Restricted Subsidiaries of Holdings under the New Debenture Indenture, (x) Investments the payment for which consists exclusively of Qualified Capital Stock of Holdings, (xi) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (xi) that are at that time outstanding, not to exceed 5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), (xii) Investments received by Holdings or its Restricted Subsidiaries as consideration for asset sales, including Asset Sales; provided that in the case of an Asset Sale, such Asset Sale is effected in compliance with the covenant described under the caption "--Redemption or Repurchase at Option of Holders-Asset Sales," and (xiii) any Investment by Holdings or a Subsidiary of Holdings in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction; provided that any Investment in a Securitization Entity is in the form of a Purchase Money Note or an equity interest.

     "Permitted Liens" means the following types of Liens:

          (1) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which Holdings or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

          (2) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

          (3) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (4)  judgment Liens not giving rise to an Event of Default;

          (5) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of Holdings or any of its Restricted Subsidiaries;

          (6) any interest or title of a lessor under any Capitalized Lease Obligation;

          (7) purchase money Liens to finance property or assets of Holdings or any Restricted Subsidiary of Holdings acquired in the ordinary course of business; provided, however, that (A) the related purchase money Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of Holdings or any Restricted Subsidiary of Holdings other than the property and assets so acquired and (B) the Lien securing such Indebtedness shall be created with 90 days of such acquisition;

          (8) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

          (9) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

          (10) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of Holdings or any of its Restricted Subsidiaries, including rights of offset and set-off;

          (11) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the New Debenture Indenture;

          (12) Liens securing Acquired Indebtedness incurred in reliance on the second paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock";

          (13) Liens incurred in the ordinary course of business of Holdings or any Restricted Subsidiary with respect to obligations that do not in the aggregate exceed $15.0 million at any one time outstanding;

          (14) leases or subleases granted to others that do not materially interfere with the ordinary course of business of Holdings and its Restricted Subsidiaries;

          (15) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

          (16) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customer duties in connection with the importation of goods;

          (17) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries;

          (18) Liens existing on July 22, 1998, together with any Liens securing Indebtedness incurred in reliance on clause (xiii) of the definition of Permitted Indebtedness in order to refinance the Indebtedness secured by Liens existing on July 22, 1998; provided that the Liens securing the refinancing Indebtedness shall not extend to property other than that pledged under the Liens securing the Indebtedness being refinanced;

          (19) Liens securing Indebtedness and other Obligations under the Credit Facilities;

          (20) Liens securing Attributable Debt incurred in connection with any sale and leaseback transaction permitted to be completed pursuant to the covenant described above under the caption "Sale Leaseback Transaction";

          (21) Liens securing Indebtedness permitted to be incurred pursuant to
               (A) the Credit Facilities (whether such Indebtedness is incurred pursuant to the Consolidated Fixed Charge Coverage Ratio set forth in the first paragraph of the covenant described above under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock" or clause (ii) of the covenant described above under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock"), (B) clause (ix) of the covenant described above under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock" and (C) clause (xiv) of the covenant described above under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock";

          (22) Liens on assets transferred to a Securitization Entity or on assets of a Securitization Entity, in either case incurred in connection with a Qualified Securitization Transaction; and

          (23) Liens securing Indebtedness incurred in connection with the issuance of the New Notes and pursuant to the New Note Indenture, including the Consent Fee.

     "Productive Assets" means assets (including Capital Stock) that are used or usable by Holdings and its Restricted Subsidiaries in Permitted Businesses; provided that for any Capital Stock to qualify as Productive Assets, it must, after giving pro forma effect to the transaction in which it was acquired, be Capital Stock of a Restricted Subsidiary.

     "Pro Forma Cost Savings" means, with respect to any period, the reduction in costs that occurred during the Four-Quarter Period or after the end of the Four-Quarter Period and on or prior to the Transaction Date that were (i) directly attributable to an Asset Acquisition and calculated on a basis that is consistent with Article 11 of Regulation S-X under the Securities Act as in effect on July 22, 1998 or (ii) implemented by the business that was the subject of any such Asset Acquisition within six months of the date of the Asset Acquisition and that are supportable and quantifiable by the underlying accounting records of such business, as if, in the case of each of clause (i) and (ii), all such reductions in costs had been effected as of the beginning of such period.

     "Purchase Money Note" means a promissory Debenture of a Securitization Entity evidencing a line of credit, which may be irrevocable, from Holdings or any Restricted Subsidiary of Holdings in connection with a Qualified Securitization Transaction, which Debenture shall be repaid from cash available to the Securitization Entity, other than (i) amounts required to be established as reserves pursuant to agreements, (ii) amounts paid to investors in respect of interest, principal and other amounts owing to such investors and (iii) amounts paid in connection with the purchase of newly generated receivables or newly acquired equipment.

     "Qualified Capital Stock" means any Capital Stock that is not Disqualified Stock.

     "Qualified Securitization Transaction" means any transaction or series of transactions pursuant to which Holdings or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Entity (in the case of a transfer by Holdings or any of its Restricted Subsidiaries) and (b) any other Person (in case of a transfer by a Securitization Entity), or may grant a security interest in, any accounts receivable or equipment (whether now existing or arising or acquired in the future) of Holdings or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable and equipment, all contracts and contract rights and all Guarantees or other obligations in respect to such accounts receivable and equipment, proceeds of such accounts receivable and equipment and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and equipment, all of the foregoing for the purpose of providing working capital financing on terms that are more favorable to Holdings and its Restricted Subsidiary than would otherwise be available at that time.

     "Rental" means Anthony Crane Rental, L.P.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "S&P" means Standard & Poor's.

     "Securitization Entity" means a Wholly Owned Subsidiary of Holdings (or another Person in which Holdings or any Subsidiary of Holdings makes an Investment and to which Holdings or any Subsidiary of Holdings transfers accounts receivable or equipment and related assets) that engages in no activities other than in connection with the financing of accounts receivable or equipment and that is designated by the Management Committee of Holdings (as provided below) as a Securitization Entity (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is guaranteed by Holdings or any Restricted Subsidiary of Holdings (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings, (ii) is recourse to or obligates Holdings or any Restricted Subsidiary of Holdings in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of Holdings or any Restricted Subsidiary of Holdings, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither Holdings nor any Restricted Subsidiary of Holdings has any material contract, agreement, arrangement or understanding other than on terms no less favorable to Holdings or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Holdings, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity, and (c) to which neither Holdings nor any Restricted Subsidiary of Holdings has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Management Committee of Holdings shall be evidenced to each of the Trustees by filing with the Trustees a certified copy of the resolution of the Management Committee of Holdings giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

     "Sale and Leaseback Transaction" means any sale and leaseback transaction by Holdings or any of its Restricted Subsidiaries with respect to assets with an aggregate fair market value (as determined in good faith by the Management Committee) in excess of $1.0 million.

     "Second Priority Credit Facility" means the Credit Agreement, dated as of July 22, 1998, as amended, by and among Rental, Goldman Sachs Credit Partners L.P., and the Agent, Collateral Agent and the financial institutions party thereto, providing for revolving credit borrowings and term loan borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended (including any amendment and restatement thereof), modified, renewed, refunded, replaced, refinanced or restructured from time to time and whether with the same or any other agent, lender or group of lenders, including to increase the amount of available borrowings thereunder.

     "Senior Credit Facility" means the Second Amended and Restated Credit Agreement, dated as of March 31, 2003, by and among Rental, Goldman Sachs Credit Partners L.P., and the Agent, Collateral Agent and the financial institutions party thereto, providing for revolving credit borrowings and term loan borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended (including any amendment and restatement thereof), modified, renewed, refunded, replaced, refinanced or restructured from time to time and whether with the same or any other agent, lender or group of lenders, including to increase the amount of available borrowings thereunder.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on July 22, 1998.

     "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by Holdings or any Subsidiary of Holdings that are reasonably customary in an accounts receivable or equipment transactions.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof), but shall not include any Non-Recourse Subsidiary.

     "Tax Amount" means the amount of distributions, whether paid or accrued, necessary to permit Holdings partners to pay federal and state income tax liabilities arising from income of Holdings and its Restricted Subsidiaries and taxable to such partners, including the tax distributions contemplated by Holdings' and Rental's respective partnership agreements attributable to such partners solely as a result of Holdings (and any intermediate entity through which any such partner owns its interest in Holdings) being a partnership or similar pass-through entity for federal income tax purposes.

     "Tax Distributions" means a distribution in respect of taxes to the partners of Holdings pursuant to clause (9) of the second paragraph of the covenant described above under the caption "Certain Covenants-Restricted Payments."

     "Third Priority Note Purchase Agreement" means that certain Note Purchase Agreement dated as of June 4, 2002 by and between Rental and Bain/ACR, L.L.C.

     "Total Assets" means the total consolidated assets of Holdings and its Restricted Subsidiaries, as set forth on Holdings most recent consolidated balance sheet.

     "Transactions" means those certain transactions contemplated by that certain Recapitalization Agreement dated June 1, 1998, and completed in connection with the issuance of the Old Notes and Old Debentures and the refinancing of certain indebtedness of Rental and Holdings in 1998.

     "Unrestricted Subsidiary" means (i) any Subsidiary (other than Crane Capital) that is designated by the Management Committee as an Unrestricted Subsidiary pursuant to a Resolution, but only to the extent that such
Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with Holdings or any Restricted Subsidiary of Holdings unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Holdings or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Holdings; (c) is a Person with respect to which neither Holdings nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Holdings or any of its Restricted Subsidiaries; and (e) has at least one director on its board of directors that is not a director or executive officer of Holdings or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of Holdings or any of its Restricted Subsidiaries. Any such designation by the Management Committee shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "Certain Covenants-Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the New Debenture Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Holdings as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock", Holdings shall be in default of such covenant). The Management Committee may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary;

provided that such designation shall be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of Holdings of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock", calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period and (ii) no Default or Event of Default would be in existence following such designation.

     "Used Crane Sales" means sales of used cranes, used parts and other used equipment by Holdings or any of its Restricted Subsidiaries pursuant to Holdings' fleet management program in the ordinary course of business consistent with past practices on July 22, 1998.

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Management Committee or Board of Directors, as applicable, of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

     "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

                     Procedures For Tendering And Consenting

General

     The following summarizes the procedures to be followed by all Holders in tendering their Old Notes or Old Debentures and delivering consents to the Indenture Amendments and Waivers.

     Holders who tender Old Notes or Old Debentures in the Exchange Offer in accordance with the procedures described below will be deemed to have delivered consents to the Indenture Amendments and Waivers.

     Holders who receive New Notes or New Debentures pursuant to the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the applicable Letter of Transmittal, transfer taxes with respect to the receipt of New Notes or New Debentures. We will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer and Consent Solicitation.

Expiration Date, Extensions; Amendments

     The Expiration Date is 5:00 p.m., New York City time on April 11, 2003, unless extended, in which case the Expiration Date will be such date to which the Expiration Date is extended. We may, in our sole discretion, extend the Expiration Date for any purpose including without limitation to permit the satisfaction or waiver of all conditions to the Exchange Offer and Consent Solicitation. In order to extend the Expiration Date, we will notify the Depositary of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement will state that we are extending the Exchange Offer and Consent Solicitation for a specified period or on a daily basis. Without limiting the manner in which we may choose to make a public announcement of any extension, amendment or termination of the Exchange Offer and Consent Solicitation, we will have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service or Business Wire. We expressly reserve the right to

     . delay accepting any consents or Old Notes or Old Debentures, to extend the Exchange Offer and Consent Solicitation periods or to terminate the Exchange Offer and Consent Solicitation and not accept consents or Old Notes or Old Debentures; and

     . amend or modify at any time, or from time to time, the terms of the Exchange Offer.

     If we exercise any such right, we will give oral or written notice thereof to the Depositary and will make a public announcement thereof as promptly as practicable. The minimum period during which the Exchange Offer and Consent Solicitation will remain open following material changes in the terms of such Exchange Offer and Consent Solicitation or in the information concerning such Exchange Offer and Consent Solicitation (other than a change in price or a change in percentage of Old Notes or Old Debentures sought) will depend upon the facts and circumstances of such change, including the relative materiality of the terms or information changes. With respect to any change in consideration, a minimum extension period of 10 business days will be made to allow for adequate dissemination of such change. If any of the terms of the Exchange Offer and Consent Solicitation are amended in a manner determined by us to constitute a material change adversely affecting any Holder, we will promptly disclose any such amendment in a manner reasonably calculated to inform the Holders of such amendment and we will extend the Exchange Offer and the Consent Solicitation for a time period which we in our sole discretion deem appropriate, depending upon the significance of the amendment and the manner of disclosure to Holders, if the Exchange Offer and Consent Solicitation would otherwise expire during such time period.

How to Tender Old Notes and Old Debentures and Deliver Consents

     A registered Holder can tender Old Notes or Old Debentures by:

     . delivering a properly completed and duly executed Letter of Transmittal or manually signed facsimile thereof (or, in the case of a book-entry transfer, an Agent's Message (as defined herein)) and any other documents required by the Letter of Transmittal to the Depositary at the address set forth on page 136 of this Offering Memorandum; and

     . either delivering certificates representing the Old Notes or Old Debentures to the Depositary or complying with the book-entry transfer procedures described under "Book-Entry Transfers" below prior to the Expiration Date.

     A registered Holder who cannot comply with these procedures on a timely basis or whose Old Notes or Old Debentures are not immediately available may tender Old Notes or Old Debentures pursuant to the guaranteed delivery procedures under "Guaranteed Delivery Procedures" described below.

     If the certificates for Old Notes or Old Debentures are registered in the name of a person other than the signer of a Letter of Transmittal, then, in order to tender such Old Notes or Old Debentures pursuant to the Exchange Offer, the certificates representing such Old Notes or Old Debentures must be endorsed or accompanied by appropriate bond powers, signed exactly as the name or names of such Holder(s) appear on the certificates, with the signatures on the certificates or bond powers guaranteed as provided below. In the event such procedures are followed by a beneficial owner tendering Old Notes or Old Debentures, the registered Holder(s) of such Old Notes or Old Debentures must execute a valid consent in writing, because Old Notes or Old Debentures may not be tendered without also consenting to the Indenture Amendments and Waivers, and only registered Holders are entitled to deliver consents.

     Any beneficial owner whose Old Notes or Old Debentures are registered in the name of a broker, dealer, commercial bank, trust company or other nominees, or held through a book-entry transfer facility, and who wishes to tender Old Notes or Old Debentures and deliver a consent to the Indenture Amendments and Waivers should contact such registered Holder promptly and instruct such registered Holder to tender Old Notes or Old Debentures on such beneficial owner's behalf. If such beneficial owner wishes to tender such Old Notes or Old Debentures themselves, such beneficial owner must either make appropriate arrangements to register ownership of the Old Notes or Old Debentures in such beneficial owner's name prior to completing and executing a Letter of Transmittal (and, where applicable, delivering such Old Notes or Old Debentures) or follow the procedures described in the immediately preceding paragraph.

     The tender and consent by a Holder pursuant to one of the procedures set forth herein will constitute an agreement between such Holder and us in accordance with the terms and subject to the conditions set forth herein and in the applicable Letter of Transmittal. A Holder who tenders Old Notes or Old Debentures pursuant to the Exchange Offer and Consent Solicitation, will be deemed, by acceptance of the Exchange Offer, to consent to the Indenture Amendments and Waivers.

     The method of delivery of the Old Notes or Old Debentures and applicable Letter of Transmittal and all other required documents to the Depositary is at the election and risk of each Holder. Except as otherwise provided herein, such delivery will be deemed made only when actually received by the Depositary. Instead of effecting delivery by mail, it is recommended that Holders use an overnight or hand delivery service. If Old Notes or Old Debentures are sent by mail, registered mail, with return receipt requested and proper insurance, is recommended. In all cases, sufficient time should be allowed to assure timely delivery. No documents should be sent to us.

Book-Entry Transfers

     The Depositary will establish an account with respect to the Old Notes or Old Debentures at DTC promptly after the date of this Offering Memorandum. The Depositary and DTC have confirmed that the Exchange Offer is eligible for DTC's Automatic Tender Offer Program ("ATOP"), whereby a financial institution that is a participant in DTC's system may make book-entry delivery of Old Notes or Old Debentures and consents by causing DTC to (1) transfer Old Notes or Old Debentures into the Depositary's account and (2) electronically deliver consents with respect to such Old Notes or Old Debentures. Tenders and deliveries of consents are effected through the ATOP procedures by delivery of an Agent's Message by DTC to the Depositary. "Agent's Message" means a message transmitted to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the participant in DTC tendering the Old Notes or Old Debentures stating that DTC has received an express acknowledgement from the participant in DTC tendering Old Notes or Old Debentures that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and we may enforce such agreement against the participant. Pursuant to authority granted by DTC, any DTC participant which has Old Notes or Old Debentures credited to its DTC account at any time (and thereby held of record by DTC's nominee) may directly provide consent to the Indenture Amendments and Waivers as though it were the registered Holder by so completing, executing and delivering the Letter of Transmittal or transmitting such Consent in accordance with DTC's ATOP procedures.

     Although delivery of such Old Notes or Old Debentures may be effected through book-entry delivery at DTC, in any case either (1) the Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or an Agent's Message, together with any other required documents, must be transmitted to and received by the Depositary prior to the Expiration Date or (2) the guaranteed delivery procedures set forth below must be followed. Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the Depositary.

Signatures; Signature Guarantees

     Signatures on each Letter of Transmittal must be guaranteed unless the Old Notes or Old Debentures delivered pursuant thereto are delivered (1) by a registered Holder who has not completed the boxes on the Letter of Transmittal entitled "Special Delivery Instructions" or (2) for the account of an Eligible Institution (as defined herein). In the event that signatures are required to be guaranteed, such guarantees must be by a firm that is a participant in the Securities Transfer Agents Medallion Program, or an "eligible guarantor institution" (as such term is defined in Rule 17Ad-15 under the Exchange Act) (an "Eligible Institution").

     If the Letter of Transmittal with respect to any Old Notes or Old Debentures is signed by a person other than the registered Holder of any certificate(s) listed therein, such certificate(s) must be endorsed or accompanied by appropriate bond powers signed exactly as the name or names of the registered Holder or Holders appear on the certificate(s).

     If the Letter of Transmittal or any certificates, bond powers, stock powers or proxies are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

Interpretation

     We will resolve all questions as to the validity, form, eligibility (including time of receipt), acceptance, withdrawal and revocation of Old Notes or Old Debentures and our determination will be final and binding. We reserve the absolute right to reject any or all tenders of Old Notes or Old Debentures that are not in proper form or the acceptance of which would, in our opinion or our counsel's opinion, be unlawful. We also reserve the right to waive any irregularities or conditions of tenders or consents as to particular Old Notes or Old Debentures. Our interpretation of the terms and conditions of the Exchange Offer and Consent Solicitation and applicable Letter of Transmittal will be final and binding. Unless waived, any irregularities in connection with tenders (and withdrawals) of Old Notes or Old Debentures and deliveries and revocations of consents must be cured within such time as we shall determine. Neither us nor the Depositary shall be under any duty to give notification of defects in such tenders, deliveries or revocations or shall incur any liability for failure to give such notification. Tenders of Old Notes or Old Debentures and deliveries and revocations of Consents will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes or Old Debentures received by the Depositary that are not properly tendered or delivered and as to which the irregularities have not been cured or waived will be returned by the Depositary to the tendering Holders unless otherwise provided in the Letter of Transmittal as soon as practicable following the Expiration Date.

Amendment

     In the event we should increase the consideration offered for the Old Notes or Old Debentures in the Exchange Offer, such increased consideration will be paid to all Holders whose Old Notes or Old Debentures are accepted in the Exchange Offer, including those Old Notes or Old Debentures tendered before the announcement of the increase. In the event that the consideration being offered in the Exchange Offer is increased or decreased, the Exchange Offer and the solicitation period for consents shall remain open for at least 10 business days from the date that notice of an increase or decrease in the consideration offered is first published, sent or given to Holders.

Guaranteed Delivery Procedures

     If a Holder desires to tender such Old Notes or Old Debentures and the certificate(s) representing such Old Notes or Old Debentures are not immediately available, or time will not permit such Holder's certificate(s) or other required documents to reach the Depositary prior to the Expiration Date, or if such Holder cannot complete the procedure for book-entry transfer on a timely basis, a tender may be effected if:

          (a) the tender is made through an Eligible Institution;

          (b) prior to the Expiration Date, the Depositary receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery and Consent (by telegram, telex, facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder and the principal amount of Old Notes or Old Debentures to be delivered stating that the delivery is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery and Consent, the certificate(s) representing the Old Notes or Old Debentures, the Letter of Transmittal, if applicable, and any other documents required thereby will be deposited by the Eligible Institution with the Depositary; and

          (c) the certificate(s) for all tendered Old Notes or Old Debentures, or a confirmation of a book entry transfer of such Old Notes or Old Debentures into the Depositary's applicable account at a Book-Entry Transfer Facility as described above, the applicable Letter of Transmittal and all other documents required thereby are received by the Depositary within three New York Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery and Consent.

     Failure to complete the guaranteed delivery procedures outlined above will not, of itself, affect the validity of any Consent properly executed by a Holder who attempted to use the guaranteed delivery procedures.

Withdrawal of Tenders or Revocations of Consents

     Tenders of Old Securities may be withdrawn at any time prior to the Expiration Date. A valid withdrawal of Old Securities prior to the Expiration Date shall automatically constitute a revocation of consents and Waivers with respect to such Old Securities and thereby render such consents and Waivers invalid, null and void.

     Any Holder who has tendered Old Securities, or who succeeds to the record ownership of Old Securities in respect of which such tenders have previously been given, may withdraw such Old Securities by delivery of a written notice of withdrawal. To be effective, a written or facsimile transmission notice of withdrawal of a tender must (i) be timely received by the Depositary at one of its addresses specified in this Offering Memorandum before the Expiration Date,
(ii) specify the name of the registered Holder to be withdrawn, (iii) contain the description of the Old Securities to be withdrawn, the certificate numbers shown on the particular certificates evidencing such Old Securities and the aggregate principal amount of such Old Securities, and (iv) be signed by such registered Holder in the same manner as the original signature on the applicable Letter of Transmittal (including any required signature guarantees), or be accompanied by documents of transfer sufficient to have the Trustee under the Old Securities register the transfer of such Old Securities into the name of the person withdrawing Old Securities or revoking consent. The signature(s) on the notice of withdrawal of any tendered Old Securities must be guaranteed by an Eligible Institution unless such Old Securities have been tendered (i) by a registered Holder who has not completed the boxes on the Letter of Transmittal and Consent entitled "Special Issuance Instructions" or "Special Delivery Instructions" or (ii) for the account of an Eligible Institution. If the Old Securities to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal is effective immediately upon receipt by the Depositary of written or facsimile transmission notice of withdrawal even if physical release is not yet effected.

     Any Old Securities which have been tendered for exchange but which are not exchanged will be returned to the Holder thereof without cost to such Holder promptly following the Expiration Date. Properly withdrawn Old Securities may be returned to the Holder thereof without cost to such Holder promptly following the Expiration Date. Properly withdrawn Old Securities may be reentered at any time prior to the Expiration Date by following one of the procedures described under "How to Tender Existing Notes and Consent in the Exchange Offer" above.

Acceptance of Old Notes and Old Debentures, Delivery of New Notes and New Debentures

     Subject to the satisfaction or waiver by us of the conditions to the Exchange Offer, the acceptance for exchange and payment of Old Notes or Old Debentures validly tendered (and not validly withdrawn) and delivery of New Notes and New Debentures in exchange for the Old Notes or Old Debentures will be made as promptly as practicable after the Expiration Date. For purposes of the Exchange Offer, we will be deemed to have accepted for exchange validly tendered (and not validly withdrawn) Old Notes or Old Debentures if, as and when we give oral or written notice thereof to the Depositary. Subject to the following paragraph and the other terms and conditions of the Exchange Offer, delivery of New Notes and New Debentures for Old Notes or Old Debentures accepted pursuant to the Exchange Offer will be made by the Depositary as soon as practicable after receipt of such notice. The Depositary will act as agent for the tendering holders for the purposes of receiving New Notes and New Debentures from us and transmitting the New Notes and New Debentures to the tendering Holders. We will return any tendered Old Notes or Old Debentures not accepted for exchange without expense to the tendering Holders as promptly as practicable following the Expiration Date.

     Notwithstanding any other provision hereof, delivery of New Notes for Old Notes or New Debentures for Old Debentures accepted for exchange pursuant to the Exchange Offer will in all cases be made only after timely receipt by the Depositary of

          (1) certificates for (or a timely book-entry confirmation with respect to) such Old Notes or Old Debentures;

          (2) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and validly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message; and

          (3) any other documents required by the Letter of Transmittal and the instructions thereto.

     Accordingly, tendering Holders whose certificates for Old Notes or Old Debentures or book-entry confirmation with respect to Old Notes or Old Debentures are actually received by the Depositary after the Expiration Date may receive their new securities later than other tendering Holders. Under no circumstances will interest be paid on the New Notes because of any delay in making such delivery or otherwise.

     All tendering Holders, by execution of the Letter of Transmittal (or facsimile thereof), waive any right to receive notice of acceptance of their Old Notes or Old Debentures for exchange.

                                   Background

     We do business as Maxim Crane Works and are engaged in the rental of cranes and other heavy equipment primarily for industrial maintenance and construction activities in the petrochemical, paper, steel, power generation, telecommunications, mining and multiple other industries. We provide twenty-four hour service, seven days a week to customers principally in the United States. We also sell new and used equipment to commercial construction companies and industrial users.

     We have incurred significant amounts of debt requiring future interest and principal payments on the Old Notes, the Old Debentures and under the Bank Credit Facilities. This debt was incurred in connection with our 1998 recapitalization, the subsequent acquisitions of Carlisle Construction in July 1999 and other companies, and capital expenditures for the purchase of cranes and equipment. Beginning in early 2001, our revenues and earnings decreased due to an overall economic recession in the United States and an oversupply of cranes in the crane rental industry. While we were in compliance with our financial covenants under the Bank Credit Facilities at December 31, 2001, we did not expect to be in compliance with these financial covenants during fiscal year 2002. In response to these conditions and events, we implemented a financial restructuring program, which included amending and restating our Senior Credit Facility that, among other things, modified certain financial covenants, amending our second Priority Credit Facility, the receipt of $8.0 million in connection with the Third Priority Note Purchase Agreement and a plan to reduce direct and indirect costs combined with a reduction in the level of capital expenditures. We obtained the full agreement of our secured lenders and Bain/ACR, L.L.C., our primary equity sponsor, to this restructuring program. The Bank Credit Facilities were amended and the proceeds of the loan from the Third Priority Note Purchase Agreement were received in June 2002.

     Since completing the initial phase of our restructuring program, we continue to be over-leveraged. While we believe that our business is sound relative to other industry participants, market conditions continue to be challenging.

     We were in compliance with the revised financial covenants contained in the amended Bank Credit Facilities at December 31, 2002. Without further amendment to those financial covenants in the Bank Credit Facility and the relief in cash interest expense that would result from the Exchange Offer, however, we do not believe we will be in compliance at March 31, 2003. We are in discussions with the lenders under our Bank Credit Facilities to obtain their agreement to such further amendments, as described herein, conditioned, among other things, on the consummation of the Exchange Offer. See the section titled "Amendments to Bank Credit Facilities" in this Offering Memorandum. If we are not in compliance with those covenants and are unable to remedy the violation through an amendment, waiver, or other means, our business, financial condition and results of operations would be materially adversely affected and we would be likely to seek protection under the bankruptcy laws. In this scenario, we would anticipate that neither the Old Notes nor the Old Debentures would receive any significant distributions in such reorganization.

     We have recently appointed a new senior management team and have hired CIBC World Markets as financial advisor to continue our restructuring efforts. The Exchange Offer and Consent Solicitation are components of a new phase of our restructuring program, which is designed to reduce our debt service obligations. As another component of the program, our Bank Credit Facilities would be simultaneously amended to, among other things, shorten certain of their maturity dates, permanently reduce the facility amounts with the proceeds of certain asset sales and permanently reduce the revolving loan commitments according to a set schedule. For a description of the expected amendments to the Bank Credit Facilities, see the section titled "Amendments to Bank Credit Facilities" in this Offering Memorandum.

     Assuming these components are implemented, our new management team would seek to improve our financial condition by, among other things, reducing operating expenses, commencing an orderly sale of underutilized equipment and potentially closing some unprofitable facilities. Improvements in general economic conditions in the United States and in the crane rental industry, while outside our control, could improve our financial performance.

     We expect that this restructuring program will provide the necessary improvements in financial condition and operating cash flow to fund our debt service payments under the Bank Credit Facilities through July 2004, when all amounts under our Bank Credit Facilities will mature. There can be no assurance, however, that these improvements will occur. At that point, it is expected that outstanding borrowings under the Bank Credit Facilities will be lower than current borrowings under these facilities. We believe, however, that in order to refinance the Bank Credit Facilities in July 2004 when they become due, we will need to restructure our outstanding debt further including, to the extent outstanding, the Old Notes, the Old Debentures, the New Notes and the New Debentures. The value, if any, received by the Holders of the Old Notes, the Old Debentures, the New Notes and the New Debentures will depend on a number of factors, including without limitation the value of our company and our outstanding senior debt.

           SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF HOLDINGS

     The selected historical consolidated statements of operations data of Holdings set forth below for the years ended December 31, 1998, 1999, 2000 and 2001 and the related selected historical consolidated balance sheet data as of the respective ends of such periods were derived from the historical audited consolidated financial statements of Holdings. The selected consolidated statement of operations data of Holdings set forth below for the year ended December 31, 2002 and the related selected consolidated balance sheet data as of the respective end of such period were derived from unaudited financial data of Holdings. The audit of our December 31, 2002 financial statements has not yet been completed and, as such, our results and related disclosures are subject to change. In our opinion, however, our December 31, 2002 financial data includes all adjustments, consisting only of normal, recurring adjustments, in addition to the adoption of new accounting standards, necessary for a fair presentation of the results of the period. The selected historical consolidated financial data for the years ended December 31, 2000 and 2001 set forth below should be read in conjunction with, and is qualified by reference to, Holdings' audited consolidated financial statements and the accompanying notes thereto for the years ended December 31, 2000 and 2001, which are incorporated herein by reference. For pro forma information, see "Summary--Summary Unaudited Historical and Pro Forma Capitalization of Holdings."

                                                         Year Ended December 31,
                                      ------------------------------------------------------
                                        1998        1999       2000       2001        2002
                                      --------   ---------   --------   --------   ---------
                                                         (dollars in thousands)
Statement of Operations Data:

Revenues:
   Equipment rentals...............   $183,684   $ 264,668   $365,959   $394,439   $ 340,160
   Equipment sales.................     22,975      34,446     37,650     25,679      16,938
                                      --------   ---------   --------   --------   ---------
Total revenues.....................    206,659     299,114    403,609    420,118     357,098
                                      --------   ---------   --------   --------   ---------

Cost of revenues:
   Cost of equipment rentals.......    110,629     172,078    228,557    274,108     257,438
   Cost of equipment sales.........     18,920      29,661     33,407     25,200      15,842
                                      --------   ---------   --------   --------   ---------
Total cost of revenues.............    129,549     201,739    261,964    299,308     273,280
                                      --------   ---------   --------   --------   ---------
Gross profit.......................     77,110      97,375    141,645    120,810      83,818
Selling, general and
   administrative expenses.........     40,534      58,171     81,528     92,089      83,821
Impairment and other charges.......         --          --         --         --      14,011
Loss from sale of assets...........         --          --         --         --       2,386
                                      --------   ---------   --------   --------   ---------
Income (loss) from operations......     36,576      39,204     60,117     28,721     (16,400)
Interest expense/(1)/..............     27,738      54,768     78,567     72,926      64,446
Other expense (income) net.........       (104)       (177)     1,038    (1,785)        (548)
                                      --------   ---------   --------   --------   ---------
Income (loss) before extraordinary
   item, taxes and cumulative
   effect of change in accounting
   principle.......................      8,942     (15,387)   (19,488)   (42,420)    (80,298)
Provision (benefit) for state taxes        220         301        200       (200)         --
                                      --------   ---------   --------   --------   ---------
Income (loss) before extraordinary
   item and cumulative effect of
   change in accounting principle        8,722     (15,688)   (19,688)   (42,220)    (80,298)
Extraordinary item.................     15,811          --         --         --          --
                                      --------   ---------   --------   --------   ---------
Income (loss) before cumulative
   effect of change in accounting
   principle.......................     (7,089)    (15,688)   (19,688)   (42,220)    (80,298)
Cumulative effect of change in
   accounting principle............         --          --         --         --      23,404
                                      --------   ---------   --------   --------   ---------
Net loss...........................   $ (7,089)  $ (15,688)  $(19,688)  $(42,220)  $(103,702)
                                      ========   =========   ========   ========   =========

Other Data:
Net cash provided by operating
   activities......................   $ 35,133   $  27,115   $ 45,828   $ 48,013   $  37,726

                                                         Year Ended December 31,
                                      ------------------------------------------------------
                                        1998        1999       2000       2001        2002
                                      --------   ---------   --------   --------   ---------
                                                         (dollars in thousands)
Net cash used in (provided by)
   investing activities............    (85,089)   (323,540)   (92,957)   (41,674)        132
Net cash provided by (used in)
   financing activities............     51,214     299,772     51,284     35,109     (90,063)
Total depreciation and
   amortization/(2)/...............     26,785      44,229     61,115     69,581      73,007
Net gains (losses) on sales of
   used rental equipment...........      2,804       2,499        478     (1,016)         86
Total capital expenditures.........    115,512     154,345     81,218     47,210      18,200
Original cost of rental equipment      376,919     607,278    660,272    687,890     682,816

Balance Sheet Data:
Cash and cash equivalents..........   $  5,633      $8,980   $ 13,135   $ 54,583   $   2,378
Total assets.......................    392,192     743,580    791,848    788,658     608,128
Total debt, including capital
lease obligations/(3)/.............    380,427     706,915    769,008    810,867     736,343
Total liabilities/(4)/.............    408,997     760,090    827,831    867,777     789,024
Total partners' deficit/(5)/.......    (16,805)    (16,510)   (35,983)   (79,119)   (180,896)

----------
/(1)/ Interest expense of Rental for each of the years ended December 31, 1998, 1999, 2000, 2001 and 2002 was $26,161, $51,208, $74,993, $66,936 and
     $58,949, respectively.
/(2)/ Excludes amortization of deferred financing fees, which is recorded as a component of interest expense.
/(3)/ Total debt, including capital lease obligations, of Rental for each of the years ended December 31, 1998, 1999, 2000, 2001 and 2002 was $353,866,
     $676,958, $735,646, $771,678 and $691,822 respectively.
/(4)/ Total liabilities of Rental for each of the years ended December 31, 1998, 1999, 2000, 2001 and 2002 was $382,436, $730,133, $794,646, $828,766 and
     $744,680, respectively.
/(5)/ Total partners' deficit of Rental for each of the years ended December 31, 1998, 1999, 2000, 2001 and 2002 was $8,224, $11,877, $(4,204), $(41,350)
     and $(137,630), respectively.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the more detailed information and the historical financial statements, including notes thereto, appearing elsewhere in this Offering Memorandum.

Overview

     We do business as Maxim Crane Works and are engaged in the rental of cranes and other heavy equipment primarily for industrial maintenance and construction activities in the petrochemical, paper, steel, power generation, telecommunications, mining and multiple other industries. We provide twenty-four hour service, seven days a week to customers principally in the United States. We also sell new and used equipment to commercial construction companies and industrial users.

Critical Accounting Policies and Estimates

     We record revenues based upon the following categories:

     Equipment Rentals: This category includes the revenues from renting equipment. This category also includes related revenues such as the fees charged for operators and equipment delivery. Revenue from equipment rentals is recognized over the corresponding rental period.

     Equipment Sales: This category includes revenues from the sale of new and used rental equipment. Revenue from the sale of equipment is recognized when title, ownership and risk of loss pass to the customer.

     Our cost of equipment rentals consists primarily of:

     . depreciation costs relating to the rental equipment that we own and lease payments for the rental equipment under operating leases;

     .    the cost of repairing and maintaining rental equipment;

     . direct labor costs for equipment operators, mechanics and drivers, including employment benefits; and

     .    fuel and other supply costs.

     We record rental equipment expenditures at cost and depreciate rental equipment using the straight-line method over the estimated useful life of the asset, which ranges from 8 to 12.5 years, after giving effect to an estimated salvage value of 15% to 35% of cost.

     Selling, general and administrative expenses primarily include non-rental equipment depreciation and amortization, advertising and marketing expenses, management salaries, insurance costs and clerical and administrative overhead. Non-rental equipment depreciation and amortization includes depreciation expense associated with equipment that is not offered for rent, such as service vehicles, computers and office equipment and amortization expense associated with goodwill and other intangible assets. Goodwill represents the excess of the purchase price of acquired companies over the estimated fair market value of the net assets acquired. As described below, effective January 1, 2002, we no longer amortize goodwill. Our other intangible assets are principally trade names and non-compete agreements.

     Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America except, however, our financial information for the fiscal year ended December 21, 2002 is unaudited. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to the allowance for doubtful accounts, the useful lives of rental equipment and property and equipment, the carrying value of long-lived assets, self-insurance reserves and contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.

     Allowance for Doubtful Accounts: We maintain an allowance for doubtful accounts. This allowance reflects an estimate of the amount of accounts receivables that we will be unable to collect. The estimate could require changes based on a number of circumstances, including changes in the economy or in the particular circumstances of individual customers. Accordingly, we may be required to increase or decrease our allowance.

     Useful Lives of Rental Equipment and Property and Equipment: We depreciate rental equipment and property and equipment over their estimated useful lives, after giving effect to an estimated salvage value of 15% to 35% of cost. The useful life of an asset is determined based on an estimate of the period the asset will generate revenues, and the salvage value is determined based on an estimate of the minimum value we could realize from the asset after such period. We may be required to change these estimates based on changes in the industry or other circumstances. If these estimates change in the future, we may be required to recognize increased or decreased depreciation expense for these assets.

     Impairment of Long-Lived Assets: We must periodically determine whether the fair value of long-lived assets, including rental equipment, property and equipment and intangibles, is at least equal to the recorded value shown on the consolidated balance sheet. We must make estimates and assumptions in evaluating the fair value of long-lived assets. We may be required to change these estimates and assumptions based on changes in the crane rental industry or other circumstances. If these estimates change in the future, we may be required to record an impairment charge.

     Self-Insurance Reserves: We carry general liability, vehicle liability, property, workers compensation and employer's liability coverage, as well as umbrella liability policies to provide excess coverage over the underlying limits contained in these primary policies.

     Our insurance programs for worker's compensation, general liability, vehicle liability, property and employee related health care benefits are principally self insured. Claims in excess of per claim or aggregate self-insurance levels are fully insured. Losses are accrued based upon our estimates of the aggregate liability for claims filed and claims incurred but not reported using certain actuarial assumptions followed in the insurance industry and based on our experience.

     Litigation Reserves: We are party to a number of lawsuits, claims and other matters arising out of the ordinary course of business. We have reserved on our books a liability equal to $1.0 million, representing our best estimate of the ultimate liability arising from these matters. We routinely assess the likelihood of any adverse judgments or outcomes in these matters as well as ranges of probable losses by thoroughly analyzing each known issue. Based on these assessments, we determine the amount of required reserves. Developments in any of these matters may cause us to change the amount of our required reserves.

Results of Operations

     The December 31, 2002 unaudited consolidated financial statements include the accounts of Holdings and all of its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The accompanying December 31, 2002 unaudited consolidated financial statements of Holdings have been prepared in accordance with accounting principles generally accepted in the United States of America, except they do not include all of the information and footnotes required by generally accepted accounting principles in the United States of America for complete financial statements.

     The audit of the accompanying December 31, 2002 unaudited consolidated financial statements by Holdings' independent accountants is still in process. However, in the opinion of management, all adjustments which are of a normal and recurring nature necessary for a fair presentation of the results of operations for the year ended December 31, 2002 have been included. The management discussion and analysis contained in this Offering Memorandum contains additional information on the results of operations and financial position of Holdings. Those comments should be read in conjunction with these unaudited consolidated financial statements.

     On February 1, 2003, Rental did not make the semi-annual interest payment of $8.0 million on its Old Notes, even though Rental had as of that date sufficient cash available to make such payment. Rental instead decided to commence the restructuring program described in this Offering Memorandum. Under the terms of the Old Note Indenture, Rental has 30 days to cure the violation. However, the Bank Credit Facilities, as amended, contain a cross default provision which was triggered by the default under the Old Notes. The lenders under the Bank Credit Facilities, as amended, have provided waivers of this cross-default, contingent upon Holdings meeting certain deadlines to effect the Exchange Offer and Consent Solicitation. Even if Holdings is able to complete the

Exchange Offer and Consent Solicitation related to the Old Notes and Old Debentures, obtain the necessary Consents and Waivers of default and events of default related to the Old Notes and Old Debentures and obtain an amendment and modification to the Bank Credit Facilities, as amended, there is no assurance that our independent accountants' current view regarding "going concern" would change. The accompanying December 31, 2002 unaudited consolidated financial statements have been prepared assuming that Holdings will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty.

     Following the completion of the Exchange Offer and Consent Solicitation, Holdings expects to generate sufficient cash flow to operate the business until the maturity of the Bank Credit Facilities in July 2004, although there can be no assurance that sufficient cash flow will be generated. Holdings believes, however, that in order to refinance the Bank Credit Facilities in July 2004 when they become due, it will need to restructure its outstanding debt further, including, to the extent outstanding, the Old Notes, the Old Debentures, the New Notes and the New Debentures. The value, if any, received by the Holders of the Old Notes, the Old Debentures, the New Notes and the New Debentures will depend on a number of factors, including without limitation the value of Holdings and its outstanding senior debt.

Year Ended December 31, 2002 Compared to the Year Ended December 31, 2001

     Equipment Rental Revenues: Revenues from equipment rentals decreased $54.3 million, or 13.8%, to $340.2 million for the year ended December 31, 2002, as compared to $394.4 million for the same period in the prior year. This decrease is primarily the result of lower utilization of our fleet and less favorable pricing which were caused by the continued overall softness in the economy.

     Equipment Sales: Revenues from equipment sales decreased $8.7 million, or 34.0%, to $16.9 million for the year ended December 31, 2002, as compared to $25.7 million for the same period in the prior year. This decrease was primarily due to softer overall demand and lower pricing for both new and used equipment sold as part of our fleet management program.

     Total Revenues: Based on the foregoing, total revenues decreased $63.0 million, or 15.0%, to $357.1 million for the year ended December 31, 2002, as compared to $420.1 million for the same period in the prior year.

     Gross Profit: Gross Profit from equipment rentals decreased $37.6 million, or 31.2 %, to $82.7 million for the year ended December 31, 2002, as compared to $120.3 million for the same period in the prior year. As a percent of rental revenues, gross profit from equipment rentals decreased to 24.3% for the year ended December 31, 2002, as compared to 30.5% for the same period in the prior year. The decrease in gross profit margins principally reflected reductions in direct operating costs offset by the adverse impact of lower margin excavation projects and increased fixed operating costs during a period of declining revenues. Specifically, direct labor, parts and other direct operating costs have declined approximately 11.0% from the prior year period as a result of the combined impact of our restructuring program and a general reduction in certain costs required to support the lower revenues during the period. Despite the favorable impact of the direct operating cost reductions, excavation project margins decreased during the period, and costs associated with the operating leverage of the business such as fixed depreciation, operating leases and overhead costs comprised a larger percentage of the declining revenue base with a resulting decrease in gross profit margins. Depreciation expense on rental equipment increased approximately $3.5 million over the prior year level. This increase is due to additional depreciation as a result of 2002 and 2001 net capital expenditures, as well as approximately $1.2 million as a result of the change in the remaining useful lives of certain idled assets.

     Gross profit from equipment sales increased $0.6 million, or 128.8%, to $1.1 million for the year ended December 31, 2002, as compared to $0.5 million for the same period in the prior year. As a percent of equipment sales revenues, gross profit from equipment sales increased to 6.5% for the year ended December 31, 2002, as compared to 1.9% for the same period in the prior year. This increase is primarily due to the fact that the margins generated on the equipment sold during the prior year were lower as a result of the age and type of equipment sold under our fleet management program in 2001.

     Based on the foregoing, gross profit decreased $37.0 million, or 30.6%, to $83.8 million for the year ended December 31, 2002, as compared to $120.8 million for the same period in the prior year.

     Selling, General and Administrative Expenses: Selling, general and administrative expenses decreased $8.3 million, or 9.0%, to $83.8 million for the year ended December 31, 2002, as compared to $92.1 million for the same period in the prior year. This decrease is primarily the result of the overall cost productivity initiatives implemented by our management in late 2001 and 2002. Staffing levels, travel and entertainment, marketing and other discretionary cost reductions have been implemented. The reductions in selling, general and administrative expenses associated with these cost productivity initiatives were partially offset by increases in insurance costs. Additionally, amortization expense increased approximately $3.6 million during the year ended December 31, 2002 as a result of the implementation of SFAS No. 142 and SFAS No. 144 and the acceleration of the amortization period for certain intangible assets. Also, we incurred approximately $0.9 million in restructuring costs associated with the staff reductions discussed above, as well as $0.6 million of non-capitalizable fees associated with the amendment of the Credit Facilities. As a percent of total revenues, selling, general and administrative expenses increased to 23.5% for the year ended December 31, 2002 as compared to 21.9% for the same period in the prior year.

     Impairment and Other Charges: During the second quarter of 2002, we recognized a $14.0 million charge principally related to the impairment of certain assets. The charge primarily relates to the impairment of rental equipment and intangible assets held within our excavation equipment rental division.

     Earnings Before Interest, Taxes, Depreciation and Amortization: EBITDA, as defined to exclude net gains on sales of used equipment, decreased $27.1 million, or 27.0%, to $73.1 million for the year ended December 31, 2002, as compared to $100.2 million for the same period in the prior year. EBITDA from equipment rentals, as further defined to exclude gains on the sale of new equipment, decreased $26.6 million, or 27.0%, to $72.1 million for the year ended December 31, 2002, as compared to $98.7 million for the same period in the prior year. As a percent of rental revenues, EBITDA from rental operations decreased to 21.1% for the year ended December 31, 2002, as compared to 25.3% for the same period in the prior year. This decline in EBITDA margin is due to the factors discussed above.

     Interest Expense: Interest expense decreased $8.5 million, or 11.6%, to $64.4 million for the year ended December 31, 2002, as compared to $72.9 million for the same period in the prior year. This net decrease reflects the effect of the decreasing interest rates on our variable-rate debt, offset by the 100 basis point increase in connection with our Senior Credit Facility and Second Priority Term Loan. Also, the amount of borrowings outstanding at December 31, 2002 under the variable-rate facilities decreased from the balance outstanding at December 31, 2001. In addition, during the year ended December 31, 2002, we incurred a charge of $3.3 million related to the write-off of a portion of the previously capitalized debt issuance costs related to our revolving loan facility.

     Other (Income) Expense: Other expense of $0.5 million for the year ended December 31, 2002 consisted of real estate rentals of $0.2 million, interest income of $0.2 million and miscellaneous other income totaling $0.1 million. For the year ended December 31, 2001, other income of $1.8 million included the equity earnings of our joint venture with AVS Services, L.L.C., known as AVS, of $0.8 million, interest income of $0.3 million and net gains on the disposal of non-rental equipment of $0.6 million.

     Net Loss: Net loss increased $61.5 million, to a net loss of $103.7 million for the year ended December 31, 2002, as compared to a net loss of $42.2 million for the same period in the prior year as a result of the factors discussed above, as well as a cumulative effect of a change in accounting principle of $23.4 million as a result of the adoption of SFAS No. 142.

Year Ended December 31, 2001 Compared to the Year Ended December 31, 2000

     Equipment Rental Revenues: Revenues from equipment rentals increased $28.4 million, or 7.8%, to $394.4 million for the year ended December 31, 2001, as compared to $366.0 million for the year ended December 31, 2000. This increase is primarily the result of the increased revenues generated by a full year's activity of the companies acquired in 2000, and incremental revenues generated by the companies acquired in 2001, as well as internal growth of our existing yards.

     Equipment Sales: Revenues from equipment sales decreased $11.9 million, or 31.8%, to $25.7 million for the year ended December 31, 2001, as compared to $37.6 million for the year ended December 31, 2000. This decrease is primarily due to a decrease in sales volume for both new and used equipment sold as part of our fleet management program, as well as softer pricing.

     Total Revenues: Based on the foregoing, total revenues increased $16.5 million, or 4.1%, to $420.1 million for the year ended December 31, 2001, as compared to $403.6 million for the year ended December 31, 2000.

     Gross Profit: Gross profit from equipment rentals decreased $17.1 million, or 12.4%, to $120.3 million for the year ended December 31, 2001, as compared to $137.4 million for the year ended December 31, 2000. As a percent of equipment rental revenues, gross profit from equipment rentals decreased from 37.5% for the year ended December 31, 2000, to 30.5% for the year ended December 31, 2001. This decrease in gross profit margins principally reflected the following factors. First, we experienced increased operating costs, including labor costs and associated benefit costs, repair and maintenance costs and other direct operating costs, as well as higher depreciation expense on rental equipment. At the same time, decreases in equipment utilization and soft industrial markets further resulted in the decreased gross margin.

     Gross profit from equipment sales decreased $3.7 million, to $0.5 million for the year ended December 31, 2001, as compared to $4.2 million for the year ended December 31, 2000. As a percent of equipment sales revenues, gross profit from equipment sales decreased to 1.9% for the year ended December 31, 2001, as compared to 11.3% for the year ended December 31, 2000. This decrease in gross profit reflects the lower sales prices generated from new and used equipment sales during the year. This decrease in price is primarily attributable to the age and type of equipment sold under our fleet management program as well as a softer market for new and used equipment sales.

     Selling, General and Administrative Expenses: Selling, general and administrative expenses increased $10.6 million, or 12.9%, to $92.1 million for the year ended December 31, 2001, as compared to $81.5 million for the year ended December 31, 2000. This increase is in part the result of an increase in insurance costs as a result of tightening insurance markets during the second half of 2001. The increase in selling, general and administrative expenses is also due to increased real estate and personal property tax assessments, as well as increased property rental costs driven by increased lease rates and a greater number of properties under lease. As a percent of revenues, selling, general and administrative expenses increased to 21.9% for the year ended December 31, 2001, as compared to 20.2% for the year ended December 31, 2000.

     Earnings Before Interest, Taxes, Depreciation and Amortization: EBITDA, as defined to exclude net gains (losses) on sales of used equipment, decreased $20.9 million, or 17.2%, to $100.2 million for the year ended December 31, 2001, as compared to $121.1 million for the year ended December 31, 2000. EBITDA from equipment rentals, as further defined to exclude the gains on the sales of new equipment, decreased $18.3 million, or 15.6%, to $98.7 million for the year ended December 31, 2001, as compared to $117.0 million for the year ended December 31, 2000. This decrease is due to the factors discussed above.

     Interest Expense: Interest expense decreased $5.6 million, or 7.2%, to $72.9 million for the year ended December 31, 2001, as compared to $78.6 million for the year ended December 31, 2000. This decrease reflects the effect of decreasing interest rates on our variable-rate debt, partially offset by a higher level of borrowings outstanding attributable to the acquisitions completed in 2001 and 2000, as well as our continued investment in rental equipment.

     Other Expense (Income): Other income of $1.8 million for the year ended December 31, 2001 includes the equity earnings of our joint venture with AVS of $0.8 million, interest income of $0.3 million and net gains on the disposal of non-rental equipment of $0.6 million. For the year ended December 31, 2000, other expense of $1.0 million included the equity earnings of our joint venture with AVS of $0.3 million, interest income of $0.2 million and net loss on the disposal of non-rental equipment of $1.6 million.

     Net Loss: Net loss increased $22.5 million to a net loss of $42.2 million for the year ended December 31, 2001, as compared to a net loss of $19.7 million for the year ended December 31, 2000, as a result of the factors discussed above.

Liquidity and Capital Resources

     Current Developments

     We have incurred significant amounts of debt requiring future interest and principal payments on the Old Notes, the Old Debentures and under the Bank Credit Facilities. This debt was incurred in connection with our 1998 recapitalization, the subsequent acquisitions of Carlisle Construction and other companies, and capital expenditures for the purchase of cranes and equipment. Our primary liquidity needs relate to capital expenditures, working capital and debt service.

     Beginning in early 2001, our revenue and earnings began to decrease due to an overall economic recession in the United States, an oversupply of cranes in the crane rental industry and higher labor and maintenance costs. While we were in compliance with our financial covenants under the Bank Credit Facilities at December 31, 2001, we did not expect to be in compliance with these financial covenants during fiscal year 2002. In response to these market conditions and events, we succeeded in implementing a financial restructuring program, which included amending and restating our Senior Credit Facility that, among other things modified certain financial covenants, amending our Second Priority Credit Facility, the receipt of $8.0 million in connection with the Third Priority Note Purchase Agreement, and a plan to reduce direct and indirect costs combined with a reduction in the level of capital expenditures.

     On June 17, 2002, we amended our Bank Credit Facilities effective as of March 31, 2002. The more significant provisions of the amendments included a reduction in the maximum committed amount available under the revolving loan facility of our Senior Credit Facility from $425.0 million to $300.0 million, and an increase in the interest rate margins by 100 basis points on all loans outstanding under the Bank Credit Facilities. The amendments allowed for a modification of the existing financial covenants through March 31, 2003. In connection with the sale of our marine division, the maximum committed amount available under our revolving loan facility was further reduced on December 31, 2002 from $300.0 million to $280.5 million and from $280.5 million to $270.5 million on January 31, 2003. In addition, after March 31, 2002, a new covenant restricting the level of capital expenditures in 2002, and a more restrictive set of negative covenants, including tighter limitations on the incursion of indebtedness, contingent obligations and liens, making investments or restricted payments and the completion of acquisitions and asset sales, went into effect. Additionally, the Bank Credit Facilities, as amended, require that we, within specified time frames, reduce the borrowings under the Bank Credit Facilities by remitting funds received from asset sales, insurance proceeds, the issuance of debt or equity securities and any cash or cash equivalents in excess of a specified level. Such funds may then be reborrowed pursuant to the existing provisions of the revolving loan facility. The Bank Credit Facilities, as amended, also allow for certain remedies, including the acceleration of maturities of outstanding amounts upon the occurrence of a material adverse change, as defined therein. By its definition in the Bank Credit Facilities, as amended, there exists some subjectivity in determining what constitutes a material adverse change. We consider the potential of such a change occurring to be unlikely. If a material adverse change were to occur, we may be required to restructure or refinance the Bank Credit Facilities, as amended. However, there are no assurances that such restructuring or refinancing of the Bank Credit Facilities, as amended, can be accomplished.

     Since completing the initial phase of our restructuring program, we continue to be over-leveraged. While we believe that our business is sound relative to other industry participants, market conditions continue to be challenging.

     We were in compliance with the revised financial covenants contained in the amended Bank Credit Facilities at December 31, 2002. However, without the relief in cash interest expense that would result from the Exchange Offer and further amendment to these financial covenants, we do not believe we will be in compliance at March 31, 2003. We are in discussions with the lenders under our Bank Credit Facilities to obtain their agreement to such further amendments as described in this Offering Memorandum conditioned, among other things, on the consummation of the Exchange Offer. If we are not in compliance with these financial covenants and are unable to remedy the violation through an amendment, waiver, or other means, our business, financial condition and results of operations would be materially adversely affected and we would be likely to seek protection under the bankruptcy laws. In this scenario, we would anticipate that neither the Old Notes nor the Old Debentures would receive any significant distributions in such reorganization. The purpose of the transactions described in this Offering Memorandum is to prevent this scenario. The audit of our results for the year ended December 31, 2002 has not yet been completed, as such, our results and related disclosures are subject to change. However, our independent accountants have informed us that, if they had to render an opinion, their audit report would indicate that our current financial condition would raise substantial doubt about our ability to continue as a "going concern." The purpose of the transactions described in this Offering Memorandum is to prevent this scenario. Even if the Exchange Offer, Consent Solicitation and Credit Facility Amendments are executed, there is no assurance that our independent accountants' current view regarding "going concern" would change.

     We have recently appointed a new senior management team, and have hired CIBC World Markets Corp. as financial advisor, to continue our restructuring efforts. The Exchange Offer and Consent Solicitation are components of a new phase of our restructuring program, which is designed to reduce our debt service obligations. As another component of the program, our Bank Credit Facilities would be simultaneously amended to, among other things, shorten certain of their respective maturities, permanently reduce the facility amounts with the proceeds of certain asset sales and permanently reduce the revolving loan commitments according to a set schedule. The amendments to the Bank Credit Facilities would also relax the financial covenants contained in the Bank Credit Facilities in line with our projections of our financial performance. For a description of the expected amendments to the Bank Credit Facility, see the section titled "Amendments to the Bank Credit Facilities" in this Offering Memorandum. Assuming these components are implemented, our new management team would seek to improve our financial condition by, among other things, reducing operating expenses, commencing an orderly sale of underutilized equipment and potentially closing some unprofitable facilities. Improvements in general economic conditions in the United States and in the crane rental industry, while outside our control, could improve our financial performance.

     We expect that this restructuring program will provide the necessary improvements in financial condition and operating cash flow to fund our debt service payments under the Bank Credit Facilities through July 2004, when all amounts under our Bank Credit Facilities will mature. At that point, it is expected that outstanding borrowings under the Bank Credit Facilities will be lower than current borrowings under these facilities. We believe, however, that in order to refinance the Bank Credit Facilities in July 2004 when they become due, we will need to restructure our outstanding debt further, including the Old Debentures, the Old Notes, the New Debentures and the New Notes.

Substantial Indebtedness

     As of December 31, 2002, our total indebtedness was approximately $748.7 million. Our substantial indebtedness may adversely affect us in a number of ways. For instance, our substantial indebtedness may:

     . make it more difficult for us to satisfy our obligations with respect to the New Securities and Old Securities;

     . increase our vulnerability to general adverse economic and industry conditions;

     . limit our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements; or

     . require the dedication of a substantial portion of our cash flow from operations to the payment of principal of, and interest on, our indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures or other general corporate purposes.

     Additionally, if we are unable to service our debt and fund our operating activities, we may be forced to adopt an alternative strategy that may include:

     .    reducing or delaying capital expenditures;

     .    limiting our growth;

     .    seeking additional financing;

     .    selling assets or

     .    restructuring or refinancing our indebtedness.

     Furthermore, we cannot be sure that any of these strategies could be effected on favorable terms or at all.

     We have accounted for the March 31, 2002 amendment and modification of the Bank Credit Facilities under the provisions of EITF 98-14, "Debtors Accounting for Changes in Line-of-Credit or Revolving Debt Agreements", and EITF 96-19, "Debtors Accounting for a Modification or Exchange of Debt Instruments." We incurred a $2.3 million charge to interest expense in the second quarter of 2002 to write-off a portion of the previously capitalized debt issuance costs related to the Senior Credit Facility. In addition, we incurred approximately $11.6 million of costs in connection with the amendment and modification Bank Credit Facilities, of which approximately $10.9 million were capitalized to deferred financing fees.

     Sources and Uses of Cash

     During the years ended December 31, 2002, 2001 and 2000, our primary sources of funds consisted of net cash provided by operating activities, proceeds from the sale of used rental equipment and borrowings under our credit agreements. Net cash provided by operating activities for the year ended December 31, 2002 decreased $10.3 million, or 21.4%, to $37.7 million compared to $48.0 million for the year ended December 31, 2001. This decrease is primarily attributable to an increase in the net loss and a reduction in accounts payable and accrued liabilities, offset by a decrease in trade accounts receivable. Net cash provided by operating activities for the year ended December 31, 2001 increased $2.2 million, or 4.8%, to $48.0 million compared to $45.8 million for the year ended December 31, 2000. This increase is primarily attributable to a reduction in trade accounts receivable, higher depreciation and amortization expense offset by an increase in the net loss and a reduction in trade accounts payable. Net cash provided by operating activities for the year ended December 31, 2000 increased $18.7 million, or 69.0%, to $45.8 million compared to $27.1 million for the year ended December 31, 1999. This increase is primarily attributable to increased operating income resulting from our acquisition and capital spending programs and an increase in accounts payable partially offset by an increase in accounts receivable resulting from increased revenue.

     During the years ended December 31, 2002, 2001 and 2000, our principal uses of cash for investing activities were for business acquisitions and capital expenditures, including expenditures for rental equipment. Total capital expenditures were $18.2 million, $50.1 million and $72.6 million in 2002, 2001 and 2000, respectively. Included in these totals were expenditures for rental equipment totaling $18.2 million, $45.3 million and $45.0 million, in 2002, 2001, and 2000, respectively. These expenditures were made to increase our total investment in our rental fleet and to replace sold used rental equipment. Total proceeds from the sale of fixed assets, including rental equipment, decreased $2.6 million, or 19.1% to $11.0 million for the year ended December 31, 2002, as compared to $13.6 million for the year ended December 31, 2001. Total proceeds from the sale of fixed assets, including rental equipment, increased $3.4 million, or 33.5%, to $13.6 million for the year ended December 31, 2001, as compared to $10.2 million for the year ended December 31, 2000. Total proceeds from the sale of fixed assets, including rental equipment, decreased $6.3 million or 38.2%, to $10.2 million for the year ended December 31, 2000, as compared to $16.5 million for the same period in the prior year. In 2002, we generated $6.6 million from the sale of our marine division. In 2001, we also generated $5.8 million from the sale of property. In 2000, we generated $9.0 million from the return of capital from the AVS joint venture. In 2002, 2001 and 2000, we used $ 0.2, $6.3 million and $36.9 million, respectively, in the purchase of various businesses.

     For the year ended December 31, 2002, net cash used in financing activities increased to $90.1 million, as compared to net cash provided by financing activities of $35.1 million for the year ended December 31, 2001. The increase in net cash used in financing activities is due to a decrease in net borrowings to fund acquisitions and capital expenditures. For the year ended December 31, 2001, net cash provided by financing activities decreased $16.2 million, or 31.5%, to $35.1 million, as compared to $51.3 million for the year ended December 31, 2000. This decrease is due to a decrease in net borrowings to fund acquisitions and capital expenditures. For the year ended December 31, 2000, net cash provided by financing activities decreased $248.5 million, or 82.9%, to $51.3 million, as compared to $299.8 million for the year-ended December 31, 1999. This decrease is due to the decrease in net borrowings to fund acquisitions and capital expenditures.

     Dependence on Working Capital and Credit Facilities

     Assuming we complete the Exchange Offer and the further amendments to the Bank Credit Facilities, we intend to fund our working capital, capital expenditures and debt service requirements through cash flows generated from operations and borrowings under the Bank Credit Facilities. A decrease in the demand for our services, further softening of prices or increased operating costs which we are not fully able to pass on to our customers could negatively impact the amount of operating cash flow available to us. Under the Bank Credit Facilities, as we expect them to be amended, we will be subject to certain restrictions with respect to gross capital expenditures, including acquisitions, and net capital expenditures. Net capital expenditures are defined as gross capital expenditures less proceeds received from sale of equipment.

     As of December 31, 2002, our Senior Credit Facility consisted of a $280.5 million non-amortizing revolving loan facility of which a net amount of $229.5 million and $318.2 million was drawn at December 31, 2002 and December 31, 2001, respectively, and a $250.0 million first priority term loan. Our Second Priority Credit Facility consisted of a $50.0 million term loan. The Bank Credit Facility Amendments are expected to provide for, among other things:

     . the maturity dates for certain of the facilities to be shortened by approximately 24 months;

     . the reduction of the outstanding facility amounts with the proceeds of certain asset sales; and

     . the revolving loan commitments to be permanently reduced to $251.0 million on August 1, 2003, to $240.0 million on November 1, 2003, $235.0 million on February 1, 2004, and to $228.0 million on May 1, 2004.

     Subject to certain limitations, we expect that the adjusted borrowing base amount will be increased based upon a percentage of the orderly liquidation value of certain assets sold. We expect to pay additional payment-in-kind interest to the lenders under the Bank Credit Facilities of 50 basis points per annum, which we expect shall accrete to the amounts outstanding and which we expect to be payable in cash upon final maturity. We expect to pay an "amendment fee" in the amount of $1.1 million at the closing of the Bank Credit Facility Amendments and "success PIK fees" in the aggregate amount of $3.3 million payable in full in cash on the earliest to occur of:

     .    July 23, 2004;

     . the date on which all amounts outstanding under the Bank Credit Facility, other than the Bank Success Fee, have been paid; and

     . the occurrence of a "Material Liquidity Event," as defined in the Senior Credit Facility.

     Amounts under the revolving loan facility are available on a revolving basis through July 22, 2004, and all amounts under the Bank Credit Facilities will mature on that date. As of December 31, 2002, on a pro forma basis giving effect to the expected amendment of the Bank Credit Facilities, we would have had total liquidity of $49.5 million, comprised of availability under the Bank Credit Facilities of $49.4 million, and net cash totaling $0.1 million.

Information Concerning the Covenants Contained in Our Outstanding Indebtedness and Bank Credit Facilities

     Our Bank Credit Facilities and the Old Notes and Old Debentures currently contain, and the New Notes and New Debentures will contain, certain covenants that limit, among other things, our ability to:

     . make distributions, redeem partnership interests or make certain other restricted payments or investments other than distributions to pay taxes;

     .    incur additional indebtedness or issue preferred equity interests;

     .    merge, consolidate or sell all or substantially all of its assets;

     .    create liens on assets;

     .    limit the level of capital expenditures, including acquisitions; and

     .    enter into certain transactions with affiliates or related persons.

     In addition, the Bank Credit Facilities require us to maintain, and the New Notes will require us to maintain, specific financial ratios and tests, among other obligations, including:

     .    a minimum interest coverage ratio;

     .    a maximum leverage ratio;

     .    a maximum revolver leverage ratio;

     .    an operating cash flow ratio; and

     .    a maximum capital expenditures.

     At December 31, 2002, we were in full compliance with the financial covenants, including with respect to the minimum interest coverage ratios. However, we do not expect to be in compliance with some of these financial covenants as of March 31, 2003 and, as a consequence, are seeking to complete the Exchange Offer and Consent Solicitation and enter into the Bank Credit Facilities Amendments. If we were not in compliance with these covenants and were unable to remedy the violation through an amendment, waiver or other means, our business, financial condition and results of operations could be materially adversely affected. The Holders' participation in the Exchange Offer and Consent Solicitation and the consummation of the other transactions described in this Offering Memorandum are intended to prevent this scenario.

Information Concerning Lease Commitments

     From time to time we may enter into operating leases pursuant to which we lease, as lessee, equipment or real estate. In 2002, 2001 and 2000, we incurred operating lease expense of approximately $1.9 million, $2.1 million and $2.9 million, respectively related to a sale/leaseback transaction entered into in December 1996. This transaction will require annual payments of approximately $1.9 million through January 2004. We have no long-term minimum purchase commitments for rental equipment.

Information Concerning Contractual Obligations

     The table below provides information concerning the payments coming due under our existing contractual obligations described in the footnotes below:

                              2003      2004      2005      2006      2007    Thereafter     Total
                            -------   --------   ------   --------   ------   ----------   --------
                                                    (dollars in thousands)
      Debt/(1)/..........   $ 2,500   $232,000   $2,500   $297,128       --    $199,521    $733,649
   Lease Obligations/(2)/
      Operating leases...     8,567      5,166    4,527      3,341    1,611       3,680      26,892
      Capital Leases.....       801        934      240        240      910          --       3,125
                            -------   --------   ------   --------   ------    --------    --------
Total....................   $11,868   $238,100   $7,267   $300,709   $2,521    $203,201    $763,666
                            =======   ========   ======   ========   ======    ========    ========

----------
/(1)/ Represents the scheduled maturities for each of the next five years and thereafter as of December 31, 2002.
/(2)/ Represents the future minimum lease payments under our noncancellable operating and capital leases with initial or remaining terms of one year or more for each of the next five years and thereafter as of December 31, 2002.

     Additionally, on a joint and several basis with our partner, we have guaranteed a capital lease obligation of AVS in an amount equal to 75% of the remaining balance of the lease. Under the AVS joint venture agreement, the joint venture partner would reimburse any amounts paid by us in excess of our pro-rata share of the obligation. The remaining balance of the AVS capital lease obligation was approximately $20.0 million and $24.9 million at December 31, 2002 and 2001, respectively.

Impact of Recently Adopted Accounting Standards

     Effective January 1, 2002, we adopted the provisions of SFAS No. 142, "Goodwill and Other Intangible Assets," for existing goodwill and other intangibles. SFAS No. 142 eliminates the amortization of goodwill as well as intangible assets with indefinite useful lives, and requires annual testing for impairment. For purposes of goodwill impairment testing, SFAS No. 142 requires the assignment of assets and liabilities, including goodwill, to reporting units. Once this has been completed, goodwill is tested for impairment utilizing a two-step methodology. The initial step required us to determine the fair value of each of its reporting units and to compare this to the carrying value, including goodwill, of each reporting unit. If the fair value exceeds the carrying value, no impairment loss is recognized. However, a carrying value that exceeds its fair value may be an indication of impaired goodwill. The amount, if any, of the impairment would then be measured and an impairment loss would be recognized.

     As a result of the adoption of SFAS No. 142 we recorded a charge for transitional goodwill impairment of $23.4 million, which has been reported as a cumulative effect of a change in accounting principle, as required by SFAS No.
142. The impairment charge related to our equipment rental reporting unit. The fair value of our equipment rental reporting unit was based upon valuation techniques using market based multiples of EBITDA. Our EBITDA for the six months ended June 30, 2002 was adversely impacted due to the continuing general economic decline in the markets in which we operate. Accordingly, the fair value of the equipment rental reporting unit was determined to be less than its carrying value. The charge was applied retroactively to the beginning of our fiscal year.

     In addition, effective January 1, 2002, we adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS No. 144). SFAS No. 144 supercedes or amends existing accounting literature related to the impairment and disposal of long-lived assets. SFAS No. 144 requires long-lived assets to be tested for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable from future cash-flows of the particular asset group or there is an expectation that it is more likely than not that a long-lived asset group will be sold or otherwise disposed of before the end of its previously estimated useful life. The provisions of this standard are generally to be applied prospectively.

     In accordance with SFAS No. 142 and SFAS No. 144, during the second quarter of 2002, we recognized a $14.0 million charge related to the impairment of certain assets.

     The components of the impairment charge were as follows (in thousands):

Impairment of excavation rental equipment.............................   $ 6,011
Impairment of excavation division customer lists and trade names......     7,788
Impairment of goodwill................................................       212
                                                                         -------
   Total..............................................................   $14,011
                                                                         =======

     As a result of the continued negative outlook for the general economy and the deteriorating conditions in the construction industry, we determined that the actual and expected future cash flows from the excavation rental division have been adversely impacted, indicating that the carrying amount of long-lived assets in that division may not be recoverable. In evaluating this, we determined that expected future cash flows were insufficient to cover the carrying value of that division's long-lived assets. As a result, an impairment charge totaling $13.8 million was recorded for the three- and six-month periods ended June 30, 2002. In connection with this evaluation, effective July 1, 2002, we revised the remaining useful lives of its net unamortized customer lists and trade names from 7 years and 17 years, respectively, to 3 years. The effect of the change in accounting estimate was to increase amortization expense by approximately $3.6 million for the year ended December 31, 2002.

     In addition, effective July 1, 2002, we revised our estimate of the remaining useful lives of certain idled assets from approximately 7 years to 2 years. The effect of this change in accounting estimate was to increase depreciation expense on rental equipment by approximately $1.2 million for the year ended December 31, 2002.

     In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, "Accounting for Asset Retirement Obligations" (SFAS No. 143). SFAS No. 143 established standards for accounting for obligations associated with the retirement of tangible long-lived assets. SFAS No. 143 is required to be adopted beginning on January 1, 2003.

     In April 2002, the FASB issued SFAS No. 145, "Rescission of SFAS Nos. 4, 44 and 64, Amendment of SFAS No. 13, and Technical Corrections (SFAS No. 145)." SFAS No. 145 rescinds both SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt," and the amendment of SFAS No. 4, SFAS No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." This Statement also rescinds SFAS No. 44, "Accounting for Intangible Assets of Motor Carriers." This Statement amends SFAS No. 13, "Accounting for Leases," to eliminate an inconsistency between the accounting for sale-leaseback transactions and the accounting for certain lease modifications that have economic effects similar to sale-leaseback transactions. This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The provisions of SFAS No. 145 are applicable for transactions entered into after May 15, 2002, however certain transactions occurring prior to May 15, 2002 are required to be reclassified in accordance with SFAS No. 145 for fiscal years beginning after May 15, 2002.

Impact of Recently Issued Accounting Standards

     In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal." SFAS No. 146 Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF 94-3, a liability for an exit cost, as defined in EITF 94-3, was recognized at the date of commitment to an exit or disposal plan. SFAS No. 146 also establishes that fair value is the objective for initial measurement of the liability. The provisions of this Statement are effective for exit or disposal activities initiated after December 31, 2002 and will be applied on a prospective basis.

     In October 2002, the FASB issued SFAS No. 148, "Accounting for Stock Based Compensation Transition and Disclosure - An Amendment of FASB Statement No. 123." SFAS No. 148 provided alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation, as well as provided enhanced reporting requirements. The provisions of this Statement are effective for fiscal years beginning after December 15, 2003. We are presently assessing the impact of adopting SFAS No. 148 on our consolidated financial statements.

Dependence on Additional Capital

     If the cash that we generate from operations, together with cash that may be borrowed under the Bank Credit Facilities is insufficient to fund our debt service and capital requirements, we will require additional debt and/or equity financing. We cannot, however, be certain that any additional financing will be available or, if available, will be available on satisfactory terms. If we are unable to obtain sufficient additional capital in the future, we may be unable to fund the capital outlays required for the success of the our business, such as purchasing equipment, making acquisitions, operating new rental locations and refinancing existing indebtedness.

Inflation and Cyclicality

     Although we cannot accurately anticipate the effect of inflation on our operations, we do not believe that inflation has had, or is likely in the foreseeable future to have, a material impact on our results of operations. Our operating results may be adversely affected by events or market conditions in a particular region, such as regional economic, weather and other factors. In addition, our operating results may be adversely affected by increases in interest rates that may lead to a decline in economic activity, while simultaneously resulting in higher interest payments by us under our variable rate credit facilities.

Competition

     We generally compete on the basis of, among other things:

     .   quality and breadth of service;

     .   expertise;

     .   reliability; and

     .   price.

     There can be no assurance that we will not encounter increased competition in the future, which could have a material adverse effect on our business, financial condition and results of operations. See "Business--Competition." In addition, certain of our competitors may attempt to use information relating to our substantial leverage and rumors concerning our financial condition to their advantage in discussing and bidding for crane rental projects undertaken by our customers. These discussions and rumors may adversely affect relations with our customers, suppliers and employees.

Dependence on Key Personnel

     We are dependent on the continued services of our senior management team. Our high degree of leverage makes it difficult for us to retain key employees. Although we believe we can replace key employees in an orderly fashion when the need arises, the loss of such key personnel could have a material adverse effect on our business, financial condition and results of operations.

Employment Agreements

     We have entered into employment contracts with certain of our senior executives. Each employment contract provides for a term of employment, followed by successive one-year renewal terms, unless terminated by either the executive or us. Each contract provides for a base salary and customary fringe benefits, annual bonus at the Board of Managers' discretion, our right to terminate employment for cause, and a non-compete period following termination of employment. Unless employment has been terminated for cause, a terminated executive is entitled to payment of base salary during the non-compete period if the executive is otherwise in compliance with the terms of the employment agreement. See Business - "Employment Agreements."

Labor Relations

     As of December 31, 2002, we had approximately 850 full time employees. Approximately 35 were employed at our corporate headquarters in Pittsburgh, Pennsylvania and were involved in administrative functions. The remaining employees were located at our various operating yards and were engaged in management, sales and marketing, maintenance and administrative functions. In addition, as of December 31, 2002, we contracted with approximately 1,000 crane operators on an as-needed basis. The majority of these crane operators were unionized and, as of December 31, 2002, approximately 75% of our full time employees were unionized. We have never experienced a material work stoppage and we consider our overall relations with our work force to be good. There can be no assurance, however, that we will not, at some point, be subject to work stoppages by some of our employees, our crane operators or experience work stoppages due to actions by union employees and crane operators at other companies. If such events were to occur, there could be a material adverse effect on our business, financial condition and results of operations. See "Business -- Employees."

                                    BUSINESS

     We are the largest provider of comprehensive crane and lifting equipment rentals and services in North America. We have a network of 45 crane rental yards that provide services to over 8,000 customers in 41 states and the Caribbean. We own approximately 4,000 pieces of lifting equipment, ranging from 1,000-ton mobile cranes to two-person aerial work platforms. While our primary business is the rental of crane and lifting equipment, approximately 5% of our 2002 revenues were derived from sales of new and used equipment.

     We have thirteen subsidiaries. Four of our subsidiaries, Anthony Crane Sales & Leasing, L.P., Anthony Crane International, L.P., Anthony Crane Sales & Leasing Corporation and Anthony International Equipment Services Corporation conduct business under the terms of a contract with a single customer located in the Virgin Islands. The principal activities of these entities is the rental of cranes and lifting equipment and the providing of labor services for the operation, management and maintenance of the equipment. Three of our subsidiaries, ACR/Dunn Acquisition Inc., Carlisle Equipment Group, L.P. and Carlisle G.P., L.L.C. were formed to facilitate various acquisitions completed since 1999. Three of our subsidiaries, Husky Crane, Inc., Sacramento Valley Crane Service, Inc. and Thompson & Rich Crane Service, Inc. were acquired pursuant to acquisitions completed since 1999. Our other three subsidiaries, Anthony Crane Capital Corporation, Anthony Crane Holdings Capital Corporation and Maxim Crane Works, LLC have no assets or operations. In addition, we are a partner in a joint venture, AVS Services, L.L.C., known as AVS, which was formed in February 2000 to engage in heavy lift services.

     We were founded in 1966. Since that time, we have grown largely through internal geographic expansion as well as through acquisitions. We seek acquisitions that would allow us to penetrate new geographic markets or to solidify our position in certain geographic markets, while generating attractive economic returns and building on existing customer relationships. Our recent acquisitions include Sacramento Valley Crane Rental, Inc., King's Crane Service, Inc., R.E. Coulter Crane, Linder Crane and Carolina Crane, Inc. all occurring in 2000 and Head & Engquist Equipment, L.L.C. doing business as South Texas Equipment Company and Thompson & Rich Crane Service, Inc. completed in 2001.

Crane Rentals

     We are headquartered in Pittsburgh, Pennsylvania and are organized into five regions:

     .    Northeast, based in Pittsburgh, Pennsylvania;

     .    Southeast, based in Atlanta, Georgia;

     .    Central, based in Texas City, Texas;

     .    West, based in Phoenix, Arizona; and

     .    Midwest, based in Wilder, Kentucky.

     These regions are headed by regional vice presidents who supervise five to eight branch operations in each region and oversee the movement of equipment within and across regions. Each of these vice presidents has responsibility for revenue, profitability and asset management for branch operations and the region assigned to them. They are compensated based on local, regional and company-wide performance. Additionally, regional vice presidents are responsible for identifying growth opportunities, expanding national customers and developing new business opportunities in their respective regions.

     Fleet management, which is the process of purchasing, dispatching, maintaining, relocating and selling rental equipment, is an important element of a crane rental company's operations. As part of our fleet management program, we monitor utilization on a crane-by-crane basis, using a tracking system that indicates, by location, the number of cranes currently utilized or reserved and the number and types of cranes available. Our fleet management program facilitates decisions regarding:

     .    asset mix at individual branch locations;

     .    movements of equipment on an intra-regional and interregional basis;

     .    purchase of new equipment and assignment to individual branches; and

     .    relocation and divestiture of underperforming assets.

Crane Sales

     While the majority of our revenues result from crane rentals and services, we engage in two forms of crane sales and have a dedicated staff focused on maximizing returns in this business. First, we purchase cranes directly from manufacturers and act as a dealer in sales to third parties. This activity has historically generated a relatively small percentage of our total revenues.

     Second, our proactive fleet management program is designed to match our rental product offerings with regional market demand. As part of this program, we identify used equipment to be sold based on its age, condition or technological advancements. Our preventative maintenance programs and our knowledge of the global market for crane sales allow us to maximize our returns on sales for used equipment we sell to both domestic and international purchasers.

     Revenues derived from sales of new and used equipment totaled approximately 5% of our 2002 revenue.

Customers, Sales and Marketing

     Our customer base consists of over 8,000 customers in 41 states and the Caribbean and includes customers in key industries including:

     .    petroleum producers;

     .    steel and metal manufacturers;

     .    electric utilities;

     .    industrial contractors; and

     .    infrastructure and commercial construction contractors.

     Over 60% of our rental revenues are derived from customers who rent cranes on an operated and maintained basis, which means that the equipment is rented with an experienced operator. Operated and maintained rentals often include value-added services, such as the expertise of a crane specialist who provides equipment recommendations and specifications for a potential lift. The remainder of our rental revenues are on a bare rental basis meaning without an operator.

     In 2002, approximately 50% of our rental revenues were derived from industrial customers. Approximately 50% of our rental revenues in 2002 were from construction contractors, who primarily utilize cranes for public infrastructure and commercial construction for a wide variety of industries.

     In 2002, no single customer accounted for over 2% of rental revenues, except for one industrial customer who represented approximately 4% of rental revenues and for whom we provide fleet management services under the terms of an exclusive outsourcing contract. Our customer base is also diversified by geography. No single region accounted for greater than 25% of our 2002 rental revenues.

     We have created and continue to develop our diverse and extensive customer base through a proactive marketing strategy. We employ an experienced staff of over 130 full-time sales personnel to reach new customers and maintain existing relationships. We also have developed a national account program that focuses on selling crane rental services to large multi- site industrial customers. We believe that our marketing approach fosters long-term, multi-location crane rental relationships, and enables us to drive market share gains and consolidate our position as the number one choice in crane rental services.

Competition

     The crane rental industry is highly fragmented and currently suffers from an oversupply of cranes available for rent. The industry is served by a number of companies who focus almost exclusively on crane and lifting equipment rental. We generally compete with a small number of regional crane rental companies (who typically own less than 200 cranes) and hundreds of local crane rental operators (who typically own less than 50 cranes). We believe that the large general equipment rental companies have not significantly participated in the crane rental market because they are unable to meet the broad needs of crane rental customers, including the high levels of technical expertise and commitment required to provide a full range of value-added services, such as highly qualified, well trained operators, lift planning and the significant maintenance programs required to ensure equipment reliability and safety.

     We are the largest national provider of comprehensive crane and lifting equipment rentals and services in the United States. According to industry estimates, our crane rental fleet is significantly larger than that of its next largest competitor. We believe that, relative to us, most local and regional crane rental competitors lack the fleet size necessary to provide customers with comparable selection and availability. Furthermore, our national scope, together with the mobile nature of our fleet, affords us the ability to move assets in response to varying levels of regional and seasonal demand and thus maximize our fleet utilization.

Equipment

     We have a total of approximately 7,000 pieces of equipment, of which approximately 4,000 pieces are comprised of cranes and lifting equipment, with the remainder comprised of support vehicles, principally tractors, trailers and mechanics' vehicles, and other equipment. As of December 31, 2002, the cost of our rental equipment, in the aggregate, was greater than $682.0 million. The large scale of our fleet, in conjunction with our broad geographic coverage and customer base, allows us to purchase specialized, often expensive equipment that smaller competitors or individual crane users could not justify.

Employees

     As of December 31, 2002, we had approximately 850 full-time employees. As a cost-cutting measure we reduced the size of our work force by 15% during the year ended December 31, 2002. Approximately 35 employees were employed at our corporate headquarters in Pittsburgh, Pennsylvania and were involved in administrative functions. The remaining employees were located at our various regions and branches and were engaged in management, operations, dispatch, sales and marketing, maintenance and administrative functions. In addition, as of December 31, 2002, we utilized the services of approximately 1,000 crane operators on an as-needed basis.

Labor Relations

     The majority of our crane operators are unionized and, as of December 31, 2002, approximately 75% of our full time employees were unionized. We have never experienced a material work stoppage and consider our overall relations with our work force to be good. There can be no assurance, however, that we will not, at some point, be subject to work stoppages by some of our employees or crane operators or experience work stoppages due to actions by union employees or crane operators at other companies. We cannot guarantee that if such events were to occur, there would not be a material adverse effect on our business, financial condition and results of operations.

Liability and Insurance

     We are exposed to various possible claims relating to our business. These possible claims include those relating to (1) personal injury or death caused by equipment rented or sold by us, (2) motor vehicle accidents involving our delivery and service personnel and (3) employment related health care benefit claims. We carry a broad range of both self-insurance and third party excess insurance coverage for the protection of our assets and operations. However, such insurance may not fully protect us for a number of reasons, including the following.

     . Coverage is subject to a range of deductibles of $0.1 million to $1.0 million per occurrence.

     . We do not maintain coverage for environmental liabilities. Given the nature of our business, we believe that the cost for such coverage is high relative to the benefit that it provides.

     . Certain types of claims, such as claims for punitive damages or for damages arising from intentional misconduct, which are often alleged in third party lawsuits, might not be covered by our insurance.

     If we are found liable for any significant claims that are not covered by insurance, our operating results could be adversely affected. We cannot be certain that insurance will continue to be available on economically reasonable terms, if at all.

Properties

     The following table sets forth information regarding significant facilities operated by us as of December 31, 2002:

                                                Building
                                       Land     (Square                       Owned or
Location                              (Acres)   Footage)        Purpose        Leased
--------                              -------   --------   ----------------   --------
Arizona
   Phoenix.........................      8.7     33,800     Regional Office     Owned
   Flagstaff.......................      1.0        500      Branch Office     Leased
   Tucson..........................      1.5        400      Branch Office     Leased

California
   Fontana.........................      5.0      7,200      Branch Office     Leased
   Richmond........................      2.6      5,000      Branch Office     Leased
   San Diego.......................      4.3      6,000      Branch Office     Leased
   Long Beach......................      N/A        800      Branch Office     Leased
   Stockton........................     11.5      5,000      Branch Office     Leased
   Sacramento......................      3.2     44,800      Branch Office      Owned

Florida
   Orlando.........................     10.1      6,000     Regional Office    Leased
   Pompano.........................      3.4     15,440      Branch Office      Owned
   Miami...........................      2.1        160      Branch Office     Leased

Georgia
   Atlanta.........................     32.0     34,884     Regional Office     Owned
   Augusta.........................     12.6     12,556      Branch Office      Owned
   Savannah........................      9.9     26,390      Branch Office      Owned

Illinois
   Joliet..........................      4.3     10,300      Branch Office     Leased

Indiana
   Indianapolis....................      3.1     17,000      Branch Office     Leased

Kentucky
   Wilder..........................     21.9     45,000     Regional Office    Leased
   Louisville......................      2.0     29,740      Branch Office     Leased

Louisiana
   West Lake.......................      6.5     21,962      Branch Office      Owned
   Baton Rouge.....................      2.0      1,200      Branch Office      Owned
   Geismar.........................     10.0     13,104      Branch Office      Owned

Maryland
   Baltimore.......................      0.8      7,500      Branch Office     Leased

North Carolina
   Charlotte.......................      1.5     12,000      Branch Office      Owned

Ohio
   Dayton..........................      5.1     14,400      Branch Office     Leased

Pennsylvania
   Pittsburgh......................      N/A     21,500    Corporate Office    Leased
   West Mifflin....................     28.5     45,760     Regional Office     Owned
   Philadelphia....................      8.0     19,350      Branch Office      Owned
   Erie............................      4.9      3,720      Branch Office     Leased

South Carolina
   Columbia........................      4.5     16,800      Branch Office      Owned
   Charleston......................      2.6      7,200      Branch Office     Leased
   Greenville......................      3.0        144      Branch Office     Leased

Texas
   Austin..........................      5.9     18,012      Branch Office     Leased

                                                Building
                                       Land     (Square                       Owned or
Location                              (Acres)   Footage)        Purpose        Leased
--------                              -------   --------   ----------------   --------
   Texas City......................      2.0      3,140     Regional Office     Owned
   Beaumont........................      8.8     21,000      Branch Office      Owned
   Dallas..........................      3.1      5,380      Branch Office      Owned
   Jacinto Port....................     13.2     20,720      Branch Office      Owned
   La Porte........................      5.4      9,940      Branch Office      Owned
   Freeport........................      5.0      5,260      Branch Office      Owned
   Port Lavaca.....................      2.0      2,388      Branch Office      Owned

West Virginia
   Nitro (Charleston)..............      5.8     29,220      Branch Office     Owned
   Morgantown......................      1.0        720      Branch Office     Leased

     To the extent any such properties are leased, we expect to be able to renew such leases or lease comparable facilities on terms commercially acceptable to us. We believe that our facilities are suitable for our operations and provide sufficient capacity to meet our requirements for the foreseeable future.

Legal Proceedings

     We are party to a number of lawsuits, claims and other matters arising out of the ordinary course of business. We have reserved on our books a liability equal to $1.0 million, representing our best estimate of the ultimate liability arising from these matters.

     While we cannot predict the outcome of these matters, in our opinion, upon advice of counsel, any liability resulting thereunder will not have a material adverse effect on our business or financial condition, after giving effect to provisions already recorded. There can be no assurance that an adverse outcome in one or more of these matters will not be material to results of operations in any one period.

     We have received a proposed assessment from a state taxing authority in the amount of $2.4 million, including interest and penalties of $0.5 million and $0.2 million, respectively, as a result of a state sales and use tax audit for the years 1995 through 1999. During 2001, we recorded a liability for this matter representing our best estimate of the maximum liability as we believe the assessment contains certain errors. We are presently reviewing the assessment with the respective state taxing authority.

Environmental, Health and Safety Matters

     Like all businesses, we are subject to liability for the investigation and remediation of environmental contamination, including contamination caused by other parties, at the properties we own or operate and at other properties where we or our predecessors have arranged for the disposal of hazardous substances. While we are not aware of any current matters, there is no assurance that we will not be subject to such matters in the future, and the amount of such liability could have a material adverse effect on our business, financial condition and results of operations.

                  OUR BOARD OF MANAGERS AND EXECUTIVE OFFICERS

The following individuals comprise our Board of Managers and executive officers:

          Name               Age                   Position
--------------------------   ---   ---------------------------------------------
Albert Bove...............    55   Chief Executive Officer
Arthur J. Innamorato......    47   President
Joseph M. Connelly........    55   Senior Vice President
Ronald M. Marmo...........    56   Vice President-Administration
N. Joseph Vaccarello......    35   Vice President-Operations
Christopher B. Anderson...    42   Vice President-Finance
Paul Edgerley.............    47   Member of the Board of ACR Management,
                                      L.L.C /(1)/
Robert C. Gay.............    50   Member of the Board of ACR Management, L.L.C.
Stephen M. Zide...........    43   Member of the Board of ACR Management, L.L.C.
Brian S. Murphy...........    39   Member of the Board of ACR Management, L.L.C.
James E. Haas.............    67   Member of the Board of ACR Management, L.L.C.
Wayne Carlisle............    61   Member of the Board of ACR Management, L.L.C.
Eric Anthony..............    33   Member of the Board of ACR Management, L.L.C.
----------
/(1)/ ACR Management, L.L.C. is the general partner of Holdings and Crane.

     Albert C. Bove has more than 30 years of experience in the crane rental and general construction industries, 25 of which have been with our company. Since 2002, Mr. Bove has served as our Chief Executive Officer. Prior to this time, Mr. Bove served as our Senior Vice President-Operations, our Senior Vice President-West Region and the yard manager of our Phoenix yard.

     Arthur J. Innamorato has 23 years of legal and public accounting experience. He has served as our President since 2002 and prior to that time served as Executive Vice President-General Manager of Business Development, and has served as General Counsel since 1998.

     Joseph M. Connelly has nearly 30 years of experience in construction and engineering, the last 12 of which have been with us. Mr. Connelly is one of our Senior Vice Presidents and has responsibility for our quality control programs.

     Ronald M. Marmo currently serves as our Vice President-Administration and has served in that capacity since 2002. Prior to that time he was Vice President of Taxes for Nutricia, USA.

     N. Joseph Vaccarello currently serves as our Vice President-Operations and has served in that capacity since 2002. Prior to that time he was our Vice President-Finance and Analysis.

     Christopher B. Anderson currently serves as our Vice President-Finance and has served in that capacity since 2002. Prior to that time he served as a principal in the accounting firm of C. B. Anderson & Associates.

     Paul Edgerley has been a Managing Director of Bain since 1993. Since 1990, he has been a General Partner of Bain Venture Capital, and from 1988 to 1990 he was a Principal of Bain Venture Capital. He serves on the Boards of Directors of Walco International, GS Technologies Corporation and Sealy Corporation.

     Robert C. Gay has been a Managing Director of Bain since 1993 and has been a General Partner of Bain Venture Capital since 1989. From 1988 to 1989, Mr. Gay was a Principal of Bain Venture Capital. Mr. Gay is a member of the Supervisory Board of Buhrmann/Corporate Express and the Vice Chairman of the Board of Directors of Icon Health & Fitness. He also is a member of the Boards of Directors of Bocchi Laboratories, Alliance Laundry, DIC Entertainment, Nutraceutical, Walco, Maxim Crane and US Synthetics.

     Stephen M. Zide is a Managing Director of Bain Capital. Prior to joining Bain Capital in 1997, Mr. Zide was a partner at the law firm of Kirkland & Ellis. Mr. Zide also serves on the Board of Directors of Alliance Laundry Systems, LLC and DDI Corp.

     Brian S. Murphy is an Executive Vice-President at Bain Capital. Prior to joining Bain Capital in 1996, Mr. Murphy worked at Barents Group, L.L.C. and was a consultant at Bain & Company. Mr. Murphy also serves on the Boards of Directors of Medical Specialties Group, Inc. and Walco International, Inc.

     James E. Haas has over 35 years experience in the metals industry. From 1990 to 1993, Mr. Haas served as President, Chief Executive Officer and Director of Edgecomb Metals, a metals distributor. Prior to Edgecomb Metals, Mr. Haas spent over 25 years at National Steel, which became National Intergroup. From 1985 to 1989, Mr. Haas was President, Chief Operating Officer and Director of National Intergroup, and from 1981 to 1985 Mr. Haas held the same positions at National Steel.

     Wayne Carlisle has over 40 years experience in the crane rental and construction industries and is a recognized expert in heavy-lift and transportation services, demolition, excavation projects, as well as general development and construction management. Mr. Carlisle serves as a director of the Bank of Kentucky, the Kentucky Racing Commission, the Special Subcommittee on Economic Development Structure for Kentucky, Northern Kentucky Convention Center Corporation, the H.C. Nuting Company and the Building and Grounds Committee for the Zoological Society of Cincinnati.

     Eric Anthony has been the Chief Financial Officer of Anthony Holdings International, a company related to Ray G. Anthony, since 1999. Prior to joining Anthony Holdings International, Mr. Anthony was the controller for SAIC in Beltsville, Maryland. From 1995 to 1997, Mr. Anthony was the Accounting Manager Controller for Net2000, a communications and telephone company based in Washington, D.C.

                             Executive Compensation

     The following tables set forth information concerning the annual and long-term compensation for services in all capacities to us for 2002, 2001 and 2000 of those persons who served as our:

     .    Chief Executive Officer during the year, and

     . other four most highly compensated executive officers for the fiscal years ended 2002, 2001 and 2000.

                           Summary Compensation Table

                                                                        Annual Compensation
                                                           -----------------------------------------------
                                                                   Salary    Bonus /(1)/      All Other
             Name And Principal Position                   Year      ($)        ($)         Compensation
--------------------------------------------------------   ----   --------   -----------   ---------------
Albert C. Bove, Chief Executive Officer ................   2002   $300,000     $ 15,000     $ 14,400/(3)/
                                                           2001    285,000      175,000       14,400/(3)/
                                                           2000    175,000       80,000       14,400/(3)/
Arthur J. Innamorato, President ........................   2002   $300,000     $ 60,000     $ 13,400/(3)/
                                                           2001    240,000      175,000       13,400/(3)/
                                                           2000    185,000       60,000       13,450/(3)/
Jeffrey J. Fenton /(5)/ ................................   2002   $350,000     $     --     $  4,400/(3)/
                                                           2001    325,000      325,000      252,000/(2)/
                                                           2000    325,000       80,000      358,000/(2)/
Bryan Carlisle, Vice President - Midwest region ........   2002   $299,980     $     --     $     --
                                                           2001    299,980     $ 60,000       10,153/(3)/
                                                           2000    295,000     $ 60,000       87,000/(4)/
Joseph M. Connelly, Vice President - Northeast Region ..   2002   $240,000     $ 20,000     $ 14,400/(3)/
                                                           2001    240,000      130,000       14,400/(3)/
                                                           2000    178,365       80,000       13,200

----------
/(1)/ Represents bonus compensation earned for prior year performance, paid in current year.
/(2)/ Represents forgiveness of debt related to executive's equity participation agreement.
/(3)/ Represents allowance for personal use of company vehicles.
/(4)/ Represents payment for vacation time earned but not taken.
/(5)/ Former employee, employment terminated October, 2002.

Pension Plans

     All our non-union and certain union employees are eligible to participate in our profit sharing defined contribution plan. Under the plan, we contribute an amount determined by us. The plan also includes a 401(k) savings plan feature which enables employees to make voluntary salary reduction contributions up to 15% of eligible compensation to the plan. We may match fifty percent of the contributions, up to six percent of participant's compensation.

Multi-employer Benefit Plans

     Union employees of ours are covered by various union-sponsored, collectively bargained, benefit plans. Our contributions to these multi-employer plans are based on specified amounts per hours worked by the covered union employees. One such plan is currently in reorganization and the unfunded amount is being funded through ongoing contributions by all sponsoring companies.

Employment Agreements

     We have entered into employment contracts with certain of our senior executives. Each employment contract provides for a term of employment, followed by successive one-year renewal terms, unless terminated by either the executive or us. Each contract provides for a base salary and customary fringe benefits, annual bonus at the Board of Managers' discretion, our right to terminate employment for cause, and a non-compete period following termination of employment. Unless employment has been terminated for cause, a terminated executive is entitled to payment of base salary during the non-compete period if the executive is otherwise in compliance with the terms of the employment agreement.

Severance Arrangements

     In connection with the company's restructuring and cost cutting efforts in 2002 and 2003, a number of executive officers and highly paid employees left the employment of the company. We are currently paying severance to a number of these former employees. The amounts of the severance payments totaled approximately $930,000 in 2002 and are anticipated to total approximately $830,000 in 2003. We believe that these severance obligations will be substantially completed by the end of 2003.

                             PRINCIPAL SHAREHOLDERS

     Holdings directly and indirectly owns 99% of the outstanding common partnership and voting interests of Rental, and ACR Management, L.L.C., the general partner of Rental, owns the remaining 1% of the common partnership and voting interests. Bain/ACR, L.L.C. owns approximately 71.2% of the common partnership interests of Holdings. In addition, Holdings has issued to certain members of management rights to participate in certain distributions of the partnership interests of Holdings.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Securityholders Agreement

     Holdings, ACR Management, L.L.C., Bain/ACR, L.L.C. and our former owners, collectively known as the Former Owners, entered into a securityholders agreement in 1998. This Securityholders Agreement:

     .    restricts the transfer of the equity interests of Holdings;

     . grants tag-along rights on certain transfers of equity interests of Holdings;

     . requires each of Bain/ACR, L.L.C. and our Former Owners to consent to a sale of Holdings to an independent third party if such sale is approved by a majority of the then outstanding equity interests of Holdings; and

     . grants preemptive rights on certain issuances of equity interests of Holdings.

     The foregoing provisions of the Securityholders Agreement will terminate upon the completion of an "Initial Public Offering," as defined in the Securityholders Agreement or a Liquidity Event. For purposes of the Securityholders Agreement, "Liquidity Event" means

     . any sale to an independent third party of all or substantially all of the assets of Holdings and its subsidiaries on a consolidated basis in one transaction or series of related transactions;

     . any sale to an independent third party of all or substantially all of the Common Units of Holdings, or a transaction having a similar effect, in one transaction or series of related transactions, but excluding any sales of Common Units in a public sale; or

     . a merger or consolidation or other transaction which accomplishes one of the foregoing.

Advisory Agreement

     We entered into an advisory agreement, known in this Offering Memorandum as the Advisory Agreement, with Bain in 1998 pursuant to which Bain agreed to provide:

     .    general executive and management services;

     . identification, support, negotiation and analysis of acquisitions and dispositions;

     .    support, negotiation and analysis of financial alternatives; and

     .    other services agreed upon by us and Bain.

In exchange for such services, Bain will receive:

     . an annual management fee of $1.0 million, plus reasonable out-of-pocket expenses, payable quarterly; and

     . a transaction fee in an amount in accordance with the general practices of Bain at the time of the completion of any additional acquisition or divestiture by us and of each financing or refinancing.

     The Advisory Agreement has an initial term of ten years subject to automatic one-year extensions, unless we or Bain provides written notice of termination, provided that the Advisory Agreement will terminate automatically upon the completion of a transaction involving a sale of all or substantially all of our assets or partnership interests. In connection with the amendment and restatement of our Senior Credit Facility and our amendment to our Second Priority Credit Facility on June 17, 2002, and in connection with the Bank Credit Facility Amendments, Bain has agreed to defer any payments owed to it under the Advisory Agreement until all amounts outstanding under the Bank Credit Facilities have been paid in full.

Amended and Restated Agreement of Limited Partnership

     Holdings and each of Bain/ACR, L.L.C., ACR Management, L.L.C. and certain of our Former Owners, collectively known as the Partners, entered into an Amended and Restated Agreement of Limited Partnership of Holdings which governs the relative rights and duties of the Partners.

     Partnership Units. The ownership interests of the Partners consist of the Holdings Preferred Units and Common Units.

     Upon the completion of the recapitalization, Holdings issued the Preferred Units with a liquidation preference and fair value of approximately $22.5 million to our Former Owners. In connection with the acquisition of Carlisle Construction, Holdings issued additional Preferred Units with a liquidation preference and fair value of approximately $20.0 million to the former owner of Carlisle Construction. The Preferred Units are not redeemable and have a yield of 11.0% per annum, compounded quarterly. Subject to any restrictions contained in any financing agreements to which Holdings or any of its affiliates is a party, the holders of the Preferred Units are entitled to receive distributions from Holdings, including payment of the accrued interest thereon, prior to distributions in respect to any other partnership interests of Holdings. Holders of the Preferred Units do not have voting rights but are entitled to payment of unpaid yield and a return of capital contributions prior to any distributions made to holders of the Common Units.

     The Common Units have voting rights and represent the common equity of Holdings.

     Distributions. Subject to any restrictions contained in any financing agreements to which Holdings or any of its affiliates is a party, the Board of Managers of Holdings may make distributions, whether in cash, property or securities of Holdings, at any time or from time to time pursuant to an order of priority set forth in the Holdings Partnership Agreement. In addition, Holdings may distribute to each holder of units within 75 days after the close of each fiscal year such amounts as determined by the Board of Managers to be appropriate to enable each holder of units to pay estimated income tax liabilities.

     Management. ACR Management, L.L.C., as general partner of Holdings, will conduct, direct and exercise full control over all activities of Holdings. However, limited partners have voting rights equivalent to their respective economic interests and, through a majority vote, can remove ACR Management, L.L.C. as the general partner.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the material United States federal income tax consequences of the Exchange Offer to a United States Holder and to our company. For purposes of this discussion, a "United States Holder" means a beneficial owner of Old Securities that is an individual who is a citizen or resident of the United States, a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof or an estate or trust the income of which is subject to United States federal income tax regardless of its source. This summary deals only with Old Securities that are, and New Securities that will be, held as capital assets, and does not address United States Holders that may be subject to special rules, such as insurance companies, tax-exempt organizations, mutual funds, retirement plans, financial institutions, dealers or traders in securities, United States Holders that hold Old Securities, or will hold New Securities, as part of a straddle, conversion transaction or other arrangement involving more than one position, United States Holders that have a "tax home" outside the United States and United States Holders whose functional currency is not the United States dollar. Further, this discussion does not cover state, local or foreign law. There is no assurance that the Internal Revenue Service, or IRS, will agree with the conclusions contained herein.

     The discussion is based upon the United States Internal Revenue Code of 1986, as amended, known as the Tax Code, and regulations, rulings and judicial decisions thereunder as of the date of this Offering Memorandum. These authorities may be repealed, revoked or modified, perhaps with retroactive effect, so as to produce United States federal income tax consequences different from those discussed below.

     Because United States tax consequences may differ from one holder to the next, the discussion set out below does not purport to describe all of the tax considerations that may be relevant to you and your particular situation. Accordingly, you are advised to consult your own tax advisor as to the United States federal, state, local and other tax consequences of the Exchange Offer. The statements of United States tax law set out below are based on the laws and interpretations in force as of the date of this Offering Memorandum, and are subject to any changes occurring after that date.

Consequences to Exchanging United States Holders

     Exchange Offer

     The exchange of a New Security for an Old Security in the Exchange Offer will not be treated as an "exchange" for federal income tax purposes (other than as described below under "--Original Issue Discount"), and the New Security instead will be treated as a continuation of the Old Security, so long as the terms of the New Security do not represent a "significant modification" of the terms of the Old Security. Treasury regulations promulgated under Section 1001 of the Tax Code provide that a change in the timing of payments under a debt instrument is a significant modification of the debt instrument only if the change results in a "material deferral of scheduled payments." This rule contains a safe harbor for the deferral of one or more payments on a debt instrument for a period that does not exceed the lesser of 5 years and 50 percent of the original term of the instrument. In addition, the regulations provide that a change in the yield of a debt instrument will not result in a significant modification if the annual yield on the altered instrument does not vary from the annual yield on the original instrument by more than 5 percent of the annual yield of the original instrument.

     The terms of the New Securities represent alterations to the timing of payments and the annual yield on the Old Securities. Interest that would have been payable in cash on February 1, 2003, August 1, 2003 and February 1, 2004 under the Old Notes will be deferred under the New Notes until the February 1, 2008 maturity date of the New Notes, and interest that would have been payable in cash on February 1, 2004 under the Old Debentures will be deferred under the New Debentures until the February 1, 2009 maturity date of the New Debentures. The maturity date of each of the New Notes and the New Debentures will be six months earlier than that of the Old Notes and the Old Debentures, respectively. None of these alterations should be a significant modification under the regulations relating to the timing of payments discussed above. In addition, we have determined that the annual yield on the New Notes will not exceed the annual yield on the Old Notes, and the annual yield on the New Debentures will not exceed the annual yield on the Old Debentures, by more than the amount specified in the regulations. Finally, although the matter is not free from doubt, none of the other terms of the New Notes or the New Debentures that represent changes to the Old Notes and the Old Debentures, respectively, should constitute a significant modification of the Old Notes or Old Debentures.

     Accordingly, neither the exchange of the Old Notes for the New Notes nor the exchange of the Old Debentures for the New Debentures should be treated as an exchange for federal income tax purposes (other than as described below under "--Original Issue Discount"). Consequently, (1) no gain or loss should be realized by a United States Holder upon the exchange of a New Security for an Old Security; (2) the holding period of the New Security should include the holding period of the Old Security; and (3) the adjusted tax basis of the New Security should be the same as the adjusted tax basis of the Old Security immediately before its exchange.

     Original Issue Discount

     Although the exchange of an Old Security for a New Security should not otherwise be treated for federal income tax purposes as an exchange, a New Security will be treated as issued to a United States Holder in exchange for an Old Security solely for the purpose of calculating the accrual of original issue discount ("OID") on the New Securities. A New Security will be treated as issued with an amount of OID equal to the excess of the "stated redemption price at maturity" of the New Security over the New Security's "issue price." The issue price of a New Security will be equal to the issue price of the Old Security exchanged therefor, increased (in the case of an Old Debenture) by the amount of accrued OID for all prior periods. The stated redemption price at maturity of a New Security will be the aggregate of all payments due to the United States Holder under the New Security at or before its maturity date.

     A United States Holder will be required to include the amount of OID on a New Security in income on a constant yield method, based on the yield to maturity of the New Security and calculated by reference to its issue price, as determined above, regardless of the United States Holder's method of accounting. A United States Holder generally will not realize additional income on the receipt of payments on such New Security.

     Treatment of Consent Fee

     Although there is no legal authority directly on point, a United States Holder that receives the Consent Fee may be treated as receiving either additional interest (which would be treated as additional OID in the manner discussed above) or a fee for consenting to certain transactions or waiving certain rights. In either case, the United States Holder will recognize ordinary income equal to the amount of cash, although the timing of such recognition may differ. We intend to take the position that the Consent Fee constitutes a fee.

Consequences to Non-Exchanging United States Holders

     Although the matter is not entirely free from doubt, the adoption of the Indenture Amendments should not constitute an exchange of the Old Securities for new obligations ("deemed new Securities") pursuant to Section 1001 of the Tax Code and, accordingly, should not be a taxable event to the United States Holders that do not exchange their Old Securities. There is no assurance, however, that the IRS will not take a different position, and United States Holders are urged to consult their own tax advisors as to the tax treatment of the adoption of the Indenture Amendments. If the adoption of the Indenture Amendments were viewed as a deemed exchange of Old Securities for the deemed New Securities, then the United States Holders would be treated as exchanging their Old Securities in a taxable exchange under Section 1001.

Consequences to our Company

     We should not realize any tax consequences from the Exchange Offer.

                                   CONCLUSION

     All Holders of Old Notes or Old Debentures who wish to tender such Old Notes or Old Debentures for exchange and to consent to the Indenture Amendments and Wavier should complete and return their Letters of Transmittal and Consent and/or Notice of Guaranteed Delivery and Consent so that they will be RECEIVED by the Depositary on or before 5:00 p.m., New York City Time, on April 11, 2003.

Dated:  March 14, 2003

                                      ANTHONY CRANE RENTAL, L.P.
                                      ANTHONY CRANE RENTAL HOLDINGS, L.P.
                                      ANTHONY CRANE CAPITAL CORPORATION
                                      ANTHONY CRANE HOLDINGS CAPITAL CORPORATION

     We have appointed U.S. Bank National Association as the Depositary for the Exchange Offer. All completed letters of transmittal and consents and agent's messages should be directed to the Depositary at one of the addresses set forth below. All questions regarding the procedures for tendering in the Exchange Offer and requests for assistance in tendering your Old Notes or Old Debentures should also be directed to the Depositary at one of the following telephone numbers and addresses:

                      By Mail:                                     By Overnight Courier and By Hand:

US Bank National Association Corporate Trust Services   US Bank National Association Corporate Trust Services
               180 East Fifth Street                                   180 East Fifth Street
             St. Paul, Minnesota 55101                               St. Paul, Minnesota 55101
     Attention: Specialized Finance, 4th Floor               Attention: Specialized Finance, 4th Floor

                                  By Facsimile:

                                 (651) 244-1537
                         Attention: Specialized Finance

     Fax cover sheets should provide a call back phone number and request a call back, upon receipt.

     Delivery of a letter of transmittal and consent or agent's message to an address other than the address listed above or transmission of instructions by facsimile other than as set forth above is not valid delivery of the letter of transmittal and consent or agent's message.

     Requests for additional copies of this Offering Memorandum, the enclosed Letter of Transmittal or the enclosed Notice of Guaranteed Delivery and Consent may be directed to either the Depositary at the telephone number and address listed above or Ronald M. Marmo, Vice President Administration (412-330-1753) at Anthony Crane Rental, L.P. d/b/a Maxim Crane Works, 800 Waterfront Drive, Pittsburgh, Pennsylvania 15222.

      INDEX TO FINANCIAL STATEMENTS OF ANTHONY CRANE RENTAL HOLDINGS, L.P.

                                                                                        Page
                                                                                        ----
Unaudited Consolidated Balance Sheet of Anthony Crane Rental Holdings, L.P. as of
   December 31, 2002.................................................................   F-1

Unaudited Consolidated Statement of Operations of Anthony Crane Rental Holdings,
   L.P. for the year ending December 31, 2002........................................   F-2

Unaudited Consolidated Statement of Partners' Deficit of Anthony Crane Rental
   Holdings, L.P. for the year ended December 31, 2002...............................   F-3

Unaudited Consolidated Statement of Cash Flows of Anthony Crane Rental Holdings, L.P.
   for the year ended December 31, 2002..............................................   F-4

Notes to Unaudited Consolidated Financial Statements for the year ended December 31,
   2002..............................................................................   F-5

Report of PricewaterhouseCoopers LLP, Independent Accountants for the year-ended
   December 31, 2001.................................................................   F-16

Consolidated Balance Sheets of Anthony Crane Rental Holdings, L.P. as of December 31,
   2001 and December 31, 2000........................................................   F-17

Consolidated Statements of Operations of Anthony Crane Rental Holdings, L.P. for the
   years ending December 31, 2001, December 31, 2000 and December 31, 1999...........   F-18

Consolidated Statements of Partners' Deficit of Anthony Crane Rental Holdings, L.P.
   for the years ending December 31, 2001, December 31, 2000 and December 31, 1999...
                                                                                        F-19
Consolidated Statements of Cash Flows of Anthony Crane Rental Holdings, L.P. for the
   years ended December 31, 2001, December 31, 2000 and December 31, 1999............   F-21

Notes to Consolidated Financial Statements for the years ended December 31, 2001,
   December 31, 2000 and December 31, 1999...........................................   F-22

                       ANTHONY CRANE RENTAL HOLDINGS, L.P.

                      UNAUDITED CONSOLIDATED BALANCE SHEET
                             As of December 31, 2002
                             (dollars in thousands)

                                                                                     Year Ended
                                                                                    December 31,
                                                                                        2002
                                                                                    ------------
                                                                                     (unaudited)
Assets:
Current assets:
   Cash and cash equivalents.....................................................    $   2,378
   Trade accounts receivable, net of allowance for doubtful accounts of $2,370...       47,671
   Other receivables.............................................................        3,149
   Prepaid expenses and deposits.................................................        3,608
                                                                                     ---------
   Total current assets..........................................................       56,806

Rental equipment, net of accumulated depreciation of $239,536,...................      443,279
Property and equipment, net of accumulated depreciation of $41,034...............       46,727
Intangible assets, net of accumulated amortization of $28,979....................       35,036
Debt issuance costs, net of accumulated amortization of $21,140..................       19,994
Investment in AVS Services.......................................................        5,620
Other assets.....................................................................          666
                                                                                     ---------
   Total assets..................................................................    $ 608,128
                                                                                     =========
Liabilities and partners' deficit:
Current liabilities:
   Book overdraft................................................................    $   2,344
   Current portion of long-term debt.............................................        2,500
   Current portion of capital lease obligations..................................          649
   Accounts payable - trade......................................................       12,947
   Accrued interest payable......................................................       11,364
   Accrued wages and benefits....................................................        9,265
   Accrued taxes, other than income taxes........................................        1,926
   Other accrued liabilities.....................................................       13,807
                                                                                     ---------
   Total current liabilities.....................................................       54,802

Long-term debt, less current portion.............................................      731,149
Long-term portion of capital lease obligations...................................        2,045
Other non-current liabilities....................................................        1,028
                                                                                     ---------
Total liabilities................................................................      789,024

Commitments and contingencies
Partners' deficit:
   Senior preferred units........................................................       22,500
   Class B preferred units.......................................................       20,000
   Equity investors Class L Common Units.........................................       12,453
   Equity investors Class A Common Units.........................................     (142,174)
   Equity Investors Class B Common Units.........................................          229
   Equity Investors Class C Common Units.........................................          130
   Predecessor Partners' Class L Common Units....................................       (2,455)
   Predecessor Partners' Class A Common Units....................................      (89,032)
   Partners' receivable..........................................................       (2,580)
   Accumulated other comprehensive income........................................           33
                                                                                     ---------
   Total partners' deficit.......................................................     (180,896)
                                                                                     ---------
Total liabilities and partners' deficit..........................................    $ 608,128
                                                                                     =========

    The accompanying notes are an integral part of the unaudited consolidated financial statements.

                       ANTHONY CRANE RENTAL HOLDINGS, L.P.

                 UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS
                      For the year ended December 31, 2002
                             (dollars in thousands)

                                                                                    Year Ended
                                                                                December 31, 2002
                                                                                -----------------
                                                                                   (unaudited)
Revenues:
   Equipment rentals.........................................................       $ 340,160
   Equipment sales...........................................................          16,938
                                                                                    ---------
      Total revenues.........................................................         357,098
Cost of revenues:
   Cost of equipment rentals.................................................         257,438
   Cost of equipment sales...................................................          15,842
                                                                                    ---------
      Total cost of revenues.................................................         273,280
                                                                                    ---------
Gross profit.................................................................          83,818
Selling, general and administrative expenses.................................          83,821
Impairment and other charges.................................................          14,011
Loss from sale of assets.....................................................           2,386
                                                                                    ---------
Loss from operations.........................................................         (16,400)
Interest expense.............................................................          64,446
Equity earnings from AVS joint venture.......................................             (40)
Other income, net............................................................            (508)
                                                                                    ---------
Loss before cumulative effect of change in accounting principle..............         (80,298)
Cumulative effect of change in accounting principle..........................          23,404
                                                                                    ---------
Net loss.....................................................................       $(103,702)
                                                                                    =========

    The accompanying notes are an integral part of the unaudited consolidated financial statements.

                       ANTHONY CRANE RENTAL HOLDINGS, L.P.
              UNAUDITED CONSOLIDATED STATEMENT OF PARTNERS' DEFICIT
                      For the year ended December 31, 2002
                             (dollars in thousands)

                                                         Equity Investors    Equity Investors    Equity Investors   Equity Investors
                                                              Class L             Class A             Class B            Class C
                                  Class A     Class B      Common Units        Common Units        Common Units       Common Units
                                 Preferred   Preferred   ----------------   ------------------   ----------------   ----------------
                                   Units       Units     Shares    Amount   Shares     Amount     Shares   Amount    Shares   Amount
                                 ---------   ---------   ------   -------   ------   ---------    ------   ------    ------   ------
Balance at December 31, 2001..    $22,500     $20,000      374    $20,745    3,362   $ (67,545)     327     $229       327     $130
                                  -------     -------      ---    -------    -----   ---------      ---     ----       ---     ----

Partner withdrawals...........         --          --       --         --       --          --       --       --        --       --
Capital contributions.........         --          --       --        211       --       1,903       --       --        --       --
Advances to partners..........         --          --       --         --       --          --       --       --        --       --
Comprehensive loss
   Net loss...................         --          --       --     (8,503)      --     (76,532)      --       --        --       --
                                  -------     -------      ---    -------    -----   ---------      ---     ----       ---     ----

Comprehensive loss............         --          --       --         --       --          --       --       --        --       --

Balance at December 31, 2002..    $22,500     $20,000      374    $12,453    3,362   $(142,174)     327     $229       327     $130
                                  =======     =======      ===    =======    =====   =========      ===     ====       ===     ====

                                           Predecessor Partners
                                  ------------------------------------
                                       Class L            Class A                          Other         Total
                                    Common Units       Common Units                    Comprehensive   Partners'
                                  ----------------   -----------------    Partners'        Income       Capital    Comprehensive
                                  Shares    Amount   Shares    Amount    Receivables     (Expense)     (Deficit)       Income
                                  ------   -------   ------   --------   -----------   -------------   ---------   -------------
Balance at December 31, 2001...     82     $  (589)    738    $(72,231)    $(2,391)         $33        $ (79,119)
                                   ---     -------     ---    --------     -------          ---        ---------
Partner withdrawals............     --          --      --          --          --           --               --
Capital contributions..........     --          --      --          --          --           --            2,114
Advances to partners...........     --          --      --          --        (189)          --             (189)

Comprehensive loss
   Net loss....................     --      (1,866)     --     (16,801)         --           --         (103,702)     (103,702)
                                   ---     -------     ---    --------     -------          ---        ---------

Comprehensive loss.............                                                                                      $(103,702)
                                                                                                                     =========

Balance at December 31, 2002...     82     $(2,455)    738    $(89,032)    $(2,580)         $33        $(180,896)
                                   ===     =======     ===    ========     =======          ===        =========


    The accompanying notes are an integral part of the unaudited consolidated financial statements.

                       ANTHONY CRANE RENTAL HOLDINGS, L.P.

                 UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS
                      For the year ended December 31, 2002
                             (dollars in thousands)

                                                                                       Year Ended
                                                                                   December 31, 2002
                                                                                   -----------------
                                                                                      (unaudited)
Cash flows from operating activities:
   Net loss.....................................................................      $(103,702)
   Adjustments to reconcile net loss to cash provided by operating activities:
      Depreciation and amortization.............................................         73,007
      Amortization of discount on debentures....................................          5,333
      Amortization of debt issuance costs.......................................         10,132
      Net gains on used rental equipment sales..................................            (86)
      Net losses on other asset disposals.......................................          2,281
      Provisions for bad debts..................................................          2,853
      Cumulative effect of accounting change....................................         23,404
      Impairment charges........................................................         14,011
      Equity earnings from AVS joint venture....................................            (40)
      Dividend from AVS joint venture...........................................             50
      Non cash accretion in Third Priority Term Loan............................            378
      Non-cash management fee...................................................            750
   Increase (decrease) in cash from changes in (excluding the effects of acquisitions):
   Trade accounts receivable....................................................         12,472
   Other receivables............................................................           (517)
   Prepaid expenses and deposits................................................            886
   Other non-current assets.....................................................             11
   Accounts payable - trade.....................................................         (3,698)
   Accrued interest.............................................................             56
   Accrued wages & employee benefits............................................          1,815
   Accrued taxes, other than income taxes.......................................            119
   Other accrued liabilities....................................................         (1,789)
                                                                                      ---------
      Net cash provided by operating activities.................................      $  37,726
                                                                                      ---------
Cash flows from investing activities:
   Cash paid for business acquisition...........................................           (212)
   Proceeds from sale of Marine division .......................................          6,620
   Return of capital from AVS joint venture.....................................          1,375
   Proceeds from the sale of assets, including rental equipment.................         10,954
   Capital expenditures.........................................................        (18,199)
   Other........................................................................           (406)
                                                                                      ---------
      Net cash provided by investing activities.................................      $     132
                                                                                      ---------
Cash flows from financing activities:
   Change in book overdraft.....................................................      $   2,344
   Proceeds from borrowings on debt.............................................         22,000
   Payments on debt.............................................................       (106,716)
   Payments on notes payable....................................................         (1,188)
   Cash paid for debt issuance costs............................................         (5,985)
   Payments under capital leases................................................           (518)
                                                                                      ---------
      Net cash used in financing activities.....................................        (90,063)
                                                                                      ---------
Net decrease in cash and cash equivalents.......................................        (52,205)
Cash and cash equivalents, beginning of year....................................         54,583
                                                                                      ---------
Cash and cash equivalents, end of year..........................................      $   2,378
                                                                                      =========
Supplemental disclosure of cash flow information:
   Cash paid during the period for interest.....................................      $  48,761
                                                                                      =========
Noncash investing and financing activities:
   Expenditures for rental equipment purchases included in accounts payable.....      $     714
                                                                                      =========
   Noncash advance to partners..................................................      $     189
                                                                                      =========
   Noncash increase in deferred financing costs resulting from Bank Success Fee       $   5,014
                                                                                      =========

    The accompanying notes are an integral part of the unaudited consolidated financial statements.

                       ANTHONY CRANE RENTAL HOLDINGS, L.P.

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

1. Description of Business

     Anthony Crane Rental Holdings, L.P. ("Holdings"), through Anthony Crane Rental, L.P. (the "Company") and its subsidiaries (collectively, the "Partnership"), doing business as Maxim Crane Works ("Maxim"), are engaged in the rental of cranes and other heavy equipment primarily for industrial repair and maintenance activities and construction projects. Maxim serves a variety of companies in the petrochemical, paper, steel, utility, power generation, telecommunications, mining and multiple other industries. The Company provides twenty-four hour service, seven days a week to customers principally in the United States. The Company also sells new and used equipment to commercial construction, industrial and residential users. Effective July 22, 1998, as part of a recapitalization, Holdings has a 99% direct ownership and 1% indirect ownership in the Company. Holdings has no current operations other than through the Partnership.

2. Basis of Presentation

     The December 31, 2002 unaudited consolidated financial statements include the accounts of Holdings and all of its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The accompanying December 31, 2002 unaudited consolidated financial statements of the Partnership have been prepared in accordance with accounting principles generally accepted in the United States of America, except they do not include all of the information and footnotes required by generally accepted accounting principles in the United States of America for complete financial statements.

     The audit of the accompanying December 31, 2002 unaudited consolidated financial statements by the Partnership's independent accountants has not yet been completed, as such, the Partnership's results and related disclosures are subject to change. However, in the opinion of management, all adjustments of a normal and recurring nature, in addition to the adoption of new accounting standards, which are necessary for a fair presentation of the results of operations for the year ended December 31, 2002 have been included.

     On February 3, 2003, the Partnership did not make the semi-annual interest payment of $8.0 million on the Old Notes, even though the Partnership had as of that date sufficient cash available to make such payment. Instead, the Partnership determined to commence the restructuring program described in this Offering Memorandum. Under the terms of the Old Note Indenture, the Partnership has 30 days to cure the violation. However, the Bank Credit Facilities, as amended, contain a cross default provision. The lenders under the Bank Credit Facilities, as amended, have provided temporary waivers of this cross-default which occurred in March of 2003, contingent upon the Partnership meeting certain deadlines to effect the Exchange Offer. If the Partnership were not able to complete the Exchange Offer related to the Old Notes and Old Debentures, obtain the necessary Consents and Waivers of Default related to the Old Notes and Old Debentures and obtain an amendment and modification to the Bank Credit Facilities, as amended, there would be substantial doubt about the Partnership's ability to continue as a going concern. Even if the Exchange Offer, Consent Solicitation and Indenture Amendments and the proposed amendments to the Bank Credit Facilities are executed, there is no assurance that the Partnership's independent accountants' current view regarding "going concern" would change. The accompanying December 31, 2002 unaudited consolidated financial statements have been prepared assuming that the Partnership will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty.

     Following the completion of the Exchange Offer and Consent Solicitation, the Partnership expects to generate sufficient cash flow to operate the business until the maturity of the Bank Credit Facilities in July 2004, although there can be no assurance that sufficient cash flow will be generated. The Partnership believes, however, that in order to refinance the Bank Credit Facilities in July 2004 when they become due, the Partnership will need to restructure its outstanding debt further, including, to the extent outstanding, the Old Notes, the Old Debentures, the New Notes and the New Debentures. The value, if any, received by the Holders of the Old Notes, the Old Debentures, the New Notes and the New Debentures will depend on a number of factors, including without limitation the value of the Partnership and its outstanding senior debt.

                       ANTHONY CRANE RENTAL HOLDINGS, L.P.

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

3. Liquidity and Capital Resources

     In connection with the Company's Recapitalization, the Company and Holdings incurred significant amounts of debt with interest and principal payments on the Discount Debentures, the Senior Notes and under the Senior Credit Facilities representing significant obligations of the Company and Holdings. Holdings' operations are conducted through its subsidiaries and Holdings is, therefore, dependent upon the cash flow of its subsidiaries, including the Company, to meet its debt service obligations under the Discount Debentures. The Company's liquidity needs relate to working capital, debt service, capital expenditures and potential acquisitions.

     Beginning in early 2001, the Company's revenue and earnings decreased due to an overall economic recession in the United States. As mentioned above, the Company is highly leveraged and, as such, faces significant future debt service payments. The Company was in compliance with its debt covenants under its Senior Credit Facilities at December 31, 2001, but did not expect to be in compliance with these financial covenants during fiscal year 2002. In response to these conditions and events, management implemented a financial restructuring program (the "Restructuring Program"), which included obtaining an amendment and modification to the Senior Credit Facilities, the receipt of $8.0 million from the issuance of paid-in-kind debt to Bain Capital during the second quarter of 2002 and a plan to reduce both direct and indirect costs combined with a reduction in the level of capital expenditures.

     On June 17, 2002, the Company entered into an amendment and modification to its Senior Credit Facilities effective as of March 31, 2002 ("the Second Amended and Restated Senior Credit Facilities"). The more significant provisions of the amendment include a reduction in the maximum amount available under the Revolving Credit Facility from $425 million to $300 million, and an increase in the interest rate margins by 100 basis points. The amendment allowed for a modification of the existing financial covenants through March 31, 2003 and, a new covenant restricting the level of capital expenditures in 2002, and a more restrictive set of negative covenants, including tighter limitations on the incursion of indebtedness, contingent obligations and liens, making investments or restricted payments and the consummation of acquisitions and asset sales. Under the Second Amended and Restated Senior Credit Facilities, all existing and potential events of default under the Senior Credit Facilities, including violations of affirmative covenants, have been waived without prejudice to any rights or remedies that were available. In addition, for the periods from October 1, 2002 through January 30, 2003, and from October 1, 2003 through January 30, 2004, the Company will be required to maintain a minimum level of availability under the Second Amended and Restated Senior Credit Facilities. Additionally, the Second Amended and Restated Senior Credit Facilities require that the Company, within specified time frames, reduce the borrowings under the Revolving Credit Facility by remitting funds received from asset sales, insurance proceeds, the issuance of debt or equity securities and any cash or cash equivalents in excess of a specified level such funds may then be reborrowed pursuant to the existing provisions of the revolving credit facility.

     The Second Amended and Restated Senior Credit Facilities also allow for certain remedies, including the acceleration of maturities of outstanding amounts upon the occurrence of a material adverse change, as defined therein. By its definition in the Second Amended and Restated Senior Credit Facilities, there exists some subjectivity in determining what constitutes a material adverse change. The Company considers the potential of such a change occurring to be unlikely. If a material adverse change were to occur, the Company may be required to restructure or refinance the Second Amended and Restated Senior Credit Facilities. However, there are no assurances that such restructuring or refinancing of the Second Amended and Restated Senior Credit Facilities can be accomplished.

     Since completing the initial phase of the Restructuring Program, the Company continues to be over-leveraged on both a going-concern and liquidation-value basis. While the Company believes that the business is sound relative to other industry participants, market conditions continue to be challenging. The Company was in full compliance with the financial covenants contained in the Second Amended and Restated Credit Facilities at December 31, 2002. However, without further amendment to the financial covenants, the Company does not expect to be in compliance with these covenants at March 31, 2003. If the Company were not in compliance with these covenants and were unable to remedy the violation through an amendment, waiver or other means, the Company's business, financial condition and results of operations could be materially adversely affected.

                       ANTHONY CRANE RENTAL HOLDINGS, L.P.

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

     In response to these conditions, the Company appointed a new senior management team to continue the restructuring efforts. As part of these continued efforts, the Company has initiated a proposed Exchange Offer and Consent Solicitation with existing holders of the Senior Notes and Senior Discount Debentures, which is designed to reduce the Company's debt service obligations. As another component of the program, the Company Bank Credit Facilities would be simultaneously amended to, among other things, shorten their respective maturities, permanently reduce the facility amounts with the proceeds of certain asset sales and permanently reduce the revolving loan commitments according to a set schedule. Additionally, our new management team would seek to improve the Company's financial condition by, among other things, reducing operating expenses, commencing an orderly sale of underutilized equipment and closing some unprofitable facilities. Improvements in general economic conditions in the United States and in the crane rental industry, while outside our control, could improve the Company's financial performance.

     The Company believes that this restructuring program will provide the necessary improvements in financial condition and operating cash flow to fund it debt service payments under the proposed amendments to the Bank Credit Facilities through July 2004, when all amounts under it Bank Credit Facilities will mature. At that point, the Company expects that outstanding borrowings under the Bank Credit Facilities will be lower than current borrowings under these facilities. The Company believes, however, that in order to refinance the Bank Credit Facilities in July 2004 when they become due, the Company will need to restructure its outstanding debt further, including the Old Debentures, the Old Notes, the New Debentures and the New Notes.

     If the Company is unable to service the indebtedness and fund operating activities, the Company may be forced to adopt an alternate strategy that could include reducing or delaying capital expenditures, limiting the Company's growth, seeking additional financing, selling assets, further restructuring, refinancing the Company's indebtedness or commencing a Chapter 11 bankruptcy case. There can be no assurance that any of these alternatives could be affected on favorable terms or at all.

4. Impact of Recently Adopted Accounting Standards

     Effective January 1, 2002, the Company adopted the provisions of SFAS No. 142, "Goodwill and Other Intangible Assets," for existing goodwill and other intangibles. SFAS No. 142 eliminates the amortization of goodwill as well as intangible assets with indefinite useful lives, and requires annual testing for impairment. For purposes of goodwill impairment testing, SFAS No. 142 requires the assignment of assets and liabilities, including goodwill, to reporting units. Once this has been completed, goodwill is tested for impairment utilizing a two-step methodology. The initial step required the Company to determine the fair value of each of its reporting units and to compare this to the carrying value, including goodwill, of each reporting unit. If the fair value exceeds the carrying value, no impairment loss is recognized. However, a carrying value that exceeds its fair value may be an indication of impaired goodwill. The amount, if any, of the impairment would then be measured and an impairment loss would be recognized. Refer to Note 6 for the effects of adopting SFAS No. 142.

     In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, "Accounting for Asset Retirement Obligations" (SFAS No. 143). SFAS No. 143 established standards for accounting for obligations associated with the retirement of tangible long-lived assets. SFAS No. 143 is required to be adopted beginning on January 1, 2003.

     In addition, effective January 1, 2002, we adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS No. 144). SFAS No. 144 supercedes or amends existing accounting literature related to the impairment and disposal of long-lived assets. SFAS No. 144 requires long-lived assets to be tested for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable from future cash-flows of the particular asset group or there is an expectation that it is more likely than not that a long-lived asset group will be sold or otherwise disposed of before the end of its previously estimated useful life. The provisions of this standard are generally to be applied prospectively. Refer to
Note 7 for the effects of the adoption of SFAS No. 144.

     In April 2002, the FASB issued SFAS No. 145, "Rescission of SFAS Nos. 4, 44 and 64, Amendment of SFAS No. 13, and Technical Corrections (SFAS No. 145)." SFAS No. 145 rescinds both SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt," and the amendment of SFAS No. 4, SFAS No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." This Statement also rescinds SFAS No.

                       ANTHONY CRANE RENTAL HOLDINGS, L.P.

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

44, "Accounting for Intangible Assets of Motor Carriers." This Statement amends SFAS No. 13, "Accounting for Leases," to eliminate an inconsistency between the accounting for sale-leaseback transactions and the accounting for certain lease modifications that have economic effects similar to sale-leaseback transactions. This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The provisions of SFAS No. 145 are applicable for transactions entered into after May 15, 2002, however, certain transactions occurring prior to May 15, 2002 are required to be reclassified in accordance with SFAS No. 145 for fiscal years beginning after May 15, 2002.

     In November 2002, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 45, "Guarantor s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" (FIN
45) effective December 31, 2002. FIN 45 is an interpretation of SFAS Nos. 5, 57, and 107. FIN 45 outlines the disclosures to be made by a guarantor about its obligations under certain guarantees that it has issued, and it requires the recognition of a liability at fair value by a guarantor at the inception of a guarantee. The disclosure requirements of FIN 45 are effective as of December 31, 2002. The initial recognition and measurement provisions of FIN 45 are effective on a prospective basis for all guarantees issued or modified after December 31, 2002. The Company has not issued or modified any material guarantees since December 31, 2002.

5. Recently Issued Accounting Standards

     In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal." SFAS No. 146 Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF 94-3, a liability for an exit cost, as defined in EITF 94-3, was recognized at the date of commitment to an exit or disposal plan. SFAS No. 146 also establishes that fair value is the objective for initial measurement of the liability. The provisions of this Statement are effective for exit or disposal activities initiated after December 31, 2002 and will be applied on a prospective basis.

     In October 2002, the FASB issued SFAS No. 148, "Accounting for Stock Based Compensation Transition and Disclosure - An Amendment of FASB Statement No. 123." SFAS No. 148 provided alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation, as well as provided enhanced reporting requirements. The provisions of this Statement are effective for fiscal years beginning after December 15, 2003. We are presently assessing the impact of adopting SFAS No. 148 on our consolidated financial statements.

6. Goodwill and Intangible Assets

     As a result of the adoption of SFAS No. 142 as discussed in Note 4, the Company recorded a charge for transitional goodwill impairment, which has been reported as a cumulative effect of a change in accounting principle, as required by SFAS No. 142. The impairment charge related to the Company's equipment rental reporting unit and was recorded during the second quarter of 2002. The fair value of the Company's equipment rental reporting unit was based upon valuation techniques using market based multiples of EBITDA, which was adversely impacted due to the continuing general economic decline in the markets in which the Company operates. Accordingly, the fair value of the equipment rental reporting unit was determined to be less than its carrying value. The charge was applied retroactively to the beginning of the Company's fiscal year.

                       ANTHONY CRANE RENTAL HOLDINGS, L.P.

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

     Intangible assets at December 31, 2002 consist of the following:

Customer lists......................................................   $ 45,164
Trade names.........................................................     15,320
Non-compete agreements..............................................      1,681
Other...............................................................      1,850
                                                                       --------
                                                                         64,015
                                                                       --------
Less accumulated amortization.......................................    (28,979)
                                                                       --------
                                                                       $ 35,036
                                                                       ========

                       ANTHONY CRANE RENTAL HOLDINGS, L.P.

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

     Changes to goodwill and intangible assets for the year ended December 31, 2002, were as follows:

                                                                               Other
                                                                  Goodwill   Intangibles
                                                                  --------   -----------
Balance at December 31, 2001, net of accumulated amortization..    $23,404     $54,981
Additions during the period....................................        212          --
Amortization expense...........................................         --     (12,157)
Transitional impairment charge.................................    (23,404)         --
Other impairment charges (Note 7)..............................       (212)     (7,788)
                                                                   -------     -------
Balance at December 31, 2002, net of accumulated amortization.     $    --     $35,036
                                                                   -------     -------

     Intangible assets are being amortized using the straight-line method over the following periods (refer to Note 7 for change in the amortization period effective July 1, 2002):

Customer lists..............................................             6 years
Trade names.................................................             6 years
Non-compete agreements......................................   Contractual terms
Other.......................................................           2-5 years

     Estimated aggregate amortization expense for intangible assets for each of the succeeding fiscal years is as follows:

2003..................................................................   $17,800
2004..................................................................   $17,200
2005..................................................................   $    --

7. Impairment Charges

     In accordance with SFAS No. 142 and SFAS No. 144, during the second quarter of 2002, the Company recognized a $14.0 million charge related to the impairment of certain assets.

     The components of the impairment charge were as follows (in thousands):

Impairment of excavation rental equipment.........................   $ 6,011
Impairment of excavation division customer lists and trade
   names..........................................................     7,788
Impairment of goodwill (Note 6)...................................       212
                                                                     -------
                                                                     $14,011
                                                                     -------

     As a result of the continued negative outlook for the general economy and the deteriorating conditions in the construction industry, the Company determined that the actual and expected future cash flows from the excavation rental division have been adversely impacted, indicating that the carrying amount of long-lived assets in that division may not be recoverable. In evaluating this, the Company determined that expected future cash flows were insufficient to cover the carrying value of that division's long-lived assets. As a result, an impairment charge totaling $13.8 million was recorded during the second quarter of 2002. In connection with this evaluation, effective July 1, 2002, the Company revised the remaining useful lives of its net unamortized customer lists and trade names from 7 years and 17 years, respectively, to 3 years. The effect of the change in accounting estimate was to increase amortization expense by approximately $3.6 million for the year ended December 31, 2002.

     In addition, effective July 1, 2002, the Company revised its estimate of the remaining useful lives of certain idled assets from approximately 7 years to 2 years. The effect of this change in accounting estimate was to increase depreciation expense on rental equipment by approximately $1.2 million for the year ended December 31, 2002.

                       ANTHONY CRANE RENTAL HOLDINGS, L.P.

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

8. Long-Term Debt

     Long-term debt consists of the following as of December 31, 2002:

10 3/8% Company Senior Notes, due 2008 (A)............................   $155,000
13 3/8% Holdings Senior Discount Debentures, due 2009 (B).............     44,521(1)
Senior Credit Facilities (C)
   Revolving Credit Facility..........................................    229,500
   Term Loan..........................................................     50,000
   First Priority Term Loan...........................................    241,250
Third Priority Term Loan (D)..........................................      8,259
Second Amended and Restated Senior Credit Facilities Success Fee (E)..      5,119
                                                                         --------
                                                                          733,649
Less current portion of long-term debt................................      2,500
                                                                         --------
                                                                         $731,149/1/
                                                                         ========

(A) The Senior Notes of $155 million were issued in connection with the Company's Recapitalization on July 22, 1998 and mature on August 1, 2008. Interest on the Senior Notes accrues at the rate of 10 3/8% per annum from the issue date and is payable semi-annually.

     The Senior Notes are not redeemable prior to August 1, 2003. Thereafter, the Senior Notes may be redeemed at any time at the option of the Company at premium percentages ranging between approximately 105% and 102% (based on the year of redemption) if redeemed after August 1, 2003, but before August 1, 2006. Subsequent to August 1, 2006, the Senior Notes may be redeemed at no premium to the Company.

     The Senior Note Indenture contains certain restrictive covenants that limit, among other things, the ability of the Company to make distributions, incur additional indebtedness, consolidate or sell substantially all of its assets, and enter into transactions with related parties.

     On February 1, 2003, the Company did not make the semi-annual interest payment of $8.0 million due on the Senior Notes. In this regard, the Company has initiated an Exchange Offer involving the Senior Notes, and a proposed amendment to the Senior Credit Facilities, as discussed further in this offering memorandum.

(B) The Discount Debentures of $48 million were offered at an original issue discount of approximately $23 million. Interest on the Discount Debentures accretes at a rate of 13 3/8% per annum, compounding semi-annually to an aggregate principal amount of $48 million on August 1, 2003. Thereafter, interest on the Discount Debentures will accrue at the rate of 13 3/8% per annum and will be paid semi-annually until the maturity date of August 1, 2009.

     The Discount Debentures are general unsecured obligations of Holdings. The Discount Debentures, however, are effectively subordinated indebtedness to all secured obligations of Holdings and all obligations of Holdings' subsidiaries, including borrowings under the Senior Notes and the Senior Credit Facilities.

     The Discount Debentures are not redeemable prior to August 1, 2003. Thereafter, the Discount Debentures may be redeemed by the Company at premium percentages ranging between approximately 107% and 102% (based on the year of redemption) if redeemed after August 1, 2003, but before August 1, 2006. Subsequent to August 1, 2006, the Discount Debentures may be redeemed at no premium to the Company.

----------
/1/  Net of unamortized discount on debentures of $3,479 at December 31, 2002.

                       ANTHONY CRANE RENTAL HOLDINGS, L.P.

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

     The Discount Debenture Indenture contains certain restrictive covenants that limit, among other things, the ability of the Company to make distributions, incur additional indebtedness, consolidate or sell substantially all of its assets, and enter into transactions with related parties.

(C) The Senior Credit Facilities, as amended and restated as of March 31, 2002, consist of a $300.0 million six-year non-amortizing Revolving Credit Facility, a $50.0 million eight-year non-amortizing Term Loan and a $250.0 million seven-year First Priority Term Loan. The Revolving Credit Facility is available on a revolving basis subject to a borrowing base through July 22, 2004. At the Company's option, loans made under the Revolving Credit Facility bear interest at either (i) the Base Rate (defined as the highest of the rate of interest announced publicly by Fleet National Bank from time to time as its prime rate or the Federal funds effective rate from time to time plus 0.50%) plus a margin of 2.50%, subject to adjustment based on a leverage test, or (ii) the reserve-adjusted London Interbank Offered Rate ("LIBOR") plus a margin of 3.50%, subject to adjustment based on a leverage test. The Term Loan bears interest, at the Company's option, at either (i) the Base Rate plus a margin of 3.50%, or (ii) the reserve-adjusted LIBOR rate plus a margin of 4.50%. The First Priority Term Loan bears interest, at the Company's option, at either (i) the Base Rate plus a margin of 3.25%, subject to adjustment based on a leverage test, or (ii) the reserve-adjusted LIBOR rate plus a margin of 4.25%, subject to adjustment based on a leverage test.

     Revolving loans may be borrowed, repaid and reborrowed from time to time under the Senior Credit Facilities through July 22, 2004. The Term Loan may be repaid at any time but is subject to certain call protections and must be repaid in full on July 20, 2006. The First Priority Term Loans will be amortized equal to 1% of the aggregate principal amount thereof with the unpaid balance thereof payable in full on July 20, 2006.

     The Revolving Credit Facility and First Priority Term Loans are secured by a first-priority perfected lien, and the Term Loan is secured by a second-priority perfected lien, on all partnership interests of the Company and all property and assets (tangible and intangible) of the Company and each of its material subsidiaries, including, without limitation, all intercompany indebtedness, and all capital stock (or similar equity interests owned by the Company) of each of the Company's direct and indirect material subsidiaries, whenever acquired and wherever located; provided, however, that no more than 65% of the capital stock or similar equity interests of non-U.S. subsidiaries, if any, will be required to be pledged as security in the event that a pledge of a greater percentage would result in increased tax or similar liabilities for the Company and its subsidiaries on a consolidated basis or would violate applicable law.

     The Senior Credit Facilities provide for mandatory repayments, subject to certain exceptions, of the Revolving Credit Facility and the Term Loan based on certain net asset sales outside the ordinary course of business of the Company and its subsidiaries, insurance proceeds, and the net proceeds of certain debt and equity issuances. Outstanding loans under the Revolving Credit Facility and the Term Loan (subject to certain call provisions) are voluntarily pre-payable without penalty; provided, however, that LIBOR breakage costs, if any, shall be borne by the Company. The Senior Credit Facilities contain certain restrictive covenants; the most restrictive of which include financial ratios.

     The obligations of the Company under the Senior Notes and Senior Credit Facilities are guaranteed on a full, unconditional joint and several basis, by all material existing, direct and indirect domestic subsidiaries of the Company and will be guaranteed by all material future, direct and indirect domestic and foreign subsidiaries of the Company.

     The Senior Credit Facilities, the Senior Notes and the Discount Debentures contain certain covenants that limit among other things, the ability of the Company and Holdings to: (i) make distributions, redeem partnership interests or make certain other restricted payments or investments other than distributions to pay taxes; (ii) incur additional indebtedness or issue preferred equity interests; (iii) merge, consolidate or sell all or substantially all of its assets; (iv) create liens on assets; (v) limit the level of capital expenditures, including acquisitions and (vi) enter into certain transactions with affiliates or related persons. In addition, the Senior Credit Facilities require the Company to maintain specific financial ratios and tests, among other obligations, including a minimum interest coverage ratio. Refer to Note 3.

                       ANTHONY CRANE RENTAL HOLDINGS, L.P.

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

     In connection with the sale of the Company's marine division in December 2002 for net proceeds of $6.6 million, the maximum committed amount available under the Revolving Credit Facility was reduced in December 31, 2002 from $300 million to $280.5 million.

(D) The Third Priority Term Loan consists of a paid-in-kind Note issued to Bain/ACR, L.L.C. The Note, with a stated maturity date of the earlier of
     (i) July 23, 2006 or (ii) the prepayment in full of all outstanding indebtedness existing pursuant to the Senior Credit Facilities, bears interest at a rate equal to the LIBOR rate plus 4.25%. The interest on this Note will not be paid in cash, but will be added to the principal amount of the Note, and the interest so added will thereafter bear interest at the rate described above. On the stated maturity date, the total outstanding principal amount of this Note, together with all accrued interest as well as any unpaid interest which has not been added to the principal amount, will be due.

     As required by the Third Priority Term Loan agreement, the proceeds of $8.0 million from the issuance of the Third Priority Term Loan were used for the August 2002 interest payment on the 10 3/8% Senior Notes.

(E) The Second Amended and Restated Senior Credit Facilities Success Fee has a stated maturity date of the earliest of (i) July 20, 2006, (ii) the date on which all loans and obligations under the Senior Credit Facilities have been repaid in full, and (iii) the occurrence of a Material Liquidation Event, as defined in the Second Amended and Restated Senior Credit Agreement. The Success Fee bears paid-in-kind interest at the LIBOR rate plus 2%. The interest on the Success Fee will not be paid in cash, but will be added to the principal amount of the Success Fee, and the interest so added will thereafter bear interest at the rate described above. On the stated maturity date, the total outstanding principal amount, together with all accrued interest as well as any unpaid interest that has not been added to the principal amount will be due.

     The scheduled aggregate principal debt maturities of long-term debt for the next five years as of December 31, 2002 are as follows:

     2003 ...........................................................   $  2,500
     2004 ...........................................................    232,000
     2005 ...........................................................      2,500
     2006 ...........................................................    297,128
     2007 ...........................................................         --
     Thereafter .....................................................    199,521
                                                                        --------
                                                                        $733,649
                                                                        ========

9. Contingencies

     The Company is a party to a number of lawsuits and claims arising out of the usual course of business. During 2002, the Company recorded a liability of $1.0 million, representing management's best estimate of the ultimate liability arising from such matters.

     While the Company cannot predict the outcome of these matters, in the opinion of management upon advice of counsel, any liability resulting thereunder will not have a material adverse effect on the Company's business or financial condition, after giving effect to provisions already recorded. There can be no assurance that an adverse outcome in one or more of these matters will not be material to results of operations in any one period. Additionally, certain of these matters are covered by the indemnity from the partners of the Partnership prior to the Company's Recapitalization.

     The Company has received a proposed assessment from a state taxing authority in the amount of $2.4 million, including interest and penalties of $0.5 million and $0.2 million, respectively, as a result of a state sales and use tax audit for the years 1995 through 1999. During 2001, the Company recorded a liability for this matter representing management's best estimate of the ultimate liability as management believes the assessment contains certain errors. Management is presently reviewing the assessment with the respective state taxing authority.

                       ANTHONY CRANE RENTAL HOLDINGS, L.P.

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

     On a joint and several basis with its Partner, the Company has guaranteed a capital lease obligation of AVS, a joint venture, in an amount equal to 75% of the remaining balance of the lease. Under the AVS joint venture agreement, the joint venture partner would reimburse any amounts paid by the Company in excess of its pro-rata share of the obligation. The remaining balance of the AVS capital lease obligation was $20,057 at December 31, 2002.

10. Operating Segment Information

     The Company identifies and manages its business as two operating segments, equipment rentals and equipment sales.

     The equipment rentals segment is engaged in the rental of cranes and other heavy equipment primarily for industrial maintenance and construction to a variety of companies in the petrochemical, paper, steel, utility, power generation, telecommunications, mining and multiple other industries, throughout the United States. The equipment sales segment sells new and used equipment to commercial construction, industrial and residential users.

     The accounting policies of the segments are the same as those described in the "Summary of Significant Accounting Policies". The Company evaluates the performance of its segments and allocates resources to them based on earnings before interest, taxes, depreciation and amortization (EBITDA), as defined to exclude net gains (losses) on sales of used equipment.

     The Company does not maintain information about assets for its reportable segments. Accordingly, the items specified in Paragraph 28 of SFAS No. 131 are not applicable.

     The table below presents information about reported segments for the year ended December 31, 2002:

                                             Equipment   Equipment
                                              Rentals      Sales      Total
                                             ---------   ---------   --------
Revenues .................................    $340,160    $ 16,938   $357,098
EBITDA ...................................    $ 73,936    $   (812)  $ 73,124

     A reconciliation of total segment EBITDA to total consolidated loss before taxes for the year ended December 31, 2002 is as follows:

Total EBITDA for reportable segments................................   $ 73,124
Depreciation and amortization ......................................    (73,007)
Interest ...........................................................    (64,446)
Impairment and other charges .......................................    (14,011)
Loss from sales of assets ..........................................     (2,386)
Net gain on sales of used equipment ................................         86
Other income .......................................................        342
                                                                       --------
Consolidated loss before taxes and
cumulative effect of change in accounting principle ................   $(80,298)
                                                                       ========

                       ANTHONY CRANE RENTAL HOLDINGS, L.P.

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

11. Subsidiary Guarantors

     All of the Company's subsidiaries are wholly owned and all of the outstanding debt under the Company's Senior Notes and amended Senior Credit Facility are guaranteed on a full, unconditional and joint and several basis by all of these subsidiaries (the "Guarantor Subsidiaries"). The following supplemental condensed financial information presents the unaudited financial position, results of operations and cash flows for the Company and Guarantor Subsidiaries as of December 31, 2002 and for the year then ended. Separate financial statements of the Guarantor Subsidiaries have not been presented because management believes they are not material to investors. The following table summarizes the unaudited financial position, results of operations and cash flows for the Company and its guarantor subsidiaries as of and for the year ended December 31, 2002:

                                                                   December 31, 2002
                                                                      (Unaudited)
                                           ------------------------------------------------------------------
                                                                      Other
                                                       Operating    Guarantor     Intercompany
                                            Holdings    Company    Subsidiaries   Eliminations   Consolidated
                                           ---------   ---------   ------------   ------------   ------------
BALANCE SHEET
Assets:
Total current assets....................   $      --   $  46,178     $ 23,166       $(12,538)      $  56,806
Investment in subsidiaries..............    (137,631)     34,915           --        102,716              --
Rental equipment, net of accumulated
   depreciation.........................          --     431,857       11,422             --         443,279
Property and equipment, net of
   accumulated depreciation.............          --      46,068          659             --          46,727
Other assets............................       1,256      60,237           --           (177)         61,316
                                           ---------   ---------     --------       --------       ---------
   Total assets                            $(136,375)  $ 619,255     $ 35,247       $ 90,001       $ 608,128
                                           =========   =========     ========       ========       =========
Liabilities and partners' capital
   (deficit):
Total current liabilities...............   $      --   $  67,008     $    332       $(12,538)      $  54,802
Long term debt, less current portion....      44,521     686,628           --             --         731,149
Other non-current liabilities...........          --       3,250           --           (177)          3,073
                                           ---------   ---------     --------       --------       ---------
   Total liabilities....................      44,521     756,860          332        (12,715)        789,024
Partners' capital (deficit).............    (180,896)   (137,631)      34,915        102,716        (180,896)
                                           ---------   ---------     --------       --------       ---------
   Total liabilities and partners'
      capital (deficit).................   $(136,375)  $ 619,255     $ 35,247       $ 90,001       $ 608,128
                                           =========   =========     ========       ========       =========
STATEMENT OF OPERATIONS
Total revenues..........................   $      --   $ 341,515     $ 15,583       $     --       $ 357,098
                                           ---------   ---------     --------       --------       ---------
Total cost of revenues..................          --     266,452        6,828             --         273,280
Selling, general and administrative.....          --      82,213        1,608             --          83,821
Impairment and other charges............          --      14,011           --             --          14,011
Loss on sale of assets..................          --       2,386           --             --           2,386
                                           ---------   ---------     --------       --------       ---------
(Loss) income from operations...........          --     (23,547)       7,147             --         (16,400)
Income (loss) from consolidated
   subsidiaries.........................     (98,206)      7,213           --         90,993              --
Interest expense and other income, net..       5,496      58,468          (66)            --          63,898
                                           ---------   ---------     --------       --------       ---------
Net income (loss) before cumulative
   effect of change in accounting
   principle............................    (103,702)    (74,802)       7,213         90,993         (80,298)
Cumulative effect of change in
   accounting principle.................          --      23,404           --             --          23,404
Net income (loss).......................   $(103,702)  $ (98,206)    $  7,213       $ 90,993       $(103,702)
                                           =========   =========     ========       ========       =========
STATEMENT OF CASH FLOWS
Net cash provided by operating
   activities...........................   $      --   $  29,305     $  8,421       $     --       $  37,726
                                           ---------   ---------     --------       --------       ---------
Net cash provided by (used in)
   investing activities.................   $      --   $  10,495     $(10,363)      $     --       $     132
                                           ---------   ---------     --------       --------       ---------
Net cash used in financial activities...   $      --   $ (90,063)    $     --       $     --       $ (90,063)
                                           ---------   ---------     --------       --------       ---------

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of

          Anthony Crane Rental Holdings L.P.:

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, partners' deficit and cash flows present fairly, in all material respects, the financial position of Anthony Crane Rental Holdings, L.P. and subsidiaries (collectively, the Partnership) at December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These consolidated financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits of these consolidated financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As discussed in Note 3, the Partnership is highly leveraged and has significant future debt service requirements. On June 17, 2002 the Partnership entered into an amendment and modification to its Senior Credit Facilities effective March 31, 2002.


/s/ PricewaterhouseCoopers LLP
------------------------------
Pittsburgh, Pennsylvania
March 12, 2002, except for the second and remaining paragraphs of Note 3, for which the date is June 17, 2002.

                       ANTHONY CRANE RENTAL HOLDINGS, L.P.

                           CONSOLIDATED BALANCE SHEETS
                  As of December 31, 2001 and December 31, 2000
                             (dollars in thousands)

                                                                                                    2001       2000
                                                                                                  --------   --------
Assets:
Current assets:
   Cash and cash equivalents                                                                      $ 54,583   $ 13,135
   Trade accounts receivable, net of allowance for doubtful accounts of $3,636 and $3,960,
      respectively ............................................................................     63,648     72,317
   Other receivables ..........................................................................      2,661      3,757
   Prepaid expenses and deposits ..............................................................      4,718      5,873
                                                                                                  --------   --------
      Total current assets ....................................................................    125,610     95,082
   Rental equipment, net of accumulated depreciation of $189,385 and $149,131,
      respectively ............................................................................    498,505    511,141
   Property and equipment, net (Note 5) .......................................................     59,174     71,043
   Intangible assets, net of accumulated amortization of $21,517 and $12,828, respectively ....     78,385     84,451
   Debt issuance costs, net of accumulated amortization of $14,476 and $9,438, respectively ...     19,302     24,340
   Investment in joint venture (Note 8) .......................................................      7,005      5,108
   Other assets ...............................................................................        677        683
                                                                                                  --------   --------
      Total assets ............................................................................   $788,658   $791,848
                                                                                                  ========   ========

Liabilities And Partners' Deficit:
Current liabilities:
   Accounts payable-trade .....................................................................   $ 16,747   $ 23,304
   Accrued acquisition liabilities ............................................................      7,203         --
   Accrued interest ...........................................................................     11,308     15,130
   Accrued wages and employee benefits ........................................................      7,468      7,557
   Accrued taxes, other than income taxes .....................................................      1,811      2,444
   Other accrued liabilities ..................................................................      8,563      5,773
   Current portion of long-term debt (Note 6) .................................................      2,685      2,500
   Current portion of capital lease obligations ...............................................        549        679
                                                                                                  --------   --------
      Total current liabilities ...............................................................     56,334     57,387

Long-term debt, less current portion (Note 6) .................................................    804,969    762,612
Long-term portion of capital lease obligations (Note 9) .......................................      2,663      3,217
Note payable to Bain (Note 10) ................................................................        614        576
Other non-current liabilities .................................................................      3,197      4,039
                                                                                                  --------   --------
      Total liabilities .......................................................................    867,777    827,831
Commitments and contingencies (Note 3, 9 and 12)
Partners' deficit:
   Senior Preferred Units .....................................................................     22,500     22,500
   Class B Preferred Units ....................................................................     20,000     20,000
   Equity Investors Class L Common Units ......................................................     20,745     24,207
   Equity Investors Class A Common Units ......................................................    (67,545)   (36,387)
   Equity Investors Class B Common Units ......................................................        229        229
   Equity Investors Class C Common Units ......................................................        130        130
   Predecessor Partners Class L Common Units ..................................................       (589)       171
   Predecessor Partners Class A Common Units ..................................................    (72,231)    65,391)
   Partners' receivable .......................................................................     (2,391)    (1,514)
   Accumulated other comprehensive income .....................................................         33         72
                                                                                                  --------   --------
      Total partners' deficit .................................................................    (79,119)   (35,983)
                                                                                                  --------   --------

      Total liabilities and partners' deficit .................................................   $788,658   $791,848
                                                                                                  ========   ========

    The accompanying notes are an integral part of the consolidated financial statements.

                       ANTHONY CRANE RENTAL HOLDINGS, L.P.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
 For the years ended December 31, 2001, December 31, 2000 and December 31, 1999
                             (dollars in thousands)

                                                                               Years ended December 31,
                                                                            ------------------------------
                                                                              2001       2000       1999
                                                                            --------   --------   --------
Revenues:
   Equipment rentals ....................................................   $394,439   $365,959   $264,668
   Equipment sales ......................................................     25,679     37,650     34,446
                                                                            --------   --------   --------
      Total revenues ....................................................    420,118    403,609    299,114
Cost of revenues:
   Cost of equipment rentals ............................................    274,108    228,557    172,078
   Cost of equipment sales ..............................................     25,200     33,407     29,661
                                                                            --------   --------   --------
      Total cost of revenues ............................................    299,308    261,964    201,739
                                                                            --------   --------   --------
Gross profit ............................................................    120,810    141,645     97,375
Selling, general and administrative expenses ............................     92,089     81,528     58,171
                                                                            --------   --------   --------
Income from operations ..................................................     28,721     60,117     39,204
Interest expense ........................................................     72,926     78,567     54,768
Equity earnings from AVS joint venture ..................................       (847)      (349)        --
(Gain) loss on the sale of non-rental equipment and other income, net ...       (938)     1,387       (177)
                                                                            --------   --------   --------
Loss before taxes .......................................................    (42,420)   (19,488)   (15,387)
(Benefit) provision for state taxes .....................................       (200)       200        301
                                                                            --------   --------   --------
Net loss ................................................................   $(42,220)  $(19,688)  $(15,688)
                                                                            ========   ========   ========

    The accompanying notes are an integral part of the consolidated financial statements.

                       ANTHONY CRANE RENTAL HOLDINGS, L.P.

                  CONSOLIDATED STATEMENTS OF PARTNERS' DEFICIT
 For the years ended December 31, 2001, December 31, 2000 and December 31, 1999
                             (dollars in thousands)

                                                         Equity Investors   Equity Investors    Equity Investors   Equity Investors
                                  Class A     Class B         Class L            Class A            Class B            Class C
                                 Preferred   Preferred     Common Units       Common Units        Common Units       Common Units
                                   Units      Units      ----------------   -----------------   ----------------   ----------------
                                  Amount      Amount     Shares    Amount   Shares    Amount    Shares    Amount   Shares    Amount
                                 ---------   ---------   ------   -------   ------   --------   ------   -------   ------   -------
Balance at December 31, 1998..    $22,500          --      374    $27,107    3,362   $(10,279)     --        --       --       --
Partner withdrawals...........         --          --       --         --       --         --      --        --       --       --
Capital contributions.........         --          --       --         --       --         --     162      $113      162      $64
Advances to partners..........         --          --       --         --       --         --      --        --       --       --
Issuance upon Carlisle
acquisition...................         --     $20,000       --         --       --         --      --        --       --       --
Comprehensive loss
   Net loss...................         --          --       --     (1,286)      --    (11,578)     --        --       --       --
   Unrealized investment loss
      on securities...........         --          --       --         --       --         --      --        --       --       --
Comprehensive loss............         --          --       --         --       --         --      --        --       --       --
                                  -------     -------      ---    -------    -----   --------     ---      ----      ---      ---

Balance at December 31, 1999..    $22,500     $20,000      374    $25,821    3,362   $(21,857)    162      $113      162      $64
Capital contributions.........         --          --       --         --       --         --     165       116      165       66
Advances to partners..........         --          --       --         --       --         --      --        --       --       --
Comprehensive loss
   Net loss..................          --          --       --     (1,614)      --    (14,530)     --        --       --       --
   Unrealized investment gain
      on securities...........         --          --       --         --       --         --      --        --       --       --
Comprehensive loss............         --          --       --         --       --         --      --        --       --       --
                                  -------     -------      ---    -------    -----   --------     ---      ----      ---      ---

Balance at December 31, 2000..    $22,500     $20,000      374    $24,207    3,362   $(36,387)    327      $229      327     $130
Capital contributions.........         --          --       --         --       --         --      --        --       --       --
Advances to partners..........         --          --       --         --       --         --      --        --       --       --
Comprehensive loss
   Net loss...................         --          --       --     (3,462)      --    (31,158)     --        --       --       --
   Unrealized investment loss
      on securities...........         --          --       --         --       --         --      --        --       --       --
Comprehensive loss............         --          --       --         --       --         --      --        --       --       --
                                  -------     -------      ---    -------    -----   --------     ---      ----      ---      ---
Balance at December 31, 2001..    $22,500     $20,000      374    $20,745    3,362   $(67,545)    327      $229      327     $130
                                  =======     =======      ===    =======    =====   ========     ===      ====      ===     ====

                            (continued on next page)

   The accompanying notes are an integral part of the consolidated financial statements.

                       ANTHONY CRANE RENTAL HOLDINGS, L.P.

                             (dollars in thousands)

                                         Predecessor Partners
                                 -----------------------------------
                                     Class L            Class A                      Accumulated Other    Total
                                   Common Units       Common Units                     Comprehensive     Partners'
                                 ---------------   -----------------    Partners'         Income          Capital    Comprehensive
                                 Shares   Amount   Shares    Amount    Receivables       (Expense)       (Deficit)      Income
                                 ------   ------   ------   --------   -----------   -----------------   ---------   -------------
Balance at December 31, 1998..      82     $ 807     738    $(53,049)    $(3,950)           $ 59          $(16,805)

Partner withdrawals...........      --        --      --      (6,610)      3,950              --            (2,660)
Capital contributions.........      --        --      --          --          --              --               177
Advances to partners..........      --        --      --          --          --              --            (1,524)
Issuance upon Carlisle
   acquisition................      --        --      --          --          --              --            20,000
Comprehensive loss
   Net loss...................      --      (282)     --      (2,542)         --              --           (15,688)      (15,688)
   Unrealized investment loss
      on securities...........      --        --      --          --          --             (10)              (10)          (10)
                                   ---     -----     ---    --------     -------            ----          --------      --------
Comprehensive loss............                                                                                          $(15,698)
                                                                                                                        ========
Balance at December 31, 1999..      82     $ 525     738    $(62,201)    $(1,524)           $ 49          $(16,510)
                                   ---     -----     ---    --------     -------            ----          --------
Capital contributions.........      --        --      --          --        (272)             --               454
Advances to partners..........      --        --      --          --        (262)             --              (262)
Comprehensive loss............
   Net loss...................      --      (354)     --      (3,190)         --              --           (19,688)      (19,688)
   Unrealized investment loss
      on securities...........      --        --      --          --          --              23                23            23
                                   ---     -----     ---    --------     -------            ----          --------
Comprehensive loss............                                                                                          $(19,665)
                                                                                                                        ========
Balance at December 31, 2000..      82     $ 171     738    $(65,391)    $(1,514)           $ 72          $(35,983)
                                   ---     -----     ---    --------     -------            ----          --------
Capital contributions.........      --        --      --          --         219              --               219
Advances to partners..........      --        --      --          --      (1,096)             --            (1,096)
Comprehensive loss
   Net loss...................      --      (760)     --      (6,840)         --              --           (42,220)      (42,220)
   Unrealized investment loss
      on securities...........      --        --      --          --          --             (39)              (39)          (39)
                                   ---     -----     ---    --------     -------            ----          --------
Comprehensive loss............                                                                                          $(42,259)
                                                                                                                        ========
Balance at December 31, 2001..      82     $(589)    738    $(72,231)    $(2,391)           $ 33          $(79,119)
                                   ===     =====     ====   ========     =======            ====          ========

    The accompanying notes are an integral part of the consolidated financial statements.

                       ANTHONY CRANE RENTAL HOLDINGS, L.P.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
 For the years ended December 31, 2001, December 31, 2000 and December 31, 1999
                             (dollars in thousands)

                                                                                Year Ended December 31,
                                                                           --------------------------------
                                                                              2001       2000        1999
                                                                           ---------   --------   ---------
 Cash flows from operating activities:
   Net loss ............................................................   $ (42,220)  $(19,688)  $ (15,688)
   Adjustments to reconcile net loss to net cash provided by operating activities:
      Depreciation and amortization ....................................      69,581     61,115      44,229
      Amortization of discount on debentures ...........................       5,826      3,405       3,396
      Amortization of debt issuance costs ..............................       5,038      5,038       3,311
      Net losses (gains) on used rental equipment sales ................       1,016       (478)     (2,499)
      Net (gains) losses on other asset dispositions ...................        (630)     1,649           2
      Provisions for bad debts .........................................       2,853      2,153       2,061
      Deferred income tax provision ....................................        (200)       200         301
      Equity earnings from AVS joint venture ...........................        (847)      (349)         --
      Dividend from AVS joint venture ..................................       1,400         --          --
   Increase (decrease) in cash from changes in (excluding the effects of acquisitions):
      Trade accounts receivable ........................................       7,036    (15,696)    (11,357)
      Other receivables ................................................       1,096     (1,783)      2,268
      Prepaid expenses and deposits ....................................       1,282       (858)       (647)
      Other non-current assets .........................................         (33)       (96)       (242)
      Accounts payable -- trade ........................................      (2,018)     9,283      (3,938)
      Accrued interest .................................................      (3,822)      (120)      6,034
      Accrued wages and employee benefits ..............................         (89)     3,128       2,171
      Accrued taxes, other than income taxes ...........................        (633)      (951)        791
      Other accrued liabilities ........................................       3,377       (124)     (3,078)
                                                                           ---------   --------   ---------
         Net cash provided by operating activities .....................   $  48,013   $ 45,828   $  27,115
                                                                           ---------   --------   ---------
Cash flows from investing activities:
    Cash paid for business acquisitions, net of cash acquired (Note 17)    $  (6,290)  $(36,867)  $(200,463)
    Return of capital from AVS joint venture ...........................          --      9,000          --
    Additional investment in AVS joint venture .........................      (2,450)      (500)         --
    Proceeds from sale of fixed assets including rental equipment ......      13,591     10,178      16,527
    Proceeds from sale of property .....................................       5,767         --          --
    Capital expenditures ...............................................     (50,096)   (72,554)   (139,606)
    Cash paid for other intangibles ....................................      (1,638)    (1,326)         --
    Other ..............................................................        (558)      (888)          2
                                                                           ---------   --------   ---------
         Net cash used in investing activities .........................   $ (41,674)  $(92,957)  $(323,540)
                                                                           ---------   --------   ---------
Cash flows from financing activities:
    Change in book overdraft ...........................................          --   $ (4,250)  $   3,055
    Proceeds from issuance of debt .....................................     143,351     86,000     427,000
    Payments on debt ...................................................    (106,635)   (29,625)   (104,625)
    Proceeds from issuance of Class B and Class C Common Units .........          --         --         177
    Advances to partners ...............................................        (923)        --        (997)
    Payments under capital leases ......................................        (684)      (841)     (7,053)
    Cash paid for debt issuances costs .................................          --         --     (16,475)
    Partner withdrawals ................................................          --         --      (1,310)
                                                                           ---------   --------   ---------
         Net cash provided by financing activities .....................      35,109     51,284     299,772
                                                                           ---------   --------   ---------
         Net increase in cash and cash equivalents .....................      41,448      4,155       3,347
Cash and cash equivalents, beginning of year ...........................      13,135      8,980       5,633
                                                                           ---------   --------   ---------
Cash and cash equivalents, end of year .................................   $  54,583   $ 13,135   $   8,980
                                                                           =========   ========   =========
Supplemental disclosure of cash flow information:
    Cash paid during the period for interest ...........................   $  65,884   $ 70,265   $  45,423
                                                                           =========   ========   =========
Noncash investing and financing activities:
    Expenditures for rental equipment purchases included in accounts
      payable ..........................................................   $     769   $  5,895   $   9,675
                                                                           =========   ========   =========
    Noncash advance to partner .........................................   $     173   $    262   $     526
                                                                           =========   ========   =========
    Noncash partner withdrawals ........................................   $     219   $    272   $   1,350
                                                                           =========   ========   =========
    Distribution of Class B Preferred Units ............................   $      --   $     --   $  20,000
                                                                           =========   ========   =========
    Non-cash rental equipment trade-ins ................................   $   2,240   $  2,769   $   5,064
                                                                           =========   ========   =========
    Net book value of rental equipment contributed to joint venture ....   $      --   $ 13,259   $      --
                                                                           =========   ========   =========

    The accompanying notes are an integral part of the consolidated financial statements.

                       ANTHONY CRANE RENTAL HOLDINGS, L.P.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

1.   Description of Business

     Anthony Crane Rental Holdings, L.P. ("Holdings"), through Anthony Crane Rental, L.P. (the "Company") and its subsidiaries (collectively, the Partnership), doing business as Maxim Crane Works ("Maxim"), are engaged in the rental of cranes and other heavy equipment primarily for industrial repair and maintenance activities and construction projects. Maxim serves a variety of companies in the petrochemical, paper, steel, utility, power generation, telecommunications, mining and multiple other industries. The Company provides twenty-four hour service, seven days a week to customers principally in the United States. The Company also sells new and used equipment to commercial construction, industrial and residential users. Effective July 22, 1998, as part of a recapitalization, Holdings has a 99% direct ownership and 1% indirect ownership in the Company. Holdings has no current operations other than through the Partnership.

2.   Partnership Agreement

     The term of the Partnership, which was amended and restated July 22, 1998, expires December 31, 2080; however, dissolution will occur earlier in the event of the sale of substantially all of the Partnership's assets or a disabling event as described in the Partnership Agreement. Partners may not sell, assign, transfer or convey all or any portion of their interest in the Partnership without the consent of the general partner, or as specifically defined in the Partnership Agreement.

3.   Liquidity and Capital Resources

     In connection with the Company's Recapitalization, the Company and Holdings incurred significant amounts of debt with interest and principal payments on the Discount Debentures, the Senior Notes and under the Senior Credit Facilities representing significant obligations of the Company and Holdings. Holdings' operations are conducted through its subsidiaries and Holdings is, therefore, dependent upon the cash flow of its subsidiaries, including the Company, to meet its debt service obligations under the Discount Debentures. The Company's liquidity needs relate to working capital, debt service, capital expenditures and potential acquisitions.

     Beginning in early 2001, the Company's financial condition began to deteriorate due to higher labor and maintenance costs, capital expenditures and an overall economic recession in the United States. As mentioned above, the Company is highly leveraged and, as such, faces significant future debt service payments. The Company was in compliance with its debt covenants under its Senior Credit Facilities at December 31, 2001, but did not expect to be in compliance with these financial covenants during fiscal year 2002. In response to these conditions and events, management has implemented a financial restructuring program ("the Restructuring Program"), which included obtaining an amendment and modification to the Senior Credit Facilities, the receipt of $8.0 million from the issuance of paid-in-kind debt to Bain Capital during the second quarter of 2002 and a plan to reduce both direct and indirect costs combined with a reduction in the level of capital expenditures.

     On June 17, 2002, the Company entered into an amendment and modification to its Senior Credit Facilities effective as of March 31, 2002 ("the Second Amended and Restated Senior Credit Facilities"). The more significant provisions of the amendment include a reduction in the maximum amount available under the Revolving Credit Facility from $425 million to $300 million, and an increase in the interest rate margins by 100 basis points. The amendment allowed for a modification of the existing financial covenants, a new covenant restricting the level of capital expenditures in 2002, and a more restrictive set of negative covenants, including tighter limitations on the incursion of indebtedness, contingent obligations and liens, making investments or restricted payments and the consummation of acquisitions and asset sales. Under the Second Amended and Restated Senior Credit Facilities, all existing and potential events of default under the Senior Credit Facilities, including violations of affirmative covenants, have been waived without prejudice to any rights or remedies that were available. In addition, from October 1, 2002 through January 30, 2003, and from October 1, 2003 through January 30, 2004, the Company will be required to maintain a minimum level of availability under the Second Amended and Restated Senior Credit Facilities. Additionally, the Second Amended and Restated Senior Credit Facilities require that the Company, within specified time frames, reduce the borrowings under the Revolving Credit Facility by remitting funds received from asset sales, insurance proceeds, the issuance of debt or equity securities and any cash or cash equivalents in excess of a specified level. The Second Amended and Restated Senior Credit Facilities also allow for certain remedies, including the acceleration of maturities of outstanding amounts upon the occurrence of a material adverse change, as defined therein. By its definition in the Second Amended and Restated Senior Credit Facilities, there exists some subjectivity in determining what constitutes a material adverse change. The Company considers the potential of such a change occurring to be unlikely.

     The Company was in full compliance with the financial covenants contained in the Second Amended and Restated Senior Credit Facilities at March 31, 2002 and, based upon the Restructuring Program and its forecasted results for 2002, believes it will be in

                       ANTHONY CRANE RENTAL HOLDINGS, L.P.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

compliance throughout 2002. If the Company were not in compliance with these covenants and was unable to remedy the violation through an amendment, waiver, or other means, the Company's business, financial condition and results of operations could be materially adversely affected.

     As a result of the annual adjustment provision to the Company's borrowing base under the Second Amended and Restated Senior Credit Facilities, management expects the borrowing base availability to be reduced by $30.0 million to $37.0 million in January 2003. Additionally, in February 2003, the Company will be required to make a regularly scheduled semi-annual interest payment of approximately $8.0 million on the Senior Notes. These events will substantially reduce the liquidity and capital resources available to the Company.

     Although the Restructuring Program discussed above is in the early phases, management believes that it will provide the necessary improvements in operating results and operating cash flow to fund the 2002 debt service payments. Because of the Company's substantial indebtedness, a significant portion of operating cash flow generated may need to be devoted to debt service. This could reduce the funds available for other purposes. The significant indebtedness also could constrain the Company's ability to obtain additional financing since substantially all of the Company's assets are subject to security interests related to existing indebtedness.

     If the Company is unable to service indebtedness and fund operating activities, the Company may be forced to adopt an alternate strategy that could include reducing or delaying capital expenditures, limiting the Company's growth, seeking additional financing, selling assets or further restructuring or refinancing the Company's indebtedness. There can be no assurance that any of these alternatives could be effected on favorable terms or at all.

4.   Summary of Significant Accounting Policies

     Basis of Presentation

     The consolidated financial statements include the accounts of Holdings and all of its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

     Cash and Cash Equivalents

     The Partnership considers all highly liquid investments purchased with original maturities of 90 days or less to be cash equivalents.

     Investment Securities

     Investment securities, included in other assets, are classified as available for sale and are recorded at the aggregate fair market value determined at the consolidated balance sheet dates. Gross unrealized investment gains/losses are included as a separate component of partners' deficit in accumulated other comprehensive income.

     Rental Equipment and Property and Equipment

     Rental equipment and property and equipment are stated at cost less accumulated depreciation.

     Major renewals and improvements are charged to the property and equipment accounts, while replacements and repairs which do not improve the asset or extend the useful lives of the respective assets are expensed. Upon disposition or retirement of property and equipment, the cost and the related accumulated depreciation are removed from the accounts and any gain or loss is recorded in results of operations. Depreciation of rental equipment and property and equipment is computed using the straight-line method based on the estimated useful lives of the assets and an established salvage value ranging from 15% to 35%.

The useful lives of rental equipment and property and equipment are as follows:

                                                                         Life
                                                                       in Years
                                                                       --------
Rental equipment:
   Cranes, lifts and other heavy equipment..........................    8-12.5
Property and equipment:
   Buildings and improvements.......................................      5-30
   Motor vehicles and trailers......................................       3-8
   Machinery and tools..............................................       3-8
   Furniture, fixtures and office equipment.........................      5-10

                       ANTHONY CRANE RENTAL HOLDINGS, L.P.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

     Intangible Assets

     Intangible assets consist of non-compete agreements, customer lists, trade names and unidentifiable goodwill related to various business acquisitions. These assets are being amortized using the straight-line method over periods ranging from 2 to 20 years. See Recently Adopted Accounting Standards regarding the accounting for goodwill and intangibles amortization effective January 1, 2002.

     Impairment of Long-Lived Assets

     The Partnership periodically reviews the carrying value of long-lived assets, which include rental equipment, property and equipment and intangible assets and will recognize impairments whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. See Recently Adopted Accounting Standards regarding the accounting for the impairment or disposal of long-lived assets effective January 1, 2002.

     Revenue Recognition

     The Partnership rents equipment to commercial, industrial and government customers by the day, month and longer terms. Revenue from equipment rentals is recognized over the corresponding rental period. In addition, the Partnership generates revenue from equipment sales. Revenue from the sale of equipment is recognized when title, ownership and risk of loss pass to the customer.

     Shipping and Freight Costs

     Shipping and freight costs for equipment rentals that are billed to customers are recorded as part of equipment rental revenue. The related expense for shipping and freight costs are classified as part of the cost of equipment rentals.

     Self-Insurance Reserves

     The Company carries general liability, vehicle liability, property, workers compensation and employer's liability coverage, as well as umbrella liability policies to provide excess coverage over the underlying limits contained in these primary policies.

     The Company's insurance programs for worker's compensation, general liability, vehicle liability, property and employee related health care benefits are principally self insured. Claims in excess of per claim or aggregate self-insurance levels are fully insured. Losses are accrued based upon the Company's estimates of the aggregate liability for claims filed and claims incurred but not reported using certain actuarial assumptions followed in the insurance industry and based on Company experience.

     Income Taxes

     The partners included in the accompanying consolidated financial statements have elected to be treated as either an S-corporation or a partnership for federal income tax purposes.

     Similar elections are made, where possible, for state income tax purposes. Accordingly, all federal and state income tax liabilities (except for Texas) are borne by the partners and, thus, are not reflected in the accompanying consolidated financial statements.

     Deferred income tax assets and liabilities are provided for Texas state income tax purposes for the temporary differences between the tax basis of assets and liabilities and the financial reporting basis using enacted tax rates in effect in the years in which these differences are expected to reverse. These differences principally relate to depreciation and the reporting for certain revenues and expenses. The Company has recorded a net deferred tax liability in other non-current liabilities of $1.5 million and $1.7 million at December 31, 2001 and 2000, respectively.

     Concentration of Credit Risk

     Financial instruments which potentially subject the Partnership to significant concentrations of credit risk consist primarily of cash, cash equivalents and trade accounts receivable. Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of entities comprising the Partnership's customer base and their geographic dispersion. The Partnership generally does not require collateral on trade accounts receivable. As of December 31, 2001 and 2000, the Partnership had no significant concentrations of credit risk.

     The Partnership maintains cash and cash equivalents with a limited number of financial institutions located throughout the country. At December 31, 2001 a significant portion of the Partnership's cash and cash equivalents were maintained at one financial institution. No collateral or other security is provided on these deposits, other than that provided by the Federal Deposit Insurance

                       ANTHONY CRANE RENTAL HOLDINGS, L.P.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

Corporation. The Partnership's periodic evaluations of the relative credit standing of these financial institutions are considered in the Partnership's business strategy.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Reclassifications

     Certain prior period amounts have been reclassified to conform to the current year presentation.

     Recently Adopted Accounting Standards

     The Company adopted SFAS No. 141 "Business Combinations," (SFAS No. 141) for all business combinations after June 30, 2001. SFAS No. 141 requires that all business combinations be accounted for using the purchase method, and it further clarifies the criteria for recognition of intangible assets separately from goodwill. Since June 30, 2001, the Company has entered into two business combinations, both of which have been accounted for under the provisions of SFAS No. 141. See Note 7 for additional information regarding business combinations.

     Effective January 1, 2002, the Company will adopt SFAS No. 142 "Goodwill and Other Intangible Assets," (SFAS No. 142), for existing goodwill and other intangible assets. SFAS No. 142 eliminates the amortization of goodwill and intangible assets with indefinite useful lives and requires annual testing for impairment. SFAS No. 142 requires the assignment of assets acquired and liabilities assumed, including goodwill, to reporting units for purposes of goodwill impairment testing. Under the provisions of SFAS No. 142, any impairment of goodwill will be written off and recognized as a cumulative effect of a change in accounting principle effective January 1, 2002. The Company had unamortized goodwill of $23.4 million at December 31, 2001, and had recorded net goodwill amortization expense of $1,678, $1,135 and $685 for the years ended December 31, 2001, 2000 and 1999, respectively. The Company is currently evaluating the cumulative effect and ongoing impact of the application of SFAS No. 142 on the consolidated financial statements.

     The following table provides comparative earnings after elimination of the historical amortization of goodwill, which will cease upon the adoption of SFAS No. 142:

                                                  2001       2000       1999
                                                --------   --------   --------
Reported net loss............................   $(42,220)  $(19,488)  $(15,387)
Goodwill amortization........................      1,678      1,135        685
                                                --------   --------   --------
Adjusted net loss............................   $(40,542)  $(18,353)  $(14,702)
                                                ========   ========   ========

     Effective January 1, 2002, the Company will adopt SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS No. 144). SFAS No. 144 supercedes or amends existing accounting literature related to the impairment and disposal of long-lived assets. Management is currently developing a plan to apply the provisions of this standard to its operations on an ongoing basis.

     In June 2001, the Financial Accounting Standards Board issued SFAS No. 143, "Accounting for Asset Retirement Obligations" (SFAS No. 143). SFAS No. 143 established standards for accounting for obligations associated with the retirement of tangible long-lived assets. SFAS No. 143 is required to be adopted by the Company beginning on January 1, 2003. Management is currently assessing the details of the standard and is preparing a plan of implementation.

                       ANTHONY CRANE RENTAL HOLDINGS, L.P.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

5.   Property and Equipment

Property and equipment consist of the following as of December 31:

                                                             2001       2000
                                                           --------   --------
Land....................................................   $  8,311   $ 11,327
Buildings and improvements..............................     20,174     19,880
Motor vehicles and trailers.............................     45,857     45,078
Machinery and tools.....................................      2,455      2,546
Furniture, fixtures and office equipment................      5,210      3,802
Spare equipment parts...................................     11,503     16,575
                                                           --------   --------
Total value of property and equipment...................     93,510     99,208
                                                           --------   --------
Less accumulated depreciation and amortization..........    (34,336)   (28,165)
                                                           --------   --------
                                                           $ 59,174   $ 71,043
                                                           ========   ========

     Depreciation expense for rental equipment and property and equipment was approximately $60,893, $53,115, and $39,982 in 2001, 2000 and 1999,
respectively.

6.   Long-Term Debt

Long-term debt consists of the following as of December 31:

                                                                            2001            2000
                                                                          --------        --------
10 3/8% Company Senior Notes, due 2008 (A).............................   $155,000        $155,000
13 3/8% Holdings Senior Discount Debentures, due 2009 (B)..............     39,188/(1)/     33,362
   Senior Credit Facilities (C)
   Revolving Credit Facility...........................................    318,250         280,500
   Term Loan...........................................................     50,000          50,000
   First Priority Term Loan............................................    243,750         246,250
   Equipment Note Payable (D)..........................................      1,466              --
                                                                          --------        --------
                                                                           807,654         765,112
Less current portion of long-term debt.................................      2,685           2,500
                                                                          --------        --------
                                                                          $804,969        $762,612
                                                                          ========        ========

/(1)/ Net of unamortized discount on debentures of $8,812 and $14,638 at December 31, 2001 and 2000, respectively.

(A) The Senior Notes of $155 million were issued in connection with the Company's Recapitalization on July 22, 1998 and mature on August 1, 2008. Interest on the Senior Notes accrues at the rate of 103/8% per annum from the issue date and is payable semi-annually.

     The Senior Notes are not redeemable prior to August 1, 2003. Thereafter, the Senior Notes may be redeemed at any time at the option of the Company at premium percentages ranging between approximately 105% and 102% (based on the year of redemption) if redeemed after August 1, 2003, but before August 1, 2006. Subsequent to August 1, 2006, the Senior Notes may be redeemed at no premium to the Company.

     The Senior Note Indenture contains certain restrictive covenants that limit, among other things, the ability of the Company to make distributions, incur additional indebtedness, consolidate or sell substantially all of its assets, and enter into transactions with related parties.

(B) The Discount Debentures of $48 million were offered at an original issue discount of approximately $23 million. Interest on the Discount Debentures accretes at a rate of 133/8% per annum, compounding semi-annually to an aggregate principal amount of $48 million on August 1, 2003. Thereafter, interest on the Discount Debentures will accrue at the rate of 133/8 per annum and will be paid semi-annually until the maturity date of August 1, 2009.

                       ANTHONY CRANE RENTAL HOLDINGS, L.P.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

     The Discount Debentures are general unsecured obligations of Holdings. The Discount Debentures, however, are effectively subordinated indebtedness to all secured obligations of Holdings and all obligations of Holdings' subsidiaries, including borrowings under the Senior Notes and the Senior Credit Facilities.

     The Discount Debentures are not redeemable prior to August 1, 2003. Thereafter, the Discount Debentures may be redeemed by the Company at premium percentages ranging between approximately 107% and 102% (based on the year of redemption) if redeemed after August 1, 2003, but before August 1, 2006. Subsequent to August 1, 2006, the Discount Debentures may be redeemed at no premium to the Company.

     The Discount Debenture Indenture contains certain restrictive covenants that limit, among other things, the ability of the Company to make distributions, incur additional indebtedness, consolidate or sell substantially all of its assets, and enter into transactions with related parties.

(C) The Senior Credit Facilities, as amended in conjunction with the Carlisle acquisition, consist of a $425.0 million six-year non-amortizing Revolving Credit Facility, a $50.0 million eight-year non-amortizing Term Loan and a $250.0 million seven-year First Priority Term Loan. The Revolving Credit Facility is available on a revolving basis subject to a borrowing base during the period through July 22, 2004. At the Company's option, loans made under the Revolving Credit Facility bear interest at either (i) the Base Rate (defined as the highest of the rate of interest announced publicly by Fleet National Bank from time to time as its prime rate or the Federal funds effective rate from time to time plus 0.50%) plus a margin of 1.50%, subject to adjustment based on a leverage test, or (ii) the reserve-adjusted London Interbank Offered Rate ("LIBOR") plus a margin of 2.5%, subject to adjustment based on a leverage test. The Term Loan bears interest, at the Company's option, at either (i) the Base Rate plus a margin of 2.5%, or (ii) the reserve-adjusted LIBOR rate plus a margin of 3.5%. The First Priority Term Loan bears interest, at the Company's option, at either (i) the Base Rate plus a margin of 2.25%, subject to adjustment based on a leverage test, or (ii) the reserve-adjusted LIBOR rate plus a margin of 3.25%, subject to adjustment based on a leverage test.

     Revolving loans may be borrowed, repaid and reborrowed from time to time through the expiration date of the Senior Credit Facilities. The Term Loan may be repaid at any time but is subject to certain call protections and must be repaid in full on July 22, 2006. The First Priority Term Loans will be amortized in an annual amount equal to 1% of the aggregate principal amount with the unpaid balance payable in full on July 20, 2006.

     The Revolving Credit Facility and First Priority Term Loans are secured by a first-priority perfected lien, and the Term Loan is secured by a second-priority perfected lien, on all partnership interests of the Company and all property and assets (tangible and intangible) of the Company and each of its material subsidiaries, including, without limitation, all intercompany indebtedness, and all capital stock (or similar equity interests owned by the Company) of each of the Company's direct and indirect material subsidiaries, whenever acquired and wherever located; provided, however, that no more than 65% of the capital stock or similar equity interests of non-U.S. subsidiaries, if any, will be required to be pledged as security in the event that a pledge of a greater percentage would result in increased tax or similar liabilities for the Company and its subsidiaries on a consolidated basis or would violate applicable law.

     The Senior Credit Facilities provide for mandatory repayments, subject to certain exceptions, of the Revolving Credit Facility and the Term Loan based on certain net asset sales outside the ordinary course of business of the Company and its subsidiaries and the net proceeds of certain debt and equity issuances. Outstanding loans under the Revolving Credit Facility and the Term Loan (subject to certain call provisions) are voluntarily pre-payable without penalty; provided, however, that LIBOR breakage costs, if any, shall be borne by the Company.

     The obligations of the Company under the Senior Notes and Senior Credit Facilities are guaranteed on a full, unconditional joint and several basis, by all material existing, direct and indirect domestic subsidiaries of the Company and will be guaranteed by all material future, direct and indirect domestic and foreign subsidiaries of the Company.

     The Senior Credit Facilities, the Senior Notes and the Discount Debentures contain certain covenants that limit, among other things, the ability of the Company and Holdings to: (i) make distributions, redeem partnership interests or make certain other restricted payments or investments other than distributions to pay taxes; (ii) incur additional indebtedness or issue preferred equity interests; (iii) merge, consolidate or sell all or substantially all of its assets; (iv) create liens on assets; (v) limit the level of capital expenditures, including acquisitions and (vi) enter into certain transactions with affiliates or related persons. In addition, the Senior Credit Facilities require the Company to maintain specific financial ratios and tests, among other

                       ANTHONY CRANE RENTAL HOLDINGS, L.P.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

     obligations, including a minimum interest coverage ratio. At December 31, 2001, the Company was in full compliance with the financial covenants, including with respect to the minimum interest coverage ratio.

     As discussed in Note 3, on June 17, 2002, the Company entered into an amendment and modification, effective March 31, 2002, to its Senior Credit Facilities to modify certain provisions of the agreement, including the financial covenants. As a result of the amendment, the Company was in full compliance with the financial covenants at March 31, 2002 and believes it will be in compliance throughout 2002. If the Company were not in compliance with these covenants and were unable to remedy the violation through an amendment, waiver or other means, the Company's business, financial condition and results of operations could be materially adversely affected.

(D) The Equipment Note Payable consists of a promissory note with an interest rate of 8.54% payable in monthly installments through February 2008. These borrowings are collateralized by a security interest in the equipment purchased with the proceeds.

The aggregate principal debt maturities of long-term debt for the next five years are as follows:

2002.................................................................   $  2,685
2003.................................................................      2,705
2004.................................................................    320,974
2005.................................................................      2,744
2006.................................................................    284,015
Thereafter...........................................................    194,531
                                                                        --------
                                                                        $807,654
                                                                        ========

7.   Business Acquisitions

     On December 27, 2001, the Company acquired all of the common stock of Thompson & Rich Crane Service, Inc. ("TRC"). The aggregate purchase price was $7.3 million of which $1.5 million was paid in cash at closing and $5.8 million was paid in January 2002, subject to certain post closing purchase price adjustments.

     On July 2, 2001, the Company acquired certain assets of Head and Engquist Equipment, L.L.C., doing business as South Texas Equipment Company ("South Texas"). The aggregate purchase price was $4.8 million in cash.

     On December 15, 2000, the Company acquired substantially all of the assets of Carolina Cranes, Inc. ("CCI"). The aggregate purchase price was $12.6 million in cash, subject to certain post closing purchase price adjustments.

     On November 7, 2000, the Company acquired substantially all of the assets of Linder Crane, Inc. ("Linder"). The aggregate purchase price was $3.6 million in cash, subject to certain post closing purchase price adjustments.

     On June 30, 2000, the Company acquired substantially all of the assets and assumed certain liabilities of R.E. Coulter Crane, Inc. ("Coulter"). The aggregate purchase price at closing was approximately $9.4 million in cash plus assumed liabilities of $.1 million, subject to certain post-closing purchase price adjustments.

     On March 15, 2000, the Company acquired substantially all of the assets of King's Crane Service, Inc. ("King Crane"). The aggregate purchase price was $4.6 million in cash, subject to certain post-closing purchase price adjustments.

     On January 27, 2000, the Company acquired all of the outstanding common stock of Sacramento Valley Crane Service, Inc. ("Sacramento Valley"). The aggregate purchase price for the acquisition at closing was approximately $6.6 million in cash plus assumed liabilities of approximately $5.4 million, subject to certain post-closing purchase price adjustments.

     These acquisitions, which were principally financed through borrowings under the Company's Senior Credit Facilities, were accounted for under the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired, principally consisting of rental equipment, based on their estimated fair values. Goodwill in the amounts of $0.1 million
(TRC), $2.5 million (CCI), $0.1 million (Linder), $3.1 million (Coulter), $1.0 million (King Crane), and $1.6 million (Sacramento Valley Crane), respectively, was recorded as a result of the acquisitions and is being amortized over a period of fifteen years. In addition, the Company allocated $0.7 million to a non-compete agreement for the South Texas acquisition, which is being amortized over the term of the agreement, five years.

                       ANTHONY CRANE RENTAL HOLDINGS, L.P.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

     Certain required pro forma financial information related to the 2001 and 2000 acquisitions have not been presented since the acquisitions were not material, either individually or in the aggregate, to the Partnership's consolidated financial position or its consolidated results of operations.

8.   Equity Investment in Joint Venture

     On February 29, 2000, the Company entered into an agreement with Van Seumeren, USA, to form a joint venture, A.V.S. Services, L.L.C. ("AVS"), to engage in heavy lift services. Under the terms of the agreement, each partner in the joint venture shares equally in the profit or loss of the joint venture.

     During 2001, the Company contributed cash amounting to approximately $2.4 to AVS. In addition, during 2001, the Company received dividends from AVS of $1.4 million and recorded equity income of $.8 million for the year ended December 31, 2001.

     During 2000, the Company contributed assets to AVS with a net book value of $13.8 million. In addition, during 2000, the Company received a return of capital from AVS of $9.0 million and recorded equity income of $0.3 million for the period ended December 31, 2000.

The Company's investment in AVS has been accounted for using the equity method. The following table summarizes AVS's financial position and results of operations as of and for the years ended December 31, 2001 and 2000, respectively:

                                                                2001      2000
                                                              -------   -------
                                                                 (Unaudited)
Financial Position
   Total Assets............................................   $37,250   $36,114
   Total Liabilities.......................................    25,453    28,418
                                                              -------   -------
   Total Partners' Capital.................................   $11,797   $ 7,696
                                                              =======   =======

Results of Operations
   Revenue.................................................   $13,190   $ 8,290
   Expenses................................................    11,187     7,594
                                                              -------   -------
   Net Income..............................................   $ 2,003   $   696
                                                              =======   =======

     At December 31, 2001 and 2000, the Company's investment in AVS exceeded its ownership in the underlying equity in the net assets of AVS by $1.1 million and $1.3 million, respectively. This excess is the result of the carrying values of the assets contributed being greater than the values assigned to these assets by the partners of the joint venture. The Company has determined that the assets are not impaired. Accordingly, the excess is being amortized against equity income on a straight-line basis over 15 years, the expected useful lives of the contributed assets.

9.   Lease Commitments

     The Partnership leases various pieces of property and equipment under long-term operating lease agreements with third parties.

The approximate future minimum lease payments under these agreements are as follows:

Year ending December 31:
   2002..............................................................   $7,797
   2003..............................................................    6,794
   2004..............................................................    3,943
   2005..............................................................    3,419
   2006..............................................................    2,343
   Thereafter........................................................    5,667

     Total rental expense for all leases, exclusive of related party leases discussed in Note 10, approximated $7,175, $4,868 and $4,267 in 2001, 2000 and 1999, respectively.

                       ANTHONY CRANE RENTAL HOLDINGS, L.P.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

The following is a schedule of future minimum lease payments under the capital lease agreements together with the net present value of the future minimum lease payments as of December 31, 2001:

Year ending December 31:
   2002...............................................................   $  755
   2003...............................................................      785
   2004...............................................................      934
   2005...............................................................      240
   2006...............................................................      240
   Thereafter.........................................................      911
                                                                         ------
Total minimum lease payments..........................................    3,865
Less amount representing interest.....................................      653
                                                                         ------
Present value of minimum lease payments...............................    3,212
Less current portion..................................................      549
                                                                         ------
                                                                         $2,663
                                                                         ======

     Included in rental equipment is cost and accumulated depreciation for these leased assets of approximately $3,727 and $646, respectively, at December 31, 2001 and $4,266 and $455, respectively, at December 31, 2000.

10.  Related Party Transactions

     The Partnership periodically rents equipment to affiliated companies including companies owned by an equity owner of the Company. Rental revenues from such transactions totaled $1,367, $3,379 and $886 in 2001, 2000 and 1999, respectively. In addition, in 1999, the Company sold equipment to these affiliated companies, with gross proceeds totaling $325. In addition, the Partnership rents equipment and utilizes personnel from affiliated companies. Expenses from such transactions totaled $1,498, $1,946 and $242 in 2001, 2000 and 1999, respectively. The partnership receives legal services from an affiliated company. Fees for such services totaled $128, $129 and $49 in 2001, 2000 and 1999, respectively. The partnership receives inspection services from a Company owned by another equity owner. Expenses from such transactions totaled $70, $52 and $46 in 2001, 2000 and 1999, respectively. In addition, the Partnership also reimbursed Mr. Anthony for the Partnership's use of his personal airplanes in 1999. Such reimbursement totaled $282. The Partnership also purchased a piece of equipment from an affiliated company in 2000 for $96.

     Amounts due from these affiliated companies totaled $80 and $1,114 at December 31, 2001 and 2000, respectively.

     In connection with the Carlisle acquisition in 1999 and the Amendment of the Company's Senior Credit Facilities to finance the acquisition, the Company paid Bain Capital Inc. ("Bain Capital") transaction fees aggregating $4.2 million.

     In connection with funding an executive's purchase of equity, the Company has recorded a liability due to Bain Capital with a corresponding partners' receivable included in the partners' deficit section of the accompanying consolidated balance sheets. In addition, in 2001, the Company made loans to two executives in the amount of $923 against the purchase of equity in 1998, for which the executives had previously paid in cash.

     In connection with a management service agreement entered into with Bain Capital, which provides for an annual fee of $1 million plus expenses, the Partnership incurred approximately $1,082, $1,080 and $1,083 in fees and expenses to Bain Capital in 2001, 2000 and 1999, respectively.

The Partnership leases certain property from a partner under long-term operating lease arrangements that contain annual renewal options, as presented below:

                                        Lease Expense
                                        -------------
  Description           Location         2001   2000
--------------   ---------------------   ----   ----
Branch office    Wilder, Kentucky        $416   $416
Branch office    Orlando, Florida          84     84
Branch office    Dayton, Ohio              60     60
Branch office    Indianapolis, Indiana     80     80
River Frontage   Taylorsport, Kentucky    144    144
                                         ----   ----
                                         $784   $784
                                         ====   ====

                       ANTHONY CRANE RENTAL HOLDINGS, L.P.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

Future minimum lease payments under the above lease arrangements are as follows:

2002...................................................................... $784
2003......................................................................  784
2004......................................................................  784
2005......................................................................  784
2006......................................................................  784

                       ANTHONY CRANE RENTAL HOLDINGS, L.P.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

11.  Employee Benefit Plans

     The Partnership has a profit-sharing defined contribution pension plan covering substantially all non-union employees. The contribution to the plan is an amount determined by the Partnership and was one percent of the eligible participant's compensation for 1999. No contributions were made in 2001 or 2000.

     The plan also includes a 401(k) savings plan feature that enables employees to make voluntary salary reduction contributions up to 15% of eligible compensation to the plan. The Partnership matched fifty percent of the contributions, up to six percent of the participant's compensation. In September 2000, the Plan was amended to provide for a match of 100% of employee contributions, up to three percent of the participant's compensation, plus 50% of contributions up to five percent of the participant's compensation. In January 2002, the plan was further amended to provide for the rate of matching contributions to be determined by the Company, at its discretion, on an annual basis following the end of the plan year.

     The Partnership also had a 401(k) plan for all eligible employees of Carlisle Construction Co., Inc. and Subsidiaries (Carlisle), which were acquired by the Company on July 1, 1999. The 401(k) savings plan feature enabled Carlisle employees to make voluntary salary reduction contributions. The Partnership matched 100% of employee contributions, up to three percent of the participant's compensation. The Partnership could also make discretionary contributions to the plan as determined by the Board of Directors. In September 2000, the plan was merged into the Partnership's profit-sharing defined contribution pension plan.

     The Partnership's total expense for the profit-sharing and 401(k) savings plans was approximately $825, $887 and $816 in 2001, 2000 and 1999, respectively.

     Union employees of the Partnership are covered by various union-sponsored, collectively bargained, benefit plans. The Partnership's contributions to these multi-employer plans are based on specified amounts per hours worked by the covered union employees. One such plan is underfunded and the unfunded amount is being funded through ongoing contributions by all sponsoring companies. Under certain circumstances, the Partnership may have to accelerate such funding. Union employees receive union-sponsored benefits such as pension benefits, health and welfare benefits, annuity benefits, industry advancement and apprentice training. The total cost of these union benefits approximated $20,926, $16,804 and $11,547 in 2001, 2000 and 1999, respectively.

12.  Contingencies

     The Company is a party to a number of lawsuits and claims arising out of the usual course of business.

     While the Company cannot predict the outcome of these matters, in the opinion of management upon advice of counsel, any liability resulting thereunder will not have a material adverse effect on the Company's business or financial condition, after giving effect to provisions already recorded. There can be no assurance that an adverse outcome in one or more of these matters will not be material to results of operations in any one period. Additionally, certain of these matters are covered by the indemnity from the partners of the Partnership prior to the Company's Recapitalization.

     The Company has received a proposed assessment from a state taxing authority in the amount of $2.4 million, including interest and penalties of $0.5 million and $0.2 million, respectively, as a result of a state sales and use tax audit for the years 1995 through 1999. During 2001, the Company recorded a liability for this matter representing management's best estimate of the ultimate liability as management believes the assessment contains certain errors. Management is presently reviewing the assessment with the respective state taxing authority.

     On a joint and several basis with its Partner, the Company has guaranteed a capital lease obligation of AVS, a joint venture, in an amount equal to 75% of the remaining balance of the lease. Under the AVS joint venture agreement, the joint venture partner would reimburse any amounts paid by the Company in excess of its pro-rata share of the obligation. The remaining balance of the AVS capital lease obligation was $22,251 and $24,864 at December 31, 2001 and 2000, respectively.

                       ANTHONY CRANE RENTAL HOLDINGS, L.P.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

13.  Disclosures about the Fair Value of Financial Instruments

The carrying values and fair values of the Company's financial instruments at December 31 consisted of

                                                       2001                  2000
                                                -------------------   -------------------
                                                Carrying     Fair     Carrying     Fair
                                                 Value       Value     Value       Value
                                                --------   --------   --------   --------
Cash and cash equivalents ...................   $ 54,583   $ 54,583   $ 13,135   $ 13,135
Trade accounts receivable ...................     63,648     63,648     72,317     72,317
Accounts payable-trade ......................     16,747     16,747     23,304     23,304
Long-term debt, including current portion ...    807,654    642,216    765,112    644,111
Capital lease obligations ...................      3,212      3,212      3,896      3,896

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     Cash and cash equivalents: The carrying amounts approximate fair value because of the short maturity of these investments.

     Accounts receivable and accounts payable: The fair value of receivables and payables is based on anticipated cash flows and approximates carrying value.

     Long-term debt and capital lease obligations: The fair value of the Senior Credit Facilities and capital lease obligations is based on interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities. The fair value of the Senior Notes and Discount Debentures is based upon market quotes.

14.  Subsidiary Guarantors

     All of the Company's subsidiaries are wholly owned and all of the outstanding debt under the Company's Senior Notes and amended Senior Credit Facility are guaranteed on a full, unconditional and joint and several basis by all of these subsidiaries (the "Guarantor Subsidiaries"). The following supplemental condensed financial information presents the financial position, results of operations and cash flows for the Company and Guarantor Subsidiaries as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001. Separate financial statements of the Guarantor Subsidiaries have not been presented because management believes they are not material to investors.

     Effective December 31, 2000, Carlisle Equipment Group, L.P. and Carlisle G.P., L.L.C. (collectively referred to as "Carlisle"), as wholly-owned subsidiary of the Company entered into a Deed of Distribution and Assumption of Liabilities, distributing all of its assets to the Company. Accordingly, Carlisle no longer has any assets or operations.

                       ANTHONY CRANE RENTAL HOLDINGS, L.P.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

The following table summarizes the financial position, results of operations and cash flows for the Company and its guarantor subsidiaries as of and for the year ended December 31, 2001:

                                                                           December 31, 2001
                                                   -----------------------------------------------------------------
                                                                              Other
                                                              Operating     Guarantor    Intercompany
                                                   Holdings    Company    Subsidiaries   Eliminations   Consolidated
                                                   --------   ---------   ------------   ------------   ------------
BALANCE SHEET
Assets:
Total current assets ...........................   $     --    $121,739     $ 13,955       $(10,084)      $125,610
Investment in subsidiaries .....................    (41,350)     27,734           --         13,616             --
Rental equipment, net of accumulated
   depreciation ................................         --     485,244       13,261             --        498,505
Property and equipment, net of accumulated
   depreciation ................................         --      58,238          936             --         59,174
Other assets ...................................      1,419     104,127           --           (177)       105,369
                                                   --------    --------     --------       --------       --------
   Total assets ...............................    $(39,931)   $797,082     $ 28,152       $  3,355       $788,658
                                                   ========    ========     ========       ========       ========
Liabilities and partners' capital (deficit):
Total current liabilities ......................   $     --    $ 66,000     $    418       $(10,084)      $ 56,334
Long term debt, less current portion ...........     39,188     765,781           --             --        804,969
Other non-current liabilities ..................         --       6,651           --           (177)         6,474
                                                   --------    --------     --------       --------       --------
Total liabilities ..............................     39,188     838,432          418        (10,261)       867,777
Partners' capital (deficit) ....................    (79,119)    (41,350)      27,734         13,616        (79,119)
                                                   --------    --------     --------       --------       --------
   Total liabilities and partners'
      capital (deficit) ........................   $(39,931)   $797,082     $ 28,152       $  3,355       $788,658
                                                   ========    ========     ========       ========       ========
STATEMENT OF OPERATIONS
Total revenues .................................   $     --    $397,011     $ 23,107             --       $420,118
                                                   --------    --------     --------       --------       --------
Total cost of revenues .........................         --     289,182       10,126             --        299,308
Selling, general and administrative ............         --      89,810        2,279             --         92,089
                                                   --------    --------     --------       --------       --------
Income from operations .........................         --      18,019       10,702             --         28,721
Income (loss) from consolidated subsidiaries ...    (36,230)     10,708           --         25,522             --
Interest expense and other income, net .........      5,990      65,157           (6)            --         71,141
                                                   --------    --------     --------       --------       --------
Income (loss) before taxes .....................    (42,220)    (36,430)      10,708         25,522        (42,420)
Benefit from state taxes .......................         --        (200)          --             --           (200)
                                                   --------    --------     --------       --------       --------
Net income (loss) ..............................   $(42,220)   $(36,230)    $ 10,708       $ 25,522       $(42,220)
                                                   ========    ========     ========       ========       ========
STATEMENT OF CASH FLOWS
Net cash provided by operating activities ......         --    $ 36,643     $ 11,370       $     --       $ 48,013
                                                   --------    --------     --------       --------       --------
Net cash used in investing activities ..........         --    $(30,498)    $(11,176)      $     --       $(41,674)
                                                   --------    --------     --------       --------       --------
Net cash provided by financial activities ......         --    $ 35,109     $     --       $     --       $ 35,109
                                                   --------    --------     --------       --------       --------

                       ANTHONY CRANE RENTAL HOLDINGS, L.P.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

The following table summarizes the financial position, results of operations and cash flows for the Company and its guarantor subsidiaries as of and for the year ended December 31, 2000:

                                                                              December 31, 2000
                                                ----------------------------------------------------------------------------
                                                                                     Other
                                                           Operating               Guarantor     Intercompany
                                                Holdings    Company    Carlisle   Subsidiaries   Eliminations   Consolidated
                                                --------   ---------   --------   ------------   ------------   ------------
BALANCE SHEETS
Assets:
Total current assets ........................   $     --   $ 93,171          --     $ 4,843        $ (2,932)      $ 95,082
Investment in subsidiaries ..................     (4,204)    17,026          --          --         (12,822)            --
Rental equipment, net of accumulated
   depreciation .............................         --    496,121          --      15,020              --        511,141
Property and equipment, net of
   accumulated depreciation .................         --     70,049          --         994              --         71,043
Other assets ................................      1,583    113,153          --          23            (177)       114,582
                                                --------   --------    --------     -------        --------       --------
   Total assets .............................   $ (2,621)  $789,520          --     $20,880        $(15,931)      $791,848
                                                ========   ========    ========     =======        ========       ========

Liabilities and partners' capital
   (deficit):
Total current liabilities ...................   $     --   $ 56,465          --     $ 3,854        $ (2,932)      $ 57,387
Long term debt, less current portion ........     33,362    729,250          --          --              --        762,612
Other non-current liabilities ...............         --      8,009          --          --            (177)         7,832
                                                --------   --------    --------     -------        --------       --------

   Total Liabilities ........................     33,362    793,724          --       3,854          (3,109)       827,831
Partners' capital (deficit) .................    (35,983)    (4,204)         --      17,026         (12,822)       (35,983)
                                                --------   --------    --------     -------        --------       --------
Total liabilities and partners' capital
   (deficit) ................................   $ (2,621)  $789,520          --     $20,880        $(15,931)      $791,848
                                                ========   ========    ========     =======        ========       ========

STATEMENT OF OPERATIONS
Total revenues ..............................   $     --   $278,869    $116,507     $16,350        $ (8,117)      $403,609
                                                --------   --------    --------     -------        --------       --------

Total cost of revenues ......................         --    182,659      79,780       7,642          (8,117)       261,964
Selling, general and administrative .........         --     61,704      18,102       1,722              --         81,528
                                                --------   --------    --------     -------        --------       --------

Income from operations ......................         --     34,506      18,625       6,986              --         60,117
Income (loss) from consolidated
   subsidiaries .............................    (16,114)       176          --          --          15,938             --
Interest expense and other income, net ......      3,574     50,596      23,119       2,316              --         79,605
                                                --------   --------    --------     -------        --------       --------
Income (loss) before taxes ..................    (19,688)   (15,914)     (4,494)      4,670          15,938        (19,488)
Provision for state taxes ...................         --        200          --          --              --            200
                                                --------   --------    --------     -------        --------       --------
Net income (loss) ...........................   $(19,688)  $(16,114)   $ (4,494)    $ 4,670        $ 15,938       $(19,688)
                                                ========   ========    ========     =======        ========       ========

STATEMENT OF CASH FLOWS
Net cash provided by operating activities ...   $     --   $ 17,257    $ 24,206     $ 4,365        $     --       $ 45,828
                                                --------   --------    --------     -------        --------       --------

Net cash used in investing activities .......   $     --   $(62,719)   $(27,063)    $(3,175)       $     --       $(92,957)
                                                --------   --------    --------     -------        --------       --------

Net cash provided by financial activities ...   $     --   $ 51,224    $     60     $    --        $     --       $ 51,284
                                                --------   --------    --------     -------        --------       --------

                       ANTHONY CRANE RENTAL HOLDINGS, L.P.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

The following table summarizes results of operations and cash flows for the Company and its guarantor subsidiaries for the year ended December 31, 1999:

                                                                              December 31, 1999
                                                ----------------------------------------------------------------------------
                                                           Operating                Guarantor    Intercompany
                                                Holdings    Company    Carlisle   Subsidiaries   Eliminations   Consolidated
                                                --------   ---------   --------   ------------   ------------   ------------
STATEMENTS OF OPERATIONS
Total revenues ..............................   $     --   $ 236,710   $54,823      $10,730        $(3,149)      $ 299,114
                                                --------   ---------   -------      -------        -------       ---------
Total cost of revenues ......................         --     164,239    35,611        5,038         (3,149)        201,739
Selling, general and administrative .........         --      48,347     8,875          949             --          58,171
                                                --------   ---------   -------      -------        -------       ---------
Income from operations ......................         --      24,124    10,337        4,743             --          39,204
Income(loss) from consolidated
   subsidiaries .............................    (12,128)      5,704        --           --          6,424              --
Interest expense and other (income) .........      3,560      41,655     7,918        1,458             --          54,591
                                                --------   ---------   -------      -------        -------       ---------
Income (loss) before taxes ..................    (15,688)    (11,827)    2,419        3,285          6,424         (15,387)
Provision for state taxes ...................         --         301        --           --             --             301
                                                --------   ---------   -------      -------        -------       ---------
Net income (loss) ...........................   $(15,688)  $ (12,128)  $ 2,419      $ 3,285        $ 6,424       $ (15,688)
                                                ========   =========   =======      =======        =======       =========
STATEMENT OF CASH FLOWS
Net cash provided by operating
   activities ...............................   $     --   $  16,693   $ 8,885      $ 3,116        $(1,579)      $  27,115
                                                --------   ---------   -------      -------        -------       ---------
Net cash used in investing activities .......   $     --   $(313,749)  $(7,896)     $(3,474)       $ 1,579       $(323,540)
                                                --------   ---------   -------      -------        -------       ---------
Net cash provided by financial
   activities ...............................   $     --   $ 299,809   $   (37)     $    --        $    --       $ 299,772
                                                --------   ---------   -------      -------        -------       ---------

15.  Equity-Preferred and Common Units

     Holdings has six classes of partnership units: (i) Class A Preferred (ii) Class B Preferred (iii) Class L Common (iv) Class A Common (v) Class B Common and (vi) Class C Common. Upon liquidation or distribution of capital assets (including cash), the Class A Preferred Unitholders and Class B Preferred Unitholders are entitled to receive a pro rata preferential distribution equal to an 11% annual return, compounded quarterly, on their unreturned capital contributions. In addition, the Class A Preferred Unitholders and Class B Preferred Unitholders have a liquidation preference on their unreturned capital contributions prior to any distributions made to Class L, Class A, Class B or Class C Common Unitholders. As of December 31, 2001 and 2000, the cumulative unpaid preferred yield was approximately $17,036 and $10,708, respectively.

     Upon satisfaction of the Class A Preferred and Class B Preferred cumulative unpaid yield and the liquidation preference of the capital contribution of Preferred Unitholders, the Class L Common Unitholders are entitled to receive a preferential distribution equal to a 12% annual return, compounded quarterly on their original investment of $36.9 million. In addition, the Class L Common Unitholders have a liquidation preference on their unreturned capital contributions prior to any dividends or distributions to the Class A, Class B or Class C Common Unitholders. As of December 31, 2001 and 2000, the cumulative unpaid yield on the Class L Common were approximately $18,517 and $12,337 respectively.

     Upon satisfaction of the aggregate liquidation preferences of both Class A Preferred and Class B Preferred and Class L Common Unitholders, any remaining distributions will be made ratably among the Class L and Class A Common Unitholders, and to the extent certain cash distribution and vesting tests are met, the Class B and Class C Common Unitholders.

     The Class L Common and Class A Common represent the "Purchased Units" arising from the Recapitalization of Holdings. Since the Recapitalization, Bain has sold Class A Common and Class L Common units to certain executives and key employees of the Company at per unit amounts paid by Bain at the Recapitalization. Because the fair values of the units do not exceed the purchase price of the units, the Company has recognized no compensation expense associated with these transactions.

     The Class B Common and Class C Common represent "Restricted Units." The Class B Common and Class C Common are sold to executives and key employees of the Company, who are expected to contribute to the Company's future growth and success. The issuances are in the form of a purchase, whereby the holder executes an interest bearing, demand promissory note for the value of the units purchased. Restrictions on the units lapse on a pro rata basis over five years. In transactions occurring in 2001, 2000 and 1999, the Class B Common and Class C Common have been issued at $.70 and $.40 per unit, respectively (as compared to $1 per unit for Class A Common). The difference in per unit pricing relates to liquidation preferences of the units. Because the fair value of the units

                       ANTHONY CRANE RENTAL HOLDINGS, L.P.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

issued do not exceed the purchase price of the units, no compensation expense has been recognized in 2001, 2000 or 1999.

The transactions related to the "Restricted Units" are as follows:

                                                              Class B   Class C
                                                              Common    Common
                                                               Units     Units
                                                              -------   -------
December 31,1998...........................................     --         --
Issued.....................................................    162        162
Forfeited..................................................     --         --

December 31, 1999..........................................    162        162
Issued.....................................................    174        174
Forfeited..................................................     (9)        (9)
                                                               ---        ---
December 31, 2000..........................................    327        327
Issued.....................................................     --         --
Forfeited..................................................     --         --
                                                               ---        ---

December 31, 2001..........................................    327        327
                                                               ===        ===

     At December 31, 2001, vested Class B Common and Class C Common units amounted to 167 and 167, respectively. At December 31, 2000, vested Class B Common and Class C Common units amounted to 33 and 33, respectively.

     The Company applies Accounting Principles Board Opinion 25 and related Interpretations in accounting for its unit-based compensation transactions. Accordingly, no compensation expense has been recognized for the transactions occurring through December 31, 2001, as the fair values of the units sold do not exceed the purchase price for the related units. Had compensation expense been determined based on the provisions of SFAS No. 123 "Accounting for Stock-Based Compensation," the pro forma net loss would not be materially different than that reported for the years ended December 31, 2001, 2000 or 1999.

16.  Operating Segment Information

     The Company identifies and manages its business as two operating segments, equipment rentals and equipment sales.

     The equipment rentals segment is engaged in the rental of cranes and other heavy equipment primarily for industrial maintenance and construction to a variety of companies in the petrochemical, paper, steel, utility, power generation, telecommunications, mining and multiple other industries, throughout the United States. The equipment sales segment sells new and used equipment to commercial construction, industrial and residential users.

     The accounting policies of the segments are the same as those described in the "Summary of Significant Accounting Policies". The Company evaluates the performance of its segments and allocates resources to them based on earnings before interest, taxes, depreciation and amortization (EBITDA), as defined to exclude net gains (losses) on sales of used equipment.

     The Company does not maintain information about assets for its reportable segments. Accordingly, the items specified in Paragraph 28 of SFAS No. 131 are not applicable.

                       ANTHONY CRANE RENTAL HOLDINGS, L.P.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

The table below presents information about reported segments for the year ended December 31:

                                               Equipment   Equipment
                                                Rentals      Sales      Total
                                               ---------   ---------   -------
2001:
   Revenues ................................   $394,439     $25,679    $420,118
   EBITDA ..................................   $ 98,729     $ 1,495    $100,224
2000:
   Revenues ................................   $365,959     $37,650    $403,609
   EBITDA ..................................   $119,993     $ 1,108    $121,101
1999:
   Revenues ................................   $264,668     $34,446    $299,114
   EBITDA ..................................   $ 80,174     $   760    $ 80,934

A reconciliation of total segment EBITDA to total consolidated loss before taxes for the year ended December 31, is as follows:

                                                  2001       2000       1999
                                                --------   --------   --------
Total EBITDA for reportable segments ........   $100,224   $121,101   $ 80,934
Depreciation and amortization ...............    (69,581)   (61,115)   (44,229)
Interest ....................................    (72,926)   (78,567)   (54,768)
Net (loss) gain on sales of used equipment ..     (1,016)       478      2,499
Other income (loss) .........................        879     (1,385)       177
                                                --------   --------   --------
Consolidated loss before taxes ..............   $(42,420)  $(19,488)  $(15,387)
                                                ========   ========   ========

17.  Cash Flow Statement

Supplemental cash flow information with respect to acquisitions discussed in
Note 7 was as follows:

                                                             2001      2000       1999
                                                            -------   -------   --------
Detail of Acquisitions:
   Fair value of assets acquired, net of cash acquired ..   $13,493   $43,362   $218,825
   Fair value of liabilities assumed ....................    (1,367)   (6,495)   (17,862)
   Note Payable to Seller ...............................    (5,836)       --       (500)
                                                            -------   -------   --------
   Cash paid for acquisitions ...........................   $ 6,290   $36,867   $200,463
                                                            =======   =======   ========

18.  Supplementary Financial Data (Unaudited)

     The following table presents unaudited quarterly operating results for each of Holdings last eight quarters as well as the percentage of Holdings total revenues represented by each item. This information has been prepared by Holdings on a basis consistent with Holdings audited consolidated financial statements and includes all adjustments (consisting only of normal recurring adjustments) that management considers necessary for the fair presentation of the data. These quarterly results are not necessarily indicative of future results of operations.

                                                               Quarter Ended
                              ----------------------------------------------------------------------------
                                  March 31             June 30          September 30          December 31
                              ----------------    ----------------    ----------------    ----------------
2000
Total revenues ............   $ 97,585   100.0%   $ 99,163   100.0%   $100,070   100.0%   $106,791   100.0%
Gross profit ..............     32,499    33.3%     36,080    36.4%     37,993    38.0%     35,073    32.8%
Loss before income taxes ..     (5,157)   (5.3%)    (2,687)   (2.7%)    (1,166)   (1.2%)   (10,478)   (9.8%)
Net loss ..................     (5,257)   (5.4%)    (2,787)   (2.8%)    (1,166)   (1.2%)   (10,478)   (9.8%)
2001
Total revenues ............   $113,682   100.0%   $106,912   100.0%   $101,589   100.0%   $ 97,935   100.0%
Gross profit ..............     33,637    29.6%     31,743    29.7%     27,993    27.6%     27,437    28.0%
Loss before income taxes ..     (7,671)   (6.7%)    (7,195)   (6.7%)   (11,482)  (11.3%)   (16,072)   (9.8%)
Net loss ..................     (7,671)   (6.7%)    (6,945)   (6.5%)   (11,300)  (11.1%)   (16,304)   (9.8%)